As filed with the U.S. Securities and Exchange Commission on November 14, 2024.

Registration No. 333-263755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 23

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

J-Star Holding Co., Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3949	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7/F-1, No. 633, Sec. 2, Taiwan Blvd.,

Xitun District, Taichung City 407,

Taiwan (R.O.C.)
Tel: + 886-423229900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE19711

Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 10100 Santa Monica Boulevard Suite 2200 Los Angeles, CA 90067 Telephone: (310) 282-2000 Facsimile: (310) 282-2200	Barry I. Grossman, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300 Facsimile: (212) 370-7889

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated NOVEMBER 14, 2024

1,250,000 Ordinary Shares

J-Star Holding Co., Ltd.

(incorporated in the Cayman Islands with limited liability)

This is the initial public offering of the ordinary shares of J-Star Holding Co., Ltd. We are offering 1,250,000 of our ordinary shares, par value $0.50 per share, on a firm commitment basis. We expect the initial public offering price of our ordinary shares to be in the range of $4.00 to $5.00 per share. Currently, no public market exists for our ordinary shares. We have applied to have our ordinary shares listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “YMAT.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless we are so listed.

J-Star Holding Co., Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands. As J-Star is a holding company with no material operations of its own, our operations are conducted through our subsidiaries in Taiwan, Hong Kong and Samoa with our headquarters in Taiwan, and also, for the years ended December 31, 2022 and 2021 and until April 2023, through our subsidiaries in the People’s Republic of China (the “PRC”). Such structure involves unique risks to investors, as the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time. Such governmental actions:

●	could disallow our corporate structure;

●	could result in a material change in our operations;

●	could hinder our ability to continue to offer securities to investors; and

●	may cause the value of our securities to significantly decline or be worthless.

We are aware that in recent years, the Chinese government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity (“VIE”) structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these regulatory actions and statements are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our business operations in China, the ability to accept foreign investments and list on a U.S. or other foreign exchange. Although currently our business of carbon fiber composite products is not affected under these regulatory actions, however, if the legislative or administrative regulation making bodies change their focus to the sector which we operate in, it may impact our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange.

As of the date of this prospectus, we are also aware that the China Security Regulatory Commission, or CSRC, promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines thereto, which came into effect on March 31, 2023 and request that the domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC within three working days following its submission of confidential or public registration statement for initial public offerings or listing. Pursuant to the Trial Measures, the filing will be completed within twenty working days if the application documents are all in order. In the event that the application documents are incomplete or not in conformity with the requirements of the Trial Measures and the five supporting guidelines, then within five working days upon receipt of the application documents, the CSRC will inform the issuer to submit supplementary materials and the issuer shall provide such supplementary materials within thirty working days. In the process of the filing, the CSRC may also solicit the opinions of the competent department of the State Council for such filing. The time for submitting supplementary materials and soliciting opinions shall not be counted in the statutory time limit for filing (i.e., the foregoing twenty working days). According to the legal opinions issued by our PRC counsel, L&L-Leaven, Attorneys-at-Law, based on our disposal of the 80.5% equity interests in each of our two PRC operating subsidiaries, namely, YMA Composite Materials (DG) Co. Ltd. (“Dongguan YMA”) and Forwell Sports Equipment Co. Ltd (“Dongguan Forwell”), in April 2023, the remaining interests in Dongguan YMA and Dongguan Forwell are deemed to be equity investments (the “PRC Investments”) and the Group no longer has control over such two PRC operating entities. Further, Bohong Technology Jiangsu Co., Ltd. (“Bohong Technology”) and Dongguan Changrong New Material Technology Co., Ltd (“Dongguan Changrong”) are the only remaining PRC subsidiaries (“PRC Subsidiaries”) controlled by the Group. However, Bohong Technology and Dongguan Changrong are currently non-operating subsidiaries. In light of the foregoing, we are relying on the legal opinions of our PRC counsel, L&L-Leaven, Attorneys-at-Law, in determining that we are not required to obtain approval or clearance from the CSRC as the listing of our ordinary shares on Nasdaq does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that we are not required to complete the filing procedures as stipulated by the Trial Measures because the Company’s majority business activities are neither carried out in Mainland China since our disposals of the 80.5% equity interests in each of Dongguan YMA and Dongguan Forwell in April 2023, nor is its main place of business located in Mainland China, and none of the members of the senior management team in charge of our business operation are Chinese citizens or domiciled in Mainland China. However, if our assessment that we are not required to complete the filing procedures as stipulated by the Trial Measures is incorrect, and if the Trial Measures do eventually apply to us, we cannot assure you that we will be able to receive the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure by us to fully comply with new regulatory requirements, including but limited to the failure to complete the filing procedures with the CSRC if required, may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. For a detailed description of the risks related to doing business in the PRC and Taiwan, and the offering, see “Risks Related to Conducting Operations in PRC and Hong Kong”, “Risks Related to Doing Business in Taiwan” and “Risks Related to this Offering and Ownership of Our Ordinary Shares” in the Risk Factors section. Unless otherwise stated, as used in this prospectus, “we,” “us,” “our company,” the “Company,” “our,” “our group,” or the “Group” refers to J-Star Holding Co., Ltd., together with its subsidiaries, and also in the context of describing our operations and consolidated financial information. To specifically indicate any of the subsidiaries under J-Star Holding Co., Ltd, separated definition of each subsidiary is adopted as defined below in order to refer to the same.

Regarding the cash transfer throughout our organization, within the organization, approximately 80% of our customer cash inflows have been received by our order-taking subsidiary in Hong Kong, and approximately 20% of our customer cash inflows have been received by our subsidiary in Taiwan. Our Hong Kong subsidiary purchases goods and services from our Taiwan subsidiary and then pays into Dongguan YMA and Dongguan Forwell; or our Taiwan subsidiary purchases goods from Dongguan YMA and Dongguan Forwell and then pays for such merchandise accordingly; and/or our Samoa subsidiary will receive payments on the goods and services provided to Dongguan YMA and Dongguan Forwell. Our management team expects this arrangement to continue after the disposals of equity interests in Dongguan YMA and Dongguan Forwell and the entry of OEM/ODM agreements and their respective supplemental agreement with Dongguan YMA and Dongguan Forwell in April 2023. As such, each of our Hong Kong subsidiary, PRC Investments and/or Samoa subsidiary is funded by its own cash inflows or by our Taiwan subsidiary. As of the date of this prospectus, none of our subsidiaries have ever faced difficulties or limitations on the ability to transfer cash to another subsidiary. We have implemented cash management policies for all of our subsidiaries, which require the relevant financial staff to verify that the relevant documents issued by the requesting staff with the approval of the competent supervisor are qualified, and then transfer the payment to the cashier upon competent supervisor of the relevant financial staff. Any voucher will be stamped after payment and the payee will sign the request for payment as receipt. In addition, all payments shall be made by remittance, crossed and stamped non-endorsed transfer cheques except for certain specified cash payables. When transferring any inter-group funds, the cash management procedures are the same as the cash management policies for external payment as set out above. For a detailed description on the transfer of cash through our organization and details on the aggregate intra-group cash flow for the six months ended June 30, 2024 and for the years ended December 31, 2022 and 2023, see “Organizational Structure and Cash Flow” in the Prospectus Summary section.

Our group intends to retain all available funds and future earnings, if any, for the operation and expansion of our business and does not anticipate declaring or paying any dividends in the foreseeable future. We also intend to settle amounts owned under our operating structure through bank loans and loans from related parties. We currently do not have any dividend policy, and any future determination will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. In or around July 2017, J-Star declared NTD61.5 million (approximately $2.2 million) of dividends to the then shareholders. For the six months ended June 30, 2024 and the years ended December 31, 2022 and 2023, we did not pay any dividends to our shareholders. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. Save as disclosed, there were no other transfers, dividends or distributions which have been made between our holding company, our subsidiaries or to our investors. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries in Hong Kong and Taiwan. Although we did not rely on our PRC Investments (previously, our PRC subsidiaries) for dividends or other distributions on equity in the past, we may rely on dividends and other distributions on equity paid by our PRC Investments for our cash and financing requirements in the future, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. If any of our PRC Investments incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. To date, there have not been any such dividends or other distributions from our PRC Investments to our subsidiaries located outside of China. In addition, save as disclosed above, as of the date of this prospectus, none of our subsidiaries nor investments have ever issued any dividends or distributions to us or their respective shareholders outside of China. For a detailed description on our intentions to distribute earnings   or settle amounts owed and any transfers, dividends or distributions made to date, see “Dividends and other distributions” in the Prospectus Summary Section.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong, because of positions taken by the PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditors have been inspected by the PCAOB on a periodic basis. Therefore, our auditors were not identified in this report as a firm subject to the PCAOB’s determination. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our control. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuing pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. As such, trading in our securities may be prohibited under the HFCAA if we appoint an auditor that the PCAOB determines that it cannot inspect or investigate completely, and as a result our securities may be delisted. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before a Company’s securities may be prohibited from trading or delisted. See “Risk Factors – Risks Related to Our Corporate Structure – There is no assurance that future audit reports will be prepared by auditors able to be inspected or investigated completely by the PCAOB and our ordinary shares may be prohibited from being traded on a national exchange under the HFCAA. The delisting of our ordinary shares, or the threat of being delisted, may materially and adversely affect the value of your investment.” for more information.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered before making a decision to purchase our ordinary shares. As of the date of this prospectus, since J-Star is a holding company with no material operations of its own, we conduct our operations through our subsidiaries in Taiwan, Hong Kong and Samoa with our headquarters in Taiwan. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	Maxim Group LLC as representative to the underwriters (the “Representative”) will receive compensation in addition to the underwriting discount, as set forth in the section entitled “Underwriting” beginning on page 144 upon the closing of this offering. We have also agreed to reimburse the Representative for certain expenses incurred in connection with this offering. See “Underwriting” for additional information.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option, exercisable in whole or in part, to purchase up to 187,500 additional ordinary shares (being 15.0% of the total number of our ordinary shares to be offered by us pursuant to this offering) from us at the public offering price, less the underwriting discounts and commissions, within 45 days from the closing of this offering to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $517,500 based on an assumed initial public offering price of $4.50 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and the total proceeds to us, after expenses, will be $4,641,340.

The underwriters expect to deliver the ordinary shares to purchasers in the offering on or about [____], 2024.

Maxim Group LLC

The date of this prospectus is [_____], 2024.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the ordinary shares only in jurisdictions where offers and sales are permitted. Unless otherwise stated, the information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of the prospectus outside the United States.

Until                   , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ordinary shares discussed under “Risk Factors,” before deciding whether to buy our ordinary shares.

All references to “we,” “us,” “our,” “our company,” the “Company,” “our group,” the “Group” or similar terms used in this prospectus refer to J-Star Holding Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, including its consolidated subsidiaries, unless the context otherwise indicates. To specifically indicate any of the subsidiaries under J-Star Holding Co., Ltd, separated definition of each subsidiary is adopted as defined below in order to refer to the same.

“Bohong Technology” refers to Bohong Technology Jiangsu Co., Ltd.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands, as may be amended from time to time.

“Dongguan Changrong” refers to Dongguan Changrong New Material Technology Co., Ltd.

“HKD” refers to the legal currency of Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong” or “HK” refers to the Hong Kong Special Administrative Region of the People’s Republic of China.

“J-Star” refers to J-Star Holding Co., Ltd.

“NTD” or “NT$” refers to the New Taiwan dollar, the legal currency of Taiwan.

“PRC” or “China” refers to the People’s Republic of China, including, for the purpose of this prospectus only, Hong Kong and Macau, but excluding, Taiwan, unless the context otherwise indicates.

“Predecessor Group” refers to the companies comprising Yuan Min An Enterprises Co., Ltd., Skyfort International PTE. Ltd., YMA Corporation (formerly known as Yuan Chuan International Co., Ltd.), Dongguan Yuantai Sports Equipment Co., Ltd., Forwell Sports Equipment Co., Ltd. and Time Yield Limited.

“RMB” or “Renminbi” refers to the legal currency of China.

“$,” “US$,” “USD” or “U.S. Dollars” refers to the legal currency of the United States.

“share capital” or “shares in the capital of” or similar expressions include a reference to shares in a company that does not have a share capital under its governing law, but which is authorized to issue a maximum or unlimited number of shares.

“Taiwan” refers to Taiwan, Republic of China.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Business Overview

Our Predecessor Group was established in 1970 and we have accumulated over 50 years of know-how in the material composite industry. We develop and commercialize the technology on carbon reinforcement and resin systems. With decades of experience and knowledge in composites and materials, we are able to apply our expertise and technology on designing and manufacturing a great variety of lightweight, high-performance carbon composite products, ranging from key structural parts of electric bicycles and sports bicycles, rackets, automobile parts to healthcare products. According to the industry report commissioned by us and prepared by Frost & Sullivan, we are one of the major global leading players in the carbon fiber bicycle parts industry and carbon fiber racket parts industry.

As our business is technology-driven, our vision is to offer cutting-edge technology and manufacturing expertise in carbon composite to our customers. Our carbon composite products deliver substantial weight savings, endurance and stiffness comparing to those constructed from conventional materials, such as steel and aluminum, and in doing so, our products offer remarkable and valuable efficiency and performance benefits to our customers in various applications. While our technology has potential applications over a broad range of industries, we currently have our main focus on the sporting goods industry and we prioritize the electric bicycle market to commercialize our technology.

2

We are based in Taiwan with our headquarters, research and development (“R&D”) center and material laboratory located in Taichung, Taiwan. The R&D center in Taichung focuses on resin material applications, new product development, production process enhancement, structural design of products, testing on product performance and enhancement on strength and stiffness of products. Our business focuses on the research and development to provide wide range of carbon composite products solutions. As of April 18, 2023, (i) with respect to manufacturing, we outsourced our manufacturing to a number of factories in the PRC and will gradually expand such outsourced factories to the U.S. and Europe; and (ii) with respect to R&D, we have retained at least 10 engineers from the PRC to assist our R&D center in Taiwan to build a prototype line which we will implement in our upcoming production in the U.S. and Europe.

We primarily generate revenue through three divisions and revenue streams, namely (i) sales of bicycles parts of sports bicycles and electric bicycles; (ii) sales of paddle rackets for use in racket games such as tennis, badminton, squash and beach tennis; and (iii) sales of other products, which mainly include structural parts of automobiles, other sporting goods and healthcare products. Our bicycle parts and rackets are mainly supplied directly or indirectly to customers located in Switzerland, France, Italy, the Netherlands, Germany and Japan and they market and distribute their products worldwide. Other customers which rely on our new products, such as automobile parts and healthcare products, are mainly located in Australia, Canada and Japan.

Advanced carbon composite materials offer a number of advantages relative to traditional materials, including light weight, high strength to weight ratio, high stiffness, and improved resistance to heat, corrosion and fatigue. Nonetheless, different products require different degrees and combinations of such properties according to their functions. Carbon composite materials are formed by combining carbon fibers and resins. The properties of carbon composite materials could vary largely due to different systems of resin and structural arrangement. Differing from our competitors in the industry, instead of using preset formulas of resins with lower degrees of flexibility, we have our own R&D center to develop our own resin systems and formulas according to the product requirements. Therefore, we are able to incorporate customized resin systems that can be optimized for specific parameters, such as durability, temperature performance, cure times and viscosity. This not only allows us to present to clients our products with high precision to customers’ specifications from outsourced factories, but also offers us flexibility in developing a greater variety of new products in the future. Thus, we believe that the parallel development of our complex product and process technology has resulted in our competitive advantage which makes it difficult for our competitor to replicate.

In April 2023, we disposed of our 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. Prior to the disposals, products under the original equipment manufacturing (“OEM”) and the original design manufacturing (“ODM”) business models were manufactured by both Dongguan YMA and Dongguan Forwell in our production plant in Dongguan, the PRC. After the disposals, we will continue to utilize Dongguan YMA and Dongguan Forwell to manufacture products under the ODM and OEM business models for the next two years, as we have entered into OEM/ODM agreements and their respective supplemental agreements with the two entities in April 2023. Our management team believes that the foregoing disposals will not materially impact our ODM and OEM models as we will procure and/or provide the raw materials (carbon fiber yarn from our Japan supplier) utilizing our in-house resin technologies for manufacturing that are required under the ODM and OEM models, and thus, we will continue to control the quality of the raw materials. Under both business models, our sales team or R&D team will oversee product development processes and conduct quality control on the semi-finished products and the finished products, as has been our practice in the past. Simultaneously, we will also build our production bases in USA and Europe regions to diversify our production.

Our total revenue for the six months ended June 30, 2024 and 2023 amounted to $8.1 million and $13.9 million, respectively. Our sales of bicycle parts accounted for approximately 79.2% and 61.8% of our total revenues for the six months ended June 30, 2024 and 2023, respectively. Our sales from our rackets business segment brought us considerable revenue for the six months ended June 30, 2024 and 2023, which accounted for approximately 11.9% and 31.2%, respectively, of our total revenues. Our sales of other products accounted for approximately 8.8% and 7.0.0%, respectively, of our total revenues for the six months ended June 30, 2024 and 2023.

Our total revenue for the years ended December 31, 2022 and 2023 amounted to $39.4 million and $23.8 million, respectively. Our sales of bicycle parts accounted for approximately 63.2% and 64.0% of our total revenues for the years ended December 31, 2022 and 2023, respectively. Our sales from our rackets business segment brought us considerable revenue for the years ended December 31, 2022 and 2023, which accounted for approximately 33.7% and 29.6%, respectively, of our total revenues. Our sales of other products accounted for approximately 3.1% and 6.4%, respectively, of our total revenues for the years ended December 31, 2022 and 2023.

While having our main focus on development and sales of key structural parts of bicycles and rackets in the past years, we would not limit ourselves to the existing scope of products. We intend to extend our product spectrum by launching new products, such as sporting goods for new sports such as paddles for racket sports and mast foils for surfing, and further expand our production on relatively new existing products that are emerging in the market, including key structural parts of electric bicycles, automobile and robotic arms, bicycle crank sets and other healthcare products, such as wheelchairs and senior walkers.

We target to achieve growth in terms of both scale and scope. To expand our scale, we have identified strategic investments post initial public offering. First, in October 2022, we entered into a non-binding memorandum of understanding with an Abu Dhabi company to build and operate a carbon fiber bicycle manufacturing facility in Khalifa Industrial Zone, Abu Dhabi, United Arab Emirates, to serve the European market through acquisition, joint venture and/or co-branding production. Second, in April 2023, we entered into a non-binding memorandum of understanding with a potential partner, a French based manufacturing company, to form a partnership to build a carbon fiber racquet brand and manufacturing factory in France. Lastly, in April 2023, we entered into a non-binding memorandum of understanding with a potential acquisition target, a United Kingdom based bicycle company engaging in sales marketing and distribution in the bicycle and sporting goods trade, to acquire not less than 30% of the potential acquisition target’s shareholding. As such, this will enable us to diversify our business operations into the retail bicycle market industry and to establish the U.S. Production Line and R&D center (as discussed below) in Houston to serve the U.S. market.

As for growth in terms of scope, we anticipate that, by the third quarter of 2025, we will launch our own brand on electric bicycle and sporting goods, and will establish sales and administration offices in the U.S., which will work closely with our office in Taiwan for U.S. market sales and expansion, and in the Netherlands, which will be handling sales on our online business platform. We also expect to further extend our production of automobile parts so as to leverage on the surging market demand for electric vehicles. By December 2025, we expect to establish our U.S. Production Line and R&D center in the U.S., with a view to developing automation of our production process and integrating the most advanced technology to our production. In this regard, we intend to invest in a manufacturer of carbon fiber products in the U.S. We have been in contact with several potential target companies in the U.S., one of which is a U.S.-based aerospace composite parts manufacturer. We also plan to establish our second R&D center in Houston, Texas and our initial plan is to hire 2 employees for developing composite material and conducting research on chemical interactions.

3

Summary of Risks Affecting Our Company

Our business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors – Risks Related to Conducting Operations in PRC and Hong Kong,” “Risk Factors – Risks Related to Our Business and Industry,” “Risks Related to Our Corporate Structure,” “Risk Factors – Risks Related to Doing Business in Taiwan,” and “Risks Related to this Offering and Ownership of Our Ordinary Shares” which you should read in its entirety starting from page 14.

Risks Related to Conducting Operations in PRC and Hong Kong

Currently, part of our operations are based in the PRC due to our PRC Investments. Because of such ties to China, we may be subjected to the laws, rules and regulations of the PRC. For more detailed description of the below risks and other risks related to acquiring and operating business in China and Hong Kong, see “Risk Factors — Risks Related to Conducting Operations in PRC and Hong Kong” beginning on page 14. These risks include, but are not limited to, the following:

●	A downturn in the PRC or global economy, and economic and political policies of the PRC could materially and adversely affect our business and financial condition. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - A downturn in the PRC or global economy, and economic and political policies of the PRC could materially and adversely affect our business and financial condition” on page 14.

●	Uncertainties with respect to the PRC legal system could adversely affect us. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - Uncertainties with respect to the PRC legal system could adversely affect us” on page 14.

●

As most of our products are manufactured in the PRC, we are subject to certain legal and operational risks associated with our PRC outsourced productions. Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC and the value of our securities. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC and may cause the value of our securities to significantly decline or be worthless” on page 14.

●	The Chinese government may exercise significant oversight and discretion over the conduct of business in the PRC and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities. We are currently not required to obtain any pre-approval or fulfill other filing and reporting obligation from or to Chinese authorities to list on U.S. exchanges; however, if we are required to obtain approval or fulfill the filing and reporting in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - The Chinese government may exercise significant oversight and discretion over the conduct of business in the PRC and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities. We are currently not required to obtain any pre-approval or fulfill other filing and reporting obligation from or to Chinese authorities to list on U.S. exchanges; however, if we are required to obtain approval or fulfill the filing and reporting in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors” on page 15.

●	The Chinese government may intervene in or influence our business operations at any time or may exert more control over offerings conducted overseas and foreign investment in China based issuers, which could result in a material change in our business operations and significantly and adversely impact the value of our securities. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - The Chinese government may intervene in or influence our business operations at any time or may exert more control over offerings conducted overseas and foreign investment in China based issuers, which could result in a material change in our business operations and significantly and adversely impact the value of our securities. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 15.

●	The approval of the CSRC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - The approval of the CSRC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law” on page 17.

●	Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business” on page 18.

●	Failure to comply with regulations related to export of processed materials may result in fines and legal or administrative actions. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - Failure to comply with regulations related to export of processed materials may result in fines and legal or administrative actions” on page 20.

●	Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of PRC laws, regulations and policies may materially and adversely affect our daily operations. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of PRC laws, regulations and policies may materially and adversely affect our daily operations” on page 20.

●	We may be subject to additional contributions under various employee benefits plans and late payments and fines imposed by relevant governmental authorities. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - We may be subject to additional contributions under various employee benefits plans and late payments and fines imposed by relevant governmental authorities” on page 21.

●	Failure to comply with PRC laws and regulations on employees’ overtime wages payment may expose us to potential compensations. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - Failure to comply with PRC laws and regulations on employees’ overtime wages payment may expose us to potential compensations” on page 22.

●

Existing and future environmental laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact our financial condition or results of operation. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - Existing and future environmental laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact our financial condition or results of operation” on page 28.

●	Failure to comply with regulations related to production safety may result in fines and legal or administrative actions. For more detailed discussion of this risk, please refer to “Risks Factors – Risks Related to Conducting Operations in PRC and Hong Kong - Failure to comply with regulations related to production safety may result in fines and legal or administrative actions” on page 28.

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Risks Related to Our Business and Industry

●	We rely on raw materials supplied by our suppliers for the production of our products which exposes us to risk of production shortages and fluctuations in prices of raw materials.

●	If we fail to adopt new technologies or adapt our products to evolving customer requirements, our business may be materially and adversely affected.

●	We recorded a negative cash flow for the year ended December 31, 2023. The situation may occur in the future if we continue to grow significantly or conduct exceptional activities, which consume cash outside of the normal course of operations, or if we incur operating losses.

●	We rely on lines of credit from bank loans to fund our business operations, which exposes us to liquidity risk if we are not able to renew or extend the credit lines when they are expired.

●	We may incur losses in the future.

●	The production capacity may not correspond precisely to our production demands, and intended economic results may not be achieved if there is any significant increase in production demand which exceeds our production capacity or any idle or unutilized production capacity during any particular period.

●	We may not receive full payments from our equity interests disposals of our two PRC operating subsidiaries.

●	Our success depends on our ability to attract, retain and motivate members of senior leadership, technical personnel and other employees.

●	Our failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

Risks Related to Our Corporate Structure

●	We are a holding company and our sole material asset after completion of this offering will be our equity interest in our subsidiaries. Accordingly, we will depend on distributions from our subsidiaries to pay dividends and cover our corporate and other expenses.

●

There is no assurance that future audit reports will be prepared by auditors able to be inspected or investigated completely by the PCAOB, and if they are not, our ordinary shares may be prohibited from being traded on a national exchange under the HFCAA. The delisting of our ordinary shares, or the threat of being delisted, may materially and adversely affect the value of your investment.

●

We may rely on dividends and other distributions on equity paid by our PRC Investments to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Investments to make payments to us could have a material and adverse effect on our ability to conduct our business.

Risks Related to Doing Business in Taiwan
●	We face economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and China that could negatively affect our business and hence the value of your investment.

●	The imposition of foreign exchange restrictions in Taiwan may have an adverse effect on foreign investors’ abilities to acquire securities of a Taiwan company, including the shares of our subsidiaries in Taiwan, or to repatriate the interest, dividends or sale proceeds from those securities.

Risks Related to this Offering and Ownership of Our Ordinary Shares
●

The joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

●	There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

●	We will only consummate this offering if we are able to list our ordinary shares on Nasdaq, however, upon consummation of this offering, Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

●	Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares.

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Legal and Operational Risks Related to Operations in PRC

For the years ended December 31, 2022 and 2021 and until April 2023, we conducted certain operations through our subsidiaries in PRC and we also had direct and indirect wholly-owned subsidiaries with some operations in the PRC. As of the date of the prospectus, we do not have any PRC operating subsidiary. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulations and state ownership. Our ability to conduct business may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, property and other matters. Also, economic, political and legal developments in the PRC will affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of business to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our business in China. As such, these may result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Regulatory Actions and Statements to Regulate Business Operation in PRC

We are aware that recently, the Chinese government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using VIE structures, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these regulatory actions and statements are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our business operations in China, the ability to accept foreign investments and list on a U.S. or other foreign exchange. Although currently our business of carbon fiber composite products is not affected under these regulatory actions, however, if the legislative or administrative regulation making bodies change their focus to the sector which we operate in, it may impact our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange. Any future action by the Chinese government expanding the categories of industries and companies whose foreign securities offerings are subject to government review could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. For a detailed description of the risks related to doing business in the PRC and Taiwan, and the offering, see “Risks Related to Conducting Operations in PRC and Hong Kong”, “Risks Related to Doing Business in Taiwan” and “Risks Related to this Offering and Ownership of Our Ordinary Shares” in the Risk Factors section.

PRC Approvals

On July 6, 2021, the relevant Chinese government authorities published the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions call for strengthened regulation over illegal securities activities and increased supervision of overseas listings by China-based companies, and propose to take effective measures, such as promoting the construction of relevant regulatory systems to regulate the risks and incidents faced by China-based overseas-listed companies. As of the date of this prospectus, no official guidance or related implementation rules have been issued in relation to these recently issued opinions and the interpretation and implementation of these opinions remain unclear at this stage. On December 24, 2021, the State Council published the Provisions on the Administration of Overseas Securities Offering and Listing by Domestic Companies (draft for consultation, “Draft Administration Provisions”), as well as the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (draft for consultation, “Draft Administration Measures”). Under the Draft Administration Provisions, a filing-based regulatory system will be introduced to cover both direct and indirect overseas issuance and listing of securities. The Draft Administration Measures further provide the scope of activities subject to the filing requirement, and relevant criteria for determining whether an activity falls within the scope. Pursuant to the Draft Administration Measures, the determination as to whether a PRC domestic company is indirectly offering and listing securities in an overseas stock market shall be made on a substance over form basis. If the issuer meets the following conditions, the offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (1) the total assets, net assets, revenues or profits of the domestic operating entity of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (2) the senior management in charge of business operation and management of the issuer are mostly Chinese citizens or have domicile in China, and the issuer’s main places of business are located in China or main business activities are conducted in China. The Draft Administration Provisions and the Draft Administration Measures were released for public comment only, and the draft provisions and anticipated adoption or effective date are subject to changes and thus its interpretation and implementation remain substantially uncertain.

On February 17, 2023, the CSRC promulgated the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of confidential or public registration statement for initial public offerings or listing. If a domestic company fails to complete required filing procedures, conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

As of the date of this prospectus, the revised Provisions have come into effect. On or after March 31, 2023, in the event that the offering is determined as an “indirect overseas offering and listing by a PRC domestic company” under the Trial Measures, any failure or perceived failure by the Company or PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

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According to the legal opinions issued by our PRC counsel, L&L-Leaven, Attorneys-at-Law, based on our disposal of the 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell, in April 2023, the remaining interests in Dongguan YMA and Dongguan Forwell are deemed to be equity investments and the Group no longer has control over such two PRC operating entities. Further, Bohong Technology and Dongguan Changrong are the only remaining PRC Subsidiaries controlled by the Group. However, Bohong Technology and Dongguan Changrong are currently non-operating subsidiaries. In light of the foregoing, we are relying on the legal opinions of our PRC counsel, L&L-Leaven, Attorneys-at-Law, in determining that we are not required to obtain approval or clearance from the CSRC as the listing of our ordinary shares on Nasdaq does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that we are not required to complete the filing procedures as stipulated by the Trial Measures because the Company’s majority business activities are not carried out in Mainland China since our disposals of the 80.5% equity interests in each of Dongguan YMA and Dongguan Forwell in April 2023, nor is its main place of business located in Mainland China, and none of the members of the senior management team in charge of our business operation are Chinese citizens or domiciled in Mainland China.

As J-Star is a holding company with no material operations of its own, our operations are conducted through our subsidiaries in Taiwan, Hong Kong and Samoa with our headquarters in Taiwan, and we have non-operating subsidiaries in China, which may subject us to certain laws and regulations in China. Our business is subject to various government regulations and regulatory interference. As of the date of this prospectus, we have been advised by L&L-Leaven, Attorneys-at-Law, our counsel as to PRC law, that our PRC Subsidiaries have received all requisite permissions and approvals from the Chinese authorities for the operation of its business in the PRC, including but not limited to the business licenses from the State Administration for Market Regulation (“SAMR”), and the business licenses are valid and have not been revoked. Based on the PRC laws and regulations currently effective, we have been advised by L&L-Leaven, Attorneys-at-Law that we, including our PRC Subsidiaries, are not subject to any other pre-approval requirement, filing or reporting from Chinese authorities, including the Cybersecurity Administration Committee, or CAC, to conduct this offering or list on U.S. exchanges or issue securities to foreign investors or to obtain any further permissions to conduct our current business in the PRC in addition to the permits currently held by us to operate our general business activities. Nevertheless, we may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, although as of the date of this prospectus, we have not been involved in any investigations initiated by the applicable government regulatory authorities, nor have we received any inquiry, notice, warning or sanction in such respect, it is uncertain whether or when we might be subject to such requirements, permission and approval from any related PRC government to list our shares on Nasdaq in the future. If approval is required in the future and we were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or it may adversely affect our business and results of operation, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to continue to list on U.S. exchanges or to conduct our current business in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we are advised by L&L-Leaven, Attorneys-at-Law, that we are currently not required to obtain any other pre-approval requirement from any of the PRC central or local government and we have not received any denial to conduct this offering, to list on the U.S. exchange or to conduct our current business, our operations may be adversely affected in the future, directly or indirectly, by existing or future PRC laws and regulations if PRC regulatory authorities do not take the same view as us. We could be subject to additional requirements that we obtain pre-approval or fulfill the filing and reporting obligation to pursue this offering or any future offerings from potentially other regulatory authorities. Although we believe the approval from other PRC governmental agencies is not required for the listing and trading of our ordinary shares on Nasdaq in the context of this offering, we cannot assure you that relevant PRC governmental agencies would reach the same conclusion as we do. If other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. The other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our ordinary shares. However, we are not required to obtain additional permission or approval from Chinese authorities, including the CAC, to either approve our PRC Investments’ operation   or to offer the securities being registered to foreign investors. For more detailed information, see “Risk Factors — Risks Related to Conducting Operations in PRC and Hong Kong — The approval of the CSRC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law,” “Risks Factor — Risks Related to Conducting Operations in PRC and Hong Kong — The Chinese government may exercise significant oversight and discretion over the conduct of business in the PRC and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities. We are currently not required to obtain any pre-approval or fulfill other filing and reporting obligations from or to Chinese authorities to list on U.S. exchanges, however, if we are required to obtain approval in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors” and “Risks Factors — The Chinese government may intervene in or influence our business operations at any time or may exert more control over offerings conducted overseas and foreign investment in China based issuers, which could result in a material change in our business operations and significantly and adversely impact the value of our securities. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.”

However, to operate the general business activities currently conducted in China, each of our PRC Subsidiaries is required to obtain a business license from the SAMR. Each of our PRC Subsidiaries has obtained a valid business license from the SAMR, and no application for any such license has been denied.

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PRC Cybersecurity Measures

The amendment to the Cybersecurity Review Measures published by CAC on December 28, 2021, which has become effective on February 15, 2022 replaced the former Cybersecurity Review Measures. On November 14, 2021, the CAC released a draft of the Administrative Regulations on Network Data Security, or Draft Regulations, for public comments. The amended Cybersecurity Review Measures stipulate that, among other items, if an issuer is classified as a “network platform operator” and such issuer possesses personal information of more than one million users and intends to be listed on a securities exchange in a foreign country, it must complete a cybersecurity review. Alternatively, relevant governmental authorities in China may initiate a cybersecurity review if such governmental authorities determine an operator’s cyber products or services, data processing or potential listing in a foreign country affect or may affect national security. The Draft Regulations also stipulate that, among other items, for any listing to be done on a securities exchange in a foreign country involving a “data processing operator” with personal information of more than one million users, such “data processing operator” shall report to the CAC for a cybersecurity review. The Draft Regulations were released for public comment only, and the draft provisions and anticipated adoption or effective date are subject to changes and thus its interpretation and implementation remain substantially uncertain. We cannot predict the impact of the draft measures, if any, on the operations of our Company at this stage.

“Data processing operators” is defined under the Draft Regulations as “any individual or organization that autonomously determines the purpose and manner of the processing of network data” and “network platform operators” is not defined under the amended Cybersecurity Review Measures. While the exact scope of “network platform” and “data processing operators” remains unclear, the Chinese government authorities may have wide discretion in the interpretation and enforcement of these laws. Currently, the draft amended Cybersecurity Review Measures and the Draft Regulations have not materially affected our business and operations and we do not believe our business activities affect or may be interpreted to affect PRC’s national security. We have been advised by L&L-Leaven, Attorneys-at-Law, our counsel as to PRC law, that we are not subject to pre-approval requirement, filing or reporting from CAC to conduct this offering or list on U.S. exchanges or issue securities to foreign investors. As of the date of this prospectus, we have not been informed by any relevant Chinese government authorities that we are identified as or considered a “network platform operator” or “data processing operator.” We are not aware of any requirement that we should file for a cybersecurity review, nor have we received any inquiry, notice, warning, sanction in such respect or any regulatory objections to this offering. However, in anticipation of the strengthened implementation of cybersecurity laws and regulations, there can be no assurance that we will not be deemed as a network platform operator or data processing operator under the Chinese cybersecurity laws and regulations in the future, or that the amended Cybersecurity Review Measures and the Draft Regulations will not be further amended or other laws or regulations will not be promulgated to subject us to the cybersecurity review or other compliance requirements. In such case, we may face challenges in addressing such enhanced regulatory requirements. For additional information, see “Risk Factors––Risks related to Our Business and Industry—Our failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results,” “Risk Factors — Risks Related to Conducting Operations in PRC —Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business,” and “Risk Factors — Risks Related to Conducting Operations in PRC and Hong Kong — The approval of the CSRC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law.”

History and Corporate Structure

Our History

Our Predecessor Group commenced a wood composite manufacturing and sports equipment processing business in 1970 and was one of the earliest private enterprises to manufacture wood composite in Taiwan. However, due to changes in the product development in the sporting goods industry, with higher product requirements on weight-saving, endurance and stiffness, our Predecessor Group gradually shifted its focus from wood composite manufacturing to carbon composite product manufacturing starting in 1980. Our Predecessor Group launched the carbon composite business line in 1980, targeting sporting goods, such as rackets. In 2005, our Predecessor Group launched the bicycle business line in order to expand our scope of carbon composite sporting goods to sports bicycles. In 2017, we produced our first electric bicycle frame. In 2018, in light of the prevalence of and favorable government policies toward electric bicycles around the world, while continuing our development and sales of sports bicycles, we have in parallel strategically expanded further on the development and production of electric bicycles. We also developed our first carbon fiber robotic arm and other health care products in 2018. In 2019, we expanded our R&D team focused the design and production of electric bicycles by addition of personnel. Through our R&D center in Taiwan, we have continued to upgrade and enhance our material technology, product structural design and production process technology, in order to uplift our product quality, product performance, production efficiency and expand our product spectrum.

Corporate Structure

On May 24, 2016, J-Star Holding Co., Ltd. (“J-Star”) was incorporated as an exempted company with limited liability under the laws of the Cayman Islands as our holding company. J-Star directly holds all the share capital of (i) Goal Beyond Limited (“Goal Beyond”), which is an International Company incorporated in Samoa on April 13, 2016, (ii) Star Leader Trading Limited (“Star Leader Trading”), which was incorporated in Hong Kong on May 30, 2016 as a limited company, (iii) Bohong Technology, which was incorporated in the PRC on October 9, 2018, (iv) Star Leader Trading Private Limited, which was incorporated in Singapore on August 22, 2023, and (v) Premium Quest International Limited, which was incorporated in the British Virgin Islands on July 31, 2023. Our wholly owned subsidiary Goal Beyond, in turn, holds all the share capital of (i) YMA Corporation (“TW YMA”), which was incorporated in Taiwan on July 17, 2015, (ii) Time Yield Limited (“Time Yield”), which was incorporated in Samoa on January 30, 2013, and (iii) Dongguan Changrong, which was incorporated in the PRC on December 4, 2023. As of the date of this prospectus, Bohong Technology and Dongguan Changrong are currently non-operating PRC Subsidiaries. Our wholly-owned subsidiary Premium Quest International Limited, in turn, holds all of the share capital of Litzmo B.V., which was incorporated in the Netherlands on December 13, 2023.

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Organizational Structure and Cash Flow

The following diagram depicts our current corporate structure. As of the date of this prospectus, the shares of each of our subsidiaries are 100% owned by the respective entity displayed immediately above that subsidiary. Currently, our corporate structure contains no variable interest entities (“VIE”) and we do not intend to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC. For the defined term of each subsidiary of our Group, please refer to the paragraph headed “Prospectus Summary – History and Corporate Structure - Corporate Structure”.

Within the organization, approximately 80% of our customer cash inflows have been received by Star Leader Trading, our order-taking subsidiary in Hong Kong, and approximately 20% of our customer cash inflows have been received by TW YMA, our subsidiary in Taiwan. Time Yield is our subsidiary in Samoa mainly involved in the supportive services of procurement of raw material and it does not have any sales to external customers. As of the date of this prospectus, Goal Beyond, our PRC Subsidiaries, our subsidiaries in the British Virgin Islands, Hong Kong, Singapore, Samoa and Netherlands do not have any operating business activities.

Our Hong Kong subsidiary purchases goods and services from our Taiwan subsidiary and then pays into Dongguan YMA and Dongguan Forwell, or our Taiwan subsidiary purchases goods from Dongguan YMA and Dongguan Forwell and then pays for such merchandise accordingly, and/or Time Yield will receive payments on the goods and services provided to Dongguan YMA and Dongguan Forwell. Our management team expects this arrangement to continue after the disposals of equity interests in Dongguan YMA and Dongguan Forwell and the entry of OEM/ODM agreements and their respective supplemental agreement with Dongguan YMA and Dongguan Forwell in April 2023. As such, our Hong Kong subsidiary, PRC Investments and/or Samoa subsidiary are funded by their own cash inflows or by our Taiwan subsidiary. As of the date of this prospectus, none of our subsidiaries have ever faced difficulties or limitations on the ability to transfer cash to another subsidiary. We have implemented cash management policies for all of our subsidiaries, which require the relevant financial staff to verify that the relevant documents issued by the requesting staff with the approval of the competent supervisor are qualified, and then transfer the payment to the cashier upon competent supervisor of the relevant financial staff. Any voucher will be stamped after payment and the payee will sign the request for payment as receipt. In addition, all payments shall be made by remittance, crossed and stamped non-endorsed transfer cheques except for certain specified cash payables. When transferring any inter-group funds, the cash management procedures is the same as the cash management policies for external payment as set out above.

The following are the aggregate intra-group cash flow for the years ended December 31, 2022 and 2023 and for the six months ended June 30, 2024:

From	To	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023	For the Six Months Ended June 30, 2024
Star Leader Trading	TW YMA	$35,267,800	$9,823,500	$7,817,800
Star Leader Trading	Time Yield	$80,000	$0	$0
TW YMA	Star Leader Trading	$67,000	$320,000	$1,067,396
TW YMA	Dongguan YMA	$18,372,100	$8,457,500	$5,453,500
TW YMA	Dongguan Forwell	$10,068,700	$6,055,200	$80,000
Dongguan YMA*	Time Yield	$0	$0	$0
Dongguan Forwell*	Time Yield	$615,000	$388,700	$1,350

* The Group disposed of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell, in April 2023. The remaining interests in Dongguan YMA and Dongguan Forwell are deemed to be equity investments and the Group no longer has control over such two PRC operating entities.

Dividends and other distributions

J-Star was incorporated in Cayman Islands on May 24, 2016, to be the ultimate parent company of the Group. As a holding company with no material operations of our own, our operations are currently conducted through our subsidiaries in Taiwan, Hong Kong and Samoa with our headquarters in Taiwan. Our outsourced productions in the PRC Investments may also subject us to certain laws and regulations in China. J-Star is permitted under the laws of Cayman Islands to provide funding to our subsidiaries in Taiwan, Hong Kong and Samoa through loans or capital contributions without restrictions on the amount of the funds provided such arrangement is in the best interests of the Company.

Our operating subsidiaries in Hong Kong and Taiwan are permitted under the laws of Hong Kong and Taiwan, respectively, to provide direct or indirect funding to J-Star, the holding company incorporated in the Cayman Islands, through dividend distributions. Our Group currently intends to retain all available funds and future earnings, if any, for the operation and expansion of our business, and we do not anticipate declaring or paying any dividends in the foreseeable future. We also intend to settle amounts owed under our operating structure through bank loans and loans from related parties. We currently do not have any dividend policy, and any future determination as to dividends will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

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Subject to the Companies Act (Revised) of the Cayman Islands and our post-offering amended and restated memorandum and articles of association, our board of directors may authorize and declare a dividend to shareholders (including shareholders who are based in the U.S.) from time to time out of the profits from the Company, realized or unrealized, or out of the share premium account, provided that the Company will remain solvent, meaning the Company is able to pay its debts as they come due in the ordinary course of business. There is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us in the form of dividends.

In or around July 2017, J-Star declared NTD61.5 million (approximately $2.2 million) of dividends to its then shareholders. For the six months ended June 30, 2024 and for the years ended December 31, 2021, 2022 and 2023, we did not pay any dividends to our shareholders. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. Except for the foregoing, no other transfers, dividends or distributions have been made between or among our holding company, our subsidiaries or to our investors. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries in Hong Kong and Taiwan. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us, and under the current laws of Taiwan, dividends (whether in cash or shares) declared by TW YMA out of its retained earnings and distributed to Goal Beyond are subject to Taiwan withholding tax, currently at the rate of 21% on the amount of the distribution (in the case of cash dividends) or on the par value of the shares (in the case of stock dividends).

There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollars into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on any foreign exchange to transfer cash between the Company and its subsidiaries, across borders and to investors outside of PRC, nor is there any restrictions and limitations to distribute earnings from the subsidiaries, to the Company and investors outside of PRC and amounts owed. There are no exchange controls in Cayman Islands.

All cash dividends declared and payable on the shares of TW YMA may be paid by TW YMA to Goal Beyond (as a foreign corporate shareholder) in NTD that, so long as Goal Beyond maintains its status as a foreign investor as approved by the Department of Investment Review, Ministry of Economic Affairs of Taiwan, may be converted into foreign currency and freely transferred out of Taiwan without the necessity of obtaining any additional Taiwan governmental approvals.

Under current Taiwan Foreign Exchange Control Law and regulations, foreign currency earned from exports of merchandise and services may be retained and used freely by exporters, and all foreign currency needed for the importation of merchandise and services may be purchased freely from the designated foreign exchange banks. Apart from trade-related or service-related foreign exchange transactions, Taiwan companies may, without foreign exchange approval, remit to and from Taiwan foreign currency in each calendar year of up to US$50 million (or such other amount as determined by Taiwan’s Central Bank from time to time at its discretion in consideration of Taiwan’s economic and financial conditions or the needs to maintain the order of foreign exchange market in Taiwan). The above limits apply to remittances involving either a conversion of NTD into a foreign currency or a conversion of foreign currency into NTD. For further details, please refer to “Regulations – Regulations in Taiwan – Regulations Relating to Foreign Exchange”.

Although we did not rely on our PRC Investments (previously PRC subsidiaries) for dividends or other distributions on equity in the past, we may rely on dividends and other distributions on equity paid by our PRC Investments for our cash and financing requirements in the future, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. If any of our PRC Investments incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. To date, there have not been any such dividends or other distributions from our PRC Investments to our subsidiaries located outside of China. In addition, save as disclosed above, as of the date of this prospectus, none of our subsidiaries have ever issued any dividends or distributions to us or their respective shareholders outside of China. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors.

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According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency.

Renminbi is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of our PRC Investments to use their potential future Renminbi revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC Subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, without the need of the approval of the State Administration of Foreign Exchange of China (“SAFE”). By contrast, the Renminbi under the “capital account,” which includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries, may be converted into other currencies upon the approval of the SAFE and the conversion is also subject to other restrictions or limitations, e.g., control of a Chinese entity’s foreign debt quota. Currently, our PRC Subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of China or pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our PRC Subsidiaries. In addition, shareholders may potentially be subject to Chinese taxes on dividends paid by us in the event we are deemed a Chinese resident enterprise for Chinese tax purposes. See “Taxation— People’s Republic of China Taxation” for more details.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

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Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015) (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company that prepares its financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Because we prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”), we are unable to take advantage of the aforementioned provision.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. The extended transition period provision only applies to companies preparing financial statements under U.S. GAAP. Because we prepare our financial statements in accordance with IFRS, we are unable to take advantage of the aforementioned provision.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

Our principal executive offices in Taiwan are located at 7F-1, No. 633, Sec. 2, Taiwan Blvd., Xitun District, Taichung City 407, Taiwan (R.O.C.). Our telephone number at this address is +886-423229900. Our registered agent in Cayman Islands is Portcullis (Cayman) Ltd of The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman, KY1-1208, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices.

Our principal website is www.ymaunivers.com. The information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Conventions that Apply to this Prospectus

This prospectus contains information and statistics relating to Taiwan and the PRC’s economy and the industries in which we operate derived from various publications issued by market research companies and Taiwan and the PRC governmental entities, which have not been independently verified by us, the underwriters or any of our affiliates or advisers including Frost & Sullivan, an independent market research and consulting firm with respect to information on the global carbon fiber industry, global carbon fiber bicycle parts industry, global carbon fiber racket parts industry and other carbon fiber sectors industry. The information in such sources may not be consistent with other information compiled in or outside Taiwan and the PRC.

Unless otherwise noted, all translations from NTD to U.S. Dollars and from U.S. Dollars to NTD or from RMB to U.S. Dollars and from U.S. Dollars to RMB in this prospectus are made at a rate of NTD32.45 to US$1.00 and RMB7.29 to US$1.00, respectively, the exchange rate in effect as of June 30, 2024 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any NTD or RMB or U.S. Dollar amounts or could have been, or could be, converted into U.S. dollars or NTD or RMB, as the case may be, at any particular rate, or at all.

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The Offering

Shares being offered:	1,250,000 ordinary shares on a firm commitment basis.

Initial offering price:	We currently estimate that the initial public offering price will be in the range of $4.00 to $5.00 per share.

Number of ordinary shares outstanding before the offering:	15,762,887 ordinary shares were outstanding as of June 30, 2024.

Number of ordinary shares outstanding after the offering:	17,012,887 ordinary shares (or 17,200,387 ordinary shares if the underwriters exercise their over-allotment option in full) and excluding 62,500 ordinary shares (equal to 5% of the aggregate number of ordinary shares sold in this offering) underlying the Representative’s Warrants (as defined below) (or 71,875 ordinary shares underlying the Representative’s Warrants assuming the exercise of the underwriters’ over-allotment option in full).

Underwriters’ over-allotment option:	We have granted the underwriters an option for a period of up to 45 days from the closing of this offering to purchase up to 187,500 additional ordinary shares (equal to the 15% of the total number of shares to be offered in this offering).

Use of proceeds:

We expect that we will receive net proceeds of approximately US$3,865,090 from this offering or approximately US$4,641,340 if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of US$4.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions.

We plan to use the net proceeds of this offering as follows:

●     approximately 80% of the net proceeds for leasing a property to establish a production line (the “U.S. Production Line”) in the U.S. for the production of electric bicycles;

●     approximately 10% of the net proceeds for purchasing equipment for our trial automation production line at our Taiwan laboratory for the production of key structural parts of electric bicycle;

●     approximately 5% of the net proceeds for leasing a property to establish our R&D center in Houston, the U.S., for developing automation and advanced composite material and chemical technologies; and

●     approximately 5% of the net proceeds for establishing our sales and administration office in Houston, the U.S., to closely work with our office in Taiwan on U.S. market sales and expansion, and for establishing our sales and administration office in the Netherlands to handle sales on our online business platform which is expected to be launched around the third quarter of 2025.

In the event where the net proceeds are insufficient for our intended use of proceeds, we expect to be able to utilize cash flows from our operating activities to make up for the shortage in order to fulfill our intended use of proceeds. To the extent that our actual net proceeds and cash from operating activities are insufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis or we may raise additional capital through equity financing to sufficiently fund our proposed uses above. See “Use of Proceeds” for further information.

Representative’s Warrants:

We are obligated to issue to Maxim Group LLC, the representative of the underwriters (the “Representative”), at the closing of this offering warrants (the “Representative’s Warrants”) to purchase the number of ordinary shares equal to 5% of the aggregate number of ordinary shares sold in this offering. The Representative’s Warrants will be exercisable at any time beginning six (6) months after the effective date of the registration statement related to this offering, and will expire five years after the effective date of the registration statement of which this prospectus forms a part. The exercise price of the Representative’s Warrants will equal 110% of the public offering price. The Representative’s Warrants are subject to compliance with FINRA Rule 5110 requirements for lock-up, term and registration rights.

Lock-up:	We have agreed with the underwriters not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 180 days from the closing of this offering. All of our directors and officers and any other holders of five percent (5%) or more of the outstanding ordinary shares as of the effective date of the registration statement have agreed with the underwriters not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six (6) months from the closing of this offering. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Listing:	We have applied to have our ordinary shares listed on the Nasdaq Capital Market, or Nasdaq. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless we are so listed.

Proposed Nasdaq symbol:	YMAT.

Risk factors:	Investing in our ordinary shares is highly speculative and involves a significant degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section.

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RISK FACTORS

An investment in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Conducting Operations in PRC and Hong Kong

A downturn in the PRC or global economy, and economic and political policies of the PRC could materially and adversely affect our business and financial condition.

We conduct certain operations through our Hong Kong subsidiary and we also have the PRC Subsidiaries and the PRC Investments. Furthermore, most of our products are manufactured in the PRC through outsourcing. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in the PRC generally and by continued economic growth in the PRC as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us.

Economic conditions in China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in financial market as a whole and have a negative impact on our business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct certain operations through our Hong Kong subsidiary and we also have the PRC Subsidiaries and the PRC Investments. PRC companies are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC and may cause the value of our securities to significantly decline or be worthless.

We conduct certain operations through our Hong Kong subsidiary and we also have the PRC Subsidiaries and the PRC Investments, which may subject us to certain laws and regulations in the PRC. Accordingly, economic, political and legal developments in the PRC will affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our business.

Additionally, most of our products are manufactured in the PRC, and we are subject to certain legal and operational risks associated with our PRC outsourced productions. We are aware of the recent regulatory actions and statements initiated by the PRC government to regulate business operations in certain areas in PRC with little advance notice, such as regulatory actions targeting certain sectors of the for-profit education sector and technology and gaming platforms that have a quantitatively significant number of users located in PRC. There was also introduction of new legislative and regulatory proposals in PRC concerning data protection, see “Risk Factors – Our failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results”. Although our business of carbon fiber composite products is not affected under these regulatory actions, it is highly uncertain if the legislative or administrative regulation making bodies will change their focus to the sector which we operate in. It is also highly uncertain if, in the case we are subject to new laws and regulations, it will result in a material change in our operations and/or the value of our securities or if such modified or new laws and regulations could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

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The Chinese government may exercise significant oversight and discretion over the conduct of business in the PRC and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities. We are currently not required to obtain any pre-approval or fulfill other filing or reporting obligations from or to Chinese authorities to list on U.S. exchanges, however, if we are required to obtain approval in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors.

Since our operations are conducted through our subsidiaries in Taiwan, Hong Kong and Samoa with our headquarters in Taiwan, and we also have PRC Investments, this may subject us to certain laws and regulations in China. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to conduct our current business may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

As such, we could be subject to regulations by various political and regulatory entities, including various local and municipal agencies and government sub-divisions, and these regulations may be interpreted and applied inconsistently by different agencies or authorities. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention; and

●	subject our Company to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

Further, our business is subject to various government regulations and regulatory interference. As of the date of this prospectus, our PRC Subsidiaries have received all requisite permissions and approvals from the Chinese authorities for the operation of its business in the PRC, including but not limited to the business licenses from the SAMR, and the business licenses are valid and have not been revoked. Based on the PRC laws and regulations currently effective we, including our PRC Subsidiaries, are not subject to any other pre-approval requirement, filing or reporting from Chinese authorities, including the Cybersecurity Administration Committee, or CAC, to conduct this offering or list on U.S. exchanges or issue securities to foreign investors or to obtain any further permissions to conduct our current business in the PRC in addition to the permits currently held by us to operate our general business activities. Nevertheless, we may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, although as of the date of this prospectus, we have not been involved in any investigations initiated by the applicable government regulatory authorities, nor have we received any inquiry, notice, warning or sanction in such respect, it is uncertain whether or when we might be subject to such requirements, permission and approval from any related PRC government to list our shares on Nasdaq in the future. If approval is required in the future and we were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or it may adversely affect our business and results of operation, which would materially affect the interest of the investors. Although we are currently not required to obtain any other pre-approval requirement from any of the PRC central or local government and we have not received any denial to conduct this offering, to list on the U.S. exchange or to conduct our current business, our operations may be adversely affected in the future, directly or indirectly, by existing or future PRC laws and regulations if PRC regulatory authorities do not take the same view as us. If other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. The other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our ordinary shares. However, currently, we are not required to obtain additional permission or approval from Chinese authorities, including the CAC, to either approve our PRC Investments’ operation or to offer the securities being registered to foreign investors.

It is uncertain when and whether we will be required to obtain any pre-approval or fulfill other filing or reporting obligation from or to the PRC government to list on U.S. exchanges or to obtain any further permissions to conduct our current business operation in the PRC in addition to the permits currently held by us to operate our general business activities, and even when such pre-approval or permission is obtained, whether it will be denied or rescinded. Further, the promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably may impact the ability or the way we may conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products or services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject it to additional liabilities. As such, our operations could be adversely affected, directly or indirectly, by existing or future PRC laws and regulations relating to its business or industry, which could result in a material adverse change in the value of our ordinary shares, potentially rendering it worthless. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

The Chinese government may intervene in or influence our business operations at any time or may exert more control over offerings conducted overseas and foreign investment in China based issuers, which could result in a material change in our business operations and significantly and adversely impact the value of our securities. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

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The Chinese government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could require us to seek permission from Chinese authorities to continue to operate our business, which may adversely affect our business, financial condition and results of operations. Furthermore, recent statements made by the Chinese government have indicated an intent to increase the government’s oversight and control over offerings of companies with significant operations in China that are to be conducted in foreign markets, as well as foreign investment in China-based issuers like us. Any such action, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer ordinary shares to our investors, and could cause the value of our ordinary shares to significantly decline or become worthless.

Statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law, pursuant to which Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. On December 24, 2021, the State Council published the Provisions on the Administration of Overseas Securities Offering and Listing by Domestic Companies, or Draft Administration Provisions, as well as the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies, or Draft Administration Measures, for public comments. Under the Draft Administration Provisions, a filing-based regulatory system will be introduced to cover both direct and indirect overseas issuance and listing of securities. The Draft Administration Measures further provide the scope of activities subject to the filing requirement, and relevant criteria for determining whether an activity falls within the scope. Pursuant to the Draft Administration Measures, the determination as to whether a PRC domestic company is indirectly offering and listing securities in an overseas stock market shall be made on a substance over form basis. If the issuer meets the following conditions, the offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (1) the total assets, net assets, revenues or profits of the domestic operating entity of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (2) the senior management in charge of business operation and management of the issuer are mostly Chinese citizens or have domicile in China, and the issuer’s main places of business are located in China or main business activities are conducted in China. The PRC has recently published new rules that require companies collecting or holding large amounts of data to undergo a cybersecurity review prior to listing in foreign countries. Pursuant to Article 7 of the Measures for Cybersecurity Review published by the CAC on December 28, 2021 and became effective on February 15, 2022, if an issuer is classified as a “network platform operator” and such issuer possesses personal information of more than 1 million users must now apply for cybersecurity approval when seeking listings in other nations due to the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.”

As J-Star is a holding company with no material operations of its own, our operations are conducted through our subsidiaries in Taiwan, Hong Kong and Samoa with our headquarters in Taiwan, and we also have PRC Investments, which may subject us to certain laws and regulations in China. As such, we may collect certain personal data from our customers in connection with our business and operations and we are subject to various regulatory requirements relating to the security and privacy of data in various jurisdictions, as our customers are worldwide and are mostly based in Europe. However, we do not hold personal information of more than one million users and we believe that this offering is not subject to PRC cybersecurity review. In addition, as of the date of this prospectus, we have not received any notice of and is not currently subject to any proceedings initiated by the CAC or any other PRC regulatory authority. Nonetheless, we may be subject to heightened regulatory scrutiny from PRC governmental authorities in the future. As there remains significant uncertainty in the interpretation and enforcement of the Data Security Law and the Personal Information Protection Law, we cannot assure you that we will comply with such regulations in all respects. Any non-compliance with these laws and regulations may subject us to fines, orders to rectify or terminate any actions that are deemed illegal by regulatory authorities, other penalties, including but not limited to reputational damage or legal proceedings against us, which may affect our business, financial condition or results of operations.

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Notwithstanding the foregoing, as of the date of this prospectus, there are no PRC laws and regulations in force explicitly requiring that we obtain any pre-approval from PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction or any regulatory objection to this offering from the CSRC, the CAC or any other PRC authorities that have jurisdiction over our operations. Based on our understanding of the PRC laws and regulations currently in effect as of the date of this prospectus, our registered public offering in the U.S. is not subject to the review or prior approval of the CAC or the CSRC. However, there remains uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC, the CAC or other PRC regulatory authorities could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

The approval of the CSRC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) purport to require offshore special purpose vehicles that are controlled by Chinese companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of Chinese domestic companies or assets in exchange for the shares of the offshore special purpose vehicles shall obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange.

Furthermore, on July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law, pursuant to which Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. On December 24, 2021, the State Council published the Provisions on the Administration of Overseas Securities Offering and Listing by Domestic Companies, or Draft Administration Provisions, as well as the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies, or Draft Administration Measures, for public comments. Under the Draft Administration Provisions, a filing-based regulatory system will be introduced to cover both direct and indirect overseas issuance and listing of securities. The Draft Administration Measures further provide the scope of activities subject to the filing requirement, and relevant criteria for determining whether an activity falls within the scope. Pursuant to the Draft Administration Measures, the determination as to whether a PRC domestic company is indirectly offering and listing securities in an overseas stock market shall be made on a substance over form basis. If the issuer meets the following conditions, the offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (1) the total assets, net assets, revenues or profits of the domestic operating entity of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (2) the senior management in charge of business operation and management of the issuer are mostly Chinese citizens or have domicile in China, and the issuer’s main places of business are located in China or main business activities are conducted in China. Numerous regulations, guidelines and other measures have been or are expected to be adopted under the umbrella of or in addition to the Cyber Security Law and Data Security Law. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters including data privacy and cross-border investigation and enforcement of legal claims. Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any Chinese laws or regulations in effect requiring that we obtain permission from any Chinese authority to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction or any regulatory objection to this offering from the CSRC, the CAC or any other Chinese authorities that have jurisdiction over our operations.

On February 17, 2023, the CSRC promulgated the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of confidential or public registration statement for initial public offerings or listing. The determination as to whether a domestic company is indirectly offering and listing securities in an overseas stock market shall be made on a substantial basis. If the issuer meets all of the conditions set out in Article 15 of the Trial Measures, the offering and listing shall be determined as an indirect overseas offering and listing by a domestic company and the issuer shall be required to file with the CSRC for the offering. If a domestic company fails to complete required filing procedures, conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. See “Regulations— Regulations Related to Mergers and Acquisitions and Overseas Listings.”

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

As of the date of this prospectus, the revised Provisions have come into effect. On or after March 31, 2023, in the event that the offering is determined as an “indirect overseas offering and listing by a PRC domestic company” under the Trial Measures, any failure or perceived failure by the Company or our PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

According to the legal opinions issued by our PRC counsel, L&L-Leaven, Attorneys-at-Law, based on our disposal of the 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell, in April 2023, the remaining interests in Dongguan YMA and Dongguan Forwell are deemed to be equity investments and the Group no longer has control over such two PRC operating entities. Further, Bohong Technology and Dongguan Changrong are the only remaining PRC Subsidiaries controlled by the Group. However, Bohong Technology and Dongguan Changrong are currently non-operating subsidiaries. In light of the foregoing, we are relying on the legal opinions of our PRC counsel, L&L-Leaven, Attorneys-at-Law, in determining that we are not required to obtain approval or clearance from the CSRC as the listing of our ordinary shares on Nasdaq does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that we are not required to complete the filing procedures as stipulated by the Trial Measures because the Company’s majority business activities are not carried out in Mainland China since our disposals of the 80.5% equity interests in each of Dongguan YMA and Dongguan Forwell in April 2023, nor is its main place of business located in Mainland China, and none of the members of the senior management team in charge of our business operation are Chinese citizens or domiciled in Mainland China.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, if the Trial Measures do eventually apply to us, we cannot assure you that we will be able to receive the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure by us to fully comply with new regulatory requirements, including but limited to the failure to complete the filing procedures with the CSRC if required, may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. We also cannot assure you that we will not be required to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters including data privacy and cross-border investigation and enforcement of legal claims. Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any Chinese laws or regulations in effect requiring that we obtain permission from any Chinese authority to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction or any regulatory objection to this offering from the CSRC, the Cyberspace Administration of China, or the CAC, or any other Chinese authorities that have jurisdiction over our operations.

Our business is subject to various government regulations and regulatory interference. As of the date of this prospectus, our PRC Subsidiaries have received all requisite permissions and approvals from the Chinese authorities for the operation of its business in the PRC, including but not limited to the business licenses from the SAMR, and the business licenses are valid and have not been revoked. Based on the PRC laws and regulations currently effective, we, including our PRC Subsidiaries, are not subject to any other pre-approval requirement, filing or reporting from Chinese authorities, including the Cybersecurity Administration Committee, or CAC, to conduct this offering or list on U.S. exchanges or issue securities to foreign investors or to obtain any further permissions to conduct our current business in the PRC in addition to the permits currently held by us to operate our general business activities. Nevertheless, we may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, although as of the date of this prospectus, we have not been involved in any investigations initiated by the applicable government regulatory authorities, nor have we received any inquiry, notice, warning or sanction in such respect, it is uncertain whether or when we might be subject to such requirements, permission and approval from any related PRC government to list our shares on Nasdaq in the future. If approval is required in the future and we were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or it may adversely affect our business and results of operation, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to continue to list on U.S. exchanges or to conduct our current business in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain any other pre-approval requirement from any of the PRC central or local government and we have not received any denial to conduct this offering, to list on the U.S. exchange or to conduct our current business, our operations may be adversely affected in the future, directly or indirectly, by existing or future PRC laws and regulations if PRC regulatory authorities do not take the same view as us. If other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. The other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our ordinary shares. However, currently, we are not required to obtain additional permission or approval from Chinese authorities, including the CAC, to either approve our PRC Investments’ operations or to offer the securities being registered to foreign investors.

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Based on the above and our understanding of the Chinese laws and regulations currently in effect as of the date of this prospectus, we are not required to submit an application to the CAC for the approval of this offering and the listing and trading of our ordinary shares on the Nasdaq. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval or filing of the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CAC or other Chinese regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our ordinary shares. The CAC or other Chinese regulatory agencies may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CAC or other regulatory agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of the ordinary shares.

Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business.

China has implemented or will implement rules and is considering a number of additional proposals relating to data protection. China’s new Data Security Law took effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government.

Additionally, China’s Cyber Security Law requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that China adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to a series of national standards on the grading and implementation of the classified protection of cyber security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

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Recently, the Cyberspace Administration of China has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Cybersecurity Review Measures, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.” On December 28, 2021, the CAC published an amendment to the Cybersecurity Review Measures which have been in effect since June 1, 2020 and became effective on February 15, 2022, expanding the cybersecurity review to network platform operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country.

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on the manufacturing and healthcare sectors generally and the Company in particular. China’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations, and this could lead to us delisting from the U.S. stock market.

The National People’s Congress released the Personal Information Protection Law, which has become effective on November 1, 2021. The Personal Information Protection Law provides a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The Personal Information Protection Law also provides that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to be set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the Personal Information Protection Law contains proposals for significant fines for serious violations of up to RMB50 million (approximately $7.0 million) or 5% of annual revenues from the prior year and may also be ordered to suspend any related activity by competent authorities.

On February 24, 2023, the CAC published Measures on Standard Contracts for the Outbound Cross-Border Transfer of Personal Information (“SC Measures”), together with the Standard Contract for the Outbound Cross-Border Transfer of Personal Information (“Standard Contract”), which become effective on June 1, 2023. The CAC highlighted that the SC Measures apply to personal information processors who provide personal information outside the PRC by concluding a standard personal information export contract with an overseas recipient. More specifically, the measures provide that personal information processors providing information overseas by means of Standard Contract must meet the following conditions: (i) be considered as non-critical information infrastructure operators; (ii) handle the personal information of less than one million people; (iii) have provided the personal information abroad of fewer than 100,000 people since January 1 of the previous year; and (iv) have provided the sensitive personal information abroad of fewer than 10,000 people since January 1 of the previous year. The SC Measures requires personal information processors providing information overseas by means of a standard contract to complete execution of Standard Contracts with overseas recipients and filing of Standard Contracts and personal information impact assessment prior to outbound cross-border transfer of personal information.

On March 22, 2024, the CAC published and implemented the Provisions on Promoting and Regulating Cross- Border Data Flow, aiming to loosen data protection burdens faced by the country’s foreign investment environment and address compliance difficulties faced by businesses under the current legal regime. Several circumstances are identified where cross-border data transfers would not require going through any of the following data export procedures, i.e. personal information impact assessments, personal information certification, or Standard Contracts filing, which include: (i) data transfers related to international trade and transportation, academic cooperation, cross-border manufacturing or marketing that do not contain personal information or important data; (ii) necessary transfers for performance of contracts involving natural persons; (iii) transfer of employee data in line with labor policies and collective contracts; (ⅳ) transfer of personal information by non-critical information infrastructure operators involving fewer than 100,000 individuals’ personal information accumulatively (excluding sensitive personal information) since January 1 of the given year; (ⅴ) transfer of personal information not collected or generated within the PRC; (ⅵ) transfers necessary for protecting health and safety in emergencies; and (ⅶ) data transfers by entities incorporated within China Free Trade Zones that involve data not included on negative data lists to be promulgated by such Free Trade Zones.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may change, through new legislation, amendments to existing legislation or changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by the Cyber Security Law, the Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of our securities in the U.S. market once we are a public company.

In addition, on February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

As of the date of this prospectus, the revised Provisions have come into effect. On or after March 31, 2023, in the event that the offering is determined as an “indirect overseas offering and listing by a PRC domestic company” under the Trial Measures, any failure or perceived failure by the Company or PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

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Failure to comply with regulations related to export of processed materials may result in fines and legal or administrative actions.

For the six months ended June 30, 2024 and during the years ended December 31, 2023 and 2022, our products were exported from PRC to branded customers around the world, especially in Switzerland, France, Italy, the Netherlands, Germany and Japan. Pursuant to the Regulation of the PRC on the Implementation of Customs Administrative Punishment, for a PRC entity managing businesses such as the transportation, storage, processing, assembly, consignment sale and exhibition of goods under customs supervision, if it fails to provide justifiable reasons for the relevant goods that are lost or short in quantity or whose records are untrue, a fine of 5% up to 30% the value of goods may be imposed upon, and the illegal gains shall be confiscated. During the year ended December 31, 2018, due to administrative oversight, one of our previous PRC subsidiaries (currently, one of our PRC Investments), Dongguan Forwell, arbitrarily supplied the bonded materials which it imported for third party use (including for the use of Dongguan Yuantai Sports Equipment Co., Ltd., as Dongguan Forwell’s affiliate at that time); as a result, the short of bonded materials was identified and a fine of RMB492,500 (approximately $70,358) was imposed upon Dongguan Forwell, and the fine was duly paid by Dongguan Forwell.

As we aim to increase our presence in overseas markets, we are subject to a variety of risks and uncertainties associated with exporting of goods, such as compliance with foreign laws and regulatory requirements, foreign taxes and trade barriers. Any failure to comply with regulations related to import of raw materials or export of processed materials may result in fines and legal or administrative actions, which may have material adverse impact on our financial condition, results of operations and prospects.

Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of PRC laws, regulations and policies may materially and adversely affect our daily operations.

In accordance with the relevant PRC laws and regulations, we are required to maintain various approvals, licenses, permits and filings to operate our business, including but not limited to business license, sewage discharge permits, pollution discharge registration of stationary pollution source, customs registration certificate for customs declaration entities, record-filing form for entry-exit inspection and quarantine for declaration enterprise, food operation permit, and those with respect to environment protection and fire safety inspection. The obtaining of these approvals, licenses, permits and filings are subject to satisfactory compliance with, among other things, the applicable laws and regulations.

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Furthermore, uncertainties exist with respect to the interpretation of relevant legal requirements regarding certain licenses and permits. In practice, relevant government authorities may take the view that certain license is not required for operating our business though there may be different interpretations with respect to the licensing requirements. We cannot assure you that relevant government authorities’ interpretation on such licensing requirements will remain the same in the future. If we are required to obtain relevant licenses, we will have to obtain those licenses in a timely manner. In addition, government authorities may impose additional licenses or permits or provides more strict supervision requirements when we make application, extension or renewal of licenses or permits. There is no guarantee that we would be able to obtain such licenses or permits or meet all the supervision requirements in a timely manner, or at all, or that they will not be subsequently revoked by relevant authorities. If we are unable to obtain any of such licenses and permits or extend or renew any of our current licenses or permits upon their expirations, or if we are required to incur significant additional costs to obtain or renew these licenses, permits and approvals, our daily operations could be materially and adversely affected.

We may be subject to additional contributions under various employee benefits plans and late payments and fines imposed by relevant governmental authorities.

Companies operating in PRC are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing provident funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based.

Our PRC Investments (previously PRC subsidiaries), Dongguan YMA and Dongguan Forwell, did not make adequate contributions for the social insurance premiums, consisting of pension premium, medical insurance premium, work-related injury insurance premium, unemployment insurance premium and maternity insurance premium, for our employees in accordance with the statutory payment base required by the relevant PRC laws during the financial reporting periods. Our failure in paying the social insurance premiums may subject us to any order to pay the shortfall of the social security insurance premiums within the prescribed time limited by the relevant PRC governmental authority. As of December 31, 2021 and 2022, we provided a reserve in the sum of approximately RMB7.6 million (approximately $1.1 million) and RMB7.5 million (approximately $1.1 million) for the underpaid social insurance premiums, respectively. However, since we have disposed the PRC Investments, the payment of social securities in the PRC is no longer our Group’s obligations.

Furthermore, Dongguan YMA and Dongguan Forwell may be liable for a late fee of 0.5% per day of the underpaid amount, calculated from the original due date of such underpaid amount. In the event that Dongguan YMA and Dongguan Forwell failed to pay the underpaid amount within the period specified by the PRC authority, a fine of no less than one time and up to three times of the aggregate unpaid amount may be imposed. Furthermore, the relevant PRC governmental authority may apply the relevant administrative department for a decision on the allocation of the social insurance premium and notify the bank in writing for the allocation of the social insurance premium from Dongguan YMA’s and Dongguan Forwell’s bank accounts. If the balance of the bank account of Dongguan YMA and Dongguan Forwell is insufficient to cover the underpaid amount, the relevant PRC governmental authority may order Dongguan YMA and Dongguan Forwell to offer guarantee. If Dongguan YMA and Dongguan Forwell still fail to pay the social insurance premium in full amount and do not provide guarantee, the relevant PRC governmental authority may apply to competent people’s court for compulsory enforcement.

In addition, Dongguan YMA and Dongguan Forwell did not make adequate contributions for the housing provident fund for certain employees or pay such fund for our employees in accordance with the statutory payment base required by the relevant PRC laws. The reason for Dongguan YMA’s and Dongguan Forwell’s failure to pay the housing provident fund for part of their employees is that those employees are not willing to participate in the housing provident fund scheme and pay the housing provident fund. In this regard, Dongguan YMA and Dongguan Forwell may be ordered to pay the housing provident fund by the relevant PRC governmental authority. As of December 31, 2021 and 2022, we had provided reserve in the sum of approximately RMB6.0 million (approximately $0.9 million) and RMB5.6 million (approximately $0.8 million) for the underpaid housing provident fund, respectively. However, since we have disposed the PRC Investments, any contributions for the housing provident fund in the PRC is no longer our Group’s obligations.

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Failure to comply with PRC laws and regulations on employees’ overtime wages payment may expose us to potential compensations.

From time to time, we are under tight production schedule in order to meet customers’ requested timeline in different projects, and this, we may require employees to work overtime in order to fulfill the tight production schedule. Under the PRC labor law and regulations, employers are required to pay overtime wages to employees for the extended working hours. According to the PRC Labor Law, wage payments to an employee shall be no less than 150% of his/her wage if such employee is required to work longer hours during business days; wage payments to an employee shall be no less than 200% of his/her wages if such employee is required to work on days off and no rest can be arranged ex post facto; and wage payments to an employee shall be no less than 300% of his/her wages if such employee is required to work on national holidays. Our PRC Investments (previously, our PRC subsidiaries), Dongguan YMA and Dongguan Forwell, have not formulated an employee overtime system and did not pay overtime wages to their employees for the extended working hours as they made payment to the employees on a piecework basis. There exists the circumstance that Dongguan YMA and Dongguan Forwell requested their employees to work overtime but did not pay overtime wages to such employees. Failure to make overtime wages payment to employees may lead to the relevant PRC governmental authority’s order on Dongguan YMA and Dongguan Forwell to pay overtime wages to employees who worked overtime within a prescribed time limit. If Dongguan YMA or Dongguan Forwell failed to do so, it may be ordered to pay a compensation of not less than fifty percent and up to one time the aggregate unpaid amount to the employees.

In addition, there can be no assurance that there will be additional or new labor laws, rules and regulations in the PRC, which may lead to potential increases in the labor costs with our employees. In such events, our business, financial condition and results of operations may be materially and adversely affected.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

We operate through our subsidiaries in PRC, Taiwan, Hong Kong and Samoa with our headquarters in Taiwan for the years ended December 31, 2021 and 2022 and until April 2023. In April 2023, we disposed of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. After the disposals, we will continue to utilize Dongguan YMA and Dongguan Forwell to manufacture products under the ODM and OEM business models for the next five years, as we have entered into OEM/ODM agreements and their respective supplemental agreement with the two entities in April 2023. Further, Bohong Technology and Dongguan Changrong are the only PRC Subsidiaries controlled by the Group. Because of such ties to PRC, our Group and our PRC Subsidiaries may be governed by various PRC laws and regulations generally applicable to companies in the PRC. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in the PRC.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in the PRC could materially and adversely affect our business and impede our ability to continue our operations.

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The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines, compensations and other administrative sanctions, and serious violations may constitute criminal offenses.

The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011, and was amended on December 29, 2018, and the Administrative Regulations on the Housing Provident Funds, companies operating in PRC are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing provident funds plans, and the employers must pay all or a portion of the social insurance premiums and housing provident funds for their employees.

As the interpretation and implementation of these laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Changes in PRC’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Currently, most of our products are manufactured in the PRC through outsourcing. Further, we operate through our subsidiaries in Taiwan, Hong Kong and Samoa with our headquarters in Taiwan, and we also have PRC Investments. Because of such ties to PRC, accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in PRC generally and by continued economic growth in PRC as a whole.

PRC’s economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970’s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While PRC’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Any stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our products and services, and consequently have a material adverse effect on our businesses, financial condition and results of operations.

Fluctuations in exchange rates could result in foreign currency exchange losses to us.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China, or PBOC, changed the way it calculates the mid-point price of Renminbi against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2017, the value of the Renminbi appreciated by approximately 6.3% against the U.S. dollar; and in 2018, the Renminbi depreciated by approximately 5.7% against the U.S. dollar. From the end of 2018 through June 30, 2024, the value of the Renminbi depreciated by approximately 5.9% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the Renminbi and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the Renminbi against the U.S. dollar.

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Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency into or out of China, which essentially may restrict the ability to transfer funds into or out of China. We receive part of our revenues in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC Investments and PRC Subsidiaries in China may be used to pay dividends to our company during the financial reporting periods. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, after the disposal of equity interests in Dongguan YMA and Dongguan Forwell in April 2023, we do not need to obtain SAFE approval to use cash from our PRC Subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Our PRC Investments and PRC Subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands structured as a holding company. We may need dividends and other distributions on equity from our PRC Investments and PRC Subsidiaries to satisfy our liquidity requirements. Current PRC regulations permit our PRC Investments and PRC Subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of PRC Investments and PRC Subsidiaries is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Each of our PRC Investments and PRC Subsidiaries may also, at its discretion, allocate a portion of its after-tax profits based on its articles of association and PRC accounting standards to certain reserve funds. These reserves are not distributable as cash dividends. Furthermore, if our PRC Investments and PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC Investments and PRC Subsidiaries to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

In practice, paying dividends or making other payments to an offshore shareholder of a PRC entity is subject to the completion of the foreign exchange registrations for foreign direct investment. The direct shareholder of Bohong Technology failed to complete the necessary foreign exchange registration for their foreign investment in accordance with regulatory requirements. Consequently, the direct shareholder may be unable to contribute any capital to Bohong Technology, and Bohong Technology may be unable to distribute dividends to its shareholder until the foreign exchange registrations are completed.

PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our initial public offering to make loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands structured as a holding company conducting our partial operations in Hong Kong through our Hong Kong subsidiary, and we also have PRC Subsidiaries and PRC Investments. As permitted under PRC laws and regulations, in utilizing the proceeds of our initial public offering, we may make loans to our PRC Subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC Subsidiaries. Furthermore, loans by us to our PRC Subsidiaries to finance their activities cannot exceed the difference between their respective total project investment amount and registered capital or 2.5 times of their net worth and capital contributions to our PRC Subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China.

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The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective on June 1, 2015 and amended on December 30, 2019, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our initial public offering, to our PRC Subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC Subsidiaries or with respect to future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from our initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce of the PRC, or the MOFCOM, be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress which became effective in 2008 and was amended on June 24, 2022 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the Anti-Monopoly Bureau of State Administration for Market Regulation, or the Anti-Monopoly Bureau before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM or the Anti-Monopoly Bureau or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by China’s State Administration of Taxation (“SAT”) on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an “indirect transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent PRC tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer and as a result, gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10%.

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On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the “indirect transfer” as set forth in SAT Circular 698, while the other provisions of SAT Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises as Source, or SAT Bulletin 37, which repealed the entire SAT Circular 698 and the provision in relation to the time limit for the withholding agent to declare to the competent tax authority for payment of such tax of SAT Bulletin 7. Pursuant to SAT Bulletin 37, the income from a property transfer, as stipulated in the second item under Article 19 of the Enterprise Income Tax Law, shall include the income derived from transferring such equity investment assets as stock equity. The balance of deducting the equity’s net value from the total income from equity transfer shall be taxable income from equity transfer. Where a withholding agent enters into a business contract, involving the income specified in the third paragraph of Article 3 in the Enterprise Income Tax Law, with a non-resident enterprise, the tax-excluding income of the non-resident enterprise will be treated as the tax-including income, based on which the tax payment will be calculated and remitted, if it is agreed in the contract that the withholding agent shall assume the tax payable.

During the effective period of SAT Circular 698 and by the application of SAT Bulletin 7 and SAT Bulletin 37, some intermediary holding companies were actually looked through by the PRC tax authorities, and consequently the non-PRC resident investors were deemed to have transferred the PRC subsidiaries and PRC corporate taxes were assessed accordingly. It is possible that we or our non-PRC resident investors may become at risk of being taxed under SAT Bulletin 7 and SAT Bulletin 37 and may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7 and SAT Bulletin 37, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors’ investment in us.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within PRC.

Shareholder claims or regulatory investigation that are common in the U.S. generally are difficult to pursue as a matter of law or practicality in PRC. For example, in PRC, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside PRC or otherwise with respect to foreign entities. Although the authorities in PRC may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, or Article 177, the securities regulatory authority of the State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC, and that any Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within PRC may further increase difficulties faced by you in protecting your interests.

Notwithstanding the foregoing, on February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in PRC against us or our directors and officers based on foreign laws.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands, and we conduct substantially all of our operations in Taiwan and PRC and substantially all of our assets are located in Taiwan and PRC for the years ended December 31, 2022 and 2021 and up until April 2023. Since April 2023, substantially all of our assets are located in Taiwan. In addition, certain of our directors and officers reside outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. or elsewhere outside PRC upon us or those persons. In addition, there is uncertainty as to whether the courts of PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. PRC does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S.

Existing and future environmental laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact our financial condition or results of operation.

The operations of our PRC Investments are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes. These laws may require our PRC Investments to comply with procedures that impose various restrictions and obligations that may have material effects on our PRC Investments’ operations. If operational requirements cannot be met in a manner satisfactory for our PRC Investments’ operations, it may adversely impact our business.

During the year ended December 31, 2021, due to administrative oversight, one of our PRC Investments (previously, one of our PRC subsidiaries), Dongguan Forwell, piled up general industrial solid wastes and hazardous wastes generated in the production process in an open air area but failed to build a storage facilities and site as required by law; as a result, Dongguan Forwell was imposed upon a fine of RMB200,000 (approximately $28,572) by Dongguan Bureau of Ecology and Environment on December 21, 2021. Such fine was paid up and the non-compliance was rectified by Dongguan Forwell.

Environmental laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to disposal of hazardous substances and wastes, could cause additional expenditures and restrictions in connection with our operations.

Failure to comply with regulations related to production safety may result in fines and legal or administrative actions.

Pursuant to the Production Safety Law of the PRC, or the Production Safety Law, which took effect on November 1, 2002, amended on August 31, 2014 and June 10, 2021, respectively, the entities that are engaged in production and business operation activities must implement national industrial standards which guarantee the production safety and comply with production safety requirements provided by the laws, administrative regulations and national or industrial standards. An entity must take effective measures for safety production, maintain safety facilities, examine the safety production procedures, educate and train employees and take any other measures to ensure the safety of its employees and the public. An entity or its relevant persons-in-charge which has failed to perform such safety production liabilities will be required to make amends within a time limit or face administrative penalties. If it fails to amend within the prescribed time limit, the production and business operation entity may be ordered to suspend business for rectification, and serious violations may result in criminal liabilities.

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During the year ended December 31, 2021, due to administrative oversight, one of our PRC Investments (previously, one of our PRC subsidiaries), Dongguan YMA, failed to adopt relevant safety precautions as required by the Production Safety Law; as a result, the violation of the Production Safety Law was identified and a fine of RMB48,000 (approximately $6,858) was imposed upon Dongguan YMA by Dongguan Emergency Management Bureau on December 31, 2021. The fine was paid up and the non-compliance was rectified by Dongguan YMA.

Any failure to comply with regulations related to production safety may result in fines and legal or administrative actions, which may have material adverse impact on our results of operations and prospects. As the Company has disposed its PRC Investments, the risk related to production safety no longer applies to our Group.

Risks Related to Our Business and Industry

We rely on raw materials supplied by our suppliers for the production of our products which exposes us to risk of production shortages and fluctuations in prices of raw materials.

Our major raw materials comprise carbon fiber yarn and resin. We generally purchase carbon fiber yarn and resin from independent suppliers in Japan. The procurement of such raw materials required to manufacture carbon fiber composite material, which is a key component of our products, represents a major component of our cost of sales. Any failure to secure adequate supplies of such raw materials or any interruptions in any part of the supply chain may disrupt our operations. During the six months ended June 30, 2024 and 2023, the purchases from our top supplier accounted for approximately 36.0% and 47.8% of our total purchases, respectively. During the years ended December 31, 2022 and 2023, the purchases from our top supplier accounted for approximately 30.3% and 42.1% of our total purchases, respectively. We cannot assure you that our relationship with our top supplier will continue to be as stable, or that our current supplier will continue to supply products to us on terms acceptable to us, or that we will be able to establish new or extend current supplier relationships to ensure a steady supply in a timely and cost-efficient manner. If our relationships with our important suppliers are terminated, interrupted, or modified in any way adverse to us, our business, financial condition and results of operations could be adversely affected.

In addition, these raw materials used in our manufacturing are subject to price volatility caused by external conditions, such as market supply and demand, commodity price fluctuations, government control, business performance and operational needs (such as scheduled maintenance shutdowns) of the suppliers, which are beyond our control. For instance, there was certain price volatility for carbon fiber yarn during the year ended December 31, 2020 due to regulatory investigation on a carbon fiber supplier in Japan, who is one of our carbon fiber suppliers, by the Japanese government. The said carbon fiber supplier exported a portion of carbon fiber products, which had been transferred to third parties to which such supplier had no license to export the products. In this regard, the Ministry of Economy Trade and Industry of Japan has issued a warning to request the said supplier to implement recurrence prevention measures and strict security export control. Such event raised concern in the market as to the stable supply of carbon fiber by such supplier for a short period of time. As such, our supplier base has ever since been diversified to include more suppliers in Taiwan. However, if any price volatility occurs again and we fail to effectively manage the price fluctuations in our raw materials or transfer the increased costs to our customers or modify our products or adjust our procurement strategy, any significant increase in the prices of our major raw materials would affect our profit margin and more generally, our business, financial condition and prospect.

If we fail to adopt new technologies or adapt our products to evolving customer requirements, our business may be materially and adversely affected.

Our edge lies in our carbon fiber composite materials, which as a key structural component is used or featured in electric bicycles, sports bicycles, rackets, other sporting goods, automobile and healthcare products for its light, stiff and durable qualities. As such it is crucial that the functionality, compatibility and quality of our carbon fiber composite materials can be designed and manufactured in a manner effective for and compatible to the respective purpose of electric bicycles, rackets, other sporting goods, automobile, healthcare products and any other new products our customers request us to co-design or co-develop.

As the developments of certain of these goods and products, or goods and products that carbon fiber composite materials are increasingly used or featured in (such as electric vehicles), are evolving and speeding up at a rapid pace, we prioritize and invest heavily in the research and development of new technologies to enhance the qualities of lightweight and durability in our products. We need to continue to enhance and improve by adopting new technologies, as well as adapt our products to the evolving customer requirements and preferences so as to keep up with the market trends and industry competition. If we are unable to anticipate the evolving customer requirements and preferences or the market trends and respond effectively and timely, our business, prospects, financial condition and results of operations may be materially and adversely affected.

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We recorded a negative cash flow for the year ended December 31, 2023. The situation may occur in the future if we continue to grow significantly or conduct exceptional activities, which consume cash outside of the normal course of operations, or if we incur operating losses.

We recorded a negative cash flow from operating activities of approximately $0.5 million for the year ended December 31, 2023. For the main reason leading to the negative cash flow from operating activities for the year ended December 31, 2023, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Cash Flows.” Although we seek to manage our working capital from time to time and we have unused credit lines from bank loans of the Group, we cannot assure you that we will be able to match the timing and amounts of our cash inflows with the timing and amounts of our payment obligations and other cash outflows. As a result, there could be a period during which we experience net cash outflow from operating activities. Net cash outflow from operating activities may impact our business growth and adversely affect our financial condition and results of operations.

We rely on lines of credit from bank loans to fund our business operations, which exposes us to liquidity risk if we are not able to renew or extend the credit lines when they are expired.

We had used and unused lines of credit from bank loans amounted to $7,883,960 and $2,662,915, respectively, as of October 31, 2024, and the lines of credit would expire in March 2025, June 2025, August 2025, September 2025 and September 2027. The breakdown of the used and unused lines of credit from bank loans as of October 31, 2024 is as follows:

	March 2025	June 2025	August 2025	September 2025	September 2027	Total
unused lines of credit	$747,220	$76,032	$1,694,375	$145,288	0	$2,662,915
used lines of credit	3,034,030	298,968	3,868,125	57,837	625,000	7,883,960
	$3,781,250	$375,000	$5,562,500	$203,125	625,000	$10,546,857

As of the date of this prospectus, we reached an agreement with the banks to extend the lines of credit expired in March 2025 through June 2025 to September 2027.

Our management believes that we will be able to continue extending and/or renew the loans in the next twelve months from the issuance date of our consolidated financial statements after negotiating with the banks based on our past experience as well as the commitment from our key management personnel to continue providing guarantees on the loans over the next twelve months.

We cannot assure you that we will continue to be able to renew or extend the credit lines. If we are not able to renew or extend the credit lines when they are expired, our business, financial condition and liquidity condition may be adversely affected as we rely on lines of credit from bank loans to fund our business operations.

We may incur losses in the future.

We had a net income of approximately $0.5 million and $(0.01) million for the six months ended June 30, 2024 and 2023, respectively. We had a net income of approximately $1.4 million and $0.1 million for the fiscal year ended December 31, 2023 and 2022, respectively. As a growing public company, we anticipate that our operating expenses might increase in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our product offering. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. As a result of the foregoing and other factors, we may incur net losses in the future and may be unable to achieve or maintain profitability on a quarterly or annual basis for the foreseeable future.

The production capacity may not correspond precisely to our demands, and intended economic results may not be achieved if there is any significant increase in demand which exceeds our production capacity or any idle or unutilized production capacity during any particular period.

For the years ended December 31, 2022 and 2021 and until April 2023, we had two production lines for the manufacture of different types of carbon fiber composite, and all of the carbon fiber composites are applied as key structural parts of electric bicycles and sports bicycles, rackets, automobile and healthcare products, and which are custom-made to the requests of our customers. As our production demands depend on the specific orders of our customers, our actual production volume varies with various factors such as customers’ preferences, market trends, economic conditions, industry competitors’ pricing strategies or any other factors beyond our control. As a result, our production capacity may not correspond precisely to our production demands. If there is any significant increase in demand which exceeds our total outsourced production capacity, we will seek for more outsourcing factories that meet our standard to produce for us.

In April 2023, we disposed of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. Prior to the disposals, products under the ODM and OEM business models were manufactured by both Dongguan YMA and Dongguan Forwell in our production plant in Dongguan, the PRC. After the disposals, we will continue to utilize Dongguan YMA and Dongguan Forwell to manufacture products under the ODM and OEM business models for the next five years, as we have entered into OEM/ODM agreements and their respective supplemental agreement with the two entities in April 2023. However, although we have OEM/ODM agreements and their respective supplemental agreement in place, there is no assurance that the two entities will continue supply the manufactured products in the quantities and timeframes required by us to meet the needs of our customers. If Dongguan YMA and Dongguan Forwell do not supply products to us in a timely manner or in sufficient quantities, our business, financial condition and operating results may be materially and adversely affected.

We may not receive full payments from our equity interests disposals of our two PRC operating subsidiaries.

In April 2023, we disposed of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. Under the supplemental agreements dated April 27, 2023 to the equity transfer agreements entered into on April 1, 2023, the respective considerations for Dongguan YMA and Dongguan Forwell is paid by three individuals (the “Buyers”) in three installments. The specific installment payment dates are December 31, 2023, December 31, 2024, and December 31, 2025. As of the date of this prospectus, the Buyers deposited an amount totaling $3,600,000 or equivalent Renminbi (the “Escrow Amount”) into an escrow account established or maintained by the escrow and settlement service institution designated and agreed by both parties (the “Escrow Account”). Such Escrow Amount shall remain in the Escrow Account until the last installment payment date. If the Buyers fail to make any payment within the agreed specific installment payment date, Goal Beyond shall have the right to deduct the payment directly from the Escrow Account. Although we have such escrow arrangement in place, due to the respective considerations for Dongguan YMA and Dongguan Forwell being installments and that the Escrow Account has not yet been funded as of the date of this prospectus, there is no assurance that the Buyers will have sufficient capital to meet the consideration payable on the installment payment dates. If we do not receive the payments in a timely manner, our business, financial condition and operating results may be materially and adversely affected.

Our success depends on our ability to attract, retain and motivate members of senior leadership, technical personnel and other employees.

Our success and growth are, to a large extent, attributable to our experienced talent pool of senior management with strong execution capabilities, our highly skilled technical personnel who keep pace with the latest developments and manufacturing technologies in the carbon fiber composite industry, as well as our other committed and qualified employees. Given the technology-driven nature of our business, as of the date of this prospectus, we have over 10 technical personnel who are responsible for research and development of new technologies and manufacturing technologies in relation to carbon fiber composite materials, and we have made continued and substantial investment in our technical personnel by providing them with training and various types of incentives.

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Notwithstanding our efforts to reward them for their services and contributions, there is no assurance that our compensation packages will attract and retain our senior management team, technical personnel and employees. In particular, we may not be able to recruit talent upon any unanticipated departure of members of our senior management team or key technical personnel. In addition, to keep pace with our anticipated growth, we may need to recruit additional personnel with necessary industry expertise, and such candidates may not be readily available. Therefore, any failure to attract, retain and motivate senior leadership, technical personnel and other employees may impact our competitiveness and our ability to meet our growth targets, and this in turn may have an adverse impact on our business operations and profitability.

Our failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of personal information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Regulatory authorities in virtually every jurisdiction in which we operate in Greater China and other Asian markets have implemented and are considering a number of legislative and regulatory proposals concerning personal data protection.

Regulatory authorities in China have implemented and are considering a number of legislative and regulatory proposals concerning data protection. For example, the Cyber Security Law of the People’s Republic of China (the “Cyber Security Law”), which became effective in June 2017, created China’s first national-level data protection regime for “network operators,” which may include all organizations in China that provide services over the internet or other information network.

Under the Cyber Security Law, the transmission of certain personal information and important data outside of China is only permitted upon the completion of a security assessment conducted by or as determined by the Chinese government. Certain draft regulations, including the Measures for Security Assessment for Cross-border Transfer of Personal Information and Important Data (Draft for Comment), published in 2017, and the Measures for Security Assessment for Cross-border Transfer of Personal Information (Draft for Comment), published in 2019, have been proposed by the Chinese government that specify the procedures and stipulate more detailed compliance requirements relating to such assessment, and in certain circumstances, government approval, prior to the transmission of such information and data outside of China. In addition to the foregoing draft regulations relating to security assessment, the Cyberspace Administration of China issued and implemented the Measures for Security Assessment of Cross-border Transfer of Data effective on September 1, 2022, which provides the conditions, application procedures and required materials for security assessment through the local provincial cyberspace administration before the transmission of personal information and important data outside of China.

On December 8, 2022, the Ministry of Industry and Information Technology of China promulgated the Administrative Measures for Data Security in the Field of Industry and Information Technology (for Trial Implementation) effective from January 1, 2023, which regulate the data processing activities in the field of industry and information technology conducted within the territory of the PRC. Under the foregoing measures, “data in the field of industry and information technology” includes industrial data, telecommunications data and radio data; among others, “industrial data” means data produced and collected in the course of research and development, design, production and manufacturing, business management, operating maintenance, and platform operation in various sectors and fields of industry. A data processor in the field of industry and information technology in the PRC shall submit its catalogue of important data and core data to the local industrial regulatory department for recordation. For transmission of such important data and core outside of China, a security assessment of cross-border data transfer shall be conducted in accordance with the applicable laws and regulations.

In addition, the Standing Committee of the National People’s Congress of the People’s Republic of China (“SCNPC”) promulgated the Data Security Law of the People’s Republic of China (the “Data Security Law”) on June 10, 2021, which became effective on September 1, 2021. The Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data processing activities, and introduces a data classification and hierarchical protection system. The classification of data is based on its importance in economic and social development, as well as the degree of harm expected to be caused to national security, public interests, or legitimate rights and interests of individuals or organizations if such data is tampered with, destroyed, leaked, or illegally acquired or used. The security assessment mechanism was also included in the Personal Information Protection Law (the “Personal Information Protection Law”), which was promulgated in August 2021 and became effective on November 1, 2021, for the Chinese government to supervise certain cross-border transfers of personal information.

Under the Cyber Security Law and Data Security Law, we are required to establish and maintain a comprehensive data and network security management system that will enable us to monitor and respond appropriately to data security and network security risks. We will need to classify and take appropriate measures to address risks created by our data processing activities and use of networks. We will be obligated to notify affected individuals and appropriate Chinese regulators of and respond to any data security and network security incidents. Establishing and maintaining such systems takes substantial time, effort and cost, and we may not be able to establish and maintain such systems fully as needed to ensure compliance with our legal obligations. Despite our investment, such systems may not fully guard us or enable us to appropriately respond to or mitigate all data security and network security risks or incidents we face. Furthermore, under the Data Security Law, data categorized as “important data,” which will be determined by governmental authorities in the form of catalogs, is to be processed and handled with a higher level of protection. The notion of important data is not clearly defined by the Cyber Security Law or the Data Security Law. In order to comply with the statutory requirements, we will need to determine whether we possess important data, monitor the important data catalogs that are expected to be published by local governments and departments, perform risk assessments and ensure we are complying with reporting obligations to applicable regulators. We may also be required to disclose to regulators business-sensitive or network security-sensitive details regarding our processing of important data, and may need to pass the government security review or obtain government approval in order to share important data with offshore recipients, which can include foreign licensors, or share data stored in China with judicial and law enforcement authorities outside of China. If judicial and law enforcement authorities outside China require us to provide data stored in China, and we are not able to pass any required government security review or obtain any required government approval to do so, we may not be able to meet the foreign authorities’ requirements. The potential conflicts in legal obligations could have adverse impact on our operations in and outside of China.

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Furthermore, on November 14, 2021, the CAC released a draft of the Administrative Regulations on Network Data Security, or Draft Regulations, for public comments. On December 28, 2021, the Cybersecurity Administration of China, China’s top cyberspace regulator, issued an amendment to the Cybersecurity Review Measures which have been in effect since June 1, 2020 and became effective on February 15, 2022. Under the amended Cybersecurity Review Measures, the scope of entities required to undergo cybersecurity review to assess national security risks that arise from data processing activities would be expanded to include all critical information infrastructure operators who purchase network products and services and all network platform operator carrying out data processing activities that affect or may affect national security. In addition, the amended Cybersecurity Review Measures stipulates that all network platform operators that maintain or store the personal information of more than 1 million users and undertake a public listing of securities in a foreign country would be required to pass cybersecurity review, which would focus on the potential risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, illegally used or exported out of China, or critical information infrastructure being affected, controlled or maliciously used by foreign governments after such a listing. The Draft Regulations also stipulate that, among other items, for any listing to be done on a security exchange in a foreign country involving a “data processing operator” with personal information of more than one million users, such “data processing operator” shall report to the CAC for a cybersecurity review. The Draft Regulations were released for public comment only, and the draft provisions and anticipated adoption or effective date are subject to changes and thus its interpretation and implementation remain substantially uncertain. We cannot predict the impact of the Draft Regulations, if any, on our operations at this stage.

On February 24, 2023, the CAC published the SC Measures, together with the Standard Contract, which became effective on June 1, 2023. The CAC highlighted that the SC Measures apply to personal information processors who provide personal information outside the PRC by concluding a standard personal information export contract with an overseas recipient. More specifically, the measures provide that personal information processors providing information overseas by means of Standard Contract must meet the following conditions: (i) be considered as non-critical information infrastructure operators; (ii) handle the personal information of less than one million people; (iii) have provided the personal information abroad of fewer than 100,000 people since January 1 of the previous year; and (iv) have provided the sensitive personal information abroad of fewer than 10,000 people since January 1 of the previous year. The SC Measures requires personal information processors providing information overseas by means of a standard contract to complete execution of Standard Contracts with overseas recipients and filing of Standard Contracts and personal information impact assessment prior to outbound cross-border transfer of personal information.

On March 22, 2024, the CAC published and implemented the Provisions on Promoting and Regulating Cross- Border Data Flow, aiming to loosen data protection burdens faced by the country’s foreign investment environment and address compliance difficulties faced by businesses under the current legal regime. Several circumstances are identified where cross-border data transfers would not require going through any of the following data export procedures, i.e. personal information impact assessments, personal information certification, or Standard Contracts filing, which include: (i) data transfers related to international trade and transportation, academic cooperation, cross-border manufacturing or marketing that do not contain personal information or important data; (ii) necessary transfers for performance of contracts involving natural persons; (iii) transfer of employee data in line with labor policies and collective contracts; (ⅳ) transfer of personal information by non-critical information infrastructure operators involving fewer than 100,000 individuals’ personal information accumulatively (excluding sensitive personal information) since January 1 of the given year; (ⅴ) transfer of personal information not collected or generated within the PRC; (ⅵ) transfers necessary for protecting health and safety in emergencies; and (ⅶ) data transfers by entities incorporated within China Free Trade Zones that involve data not included on negative data lists to be promulgated by such Free Trade Zones.

The national security legal regime imposes strict data localization requirements on personal information and requires us to undergo cybersecurity or other security review, obtain government approval or certification, or put in place certain contractual protections before transferring personal information out of China, as applicable. As a result, personal information and important data that we or our customers, suppliers, and other third parties collect, generate or process in China may be subject to such data localization requirements and heightened regulatory oversight and controls. To comply with these requirements, maintaining local data centers in China, conducting security assessments or obtaining the requisite approvals from the Chinese government for the transmission outside of China of such controlled information and data could significantly increase our operating costs or cause delays or disruptions in our business operations in and outside China. We expect that the evolving regulatory interpretation and enforcement of the national security legal regime will lead to increased operational and compliance costs and will require us to continually monitor and, where necessary, make changes to our operations, policies, and procedures. If our operations, licensees or partners, are found to be in violation of these requirements, we may suffer loss or use of data, suffer a delay in obtaining regulatory approval for our products, be unable to transfer data out of China, be unable to comply with our contractual requirements, suffer reputational harm or be subject to penalties, including administrative, civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. If any of these were to occur, it could adversely affect our ability to operate our business and our financial results.

In addition, in the United States, at both the federal and state levels, and in territories outside of China, including Taiwan and Hong Kong, we are subject to laws and regulations that address privacy, personal information protection and data security. Numerous laws and regulations, including security breach notification laws and consumer protection laws, govern the collection, use, disclosure and protection of personal information. Given the variability and evolving state of these laws, we face uncertainty as to the exact interpretation of the new requirements, and we may be unsuccessful in implementing all measures required by regulators or courts in their interpretation.

We expect that these data protection and transfer laws and regulations will receive greater attention and focus from regulators going forward, and we will continue to face uncertainty as to whether our efforts to comply with evolving obligations under data protection, privacy and security laws in China, the United States and other countries where we plan or conduct business will be sufficient.

Any failure or perceived failure by us to comply with applicable laws and regulations could result in reputational damage or proceedings or actions against us by governmental entities, individuals or others. These proceedings or actions could subject us to significant civil or criminal penalties and negative publicity, result in the delayed or halted transfer or confiscation of certain personal information, result in the suspension of ongoing clinical trials or ban on initiation of new trials, require us to change our business practices, increase our costs and materially harm our business, prospects, financial condition and results of operations. In addition, our current and future relationships with customers, suppliers and other third parties could be negatively affected by any proceedings or actions against us or current or future data protection obligations imposed on them under applicable law, including the European Union General Data Protection Regulation and Cyber Security Law. In addition, a data breach affecting personal information, or a failure to comply with applicable requirements could result in significant management resources, legal and financial exposure and reputational damage that could potentially have a material adverse effect on our business and results of operations.

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We may be exposed to product returns and product liability claims and latent defect liability claims.

Our products are used as key components in electric bicycles and sports bicycle parts, rackets, automobile parts and healthcare products of our customers who will, after assembling various parts of and packaging the products, provide such products to the end-users. We are exposed to potential product returns, product liability claims and latent defect liability claims from our customers and the end-users of goods and products. Although we have put in place stringent quality control measures, including the setting up of different teams for incoming quality control, quality control and quality assurance which monitor the quality of our raw materials, semi-finished products as well as finished products, there may be undetected flaws, manufacturing defects or other irregularities that may be subsequently detected at any point in the life of our products. We have adopted return policy on products with manufacturing defects to accommodate our customers. If after any checkup or analysis by our laboratory the defect of a product is found to be manufacturing defect, a return and replacement of products will be made. Therefore, if undetected flaws or manufacturing defects or other irregularities from either the design or manufacture of our products are to occur, additional costs and expenses which we may not recoup may incur and our revenue and costs control can be negatively impacted.

In addition, if our defective or sub-standard products cause bodily injuries or property damage, we as the manufacturer may face product liability claims or latent defect liability claims from our customers or the end-users of goods and products made with our products and regardless of the merits or the outcome of these claims, we may be required to address and, if necessary, defend ourselves against such claims, which may incur substantial legal costs and divert management attention and other resources from our business and operations. We may also face adverse publicity associated with such claims, which could have an adverse effect on our business, results of operations and financial condition.

As we target to increase U.S. market exposure, if relations between the United States and PRC worsen, our business plan and operating results may be adversely impacted.

During the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, our products were supplied to customers in Europe, Japan and U.S. and we target to increase our U.S. market exposure as we see growing demand in the U.S. markets. However, the U.S. government and Chinese government have in recent years made respective statements and taken respective actions that signal changes to its global trade policies and trade protection measures, including trade restriction or tariffs which affect certain products manufactured in the PRC and exported to the U.S. As our production is based in PRC through our PRC Investments, the export of our products may be affected by adverse changes and developments in such global trade policies and trade protection measures, such as the imposition of new trade barriers, sanctions, boycotts and other measures, which are beyond our control. It is unknown whether and to what extent new tariffs (or other new laws or regulations) will be adopted, or the effect that any such actions would have on us or our industry and users. Any trade restrictions imposed by the U.S. government or tariffs imposed by the PRC could significantly affect our gross profit margin if our products manufactured in PRC are subject to the trade restriction or tariffs or could disrupt our plan to increase U.S. market exposure, and in turn, have an adverse effect on our business plan, financial condition and results of operations.

We may not be able to obtain, maintain and protect our intellectual property rights and proprietary information, which could harm our business and competitive position.

The protection of our intellectual property rights, including trade secrets, trademarks, patents, domain names and other technical and proprietary know-how is critical to our success as we operate in an industry where technological innovation and technical capabilities and knowledge are the key to remain competitive. As of the date of this prospectus, we have obtained 30 registered patents related to our bicycle, racket and manufacturing process (with 7 invention patents, 14 utility model patents and 9 design patents) in Taiwan, PRC, Japan, Europe and the U.S. and 12 trademarks in PRC and Taiwan. We have also applied for the registration of 6 invention patents in Taiwan, PRC, Vietnam, Cambodia and Germany. See “Business – Intellectual Property.”

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We rely on, and expect to continue to rely on, a combination of intellectual property laws and contractual arrangements, including confidentiality agreements and non-compete covenants with our employees and independent parties which we have business relationships with, to protect our intellectual property and proprietary rights. We also have security system in place to ensure that access to the manufacturing process will not be misappropriated. For instance, we have 24 hour door security at the laboratory in Taiwan, our computer server is safeguarded as external partners’ access is not permitted, and our backup computer server is located in Taichung, Taiwan. However, there is no assurance that such efforts, policies and precautions are either sufficient or effective. As a result, our intellectual property rights may be infringed, misappropriated, or challenged. Legal proceedings involving intellectual property rights are generally costly and time consuming, and may divert management attention and other resources from our business and operations. Further, our computer server is also vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, cybersecurity threats, terrorist attacks, natural disasters, public health crises such as the COVID-19 pandemic, geopolitical and similar events, or acts of misconduct. Despite any precautions we may take, the occurrence of a catastrophic disaster or other unanticipated problems at our facilities, or within our systems, could result in interruptions, performance problems, or failure of our infrastructure, technology, or platforms, which may adversely impact our business. In addition, our ability to conduct normal business operations could be severely affected. In the event of significant physical damage to our facilities, it may take a significant period of time to achieve full resumption of our operations, and our disaster recovery planning may not account for all eventualities. In addition, any negative publicity arising from these disruptions and any failure in protecting or enforcing our intellectual property rights could harm our reputation and brand and adversely affect our business.

In February 2022, the Russian Federation commenced a military invasion of Ukraine, and Russian actions with respect to Ukraine have resulted in certain broad sanctions being imposed by the United States, the European Union, the United Kingdom and other international authorities. We cannot predict the impact of Russian actions in Ukraine or the reaction to such actions by the United States, the European Union, the United Kingdom or other international authorities. In connection with the aforesaid military invasion, cybersecurity experts anticipate a meaningful increase in cyberattack and cybercrime activity in connection with the Russian invasion of Ukraine around the globe. However, as of the date of this prospectus, we believe that Russia’s invasion of Ukraine has not created any new or heightened risk of potential cyberattacks by state actors or others on our Company.

We may be subject to third-party intellectual property infringement claims.

We depend, to a large extent, on our ability to effectively develop and maintain intellectual property rights relating to our business. However, we cannot assure you that third parties will not put forward claims that our business infringes upon or otherwise violates patents, copyrights or other intellectual property rights which they hold, whether such claims are valid or otherwise. We may face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors, or allegations that we are involved in unfair trade practice. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and any such liability or prohibition may materially and adversely affect our business, financial condition and results of operations.

Our profitability, financial condition and results of operations may be adversely affected by a downturn in the global economies.

Our products are supplied directly or indirectly to branded customers around the world, especially in Switzerland, France, Italy, the Netherlands, Germany and Japan. Sales attributable to the markets in Europe are substantial; in particular, the revenue from customers in Switzerland, Italy, Japan and Germany represented approximately 3.5%, 47.0%, 2.7% and 18.1%, respectively, of our total revenue for the six months ended June 30, 2024, the revenue from customers in Italy, Switzerland, Spain and Germany represented approximately 41.1%, 6.2%, 0.8%, and 12.7%, respectively, of our total revenue for the year ended December 31, 2023, and the revenue from customers in Italy, Switzerland, Spain and Germany represented approximately 21.8%, 16.6%, 14.7%, and 13.4%, respectively, of our total revenue for the year ended December 31, 2022. We estimate our sales to markets in Europe will continue to be our major source of income in the foreseeable future. Therefore, our results of operations are largely affected by the level of demand for our products from our customers located in Europe which is in turn influenced by various factors which are beyond our control, including, among others, general economic conditions. We cannot predict the timing, magnitude or duration of any economic downturn. These and other economic factors may have a negative impact on our profitability, financial condition and results of operations.

Our insurance coverage may not be adequate to cover all the risks related to our business and operations.

We maintain commercial fire insurance for our headquarters, R&D center and warehouses in Taiwan and public general liability insurance in Taiwan. In addition, we purchase cargo transportation insurance to insure the risks and liabilities in relation to the shipping of our products and raw materials between our warehouse in Taiwan, and delivery points designated by customers. We also maintain credit insurance in respect of debts arising in the course of business activity and from the trading of products and performance of services under TW YMA. We also maintain commercial general liability insurance with products liability coverage in respect of the bicycle parts products, senior walker products, motorcycle handler and prepreg materials manufactured or distributed by us and exported or sold worldwide.

We had not made any material claims under our insurance policies. However, there is no assurance that injuries or casualties or similar or other accidents will not occur or that our insurance coverage would be adequate to cover all our potential losses associated with serious or major accidents. If we were subject to substantial liabilities that were not covered by our insurance, we may suffer loss that may adversely affect our business, financial condition and results of operations.

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We are exposed to various risks associated with our business and operations, and we have limited liability insurance coverage. A successful liability claim against us due to injuries or damages suffered by our users could materially and adversely affect our reputation, results of operations and financial conditions. Even if unsuccessful, such a claim could cause us adverse publicity, require substantial costs to defend, and divert the time and attention of our management. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial costs to us and a diversion of our resources.

Our operations and financial condition have been and may continue to be affected by the COVID-19 pandemic.

The COVID-19 pandemic and the measures imposed to contain the pandemic disrupted our operation and business in early 2020. As the pandemic continues to rapidly evolve around the world, with several new COVID-19 variants discovered in recent months, we cannot anticipate with any certainty the length or severity of the effects of the removal of zero-COVID policy to the Company and global economy. As of the date of this prospectus, our business has been affected by COVID-19 pandemic primarily in the following aspects:

●	Operations: Our production plant in Dongguan, the PRC, suspended work for approximately one month in 2020 which adversely affected our production schedules, despite that the operation of our headquarters and offices in Taiwan remained unaffected. The pandemic also casted minor negative impacts on our supply chain such as manufacturing, warehousing and shipping of our products.

●

Financial conditions: The COVID-19 pandemic has resulted in shortages of shipping containers and international shipment delays which caused us to hold a higher level of inventories on hand for the fiscal year ended December 31, 2021. With the gradual relief of the shipping containers shortage and international shipment delays starting in the second quarter of 2022 in conjunction with the de-invest of the PRC Investments, we have been reducing our inventories which resulted in an approximate 3.6% of our sales revenue for the six months ended June 30, 2024 as compared to 2.0% of sales revenues for the six months ended June 30, 2023.

Furthermore, the COVID-19 pandemic has resulted in, and may intensify, economic distress in different countries,. If the COVID-19 pandemic cannot be contained and it subsequently results in greater global economic distress, there may be reduced consumer confidence and spending cut backs, which may result in reduced demand for our products and in which case our business and results of operations would be adversely affected.

In addition, the situation will deteriorate if the spread of COVID-19 intensifies and more tightening measures are implemented. In such event, the supply chain for our products will be adversely affected as there would be a shortage of shipping containers and delays in international shipments, and suppliers of raw materials also may have to temporarily suspend the operation of their production plants or factories. As a result, if the shortage of shipping containers and delays in international shipment worsen in the near future, that may continue to have a negative impact on our liquidity and we may be required to raise additional funds from bank financing or issuance of equity to fund our operations. Also, our costs for purchase of raw materials may increase. If we are unable to find similar supplies at similar prices within a reasonable time, our production schedule may be affected, which will in turn delay the delivery of products to our customers. Under such circumstances, our customers’ loyalty and confidence may be reduced and they may bring civil claims against us. In such event, we may incur substantial amount of litigation cost and utilize our internal resources that adversely affect our financial conditions and results of operations. In addition, in the event there are transportation bans or restrictions following the escalation of the spread of COVID-19, our logistics expenses may increase. All the foregoing may in turn materially and adversely affect our business and results of operations.

The occurrence of force majeure events and natural disasters may adversely affect our business, financial condition and results of operations.

The occurrence of force majeure events and natural disasters, including hurricanes, floods, earthquakes, tornadoes, fires and pandemics may adversely affect our business, financial condition or results of operations. For instance, in 2019, there was an outbreak of COVID-19 in PRC, resulting in the taking of emergency public health policies and measures such as suspension of work, travel restrictions and/or traffic control measures in various cities in PRC. For instance, our previously indirectly owned production plant suspended work for approximately one month in 2020 in light of such policies and measures. Additionally, some regions in Taiwan, including certain cities in which we have operations, are under the threat of flood, earthquake, fire and drought.

The potential impact of a force majeure event or natural disaster on our results of operations and financial position is speculative and would depend on numerous factors. The impact and severity of these natural disasters determines their effect on each given economy. Where there is an outbreak or a recurrence of such force majeure event or natural disaster which are beyond our control, this could result in disruption to our business or that of our customers, which could in turn materially and adversely affect our business, financial condition and results of operations.

Any labor shortage or unrest or increased labor cost may adversely affect our business, financial condition and results of operations.

Most of our products are manufactured in the PRC through outsourcing. Some of our manufacturing processes, such as lamination and decals, are labor intensive and cannot be completely replaced by automation technology at this time. At the same time, there have been labor shortages from time to time in certain cities in the PRC. Although we did not experience material operational difficulty due to labor shortages in the past, there is no assurance that there will be no labor shortage for our production in the future. In addition, although we have not experienced any labor unrest in the past, any future labor unrest will disrupt our production or pose threat to our properties. Therefore, any labor shortage or unrest or increased labor cost may adversely affect our business, financial condition and results of operations.

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If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that has been identified, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations, and investor confidence and the market price of our ordinary shares may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we and our independent registered public accounting firms identified weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB. The material weakness identified arose from our lack of an effective financial reporting oversight process for our period-end financial reporting as well as our lack of policies and procedures over evaluation of significant complex transactions and evaluation of certain general ledger accounts. Following the identification of the material weakness, we have taken and plan to continue to take remedial measures to remedy the weakness. For details of these remedies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting.” However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct these material weakness or our failure to discover and address any other material weakness or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ordinary shares may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weakness and deficiencies. Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2025. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

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We adopt a cost-plus pricing approach as our general pricing model and the results of our operations are dependent on the ability to remain cost competitive.

We adopt a cost-plus pricing approach as our general pricing model. The unit price of our products is determined by reference to various factors, including the technical complexity of the product, the volume of the order, estimated material cost, labor cost and production overhead. Our ability to continue to implement our pricing model and maintain our margins will depend on our ability to remain cost competitive, which means we will have to actively manage our cost of sales, and in particular, our cost of materials, labor costs and product development costs.

Historically, we have been able to pass any increases in material cost and/or labor cost onto our customers as we generally negotiate and agree on the estimated unit price of a product prior to confirming the purchase orders from customers. However, if there is sudden and significant increase in such costs after the purchase orders are confirmed, we will not be able to pass such increased costs onto our customers. In such event, if we are not able to lower other costs in amounts sufficient to compensate such increased costs, our margins would be negatively impacted which could have a material and adverse effect on our results of operations.

We face risks related to the ongoing Russian invasion of Ukraine and any other conflicts that may arise on a global or regional scale which could adversely affect our business and results of operations.

On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services, which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets and supply and distribution chains for certain raw materials and goods and services on an unprecedented scale. The impact of the sanctions imposed on Russia has also included disruptions to financial markets, an inability to complete financial or banking transactions, restrictions on travel and an inability to service existing or new customers in a timely manner in the affected areas of Europe. The Russian Federation could resort to cyberattacks and other actions that impact businesses across the United States, the European Union, and other nations across the globe including those without any direct business ties to the Russian Federation. The Russian invasion of Ukraine has continued to escalate without any resolution of the conflict foreseeable in the near future, and with the short and long-term impact on financial and business conditions in Europe remaining highly uncertain.

The U.S. and the European Union responded to Russia’s invasion of Ukraine by imposing various economic sanctions on the Russian Federation to which the Russian Federation has responded in kind. The United Kingdom, Japan, South Korea, Australia and other countries across the globe have imposed their own sanctions on the Russian Federation. The United States, the European Union and such other countries acting together or separately could impose wider sanctions or take further actions against the Russian Federation if the conflict continues to escalate. Multinational corporations and entities with business and financial ties to the Russian Federation have either reduced or eliminated their ties to the Russian Federation in a manner that often exceeds what is required pursuant to these sanctions. While we do not have any direct business or financial ties to the Russian Federation as part of our own business, the impact of higher energy prices and higher prices for certain raw materials and goods and services resulting in higher inflation and disruptions to financial markets and disruptions to manufacturing and supply and distribution chains for certain raw materials and goods and services across the globe may impact our business in the future. We will assess and respond where appropriate to any direct or indirect impact that the Russian invasion of Ukraine has on the availability or pricing of the raw materials for our products, manufacturing and supply and distribution chains for our products and on the pricing and demand for our products.

Reduced availability or higher prices for the raw materials used in manufacturing our products, other higher costs and expenses associated with the manufacturing of our products, disruptions to manufacturing of our products and supply and distribution chains and other factors that may result in higher prices or lower demand for our products arising directly or indirectly from the continuing impact of the ongoing Russian invasion of Ukraine or other conflicts that may arise on a global or regional scale could result in decreases from any projections of sales and margins for our business, making past performance less predictive of the future performance of our business. In addition, any deterioration in credit markets resulting directly or indirectly from the ongoing Russian invasion of Ukraine could limit our ability to obtain external financing to fund our operations and capital expenditures. We may experience losses on our holdings of cash and investments due to failures of financial institutions and other parties. Adverse economic conditions may also result in a higher rate of losses on accounts receivable that we accrue in the future due to credit defaults. As a result, a downturn in the worldwide economy resulting from the Russian invasion of Ukraine and other conflicts with a global impact that may arise from time to time could have a material adverse effect on our business, results of operations, and/or financial condition.

Risks Related to Our Corporate Structure

We are a holding company and our sole material asset after completion of this offering will be our equity interest in our subsidiaries. Accordingly, we will depend on distributions from our subsidiaries to pay dividends and cover our corporate and other expenses.

We are a holding company and will have no material assets other than our equity interest in our subsidiaries. Because we will have no independent means of generating revenue, our ability to pay dividends, if any, and cover our corporate and other expenses is dependent on the ability of our subsidiaries to generate revenue to pay such dividends and expenses and then distribute them up to us. The ability of our subsidiaries to make any distributions will be subject, among others, to restrictions in our exiting or future credit facilities or other debt instruments and applicable law and regulations, which could impose withholding taxes on internal distributions. Our existing credit facilities, for example, significantly restrict our ability to pay dividends. To the extent that we need funds and our subsidiaries are restricted from making such distributions or payments under the terms of any financing arrangements or under applicable law or regulation, or otherwise are unable to provide such funds, our liquidity and financial condition could be materially adversely affected. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities which could disallow our corporate structure, which would likely result in a material change in our operations and the value of our securities may significantly decline or be worthless.

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There is no assurance that future audit reports will be prepared by auditors able to be inspected or investigated completely by the PCAOB, and if they are not, our ordinary shares may be prohibited from being traded on a national exchange under the HFCAA. The delisting of our ordinary shares, or the threat of being delisted, may materially and adversely affect the value of your investment.

Auditors of companies that are registered with the Securities and Exchange Commission (the “SEC”) and traded publicly in the United States, including our independent registered public accounting firm, must be registered with the PCAOB, and are subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the relevant professional standards.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a having a “non-inspection” year under a process to be subsequently established by the SEC. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB was unable to inspect or investigate registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, there is no assurance that future audit reports will be prepared by auditors able to be inspected by the PCAOB and therefore, in the future, investors may be deprived of the benefits of such inspection. As such, trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it cannot inspect or investigate completely our auditor, and as a result our securities may be delisted. On December 23, 2022, the AHFCAA was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before your securities may be prohibited from trading or delisted.

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Our auditors are not subject to the determinations announced by the PCAOB on December 16, 2021, and are currently subject to inspection by the PCAOB.

The PCAOB’s inspections of other firms outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. If the PCAOB were unable to conduct inspections or full investigations of our auditor, we and investors in our securities would be deprived of the benefits of such PCAOB inspections. In addition, the inability of the PCAOB to conduct inspections or full investigations of auditors would make it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors that are subject to the PCAOB inspections, which could cause investors and potential investors to lose confidence in the audit procedures and reported financial information and the quality of our financial statements.

Our auditors are registered with the PCAOB and have been inspected by the PCAOB on a regular basis, there is no assurance that future audit reports will be prepared by auditors able to be inspected by the PCAOB and therefore, in the future, you may be deprived of the benefits of such inspection. As such, trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it cannot inspect or investigate completely our auditor, and as a result our securities may be delisted.

It remains unclear what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the above amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.

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Risks Related to Doing Business in Taiwan

We face economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and PRC that could negatively affect our business and hence the value of your investment.

As we supply our products to customers around the globe, our performance is affected by global economic conditions as well as geopolitical issues and other conditions with global reach. Macroeconomic weakness and uncertainty make it more difficult for us to manage our operations and accurately forecast financial result. As a result of the recent movement of Russian military units into provinces in Ukraine, the United States, the European Union, the United Kingdom and other jurisdictions have imposed sanctions on certain Russian and Ukrainian persons and entities, including certain Russian banks, energy companies and defense companies, and have imposed restrictions on exports of various items to Russian and certain regions of Ukraine (including the self-proclaimed Donetsk People’s Republic and Luhansk People’s Republic and Crimea). Moreover, on February 22, 2022, the Office of Foreign Assets Control of the United States issued sanctions aimed at limiting Russia’s ability to raise funds through sovereign debt. Such ongoing events between Ukraine and Russia could also increase China/Taiwan political tensions and U.S./China trade and other relations. These geopolitical issues have resulted in increasing global tensions and create uncertainty for global commerce. Any or all of these factors could negatively affect demand for our products and our business, financial condition and result of operations. In addition, new requirements or restrictions could come into effect which might increase the scrutiny on our business or result in one or more of our business activities being deemed to have violated sanctions. Our business and reputation could be adversely affected if the authorities of United States, the European Union, the United Nations, Taiwan or other jurisdictions were to determine that any of our activities constitutes a violation of the sanctions they impose or provides a basis for a sanctions designation of us.

Further, our headquarters, R&D center and material laboratory are located in Taiwan. Accordingly, our business, financial condition and results of operations and the market price of our ordinary shares may be affected by changes in governmental policies, taxation, growth rate, inflation rate or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan. In particular, the unique political status of Taiwan and its internal political movement cause sustained tension between PRC and Taiwan. Past developments related to the interactions between PRC and Taiwan, especially in relation to trade activities such as bans on exports of goods from time to time, have on occasion depressed the transactions and business operations of certain Taiwanese companies and overall economic environment. We cannot predict whether there will be escalation of the tensions between PRC and Taiwan which would lead to new bans or tariffs on exports or even conflict. Any conflict which threatens the military, political or economic stability in Taiwan could have a material adverse effect on our current or future business and financial condition and results of operations.

The imposition of foreign exchange restrictions in Taiwan may have an adverse effect on foreign investors’ abilities to acquire securities of a Taiwan company, including the shares of our subsidiaries in Taiwan, or to repatriate the interest, dividends or sale proceeds from those securities.

The Taiwan government may impose foreign exchange restrictions in certain emergency situations, including situations where there are sudden fluctuations in interest rates or exchange rates, where the Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. These restrictions may require foreign investors to obtain the Taiwan government’s approval before acquiring securities of a Taiwan company, including the shares of our subsidiaries in Taiwan, repatriating the interest or dividends from those securities or repatriating the proceeds from the sale of those securities.

Risks Related to this Offering and Ownership of Our Ordinary Shares

The joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

The AHFCAA was enacted on December 23, 2022. The AHFCAA states that if the SEC determines that an issuer has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit the securities of the issuer from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

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On November 5, 2021, the PCAOB approved a new rule, PCAOB Rule 6100, Board Determinations Under the HFCAA, to provide a framework for its determinations under the HFCAA that the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The rule establishes the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information the PCAOB will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the Board will reaffirm, modify, or vacate any such determinations.

In December 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. Also, on December 16, 2021, pursuant to the HFCAA, the PCAOB issued a Determination Report which determined that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of PRC, because of positions taken by PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuing pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

On December 23, 2022, the AHFCAA was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before a Company’s securities may be prohibited from trading or delisted.

Our auditors are currently subject to inspection by the PCAOB. However, there is no assurance that future audit reports will be prepared by auditors able to be inspected by the PCAOB and therefore, in the future, you may be deprived of the benefits of such inspection. As such, trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it cannot inspect or investigate completely our auditor, and as a result our securities may be delisted.

There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on Nasdaq under the symbol “YMAT.” If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of our ordinary shares will be materially and adversely affected. Negotiations with the underwriters determine the initial public offering price for our ordinary shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ordinary shares will develop or that the market price of our ordinary shares will not decline below the initial public offering price.

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We will only consummate this offering if we are able to list our ordinary shares on Nasdaq, however, upon consummation of this offering, Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on Nasdaq after our initial public offering. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and share price levels. In general, we must maintain a minimum bid price of $1.00 per share, a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum of 300 round lot holders. We cannot assure you that we will be able to meet those continued listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our ordinary shares is a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our ordinary shares will be listed on Nasdaq, our ordinary shares will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be volatile.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. If this were to happen, investors could find our ordinary shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

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Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

In addition to the risks addressed below in “— The market price for our ordinary shares may be volatile, which could result in substantial losses to investors,” our ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our ordinary shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our ordinary shares. In addition, investors of our ordinary shares may experience losses, which may be material, if the price of our ordinary shares declines after this offering or if such investors purchase shares of our ordinary shares prior to any price decline.

Holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our ordinary shares. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our Company’s financial performance and public image and negatively affect the long-term liquidity of our ordinary shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our ordinary shares and understand the value thereof.

The market price for our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading prices of our ordinary shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of companies based in Taiwan that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in their trading prices. The trading performances of other Taiwan companies’ securities after their offerings may affect the attitudes of investors toward Taiwan companies listed in the United States, which consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our ordinary shares. In addition to the above factors, the price and trading volume of our ordinary shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our customers, or our industry;

●	announcements of studies and reports relating to our service offerings or those of our competitors;

●	actual or anticipated fluctuations in our results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the NTD, Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares; and

●	sales or perceived potential sales of additional ordinary shares.

The trading price of our ordinary shares following this offering may be subject to rapid and substantial price volatility that may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

The trading price of our ordinary shares following this offering may be subject to rapid and substantial price volatility that may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares. Our ordinary shares may trade at prices higher or lower than the offering price. There have been recent instances of extreme share price run-ups followed by rapid price declines following initial public offerings, with share price volatility seemingly unrelated to company performance, particularly among companies with relatively smaller public floats, and we expect that such instances may continue and/or increase in the future. Contributing to this risk of volatility are a number of factors. We anticipate our ordinary shares will initially be held by a relatively limited number of shareholders and thus, are likely to be more sporadically and thinly traded than that of larger, more established companies. As a consequence of this lack of liquidity, the trading of relatively small quantities of Shares by our shareholders may disproportionately influence the price of those Shares in either direction. The price of our ordinary shares could, for example, decline precipitously in the event that a large number of our Shares are sold on the market without commensurate demand as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their Shares on the market more quickly and at greater discounts than would be the case with the shares of a larger, more established company that has a relatively large public float.

Many of these factors are beyond our control and may decrease the market price of our ordinary shares. Such volatility, including any stock run-ups, may be unrelated or disproportionate to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares. Accordingly, you could lose all or part of your investment.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our ordinary shares could decline as a result of sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise through future offerings of our ordinary shares. An aggregate of 15,762,887 ordinary shares were outstanding before the consummation of this offering and 17,012,887 ordinary shares (or 17,200,387 ordinary shares if the underwriters exercise their over-allotment option in full) will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The majority of remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

You will experience immediate and substantial dilution.

The initial public offering price of our ordinary shares is expected to be substantially higher than the pro forma net tangible book value per share of our ordinary shares. Assuming the completion of the offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $3.67 or approximately 82% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

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As an exempted company with limited liability incorporated under the laws of the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a Cayman Islands company that is expected to be listed on Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. For example, neither the Companies Act nor our post-offering amended and restated memorandum and articles of association requires a majority of our board of directors to be independent and we could include non-independent directors as members of our compensation committee and nominating committee and our independent directors would not necessarily hold regular scheduled meetings at which only independent directors are present. In addition, we will be able to follow our home country law instead of the Nasdaq listing rules that require us to obtain shareholder approval for certain dilutive events, such as certain transactions other than a public offering involving issuances of a 20% or greater interest in the company, and acquisitions of the stock or assets of another company. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under Nasdaq’s corporate governance listing standards applicable to U.S. domestic issuers.

Our management has a certain level of discretion over use of proceeds of this offering.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. Specifically, we intend to use the net proceeds from this offering to upgrade our facility and equipment in Taiwan, in particular, an automation production line at our Taiwan laboratory, leasing a property to establish a production line in the U.S., leasing a property to establish a R&D center in Houston, the U.S., and establishing a sales and administration office in Houston, the U.S.. If that were to happen, then our management would have significant discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds.”

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Upon closing of this offering, our corporate affairs will be governed by our post-offering amended and restated memorandum and articles of association as amended from time to time, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of our memorandum and articles of association, as amended, and register of mortgages and charges). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our post-offering amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

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As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ from the Nasdaq corporate governance requirements; these practices may afford less protection to shareholders than they otherwise would under rules and regulations applicable to United States domestic issuers.

As a result of all of the above, our public shareholders may encounter different issues in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Upon consummation of this offering, we will report under the Securities Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

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In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ordinary shares to significant adverse United States income tax consequences.

A non-United States corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

Based on our current composition of assets, subsidiaries and market capitalization (which will fluctuate from time to time), we do not expect to be or become a PFIC for U.S. federal income tax purposes. However, the determination of whether we will be or become a PFIC will depend, in part, upon the value of our goodwill and other unbooked intangibles. Furthermore, the determination of whether we will be or become a PFIC will depend, in part, on the composition of our income and assets. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets.

Because determination of PFIC status is a fact-intensive inquiry made on an annual basis that depends upon the composition of our assets and income, no assurance can be given that we are not or will not become classified as a PFIC. If we were to be or become classified as a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—United States Federal Income Taxation”) may incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of our ordinary shares and on the receipt of distributions on the ordinary shares to the extent such gain or distributions is treated as an “excess distribution” under the U.S. federal income tax rules. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ordinary shares. You are urged to consult your tax advisor concerning the United States federal income tax consequences of acquiring, holding, and disposing of ordinary shares if we are or become classified as a PFIC. For more information, see “Taxation— Certain United States Federal Income Tax Considerations.”

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our ordinary shares or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law and all of our officers are nationals or residents of jurisdictions other than the U.S.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and all of our officers and directors are nationals or residents of Taiwan or India, being jurisdictions outside the United States. As all of our officers are nationals or residents of jurisdictions other than the United States, a substantial portion of their assets are located outside the United States. As a result, there may be difficulty of bringing actions against our officers and directors, for instance, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, and it may be difficult to enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our post-offering amended and restated memorandum and articles of association as amended from time to time, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

We have been advised by our Cayman Islands legal counsel, Ogier, that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

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(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our board of directors, management or controlling shareholders than they would as public shareholders of a U.S. company. For a discussion of certain differences between the provisions of the Companies Act, remedies available to shareholders and the laws applicable to companies incorporated in the United States and their shareholders, see “Enforceability of Civil Liabilities” and “Description of Securities.”

Judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in Taiwan and/or PRC for the years ended December 31, 2022 and 2021 and up until April 2023. Since April 2023, substantially all of our assets are located in Taiwan. In addition, certain of our directors and officers reside outside the United States. As a result, it may be difficult for you to effect service of process within the United States or elsewhere outside Taiwan and/or PRC upon these persons. It may also be difficult for you to enforce in Taiwan and/or PRC or Cayman Islands courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. It may be difficult or impossible for you to bring an action against us in the Cayman Islands if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Cayman Islands or Taiwan and/or PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Cayman Islands or Taiwan and/or PRC courts would hear original actions brought in the Cayman Islands or Taiwan and/or PRC against us or such persons predicated upon the securities laws of the United States or any state. See “Enforceability of Civil Liabilities.”

Provisions in our post-offering amended and stated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our ordinary shares and could entrench management.

Our post-offering amended and restated memorandum and articles of association will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our ordinary shares.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	our goals and growth strategies;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our future business development, results of operations and financial condition;

●	competition in our industry;

●	the expected growth of, and trends in, the markets for our products and services;

●	government policies and regulations relating to our corporate structure, business and industry;

●	our expectation regarding the use of proceeds from this offering;

●	our ability to comply with the continued listing standards on the exchange or trading market on which our ordinary shares is listed for trading;

●	the possibility that COVID-19 may adversely affect our results of operations, financial position and cash flows;

●	general economic and business condition in Taiwan and elsewhere; and

●	assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

After deducting the estimated underwriters’ discount and offering expenses payable by us, we expect to receive net proceeds of approximately $3,865,090 (or $4,641,340 if the underwriters exercise their over-allotment option in full) in the aggregate from this offering, based on an assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. The net proceeds from this offering must be remitted to Taiwan before we will be able to use the funds to grow our business.

We intend to use the net proceeds of this offering as follows (each a “Proceed Usage”), after we complete the remittance process:

●	approximately 80% of the net proceeds for leasing a property to establish a production line (the “U.S. Production Line”) in the U.S. for the production of electric bicycles;

●	approximately 10% of the net proceeds for purchasing equipment of our trial automation production line at our Taiwan laboratory, for the production of key structural parts of electric bicycles,;

●	approximately 5% of the net proceeds for leasing a property to establish our R&D center in Houston, the U.S., for developing automation and advanced composite material and chemical technologies; and

●	approximately 5% of the net proceeds for establishing our sales and administration office in Houston, the U.S., to closely work with our office in Taiwan on U.S. market sales and expansion, and for establishing our sales and administration office in the Netherlands to handle sales on our online business platform which is expected to be launched around the third quarter of 2025.

We carefully plan for the use of proceeds from this offering, not only to support our existing growth, but also build a road map for our future development. As of the date of this prospectus, based on our management’s assessments, we believe our net proceeds are sufficient as we have significantly reduced our planned cost of each of the Proceed Usage due to reduced net proceeds, as compared to the initial plan of the Proceed Usage in the initial planned offering size. For example, under the first Proceed Usage, we initially planned to acquire and invest in a production plant by way of acquiring land and building a factory. Currently, we plan to rent a property from a third party to establish the U.S. Production Line. A further example, under the third Proceed Usage, we currently plan to outsource to local suppliers for testing which was not considered in the original planned offering size. In the event where the net proceeds are insufficient for our intended use of proceeds, we also expect to be able to utilize cash flows from our operating activities to make up for the shortfall in order to fulfill our proposed uses, or we may raise additional capital through equity financing to sufficiently fund our proposed uses above.

In connection with leasing a property to establish a production line in the U.S., we will co-operate with the local bicycle assembly house in the U.S. and the investment amount will be capped at approximately 80% of the proceeds in respect of the infrastructure leasing and machinery procurement. Regarding the construction of a trial automation production line our Taiwan laboratory, approximately 10% of the proceeds is intended to be used for purchasing equipment for production only. We also intend to acquire with our ordinary shares to make strategic investments by acquisition, joint venture and/or co-branding production post initial public offering. We have identified three potential strategic investments: (i) investment in a factory in a Abu Dhabi to serve the European market through acquisition, joint venture and/or co-branding production; (ii) investment in a carbon fiber racquet brand and manufacturing factory in France through joint venture, and (iii) diversification our business operations into the retail bicycle market industry and establish our micro factory and R&D center in Houston to serve the U.S. market through acquisition:

●	In October 2022, we entered into a non-binding memorandum of understanding with an Abu Dhabi company to build and operate a carbon fiber bicycle manufacturing facility in Khalifa Industrial Zone, Abu Dhabi, United Arab Emirates;

●	In April 2023, we entered into a memorandum of understanding with a French based manufacturing company, to form a partnership to build a carbon fiber racquet brand and manufacturing factory in France, and such memorandum of understanding will remain in effect until modified or terminated by mutual consent; and.

●	In April 2023, we entered into a memorandum of understanding with a potential acquisition target, a United Kingdom based bicycle company engaging in sales marketing and distribution in the bicycle and sporting goods trade, to acquire not less than 30% of the potential acquisition target’s shareholding. Such memorandum of understanding will remain in effect until modified or terminated by mutual consent.

With regard to the R&D center in Houston, the U.S., we estimate that approximately 5% of the proceeds shall be sufficient for us to lease a property to establish our R&D center in the U.S. as the major role of the R&D center in the U.S. is to guide our R&D center in Taiwan with their more innovative technology. For setting up our sales and administration office in Houston, the U.S. and the Netherlands, we consider that approximately 5% of the proceeds shall be sufficient for us to rent offices in Houston and the Netherlands and hire staff for operation. We intend that our office in the U.S. will be a hub in coordinating all our business activities in the U.S. Based on the abovementioned, we believe that the proceeds from this offering shall be sufficient to accomplish each purpose. If in any circumstances we require additional funding, we will build lines of credit with financial institutions in the U.S. Further, we intend our office in the Netherlands will be handling sales on our online business platform which is expected to be launched around the third quarter of 2025.

The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein.

The foregoing is set forth based on the order of priority of each purpose and represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that our actual net proceeds and cash from operating activities are insufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis, or we may raise additional capital through equity financing to sufficiently fund our proposed uses above.

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CAPITALIZATION

The following tables set forth our cash and cash equivalents and capitalization as of June 30, 2024:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of 1,250,000 shares at an assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the tables together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2024
	Actual	As Adjusted
	(in US$)
Current:
Cash and cash equivalents	1,120,190	4,410,280

Current:
Short-term loans	9,079,384	9,079,384
Current portion of long-term loans	57,240	57,240
Subtotal	9,136,624	9,136,624
Non-current:
Long-term loans	630,739	630,739
Subtotal	630,739	630,739
Total interest-bearing loans and borrowings	9,767,363	9,767,363

Equity:
Ordinary shares, $0.50 par value, 35,000,000 shares authorized, 15,762,887 ordinary shares outstanding on an actual basis; and 17,012,887 ordinary shares outstanding on an as adjusted basis	7,881,444	8,506,444
Additional paid-in capital (1)	7,781,890	9,406,008
Accumulated other comprehensive loss	561,837	561,837
Retained earnings	(3,862,324)	(3,862,324)
Total equity	12,362,847	14,611,965

Total capitalization	22,130,210	24,379,328

The as adjusted information set forth in the table above excludes warrants to purchase up to 187,500 ordinary shares issuable to the underwriter in connection with this offering.

(1)	Additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fee, Representative’s expense allowance and other expenses. We expect to receive net proceeds of approximately $3,865,090 (offering proceeds of $5,625,000 based on an assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, less underwriting discounts of $450,000, and offering expenses of $1,309,910). The additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting discounts, Representative’s expense allowance and other expenses.

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DILUTION

If you invest in our ordinary shares, you will incur immediate dilution since the public offering price per share you will pay in this offering is more than the net tangible book value per ordinary share immediately after this offering.

The net tangible book value of our ordinary shares as of June 30, 2024 was $10,297,920, or $0.65 per share, based upon 15,762,887 ordinary shares outstanding. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of ordinary shares outstanding. Tangible assets equal our total assets less intangible assets, deferred tax assets and deferred offering cost.

The dilution in net tangible book value per share to new investors, represents the difference between the amount per share paid by purchasers of shares in this offering and the pro forma net tangible book value per share immediately after completion of this offering. After giving effect to the sale of the 1,250,000 shares being sold pursuant to the expected offering price of $4.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting underwriters’ discount and commission payable by us in the amount of $450,000, our pro forma net tangible book value would be approximately $14,163,010, or $0.83 per ordinary share. This represents an immediate increase in net tangible book value of $0.18 per share to existing shareholders and an immediate decrease in net tangible book value of $3.17 dilution per share to new investors purchasing the shares in this offering.

The following table illustrates this per share dilution:

As of June 30, 2024
Public offering price per ordinary share	$4.50
Net tangible book value per share as of June 30,2024	$0.65
Increase in net tangible book value per share attributable to existing shareholders	$0.18
Pro forma net tangible book value per share after this offering	$0.83
Dilution per share to new investors	$3.17

A $1.00 change in the assumed public offering price of $4.50 per ordinary share, which is based on the estimated public offering price set forth on the cover page of this prospectus, would increase (decrease), in the case of an increase (decrease), our pro forma as adjusted net tangible book value after giving effect to this offering by approximately $1,622,596, the pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering by $0.10 per ordinary share and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by $0.93 per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting the underwriters’ discounts and commissions and other offering expenses.

We may also increase or decrease the number of ordinary shares that we are offering. An increase of 100,000 ordinary shares offered by us would increase the pro forma as adjusted net tangible book value per share after this offering by approximately $886,596 and decrease the dilution per share to new investors participating in this offering by $0.05, assuming no change in the assumed public offering price and after deducting the estimated discounts and commissions and estimated offering expenses payable by us to the underwriter. A decrease of 100,000 ordinary shares offered by us would decrease the as adjusted net tangible book value per share after this offering by approximately $886,596 and increase the dilution per share to new investors participating in this offering by $0.05 assuming no change in the assumed public offering price and after deducting the estimated discounts and commissions and estimated offering expenses payable by us to the underwriters.

Our adjusted pro forma net tangible book value after the offering, and the decrease to new investors in the offering, will change from the amounts shown above if the underwriters’ over-allotment option is exercised.

The following table sets forth, on a pro forma as adjusted basis as of June 30, 2024, the difference between the number of ordinary shares purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting estimated underwriters’ discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $4.50 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus:

	Shares Purchased		Total Cash Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders	15,762,887	92.65%	$11,048,366	66.26%	$0.70
New investors from public offering	1,250,000	7.35%	$5,625,000	33.74%	$4.50
Total	17,012,887	100.00%	$16,673,366	100%	$0.98

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of foreign exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. Our directors and officers are nationals or residents of Taiwan or India. As all of our officers are nationals or residents of jurisdictions other than the United States, a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, Lee and Li, Attorneys-at-Law, our counsel as to Taiwan law, and L&L-Leaven, Attorneys-at-Law, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands, Taiwan and China, respectively, would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; or
●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgement, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

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(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Our Taiwan counsel, Lee and Li, Attorneys-at-Law, has advised us that any United States judgments obtained against us will be enforced by courts in Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied with the following:

●	the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan;

●	if the judgment was rendered by default by the court rendering the judgment, (i) we were duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on us with judicial assistance of Taiwan;

●	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and

●	judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

Our PRC counsel, L&L-Leaven, Attorneys-at-Law, has advised us that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

53

CORPORATE STRUCTURE

On May 24, 2016, J-Star Holding Co., Ltd was incorporated as an exempted company with limited liability in the Cayman Islands as our holding company. J-Star directly holds all the share capital of (i) Star Leader Trading, which was incorporated in Hong Kong on May 30, 2016 as a limited company; (ii) Goal Beyond, which was incorporated as an international company in Samoa on April 13, 2016; (iii) Bohong Technology, which was incorporated in the PRC on October 9, 2018; (iv) Star Leader Trading Private Limited, which was incorporated in Singapore on August 22, 2023; and (v) Premium Quest International Limited, which was incorporated in the British Virgin Islands on July 31, 2023. Our wholly-owned subsidiary Goal Beyond, in turn, holds all the share capital of (i) TW YMA, which was incorporated in Taiwan on July 17, 2015; (ii) Time Yield, which was incorporated in Samoa on January 30, 2013, and (iii) Dongguan Changrong, which was incorporated in the PRC on December 4, 2023. As of the date of this prospectus, Bohong Technology and Dongguan Changrong are currently non-operating PRC Subsidiaries. Our wholly-owned subsidiary Premium Quest International Limited, in turn, holds all of the share capital of Litzmo B.V., which was incorporated in the Netherlands on December 13, 2023. As described below, J-Star, through a series of transactions which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of its subsidiaries.

The diagram below shows our corporate structure subsequent to the completion of the Reorganization:

The Reorganization

The Reorganization involved (i) the incorporation of J-Star under the laws of the Cayman Islands on May 24, 2016; (ii) the incorporation of J-Star’s wholly-owned subsidiary, Star Leader Trading, under the laws of Hong Kong on May 30, 2016; (iii) the transfer of all equity ownership of Goal Beyond to J-Star from the former shareholders on August 31, 2016; (iv) the transfer of all equity ownership of Bohong Technology to J-Star from the former shareholders on December 7, 2021; (v) the transfer of all equity ownership of TW YMA to Goal Beyond from the former shareholders on August 16, 2016; (vi) the transfer of all equity ownership of Time Yield to Goal Beyond from the former shareholders on July 6, 2016; (vii) the incorporation of Dongguan YMA, a wholly-owned subsidiary of Goal Beyond, under the laws of PRC on September 30, 2018; (viii) the disposal of all equity ownership of Dongguan Yuantai Sports Equipment Co., Ltd. (“Dongguan Yuantai”), a company incorporated under the laws of PRC, by Skyfort International Pte. Limited (“Skyfort International”), a former wholly-owned subsidiary of Goal Beyond incorporated under the laws of Singapore, on April 3, 2019; (ix) the transfer of all equity ownership of Dongguan Forwell to Goal Beyond from the former shareholder on January 17, 2020; (x) the deregistration of Skyfort International on February 13, 2020; (xi) the transfer of 80.5% of equity ownership of Dongguan YMA from Goal Beyond to three individuals on April 1 2023; and (xii) the transfer of 80.5% of equity ownership of Dongguan Forwell from Goal Beyond to three individuals on April 1, 2023.

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On July 6, 2016, Mr. Kuo-Pin Yu and Mr. Hsiu-Shan Chao transferred all of their respective shares of Time Yield to Goal Beyond, through a share purchase agreement dated June 1, 2016, for a total consideration of $1,000,000. After the transfer, Goal Beyond owns 100% equity interests of Time Yield.

On August 31, 2016, Mr. Jing-Bin Chiang, Mr. Kuo-Pin Yu, New Moon Corporation, Star Centurion Limited, Radian Faith Limited, Glitter Group Ltd., Colossal City Limited and Vantage Wave Limited (the “Goal Beyond Former Shareholders”), being the former shareholders of Goal Beyond transferred all of their respective shares of Goal Beyond to J-Star, through a share subscription agreement entered into between each of the Goal Beyond Former Shareholders, J-Star and Goal Beyond on June 1, 2016, for the subscription of J-Star’s newly-issued shares by Goal Beyond Former Shareholders through contributing all of their respective shares of Goal Beyond to J-Star to offset the obligation on the subscription payment. After the transfer, J-Star owns 100% equity interests of Goal Beyond.

On August 16, 2016, Mr. Kuo-Pin Yu and Ms. Hsiu-Shan Chao transferred all of their respective shares of TW YMA to Goal Beyond, through share transfer agreements dated July 27, 2016, in a total consideration of NTD1,000,000. After the transfer, Goal Beyond owns 100% equity interests of TW YMA.

Under a share transfer agreement dated August 14, 2018 (“Yuantai Share Transfer Agreement”), Skyfort International agreed to sell and Shenzhen Meishangsheng Technology Co., Ltd. (“Shenzhen Meishangsheng”), an independent third party, among others, agreed to purchase 100% equity ownership of Dongguan Yuantai, in a total consideration of RMB142.0 million, of which RMB12.0 million were agreed to be paid to certain independent third parties as agency commission fee under a separate undertaking dated May 29, 2018. Through the disposal of Dongguan Yuantai, the Group disposed of the ownership of two parcels of land in Dongguan, the PRC (“Dongguan Land”) held by Dongguan Yuantai, including the constructions and equipment implanted thereon, without disposing the assets and liabilities, production plant and products held under Dongguan Yuantai. Lease back arrangement has been made, in which Dongguan Yuantai (as lessor) leases out part of Dongguan Land (the “Leased Back Portions”) to Dongguan YMA (as lessee), and part of the consideration under Yuantai Share Transfer Agreement has been set off by rent of the Leased Back Portion for the lease period from July 2019 to June 2021. For further details on the lease concerning the Leased Back Portions, please refer to the two leased properties in Dongguan, the PRC, summarized under “Business – Properties.” The transfer of 50% equity ownership of Dongguan Yuantai to Shenzhen Meishangsheng was completed on November 13, 2018 and the transfer of another 50% of equity ownership of Dongguan Yuantai was completed on April 3, 2019. The assets and liabilities under Dongguan Yuantai were then transferred to Dongguan YMA on September 30, 2018.

On January 17, 2020, Goal Beyond acquired 100% equity ownership of Dongguan Forwell from Skyfort International Pte. Limited in a total consideration of HKD20.0 million through a share transfer agreement dated November 20, 2019. After the transfer, Goal Beyond owns 100% equity interests of Dongguan Forwell.

On December 30, 2020, J-Star, New Moon Corporation, Barium Glory Financial Ltd., Sendai Investments entered into a share swap agreement, whereby J-Star would acquire all share capital of Bohong Technology from New Moon Corporation, Barium Glory Financial Ltd., Sendai Investments, being the former shareholders of Bohong Technology, by a share swap of 838,053 treasury shares of J-Star. After the transfer, J-Star owns 100% equity interests of Bohong Technology.

On April 23, 2021, J-Star, Mr. Frédéric Sallet, Mr. Christophe Quiniou, Le Gallion and 6ème Sens Immobilier entered into an investment agreement, whereby the Group agreed to invest in 19.5% of the equity interest in Cycles Services Loire, a bicycle assembly house in France engaging in the assembly and trading of bicycles, bicycle accessories and other leisure products, in consideration of 19,500 euros, and the Group intended to invest further in Cycles Services Loire, in the amount of 40,500 euros, by the first quarter of 2025 with a view to expanding our market in Europe and enhancing our proximity with customers in Europe.

On April 1, 2023, Goal Beyond entered into an agreement to transfer 30.5%, 25% and 25% of its shares of Dongguan YMA to three individuals who are independent third parties and former employees of the Group respectively, in a total consideration of $3,674,219. After the transfer on April 17, 2023, J-Star indirectly owns 19.5% equity interests of Dongguan YMA and Dongguan YMA ceases to be a subsidiary of J-Star.

On April 1, 2023, Goal Beyond entered into an agreement to transfer 30.5%, 25% and 25% of its shares of Dongguan Forwell to three individuals who are independent third parties and former employees of the Group respectively, in a total consideration of $1,558,281. After the transfer on April 14, 2023, J-Star indirectly owns 19.5% equity interests of Dongguan Forwell and Dongguan Forwell ceases to be a subsidiary of J-Star.

Under the supplemental agreements dated April 27, 2023 to the equity transfer agreements entered into on April 1, 2023 for Dongguan YMA and Dongguan Forwell, the respective considerations is paid by the Buyers in three installments. The specific installment payment dates are December 31, 2023, December 31, 2024, and December 31, 2025. Further, as of the date of this prospectus, the Buyers deposited the Escrow Amount into the Escrow Account. Such Escrow Amount shall remain in the Escrow Account until the last installment payment date. If the Buyers fail to make any payment within each agreed specific installment payment dates, Goal Beyond shall have the right to deduct the payment directly from the Escrow Account. Through the disposals of Dongguan YMA and Dongguan Forwell, the financial statements of Dongguan YMA and Dongguan Forwell will not be expected to be consolidated into the Group’s consolidated financial statements upon the completion of the disposals of the two entities. Through the disposal of Dongguan YMA and Dongguan Forwell, the Group disposed mainly of the ownership of inventories, property, plant and equipment and right-of-use assets etc. You should refer to “Unaudited Pro Forma Financial Information” for additional information to reflect on the impact of the sales of Dongguan YMA and Dongguan Forwell.

55

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On April 1, 2023, Goal Beyond entered into the Agreement with the Buyers. Under the terms of the Agreement, Goal Beyond sold 80.5% of its equity interests of Dongguan YMA and Dongguan Forwell to certain buyers (the “Buyers”) in a total consideration of US$5,232,500 (the “Disposition”).

The registration changes in equity interest of Dongguan Forwell and Dongguan YMA were completed on April 14, 2023 and April 17, 2023, respectively. The effect of the Disposition is already reflected in the consolidated balance sheets as of December 31, 2023, unaudited pro forma condensed consolidated statements of comprehensive income for the year ended December 31, 2023.

The following unaudited pro forma condensed consolidated income statement and condensed combined financial information are derived from the historical financial statements of J-Star and subsidiaries and have been prepared on the assumption that the Disposition was consummated on January 1, 2023.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes hereto and the consolidated financial statements and notes thereto, each as filed by J-Star.

The preparation of the unaudited pro forma financial information is based on Article 11 of Regulation S-X, based on information (i.e., the consolidated financial statements of the Company) prepared using IFRS. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results may differ from those estimates. However, the pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated financial statements reflect estimates, including assumptions that J-Star’s management believes to be reasonable.

The unaudited pro forma financial information is for reference only and may not accurately reflect the actual financial condition or operational performance that J-Star obtained from the Disposition on specific dates.

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J-STAR HOLDING CO., LTD. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in United States dollars)

	Historical	Adjustments		Pro Forma
	Amount	Amount	Note	Amount
Operating revenue	$23,777,952	$(428,974)	a	$23,348,978
Cost of revenue	(20,855,842)	405,450	a	(19,676,841)
		773,551	b
Gross profit from operations	2,922,110	750,027		3,672,137
Operating expenses
Selling expenses	(1,167,991)	30,792	c	(1,137,199)
Administrative expenses	(1,822,574)	360,009	d	(1,462,565)
Research and development expenses	(737,363)	119,257	e	(618,106)
Expected credit losses	(81,842)	-		(81,842)
Operating expenses	(3,809,770)	510,058		(3,299,712)
Net operating (loss) income	(887,660)	1,260,085		372,425
Non-operating income and expenses
Interest income	336,375	(621)	f	335,754
Other income	909,346	-		909,346
Other gains, net	363,269	(41,427)	g	321,842
Finance costs	(808,681)	18,922	i	(789,759)
Disposal of investment gain	1,122,946	(1,122,946)	h	-
Non-operating income and expenses	1,923,255	(1,146,072)		777,183
Profit Before income tax	1,035,595	114,013		1,149,608
Income tax credit	383,048	-		383,048
Profit after income tax	$1,418,643	$114,013		$1,532,656

Basic and diluted
Earnings per share	$0.09	$0.01	j	$0.10

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

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J-STAR HOLDING CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

On April 1, 2023, Goal Beyond entered into the Agreement with the Buyers. Under the terms of the Purchase Agreement, Goal Beyond sold 80.5% of its equity interests of Dongguan YMA and Dongguan Forwell to the Buyers in a total consideration of $5,232,500.

Under the supplemental agreements to the Agreement entered into on April 1, 2023, the respective considerations is paid by the Buyers in three installments. The specific installment payment dates are December 31, 2023, December 31, 2024, and December 31, 2025. Further, as of the date of this prospectus, the Buyers deposited the Escrow Amount into the Escrow Account. Such Escrow Amount shall remain in the Escrow Account until the last installment payment date. If the Buyers fails to make any payment within each agreed specific installment payment dates, Goal Beyond shall have the right to deduct the payment directly from the Escrow Account.

The registration changes in equity interest of Dongguan Forwell and Dongguan YMA were completed on April 14, 2023 and April 17, 2023, respectively. The effect of the Disposition is already reflected in the consolidated balance sheets as of December 31, 2023, unaudited pro forma condensed consolidated statements of comprehensive income for the year ended December 31, 2023.

The following unaudited pro forma condensed consolidated comprehensive income and condensed combined financial information are derived from the historical financial statements of J-Star and subsidiaries and have been prepared on the assumption that the Disposition was consummated on January 1, 2023.

The pro forma adjustments are based on information available to management at the time these unaudited pro forma condensed consolidated financial statements were prepared. J-Star believes the estimates, including estimates of post-closing adjustments, and assumptions used are reasonable and the significant effects of the Disposition are properly reflected.

The unaudited pro forma financial information is for reference only and may not accurately reflect the actual financial condition or operational performance that J-Star obtained from the Disposition on specific dates.

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2. Pro Forma Adjustments

Unaudited Pro Forma Consolidated Statements of comprehensive income for the year ended December 31, 2023.

(a) Adjusted to eliminate operating revenue of $428,974 and relevant cost of revenue of $405,450 recognized from selling to third parties that were historically recorded by Dongguan YMA and Dongguan Forwell from January 1, 2023 until the date ending prior to the Disposition.

(b) Adjusted to reflect the actual outsourced production prices, the adjustment of $773,551 represents revenue and operating expenses recorded historically by Dongguan YMA and Dongguan Forwell from January 1, 2023 until the date ending prior to the Disposition.

(c) Adjusted to eliminate selling expenses recognized mainly resulted from freight expenses and and import and export declaration expenses inside mainland China by Dongguan YMA and Dongguan Forwell from January 1, 2023 until the date ending prior to the Disposition.

(d) Adjusted to eliminate administrative expenses recognized mainly from depreciation expenses caused by right-of-use assets of the plant lease and employee benefit expense related to administrative function by Dongguan YMA and Dongguan Forwell from 2023 until the completion of the Disposition.

(e) Adjusted to eliminate research and development expenses, total research and development expenses recorded by Dongguan YMA and Dongguan Forwell and included in the historical amount were $119,257 from January 1, 2023 until the completion of the Disposition.

(f) Adjusted to eliminate interest income generated from bank deposits of Dongguan YMA and Dongguan Forwell from January 1, 2023 until the completion of the Disposition.

(g) Adjusted to account for foreign exchange losses due to the depreciation of USD against RMB, incurred by Dongguan YMA and Dongguan Forwell from January 1, 2023 until the completion of the Disposition.

(h) Adjusted to eliminate the gain on the Disposition recognized following the disposals of 80.5% equity interests of Dongguan YMA and Dongguan Forwell.

(i) Adjusted to eliminate finance costs incurred of Dongguan YMA and Dongguan Forwell from January 1, 2023 until the completion of the Disposition.

(j) Adjusted to reflect the earnings per share calculated by adjustments of profit after income tax divided by weighted average numbers of ordinary shares outstanding in 2023 of 15,762,887, assuming the Disposition of Dongguan YMA and Dongguan Forwell was completed on January 1, 2023.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of operation data for the years ended December 31, 2023 and 2022 selected consolidated balance sheets data as of December 31, 2023 and 2022 and selected consolidated statements of cash flow data for the years ended December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of operation data for the six months ended June 30, 2024 and 2023, selected consolidated balance sheet data as of June 30, 2024, and selected consolidated statement of cash flow data for the six months ended June 30, 2024 and 2023 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented. Our annual consolidated financial statements are prepared and presented in accordance with IFRS. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Consolidated Statements of Operation:

	For Six Months Ended June 30,
	2024	2023
	USD	USD

Operating revenue	$8,098,739	$13,937,365
Gross profit from operations	$2,448,562	$1,433,010
Operating expenses	$(1,825,245)	$(2,677,180)
Other income and expenses	$-	$-
Net operating (loss) income	$623,317	$(1,244,170)
Income taxes credit (expense)	$86,343	(19,588)
Profit from continuing operations	$497,269	$(14,055)
Total comprehensive income	$444,743	(75,987)
Profit from continuing operations per ordinary share:
Basic and diluted	$0.03	$0.001

	For the Year Ended December 31,
	2023	2022
	USD	USD

Operating revenue	$23,777,952	$39,379,369
Gross profit from operations	$2,922,110	$9,083,338
Operating expenses	$(3,809,770)	$(9,063,363)
Other income and expenses	$-	$68,621
Net operating (loss) income	$(887,660)	$88,596
Income taxes credit (expense)	$383,048	(133,382)
Profit from continuing operations	$1,418,643	$124,305
Total comprehensive income	$2,177,589	500,634
Profit from continuing operations per ordinary share:
Basic and diluted	$0.09	$0.01

About calculation of profit from continuing operations per ordinary share, the weighted average numbers of ordinary shares outstanding in 2023 and 2022 have been retrospectively adjusted and calculated weighted averagely by considering the reverse stock split conducted by the Company in March 2022.

Selected Consolidated Balance Sheets Data:

	As of June 30,
	2024	2023
	USD	USD

Current assets	$8,988,117	$13,179,434
Total assets	$23,244,283	$18,949,803
Current liabilities	$10,230,292	$8,866,727
Total liabilities	$10,881,436	$9,416,987
Total equity	$12,362,847	$9,532,816

	As of December 31,
	2023	2022
	USD	USD

Current assets	$6,493,994	$29,434,896
Total assets	$21,088,906	$40,744,997
Current liabilities	$8,295,712	$28,109,472
Total liabilities	$9,236,658	$30,840,892
Total equity	$11,852,248	$9,904,105

Selected Consolidated Statements of Cash Flow Data:

	For Six Months Ended June 30,
	2024	2023
	USD	USD

Net cash (used in) from operating activities	$(678,712)	$735,202
Net cash from (used in) investing activities	$18,658	$(2,135,288)
Net cash used in financing activities	$1,249,957	$(988,074)
Effect of foreign exchange rate changes on cash and cash equivalents	$(29,175)	$(21,085)
Net (decrease) increase in cash, cash equivalents	$560,728	$(2,409,245)
Cash, cash equivalents at beginning of year	$559,462	$2,949,108
Cash, cash equivalents at end of year	$1,120,190	$539,863

	For the Year Ended December 31,
	2023	2022
	USD	USD

Net cash (used in) from operating activities	$(1,990,254)	$4,043,499
Net cash from (used in) investing activities	$457,461	$(2,018,473)
Net cash used in financing activities	$(780,437)	$(2,031,167)
Effect of foreign exchange rate changes on cash and cash equivalents	$(76,416)	$104,432
Net (decrease) increase in cash, cash equivalents	$(2,389,646)	$98,291
Cash, cash equivalents at beginning of year	$2,949,108	$2,850,817
Cash, cash equivalents at end of year	$559,462	$2,949,108

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

Our Predecessor Group was established in 1970 and we have accumulated over 50 years of know-how in the material composite industry. We currently develop and commercialize the technology on carbon reinforcement and resin systems. With decades of experience and knowledge in composites and materials, we are able to apply our expertise and technology on designing and manufacturing a great variety of lightweight, high-performance carbon composite products, ranging from key structural parts of electric bicycles and sports bicycles, rackets, automobile parts to healthcare products. According to the industry report commissioned by us and prepared by Frost & Sullivan, we are one of the major global leading players in the carbon fiber bicycle parts industry and carbon fiber racket parts industry.

As our business is technology-driven, our vision is to offer cutting edge technology and manufacturing expertise in carbon composites to our customers, and many of our products are directly or indirectly supplied to different renowned international sports brand owners. Our carbon composite products deliver substantial weight savings, endurance and stiffness comparing to those constructed from conventional materials, such as steel and aluminum, and in doing so, our products offer remarkable and valuable efficiency and performance benefits to our customers in various applications. While our technology has potential applications over a broad range of industries, we currently have our main focus on the sporting goods industry and we prioritize the electric bicycle market to commercialize our technology.

We are based in Taiwan with our headquarters, R&D center and material laboratory located in Taichung, Taiwan. The R&D center in Taichung focuses on resin material application, new product development, production process enhancement, structural design of products, testing on product performance and enhancement on strength and stiffness of products. Our business focuses on the research and development to provide wide range of carbon composite products solutions. As of April 18, 2023, with respect to manufacturing, we outsourced our manufacturing to a number of factories in the PRC and will gradually expand such outsourced factories to the U.S. and Europe. We primarily generate revenue through three divisions and revenue streams, namely (i) sales of bicycles parts of sports bicycles and electric bicycles; (ii) sales of rackets for use in tennis, badminton, squash and beach tennis; and (iii) sales of other products, which mainly include structural parts of automobile, other sporting goods and healthcare products. Our bicycle parts and rackets are mainly supplied directly or indirectly to branded customers located in Switzerland, France, Italy, the Netherlands, Germany and Japan and they primarily market and distribute their products worldwide. Other customers which rely on our new products, such as healthcare products, are mainly located in Australia, Canada and Japan.

Advanced carbon composite materials offer a number of advantages relative to traditional materials, including light weight, high strength to weight ratio, high stiffness, and improved resistance to heat, corrosion and fatigue. Nonetheless, different products require different degrees and combinations of such properties according to their functions. For instance, automobile parts, such as hoods and seatback, require higher heat resistance, while bicycle frames require greater degree of stiffness. Hence, material application technology plays an important role in refining the production of different types of carbon composite products. Carbon composite materials are formed by combining carbon fibers and resins. The properties of carbon composite materials could vary largely due to different systems of resin and structural arrangement. Differing from our competitors in the industry, instead of using preset formulas of resins with lower degree of flexibility, we have our own R&D center to develop our own resin systems and formulas according to the product requirements. Therefore, we are able to incorporate customized resin systems that can be optimized for specific parameters, such as durability, temperature performance, cure times and viscosity. This not only allows us to present to clients our products with high precision to customers’ specifications from outsourced factories, but also offers us flexibility in developing a greater variety of new products in the future. Apart from our advanced material application technology, our R&D team is also experienced in providing technical recommendations and solutions to and respond to feedback from our customers regarding the structural design of product. Our advanced material application technology and expertise in product design and development complement each other. Thus, we believe that the parallel development of our complex product and process technology has resulted in our competitive advantage which makes it difficult for our competitor to replicate.

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Our total revenue for the six months ended June 30, 2024 and 2023 amounted to $8.1 million and $13.9 million, respectively. Our sales of bicycle parts accounted for approximately 79.2% and 61.8% of our total revenue for the six months ended June 30, 2024 and 2023, respectively. Our sales from our rackets business segment brought us considerable revenue for the six months ended June 30, 2024 and 2023, which accounted for approximately 12.0 % and 31.2%, respectively, of our total revenues. Our sales of other products accounted for approximately 8.8% and 7.0%, respectively, of our total revenues for the six months ended June 30, 2024 and 2023, respectively.

Our total revenue for the years ended December 31, 2023 and 2022 amounted to $23.8 million and $39.4 million, respectively. Our sales of bicycle parts accounted for approximately 64.0% and 63.2% of our total revenue for the years ended December 31, 2023 and 2022, respectively. Our sales from our rackets business segment brought us considerable revenue for the years ended December 31, 2023 and 2022, which accounted for approximately 29.6% and 33.7%, respectively, of our total revenues. Our sales of other products accounted for approximately 6.4% and 3.1%, respectively, of our total revenues for the years ended December 31, 2023 and 2022, respectively.

While having our main focus on development and sales of key structural parts of bicycles and rackets in the past years, we would not limit ourselves to the existing scope of product. We intend to extend our product spectrum by launching new products, such as sporting goods for new sports such as paddles for racket sports and mast foils for surfing, and further expand our production on relatively new existing products that are emerging in the market, including key structural parts of electric bicycles, automobile and robotic arms, bicycle crank sets and other healthcare products, such as wheelchairs and senior walkers.

For the years ended December 31, 2022 and 2021 and until April 2023, our production plant was located in Dongguan in the PRC with two production lines in place. Though we had disposed our PRC Investments, we entered into OEM/ODM agreements and their respective supplemental agreement with the two entities in April 2023. As such, we will continue to use them as our main suppliers in manufacturing under the ODM and OEM business models for the next five years for our customers due to their geographical proximity to Hong Kong which favors the shipping of products and its strong labor supply in the region. In the future, we intend to outsource more labor intensive production activities to reliable factories in the PRC.

In April 2023, we disposed of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. Prior to the Disposition, products under the ODM and OEM business models were manufactured by both Dongguan YMA and Dongguan Forwell in our production plant in Dongguan, the PRC. After the Disposition, we have continued to utilize Dongguan YMA and Dongguan Forwell to manufacture products under the ODM and OEM business models for the next five years, as we entered into OEM/ODM agreements and their respective supplemental agreement with the two entities in April 2023. Our management team believes that the foregoing the Disposition will not materially impact our ODM and OEM models as we will procure and/or provide the raw materials (carbon fiber yarn from our Japan supplier) utilizing our in-house resin technologies for manufacturing that are required under the ODM and OEM models, and thus, we will continue to control the quality of the raw materials. Under both business models, our sales team or R&D team will oversee product development processes and conduct quality control on the semi-finished products and the finished products, as has been our practice in the past. Simultaneously, we will also build our production bases in the United States and Europe regions to diversify as stated previously.

Key Factors that Affect Operating Results

We believe the following key factors may affect our financial condition and results of operations:

●	our ability to increase our bicycle parts sales volume;
●	our ability to increase our rackets sales volume;
●	our ability to increase our other products sales volume;
●	our ability to enhance our operational efficiency; and
●	our ability to research and develop new products.

COVID-19

The outbreak of novel coronavirus (COVID-19) began in December 2019 and was declared as a pandemic on March 11, 2020 by the World Health Organization. Subsequent to the outbreak, COVID-19 has spread rapidly to many parts of China and other parts of the world. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere.

As our production plant is located in China, the COVID-19 pandemic has adversely affected our business operations and financial condition, operating results and cash flow during its initial outbreak, including but not limited to adverse impacts to our production pipeline and total revenue. However, we have developed corresponding systems in response to COVID-19 to relieve its impact based on past experience. There is no further impact to our operation in response to COVID-19 any further from January 1, 2023.

Results of Operations

Six Months Ended June 30, 2024 and 2023

Operating revenues

The following table identifies the disaggregation of our revenue from continuing operations by reportable segments for six months ended June 30, 2024 and 2023, respectively:

	For the Six Months Ended June 30,				Change
Segment	2024	%	2023	%	Amount	%
Bicycle parts	$6,414,979	79.2	$8,614,727	61.8	$(2,199,748)	(25.5)
Racket	967,519	12.0	4,352,904	31.2	(3,385,385)	(77.8)
Others	716,241	8.8	969,734	7.0	(253,493)	(26.1)
Revenue from contracts with customers	$8,098,739	100	$13,937,365	100	$(5,838,626)	(41.9)

Our operating revenue for the years ended June 30, 2024 and 2023 were $ 8,098,739 and $13,937,365, respectively, representing a decrease of approximately 41.9% from June 30, 2023 to June 30, 2024. The decrease in revenues was mainly driven by the Disposition of Dongguan YMA and Dongguan Forwell in April 2023 as our customers are motivated to reduce pricing for low margin product and accordingly chose to deal with PRC factories directly for and the revenues for PRC operation is not to be consolidated in our group revenues. The impact of such Disposition was reflected as the decrease of sales on bicycle parts and racket. The revenue from sales of bicycle parts for the six months ended June 30, 2024 was $6,414,979, as compared to $8,614,727 for the six months ended June 30, 2023. The revenue from sales of rackets for the six months ended June 30, 2024 was $967,519, as compared to $4,352,904 for the six months ended June 30, 2023. The revenue from sales of rackets decreased by $3,385,385, which was mainly due to the Disposition of Dongguan YMA and Dongguan Forwell.

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Cost of revenue

Cost of revenue consists primarily of cost of goods sold. Our cost of revenue decreased by $6,854,178, or approximately 54.8%, to $5,650,177 for the six months ended June 30, 2024 from $12,504,355 for the six months ended June 30, 2023, which was primarily due to the Disposition of Dongguan YMA and Dongguan Forwell and customers’ preference to deal directly with China factories for low margin products. The raw materials costs are not expected to increase significantly as the price situation appears to be more stable in 2023.

Gross profit

Gross profit for the six months ended June 30, 2024 and 2023 were $2,448,562 and $1,433,010, respectively, representing 30.23% and 10.28%, respectively, of operating revenue. Gross profit as a percentage of operating revenue increased for the six months ended June 30, 2024 as compared to June 30, 2023 was predominately due to the Disposition of Dongguan YMA and Dongguan Forwell as the Disposition considerations were set in the beginning of 2023 and the Disposition occurred in April 2023.

Operating expenses

Our operating expenses primarily consist of (i) selling expenses; (ii) administrative expenses; (iii) research and development expenses; and (iv) expected credit gains or losses. Our administrative expenses decreased by $851,935 from $2,677,180 for the six months ended June 30, 2023 to $1,825,245 for the six months ended June 30, 2024. Such decrease was primarily due to the Disposition of Dongguan YMA and Dongguan Forwell.

Other expenses, net

We recorded other expense of $0 for the years ended June 30, 2024 and 2023.

Non-operating income and expenses

Our non-operating income and expenses consist primarily of (i) other income and (ii) disposal of investment gain. We incurred non-operating expenses of $230,391 for the six months ended June 30, 2024 while we recorded non-operating income of $1,249,703 for the six months ended June 30, 2023. Our other income/expenses, decreased by $1,480,094 from the six months ended June 30, 2023 to 2024. Such decrease was primarily due to renegotiated professional service fees upon the Disposal of the PRC Investments in April 2023 and accordingly recorded as other income. The disposal of investment gain recognized for the amount of $1,122,946 in reflecting the Disposition of Dongguan YMA and Dongguan Forwell.

Income tax expense

We recorded income tax credit (expense) of $86,343 and $(19,588) for the six months ended June 30, 2024 and 2023, respectively.

The effective tax rate was 21.97% and (354.0%) for the six months ended June 30, 2024 and 2023, respectively. The increase in effective tax rate was mainly due to the effects from adjustments based on tax regulation of our Taiwan subsidiaries. We recognized unused tax losses for the six months ended June 30, 2024.

Profit after income tax

Our profit after income tax for the six month ended June 30, 2024 was $479,269 while we incur loss after income tax of $14,055 for the six months ended June 30, 2023.

Exchange differences on translation of foreign operations

We recorded an exchange loss of $34,526 for the six months ended June 30, 2024 and an exchange loss of $52,714 for the six months ended June 30, 2023. The decrease in exchange gain and loss was due to the significant appreciation of USD compared to NTD, which are our main currency exposures.

Years Ended December 31, 2023 and 2022

Operating revenues

The following table identifies the disaggregation of our revenue from continuing operations by reportable segments for the years ended December 31, 2023 and 2022, respectively:

	For the Year Ended December 31,				Change
Segment	2023	%	2022	%	Amount	%
Bicycle parts	$15,219,005	64.0	$24,877,271	63.2	$(9,658,266)	(38.8)
Racket	7,042,493	29.6	13,265,777	33.7	(6,223,284)	(46.9)
Others	1,516,454	6.4	1,236,321	3.1	280,133	22.7
Revenue from contracts with customers	$23,777,952	100	$39,379,369	100	$(15,601,417)	(39.62)

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Our operating revenue for the years ended December 31, 2023 and 2022 were $23,777,952 and $39,379,269, respectively, representing a decrease of approximately 39.6% from December 31, 2022 to December 31, 2023. The decrease in revenues was mainly driven by the Disposition of Dongguan YMA and Dongguan Forwell in April 2023 as our customers are motivated to reduce pricing for low margin product and accordingly chose to deal with PRC factories directly for and the revenues for PRC operation is not to be consolidated in our group revenues. The impact of such Disposition was reflected as the decrease of sales on bicycle parts and racket. The revenue from sales of bicycle parts for the year ended December 31, 2023 was $15,219,005, as compared to $24,887,271 for the year ended December 31, 2022. The revenue from sales of rackets for the year ended December 31, 2023 was $7,042,493, as compared to $13,265,777 for the year ended December 31, 2022. The revenue from sales of rackets decreased by $6,223,284, which was mainly due to the Disposition of Dongguan YMA and Dongguan Forwell.

Cost of revenue

Cost of revenue consists primarily of cost of goods sold. Our cost of revenue decreased by $9,440,189, or approximately 31.16%, to $20,885,842 for the year ended December 31, 2023 from $30,296,031 for the year ended December 31, 2022, which was primarily due to the Disposition of Dongguan YMA and Dongguan Forwell and customers’ preference to deal directly with China factories for low margin products. The raw materials costs are not expected to increase significantly as the price situation appears to be more stable in 2023.

Gross profit

Gross profit for the years ended December 31, 2023 and 2022 were $2,922,110 and $9,083,338, respectively, representing 12.29% and 23.07%, respectively, of operating revenue. Gross profit as a percentage of operating revenue decreased for the year ended December 31, 2023 as compared to December 31, 2022 was predominately due to the Disposition of Dongguan YMA and Dongguan Forwell as the Disposition considerations were set in the beginning of 2023 and the Disposition occurred in April 2023.

Operating expenses

Our operating expenses primarily consist of (i) selling expenses; (ii) administrative expenses; (iii) research and development expenses; and (iv) expected credit gains or losses. Our administrative expenses decreased by $4,371,702 from $6,194,276 for the year ended December 31, 2022 to $1,822,574 for the year ended December 31, 2023. Such decrease was primarily due to the Disposition of Dongguan YMA and Dongguan Forwell.

Other expenses, net

We recorded other expense of $0 for the year ended December 31, 2023 while we incurred other expenses of $68,621 for the year ended December 31, 2022. The change was mainly due to the decrease in loss on disposals of property, plant and equipment the year ended December 31, 2022.

Non-operating income and expenses

Our non-operating income and expenses consist primarily of (i) other income; (ii) disposal of investment gain. We incurred non-operating income of $1,923,255 for the year ended December 31, 2023 while we recorded non-operating income of $169,091 for the year ended December 31, 2022. Our other income, increased by $909,346 from the year ended December 31, 2022 to 2023. Such increase was primarily due to renegotiate professional service fees upon the disposal of the PRC Investments in April 2023 and accordingly recorded as other income. The disposal of investment gain recognized for the amount of $1,122,946 in reflecting the Disposition of Dongguan YMA and Dongguan Forwell.

Income tax expense

We recorded income tax credit (expense) of $383,048 and $(133,382) for the years ended December 31, 2023 and 2022, respectively.

The effective tax rate was (36.99%) and 51.76% for the years ended December 31, 2023 and 2022, respectively. The decrease in effective tax rate was mainly due to the effects from adjustments based on tax regulation of our HK subsidiaries. We recognized unused tax losses for the year ended December 31, 2023.

Profit after income tax

Our profit after income tax for the year ended December 31, 2023 was $1,418,643, while we incur profit after income tax of $124,305 for the year ended December 31, 2022.

Exchange differences on translation of foreign operations

We recorded an exchange loss of $74,641 for the year ended December 31, 2023 and an exchange gain of $376,329 for the year ended December 31, 2022. The decrease in exchange gain and loss was due to the significant appreciation of USD compared to NTD, which are our main currency exposures.

We do not currently engage in currency hedging activities in order to reduce our currency exposure.

Unrealized gains from financial assets measured at fair value through other comprehensive income

We continue to hold an equity interest of 19.5% in Dongguan YMA and Dongguan Forwell in manufacturing bicycles parts in PRC, which the Group does not have a controlling interest or significant influence. The investment was recorded at fair value.

Total comprehensive income

As a result of the foregoing, our total comprehensive income for the year ended December 31, 2023 and 2022 were $2,177,589 and $500,634, respectively.

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Liquidity and Capital Resources

Our primary sources of liquidity consist of existing cash balances, cash flows from our operating activities and availability under our loan arrangements with banks. As of June 30, 2024, we had outstanding short-term loans with aggregate principal amount of $9,097,384 and $687,979 of long-term loans (including current portion), respectively. The short-term loans had floating interest rates between 2.2% to 9.5%. The long-term bank loans had floating interest rates between 2.2% to 3.5%, As of June 30, 2024, we had cash and cash equivalents of $1,120,190 and working capital of $(1,242,175). We also had unused credit lines from bank loans of $2,285,045, which expires one year from June 30, 2024. As of December 31, 2023, we had outstanding short-term loans with aggregate principal amount of $6,964,927 and $980,200 of long-term loans (including current portion), respectively. The short-term loans had floating interest rates between 2.30% to 7.86%. Long-term bank loans, however, had floating interest rates between 1.60% to 3.40%, and other long-term loans have interest rate of 11.64%. As of December 31, 2023, we had cash and cash equivalents of $559,462 and working capital of $(1,801,718). We also had unused credit lines from bank loans of $2,355,022, which expires one year from December 31, 2023.

On April 1, 2023, we entered into agreements to transfer 30.5%, 25% and 25% each of our shares of Dongguan YMA and Dongguan Forwell to three individuals who are independent third parties and former employees of the Group respectively, in a total consideration of $5,232,500. The total consideration is paid by cash and in three installments. The specific installment payment dates are December 31, 2023, December 31, 2024, and December 31, 2025. Further, as of the date of this prospectus, the Buyers deposited the Escrow Amount into the Escrow Account. Such Escrow Amount shall remain in the Escrow Account until the last installment payment date. If the three individuals fail to make any payment within each agreed specific installment payment dates, the Company shall have the right to deduct the payment directly from the Escrow Account. Through the Disposition of Dongguan YMA and Dongguan Forwell, we retained cash and cash equivalents of $1,496,406, inventories of $514,006 and unused credit terms of $4,457,203 as of December 31, 2022. As of June 30, 2024, we had cash and cash equivalents of $4,213 deposited inside and $1,115,977 deposited outside mainland China. As of December 31, 2023, we had cash and cash equivalents of $1,722 deposited inside and $557,740 deposited outside mainland China. We retain long-term receivables from related parties of $9,028,904 and no other payables to related parties as of June 30, 2024. We also retain long-term receivables from related parties of $9,028,904 and no other payables to related parties as of December 31, 2023.

As of June 30, 2024, we had cash and cash equivalents of $1,120,190, unused credit terms of $2,408,855, profit after income tax of $479,269 and positive cash used in operating activities of $678,712. We had cash and cash equivalents of $4,213 deposited inside and $1,115,977 deposited outside mainland China. Until April 2023, Dongguan YMA and Dongguan Forwell were our manufacturing center, and therefore, a higher level of cash resource is held under Dongguan YMA and Dongguan Forwell. Previously, our Taiwan headquarter monitors and remits funds to Dongguan YMA and Dongguan Forwell in China as needed and funds their day to day operation needs. In April 2023, we disposed of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. We also had inventories of $293,045 as of June 30, 2024, which represents approximately 3.6% of the Company’s sales revenue for the six months ended June 30, 2024.

Due to the relief of shipping containers shortage as well as the relief of international shipment delays in 2022 as result of relief of COVID-19 in 2022, inventories level of the Company has decreased. However, the significant decrease of inventory from $19,150,760 as of December 31, 2022 to $187,602 as of December 31, 2023 was mainly due to the Disposition of our PRC Investments. Accordingly, as of December 31, 2023, we had inventories of $187,602, which represents approximately 0.79% of our sales revenue for the year ended December 31, 2023.

In addition, on June 1, 2022, we entered into a contract to acquire a building (land included) in Taichung, Taiwan as our new headquarters. The total price amounted to NTD128,000,000 (US$4,111,789). As of June 30, 2024, we had paid 10% of total price as a deposit with the remaining 90% amounted to NTD115,200,000 (US$3,700,610) to be paid when the transaction is completed. The transaction is expected to be completed with remaining payment to be paid and the transaction is expected to be completed in January 2025. We have obtained mortgage loans that are subject to closing on the purchase of the building amounting to NTD73,000,000 (US$ 2,345,005). The term of the mortgage loans is 20 years, and the interest of the mortgage loans would be paid monthly while the principal would be repaid averagely on an annual basis. Considering the 10% deposit of total price and the mortgage loans from the bank, we are required to pay the unfunded portion of total price amounted to NTD42,200,000 (US$1,355,605) from working capital or unused credit lines from bank loans to complete the transaction. If the transaction is ultimately not completed by the Group, the deposit paid may be deemed as liquidated damages and forfeited, with a maximum liquidated damages of 15% of the total contract value.

If the orders from our customers are cancelled in the near future, it may have negative impact on our liquidity and we may be required to raise additional funds from bank financing or issuance of equity to fund our operations. As of October 31, 2024, and the lines of credit would expire in March 2025, June 2025, August 2025, September 2025 and September 2027. The breakdown of the used and unused lines of credit from bank loans as of October 31, 2024 is as follows:

	March 2025	June 2025	August 2025	September 2025	September 2027	Total
unused lines of credit	$747,220	$76,032	$1,694,375	$145,288	0	$2,662,915
used lines of credit	3,034,030	298,968	3,868,125	57,837	625,000	7,883,960
	$3,781,250	$375,000	$5,562,500	$203,125	625,000	$10,546,875

As of the date of this prospectus, we reached an agreement with the banks to extend the lines of credit expired in March 2025 through June 2025 to September 2027.

Our management believes that we will be able to continue extending and/or renew the loans in the next twelve months from the issuance date of our consolidated financial statements after negotiating with the banks based on our past experience as well as the commitment from our key management personnel to continue providing guarantees on the loans over the next twelve months.

We had taken certain actions to manage the level of inventories held by us, increase the price of our products as a result of increased raw materials costs and negotiating new credit terms with the customers (for example, we requested our customers to shorten the payment terms to support our operations) to ensure sufficient liquidity and capital resources. Since the Disposition of the PRC Investments, we are only managing our inventory in Taiwan.

To date, we have financed our operations primarily through capital contributions, bank borrowings and from operations. Based on the actions taken by our management, we are able to renew and extend bank loans after negotiating with the banks of those loans falling due within one year and our ability to liquidate inventory building up to meet orders and to collect account receivables related to these orders, our management believes that our cash and cash equivalents are sufficient to fund our operating expenses and meet our obligations for at least the next twelve months from the issuance date of our consolidated financial statements. Accordingly, the financial statements have been prepared on a basis that assumes we will continue as a going concern and which contemplates the realization of assets, the renewal of bank loans and lines of credit and satisfaction of liabilities and commitments in the ordinary course of business.

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Current foreign exchange and other regulations in the PRC may restrict our PRC Subsidiaries in its ability to transfer their net assets to us and our subsidiary. However, we have no present plans to declare dividend and we plan to retain our retained earnings to continue to grow our business.

We are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions to our PRC Subsidiaries typically take approximately eight weeks to complete. The filing and registration processes for loans either to our PRC Subsidiaries typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions to our PRC Subsidiaries and loans to our PRC Subsidiaries, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. See “Risk Factors—Risks Related to Conducting Operations in PRC and Hong Kong —Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.’’ Additionally, while there is no statutory limit on the amount of capital contribution that we can make to our PRC Subsidiaries, loans provided to our PRC Subsidiaries are subject to certain statutory limits. We are able to use all of the net proceeds from this offering for investment in our PRC operations by funding our PRC Subsidiaries through capital contributions which is not subject to any statutory limit on the amount under PRC laws and regulations. We expect the net proceeds from our initial public offering to be used in the PRC will be in the form of Renminbi and, therefore, our PRC Subsidiaries will need to convert any capital contributions or loans from U.S. dollars into Renminbi in accordance with applicable PRC laws and regulations.

Cash Flows

Six Months Ended June 30, 2024 and 2023

The following table summarizes our cash flows for the periods indicated:

	For Six Months Ended June 30,
	2024	2023
	USD	USD

Net cash (used in) from operating activities	$(678,712)	$735,202
Net cash from (used in) investing activities	$18,658	$(2,135,288)
Net cash used in financing activities	$1,249,957	$(988,074)
Effect of foreign exchange rate changes on cash and cash equivalents	$(29,175)	$(21,085)
Net (decrease) increase in cash, cash equivalents	$560,728	$(2,409,245)
Cash, cash equivalents at beginning of year	$559,462	$2,949,108
Cash, cash equivalents at end of year	$1,120,190	$539,863

Operating Activities

Net cash used in operating activities was $678,712 for the six months ended June 30, 2024, adjusted mainly by (a) the increase in long-term receivable – related parties of $1,157,936; (b) the decrease in other payables of $74,221; (c) the decrease in accounts receivables of $417,780; and (d) the decrease of other liabilities of $160,322.

Net cash from operating activities was $735,202 for the six months ended June 30, 2023, primarily derived from profit before tax of $5,533, adjusted mainly by (a) the decrease in inventories of $237,203; and (b) the decrease in accounts receivable of $1,417,353 as a result of factoring accounts receivable to the bank.

Investing Activities

For the six months ended June 30, 2024, net cash from investing activities was $18,658, mainly for (i) cash outflow due to financial assets at amortized cost of $174,601; and (ii) decrease in guarantee deposits $225,950.

For the six months ended June 30, 2023, net cash used in investing activities was $2,135,288, mainly for (i) cash inflow due to financial assets at amortized cost of $365,148; (ii) increase in guarantee deposits paid of $521,481; and (iii) reduce in consolidated entities of $2,807,668.

Financing Activities

For the six months ended June 30, 2024, net cash used in financing activities was $1,249,957, which mainly consisted of an increase of (i) short-term bank loans of $2,114,457 and (ii) initial public offering cost of $472,596.

For the six months ended June 30, 2023, net cash used in financing activities was $988,074, which mainly consisted of an increase of initial public offering $1,101,600.

Years Ended December 31, 2023 and 2022

The following table summarizes our cash flows for the periods indicated:

	For the Year Ended December 31,
	2023	2022
	USD	USD

Net cash (used in) from operating activities	$(1,990,254)	$4,043,499
Net cash from (used in) investing activities	$457,461	$(2,018,473)
Net cash used in financing activities	$(780,437)	$(2,031,167)
Effect of foreign exchange rate changes	$(76,416)	$104,432
Net (decrease) increase in cash, cash equivalents	$(2,389,646)	$98,291
Cash, cash equivalents at beginning of year	$2,949,108	$2,850,817
Cash, cash equivalents at end of year	$559,462	$2,949,108

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Operating Activities

Net cash used in operating activities was $1,990,254 for the year ended December 31, 2023 adjusted mainly by (a) the increase in long-term receivable – related parties of $9,028,904; (b) the decrease in other payables of $1,713,448; (c) the increase of non-current assets of $1,697,807; and (d) the decrease of other liabilities of $3,700,296.

Net cash from operating activities was $4,043,499 for the year ended December 31, 2022, primarily derived from profit before tax of $257,687, adjusted mainly by (a) the decrease in inventories of $3,511,903; and (b) the decrease in accounts receivable of $789,936 as a result of factoring accounts receivable to the bank.

Investing Activities

For the year ended December 31, 2023, net cash from investing activities was $457,461, mainly for (i) cash outflow due to reduction in consolidated entities of $2,807,668; (ii) proceeds from the disposals of right-of-use assets of $1,093,203; and (iii) proceeds from the Disposition of Dongguan YMA and Dongguan Forwell of $1,744,168.

For the year ended December 31, 2022, net cash used in investing activities was $2,018,473, mainly for (i) acquisition of property, plant and equipment of $1,212,275; (ii) increase in guarantee deposits paid of $152,369; and (iii) increase in financial assets at amortized cost of $642,039.

Financing Activities

For the year ended December 31, 2023, net cash used in financing activities was $780,437, which mainly consisted of an increase of (i) short-term bank loans of $636,035 and (ii) initial public offering cost of $1,143,376.

For the year ended December 31, 2022, net cash used in financing activities was $2,031,167, which mainly consisted of (i) proceeds from short-term bank loans of $8,968,775 offset by payments on short-term bank loans of $7,879,602; (ii) payments on long-term bank loans of $1,228,456 offset by proceeds from long-term bank loans of $211,623; and (iii) payments on lease liabilities of $2,024,041.

Trend Information

With the relief of shipping containers shortage and delays in international shipments for six months ended June 30, 2024 and the Disposition of our PRC Investments, our inventories had decreased as compared to December 31, 2023. We have taken certain actions to manage the level of inventories held by us, increase the price of our products and negotiating new credit terms with some of our customers (for example, we requested our customers to pay a part in advance or shorten the payment terms to support our operations) to further mitigate the uncertainties in the near future. Other than as disclosed in “Risk Factors - Our operations have been and may continue to be affected by the COVID-19 pandemic” and “Risk Factors—Risks Related to Our Business and Industry—The occurrence of force majeure events and natural disasters may adversely affect our business, financial condition and results of operations” in this prospectus, and comparing the past two years, our management believes the trend for the remainder of 2024 is that the market is running a gradual pace in returning to the level of strong demands during 2022, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our operating revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We did not have during the periods presented, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. However, as a result of our Disposition of our majority equity interests in Dongguan YMA and Dongguan Forwell in April 2023 to three individuals, we have received consideration for one of the three installments on December 31, 2023. We expect to receive the other two installments on or before December 31, 2024, and December 31, 2025. As of the date of this prospectus, we received the first installment of the Escrow Amount and the Buyers deposited the Escrow Amount into the Escrow Account. Such Escrow Amount shall remain in the Escrow Account until the last installment payment date. If the three individuals fail to make any payment within the agreed specific installment payment dates, Goal Beyond shall have the right to deduct the payment directly from the Escrow Account.

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Internal Control Over Financial Reporting

Prior to this offering, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended December 31, 2023 and 2022 and condensed interim consolidated financial statements as of and for the six months ended June 30, 2024, we and our independent registered public accounting firms identified material weaknesses in our internal control over financial reporting as of December 31, 2023 and 2022, defined in accordance with the standards established by the PCAOB. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified arose from our lack of effective financial reporting oversight process for our period-end financial reporting as well as our lack of policies and procedures over evaluation of significant complex transactions and evaluation of certain general ledger accounts. Following the identification of the material weaknesses, we have taken and plan to continue to take remedial measures to remedy the material weaknesses. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control over financial reporting under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness or significant deficiency in our internal control over financial reporting, as we and they will be required to do so once we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

To remedy our identified material weaknesses, we are in the process of adopting several measures that will improve our internal control over financial reporting, including: (i) recruiting a chief financial officer with extensive financial reporting experience to effectively oversight our financial reporting process; (ii) establishing a comprehensive accounting policies and procedures manual, which document the current IFRS accounting policies and technical accounting guidance and are tailored to the Company’s business; (iii) establishing an ongoing program to provide sufficient and additional appropriate training to its accounting staff, especially trainings related to IFRSs and SEC financial reporting requirements; and (iv) implementing internal controls over financial reporting to ensure our controls over accounting policies and procedures are operating effectively.

We expect to complete the measures above as soon as practicable and we will continue to implement measures to remedy our internal control deficiencies in order to meet the deadline imposed under Section 404 of the Sarbanes-Oxley Act. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. If we fail to develop or maintain an effective system of internal controls over our financial reporting, we may not be able to accurately report our financial results, prevent fraud or meet our reporting obligations. As a result, investor confidence and the market price of our ordinary shares may be materially and adversely affected. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that has been identified, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations, and investor confidence and the market price of our ordinary shares may be materially and adversely affected.”

For the Critical Accounting Policies, please refer to Note 4 “Summary of significant accounting policies” of our consolidated financial statements.

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Quantitative and Qualitative Disclosures about Market Risks

Market Risks

Our exposure to financial market risks relates primarily to changes in foreign exchange rates and interest rates. We do not have any derivative financial instruments, however, we implemented natural hedging strategy to mitigate Foreign exchange exposure if any.

Foreign Currency Exchange Rate Risks

Our foreign currency exposure gives rise to market risks associated with exchange rate movements against the NT dollar, the RMB, the HKD and the US dollar. As of June 30, 2024 and December 31, 2023, we did not hold or issue any derivative for trading purposes or to hedge against fluctuations in foreign exchange rates. We mitigated this risk by conducting sales and purchases transactions in the same currency. Doing so helped to reduce, but has not eliminated, the impact of foreign currency exchange rate movements. An average appreciation of the US dollar against all other relevant foreign currencies of 5% would increase our exchange loss by US$286,402 and increase our exchange loss by US$283,793, respectively, based on our outstanding assets and liabilities denominated in foreign currencies as of December 31, 2023 and June 30, 2024 and. As of June 30, 2024 and December 31, 2023, we had no outstanding forward exchange or foreign currency option contracts.

See Note 35 of our audited consolidated financial statements for additional information on financial risk management.

Interest Rate Risks

As of June 30, 2024 and December 31, 2023, we had aggregate debts outstanding of US$9,767,363 and US$7,945,127, respectively, which was incurred for capital expenditure and general operating expenses. Of our outstanding debts as of June 30, 2024 and December 31, 2023, 85.91% and 76.84% bore interest at variable rates, respectively. The interest rate for the majority of our variable rate debts varies based on a fixed percentage spread over the prime rate established by our lenders. Our variable rate debts had an annual interest rate between 2.15% and 6.78% as of June 30, 2024 and 1.60% to 11.64% as of December 31, 2023. Accordingly, we have cash flows and earnings exposure due to market interest rate changes for our variable rate debts. An increase in interest rates of 1% would increase our annual interest charge by US$83,911 and US$61,050, based on our outstanding floating rate indebtedness as of June 30, 2024 and December 31, 2023, respectively.

As of June 30, 2024 and December 31, 2023 and 2022, we had no interest rate swap agreements outstanding.

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INDUSTRY

The information presented in this section has been derived from an industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, regarding our industry and our market position around the world.

Global Carbon Fiber Industry Overview

Carbon fiber is a kind of fiber material with a carbon content of more than 90%. Because of its fibrous shape and softness, it can be processed into various fabrics. It is usually combined with resin, metal and ceramic materials to make advanced composite materials. Carbon fiber is widely used in many fields because of its high specific strength, high specific modulus, corrosion resistance, high-temperature tolerance, friction resistance, good electrical conductivity and low thermal expansion coefficient. The figure below summarizes the classification of carbon fiber.

Figure 1: Overview of classification of carbon fiber

Source: Frost & Sullivan

As shown in the figure below, the carbon fiber industry chain is divided into upstream, midstream and downstream, in which the production process of carbon fiber in midstream is complex. The precursors are obtained after a series of treatment processes which include polymerization and spinning process by raw material. Then, applying the pre-oxidation and carbonization process on precursors to obtain carbon fiber. To meet different requirements, carbon fiber is processed together with other materials like resin, metal and ceramic to composite material parts, which are used in downstream products. For instance, because of its lightweight, high rigidity and other advantages, carbon fiber is used instead of wood in sports goods like golf clubs, hockey clubs, ski clubs, tennis rackets, badminton rackets, bicycles, fishing rods and bows.

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Figure 2: Overview of the industry chain of carbon fiber

Source: Frost & Sullivan

Market Size

The concept of carbon fiber has appeared for many years and carbon fiber products have increased market presence over the past few years. As shown in Figure 3, the market size of the global carbon fiber industry increased from approximately USD2,683.7 million in 2019 and reached approximately USD3,801.0 million in 2023 at a Compound Annual Growth Rate (“CAGR”) of approximately 9.1%. In 2023, carbon fiber is mainly used in aerospace (48%), sports/leisure (14%) and wind blade (8%), which shows major application markets of carbon fiber are for commercial and industrial use (Figure 4). At present, there is a fierce competition in the low-end carbon fiber market with low profit margins. There is still a large profit margin in the mid-end and high-end carbon fiber markets. However, in the future, the demands of carbon fiber products for consumption use will continue to be released. With the development of technology, there will be increasing application of carbon fiber for new purposes and uses, and the cost of carbon fiber products will be reduced. It is expected that these factors will enable a higher margin for the manufacturers and promote people’s willingness to buy carbon fiber sports and leisure products. Therefore, the global carbon fiber industry market size is expected to maintain a CAGR of approximately 10.2%, reaching approximately USD6,075.9 million by 2028 from approximately USD4,120.3 million in 2024. In the future, long-term low-price competition will force low-end carbon fiber products manufacturers to face business transformation. However, manufacturers who develop mid-end and high-end products will maintain their first-mover advantages through resource accumulation and research and development capability and maintain a leading position in the industry.

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Figure 3: Market Size of Global Carbon Fiber Industry, 2019-2028E

Source: Frost & Sullivan

Figure 4: Breakdown by Application Segments of Global Carbon Fiber Market, 2023

Source: Frost & Sullivan

Market Drivers and Development Trends

Favorable policies

The global major countries and regions pay attention to the development of carbon fiber industry and have launched relevant policies to stimulate the development of carbon fiber industry. For example, the “Going Climate Neutral” by 2050 which issued by European Commission calls for the study of carbon fiber products to reduce costs. The “Research and Development of Innovative Structural Materials” from the New Energy and Industrial Technology Development Organization aim to develop new carbon fiber precursor compounds, clarified the formation mechanism of carbonization structure and standardize evaluation methods for carbon fibers. There are not only policies to encourage R&D, but also many policies to encourage industrialization and capacity improvement. Policy support will provide a good external environment for the development of the carbon fiber industry, which is conducive to the rapid development of the industry.

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Strong downstream demand

With the release of the 14th Five-Year Sports Development Plan, China will focus on improving the physical quality and health of the people. The plan sets a goal of reaching 2.6 square meters of sports field per capita and 38.5% of the population regularly participating in physical exercise by 2025. With the promotion of policies and the continuous integration of outdoor sports and tourism, more people will participate in these sports activities, which will directly promote the development of related equipment. In addition, with the increasing influence of cycling events such as the Tour de France, the Tour of Italy, the Tour of Spain, and the Crossing the U.S. Cycling Race, the number of cyclists in Europe and the United States is also increasing, which will also push up the demands for sports and fitness equipment. As important equipment for sports such as bicycles, tennis, badminton and surfing, carbon fiber products will have greater market demand in the future.

High-end products

Europe attaches importance to the application of carbon fiber in the aerospace field and emphasizes the use of carbon fiber composite aerospace materials to reduce the generation of waste in “Horizon 2020” released by the European Commission. American companies such as SpaceX, Blue Origin and Boeing also use carbon fiber materials in their products in the aerospace field. Compared with the foreign carbon fiber market, domestic carbon fiber is mainly concentrated in low value-added areas, which results in competitive pressure on the price. At the same time, key technologies of China’s carbon fiber industry lag behind developed countries, which leads to the limitation of carbon fiber materials in high value-added fields such as aviation manufacturing. With policy support and the pursuit of high value-added products, more domestic enterprises will invest in the research and development of high-end carbon fiber so that the products of the whole industry will develop into a high-end trend.

Global Carbon Fiber Bicycle Parts Industry Overview

The carbon fiber bicycle is the second largest segment of the sports/leisure market. Major components of bicycles made of carbon fiber (CF) composite materials include bicycle frame, fork, wheelset, pedal, seat post, and so forth. Since the 1970s, carbon fiber has become the material for bicycle frames on account of its lightweight, ease of shaping, high strength, high stiffness, and so forth, and has been mainly used in mid-to-high-end products for professional athletes or bicycle enthusiasts. Compared with traditional racing bicycles made of aluminum alloys, carbon fiber bicycles could remarkably reduce the extra energy consumption of athletes due to the lightweight of the bicycle and reduce bendability occurred by accidental collision. Carbon fiber and its composite materials have now become mainstream materials for racing bicycles and high-end bicycle products (including electric bicycles). Figure 5 below shows the comparison of features between regular bicycles and carbon bicycles and Figure 6 below shows different types of carbon fiber composite bicycles.

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As shown in Figure 7 below, the carbon fiber bicycle is the second largest segment of the sports/leisure market, which accounts for around 26.0% of the market share in the global carbon fiber demand in sports/leisure market in 2023. Major components of bicycles made of carbon fiber composite materials include bicycle frame, fork, wheelset, pedal, seat post, and so forth. Since the 1970s, carbon fiber has become the material for bicycle frames on account of its lightweight, ease of shaping, high strength, high rigidity, and so forth, and has been mainly used in mid-to-high-end products for professional athletes or bicycle enthusiasts. Compared with traditional racing bicycles made of aluminum alloys, carbon fiber bicycles could remarkably reduce the extra energy consumption of athletes due to the lightweight of the bicycle and reduce bendability occurred by accidental collision. Up to date, carbon fiber and its composite materials have now become mainstream materials for racing bicycles and high-end bicycle products (including electric bicycles).

Figure 5: Comparison of Regular Bicycles and Carbon Bicycles

Source: Frost & Sullivan

Figure 6: Types of Carbon Fiber Composite Bicycles

Source: Frost & Sullivan

Figure 7: Global Carbon Fiber Demand in Sports/Leisure Market, 2023

Source: Frost & Sullivan

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Market Size

As shown in Figure 8 below, in recent years, due to the COVID-19 pandemic, the demand for health and sports has increased, further promoting the rapid growth of the market size of global carbon fiber bicycle parts market, which increased from approximately USD420.0 million in 2019 to USD732.7 million in 2022. However, the disorder of the shipping market caused by the COVID-19 pandemic, which has led to a large amount of inventory for distributors of carbon fiber, impacted the price and sales of carbon fiber bicycle parts in 2023. The market size of global carbon fiber bicycle parts market decreased to USD527.5 million in 2023. Going forward, driven by improving people’s living standards, transformation of consumers’ lifestyle and technology development, the market size of global carbon fiber bicycle parts industry is expected to increase from approximately USD579.2 million in 2024 to USD959.2 million in 2028, representing a CAGR of 13.4%. The penetration of carbon fiber in professional-grade bicycles is expected to further grow due to its outstanding physical performance, while wider application of carbon fiber composite materials in the market on regular bicycles and electric bicycles is also expected as the manufacturing process becomes mature.

Followed by the implementation of policies in the U.S. and Europe and the other countries to encourage replacement of public transportation by bicycle, such as addition of bicycle lanes and other bicycle-related infrastructures, the market demand for electric bicycles increased. The COVID-19 pandemic in 2020 has previously changed people’s commuting behavior in Europe and the U.S. Government’s policies and subsidies on encouraging the use of bicycles also contribute to the increasing market demand for electric bicycles.

Figure 8: Market Size of Global Carbon Fiber Bicycle Parts Industry, 2019-2028E

Source: Frost & Sullivan

As shown in Figure 9 below, the global electric bicycle market size reached approximately USD51.0 billion in 2023, and is expected to further increase to approximately USD83.9 billion in 2028, with a CAGR of 10.8% from 2024 to 2028. Compared with other public transportation systems, the electric bicycle has advantages of affordability and convenience. Most countries are working on boosting electric bicycles to reduce the stress on public transportation systems. Driven by the growing urbanization, traffic congestion in the city, as well as support and initiatives from governments, the demand for electric bicycles is expected to further expand.

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Figure 9: Market Size of Global Electric Bicycle Industry, 2019-2028E

Source: Frost & Sullivan

Market Drivers and Development Trends

Sustainable Cooperation with Cycling Brands

As bicycle parts manufacturers, companies who have established expansive and stable client networks with well-known cycling brands may stand out in the competition globally. For example, for racing bicycles, carbon fiber bicycle parts manufacturers produce frames, wheelsets, forks, cranks according to specifications and functions required by racing bicycle brands. The carbon fiber bicycle parts are highly customized products. Thus, for carbon fiber bicycle brands, partnering with reliable parts manufacturers who can consistently deliver products that meet or exceed their exacting specifications is a critical success factor. These manufacturers not only possess the expertise to translate brand requirements into high-performance components, but also ensure consistent quality and on-time delivery. Furthermore, strong supplier relationships with award-winning racing bicycle brands can create a “brand spillover effect” for carbon fiber parts companies. This positive association with high-profile brands increases their market visibility and credibility, potentially attracting new customers within the industry.

Technology Upgrade of Manufacturing

With the development of carbon fiber and composite materials manufacturing technology, as well as the decreasing manufacturing cost, carbon fiber has been applied in regular bicycles and emerging electric bicycles. Some leading companies in the industry have set up the prototyping center for manufacturing carbon fiber frames, and applied automated painting technology to continuously optimize the production process and enhance manufacturing efficiency. Additionally, the state-of-the-art technology includes vacuum forming, plasma surface treatment technology, and so forth. Besides, leading companies in the industry are developing new resin systems, Nano-CT and Nano-GS for bicycle frames, as well as resins with higher heat resistance and strength for use in carrier plates of furnace and bicycle wheels. Companies who own strong R&D capabilities, ability to design resin formulas and diverse product portfolios are more likely to stand out in the global competition. The disruptive technology innovation is conducive to elevating the industrialization of carbon fiber bicycle parts to a new level, increasing production capacities and expanding downstream applications.

Growing Consumer Demand for Carbon Fiber Bicycles

The global focus on health and well-being is propelling cycling to a new symbol of a healthy lifestyle. This trend was significantly amplified by the COVID-19 pandemic, which heightened awareness of personal health and fitness. As a result, a surge in cycling enthusiasts is seeing, not just competitive racers but also those enjoying road and mountain biking for recreational purposes or touring. Cycling’s appeal extends beyond leisure, with its reputation as a fast, flexible, and reliable mode of transportation further driving demand for high-quality carbon fiber parts. Currently, Europe and North America dominate the market for high-end bicycles. However, the Asia-Pacific region is emerging as a promising new frontier. This shift in consumer behavior, coupled with growing health consciousness, suggests significant growth opportunities for the global carbon fiber bicycle parts market in the coming years.

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Increasing Environmental Awareness

Public environmental awareness has become a powerful driver in the development of cycling. The United Nations’ establishment of International World Bicycle Day in 2018 exemplifies this trend, highlighting the potential of bicycles for promoting both environmental stewardship and personal health. The COVID-19 pandemic further accelerated this shift. In 2020, European and American governments actively encouraged cycling as a means of social distancing and reducing strain on public transportation. This policy shift, coupled with the decline in car usage during lockdowns, fostered a cycling habit in many people. Beyond the immediate public health concerns, governments in countries like the UK, France, and Italy recognized a long-term opportunity. They implemented measures such as expanded bicycle lane networks and subsidies for bicycle purchases. These initiatives aimed to make cycling a more attractive and accessible option, encouraging a transition towards a zero-carbon mode of transportation. The resulting boom in bicycle sales underscores the success of these efforts. The benefits of widespread bicycle use extend far beyond reduced carbon emissions. Bicycles contribute to cleaner air by eliminating exhaust fumes, leading to improved public health. Additionally, they alleviate traffic congestion, making commutes faster and more efficient. Cities like Copenhagen and Amsterdam serve as prime examples of the positive impact of well-developed cycling infrastructure. Their long-standing commitment to cycling infrastructure, dating back to the 1970s, has fostered a culture of sustainable living. This success story underscores the potential for a global shift towards a more sustainable transportation system, which can contribute to economic growth, reduce social inequalities, and bolster efforts to combat climate change. In conclusion, the growing environmental consciousness creates fertile ground for the development of the carbon bicycle industry and its associated upstream sectors.

Vertical Integration

At present, many carbon fiber composite material manufacturers purchase yarns and resin raw materials from suppliers, and then produce prepreg according to a specific ratio, followed by laminating, molding, heat treatment and other processes. However, the material properties cannot be standardized, which prolongs the product launch period and raises production costs. To overcome these limitations, leading players are strategically integrating upstream into the value chain. This involves establishing dedicated research centers, investing in advanced material analysis equipment, and recruiting skilled professionals. This allows them to develop proprietary resin formulations, leading to several key benefits. Firstly, self-developed resins offer greater control over material properties, ensuring consistent performance. Secondly, production costs can be reduced through optimized formulations and potentially closer sourcing. Finally, this vertical integration allows companies to capture a larger share of the overall value chain, increasing profitability. On the other hand, some carbon bicycle parts manufacturers step into the manufacturing of carbon bicycles business by providing bicycle assembly service or cooperating with renowned carbon bicycle brands to achieve vertical integration, which expands business portfolio and increases brand awareness.

Favorable Government Policies

Light Industry Stabilizing Growth Work Plan (2023-2024)

In 2023, the “Light Industry Stabilizing Growth Work Plan (2023-2024)” issued by the Ministry of Industry and Information Technology of China, the National Development and Reform Commission of China, and the Ministry of Commerce proposed using sports events and other activities to accelerate the promotion of outdoor sports equipment, leisure bicycles and other products.

Electric Bicycle Incentive Kickstart for the Environment (E-BIKE) Act

In 2021, the Senate and House of Representatives of the United States issued the Electric Bicycle Incentive Kickstart for the Environment (E-BIKE) Act, which encourages the use of electric bicycles through a consumer tax credit. Due to the distance, speed and ease by which they can travel, electric bicycles will help replace vehicle trips and commutes and reduce carbon emissions. If the E-BIKE Act is passed, it would create a consumer tax credit that (i) covers 30% of the cost of the electric bicycle, up to a US$1,500 credit, (ii) applies to new electric bicycles that cost less than US$8,000, and (iii) is fully refundable, which allows lower-income workers to claim the credit.

Recommendations for Delivering Green Growth and an Effective Mobility in 2030

In 2020, the European Commission issued Recommendations for Delivering Green Growth and an Effective Mobility in 2030, in which recommends that cycling should be an equal partner in the mobility system. It suggests that there is an increase in use of bicycle in European Union by 50% in average in 2019-2020 and expects that such trend will be continued until 2030. It also indicates that the European Union investment in cycling will be raised to 3 billion Euros from 2021 to 2027 and 6 billion Euros from 2028 to 2034.

Bicycle Sports Industry Development Plan

In 2018, the General Administration of Sports and Development and Reform Commission in China issued the Bicycle Sports Industry Development Plan. It takes the supply-side structural reform of the bicycle sports industry as the main line, focusing on consolidating the foundation of the bicycle sports industry, improving the ability and quality of the supply of bicycle sports products and services, promoting industrial agglomeration and integration, and promoting the marketization, standardization and branding of bicycle sports in China. It also promotes the healthy and sustainable development of the bicycle sports industry and provides solid and stable support for expanding sports consumption and demand, realizing the transformation and upgrading the sports industry in China.

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Light Industry Development Plan

In 2016, the Ministry of Industry and Information Technology in China issued the Light Industry Development Plan. It is pointed out that the bicycle industry should be promoted in the direction of lightweight, diversified, fashionable and intelligent. Such plan accelerates the research and development and application of high-strength lightweight materials, transmissions, transmission systems, new energy, smart sensing technologies and Internet of Things technologies. The Light Industry Development Plan also focus on the development of diversified bicycles such as fashion leisure, sports fitness, long-distance cross-country and high-performance folding, as well as standard-compliant lithium-ion battery electric bicycles and smart electric bicycles.

E-bike Subsidy Schemes by European Cyclists’ Federation in 2016

In 2016, the European Commission set up the E-bike Subsidy Schemes, in which subsidies aimed at cycling can be provided to encourage uptake or an increase in cycle use through providing a financial benefit. Using a subsidy to encourage cycling can take one of two forms: providing a financial benefit for commuters to switch to cycling by paying for km travelled or subsidizing the untaxed purchase of equipment through employee schemes.

Competitive Landscape - Competitor Profiles

The table below shows the major global leading players in the carbon fiber bicycle parts industry:

Company Name	Listed or Unlisted	Year Established and Headquarters	Business Introduction	Major Products
YMA Corporation	Unlisted	2015, Taichung City, Taiwan	YMA Corporation, a subsidiary of J-Star, is principally engaged in the R&D, manufacture and processing and trading of carbon fiber composite materials. YMA has reached the production capacity of about 100,000 carbon bicycle frames per year and 200,000 carbon forks per year. YMA has established cooperation with multiple renowned bicycle brands, including Conalgo, and so forth. YMA has obtained many patents regarding bicycle products, which are well recognized by global athletes and cycling enthusiasts; for example, Thomas Pidcock won the MTB World Cup championship on a YMA-built Lightrider Worldcup (EST-MS-08) frame in 2021.	Tennis rackets parts, badminton rackets parts, road bicycle parts, mountain bicycle parts, electric bicycle parts, automotive parts, healthcare products, and so forth.
Topkey Group	Listed (4536 .TPE）	1980, Taichung City, Taiwan	Topkey Group is principally engaged in the manufacture, processing and trading of carbon fiber materials in sports and leisure products and aerospace medical equipment.	Tennis rackets parts, helmets parts, bicycle racks and aerospace materials, and so forth.
XDS Shenzhen Xidesheng Bicycles Co., Ltd.	Unlisted	1995, Shenzhen City, Guangdong	As the largest manufacturer of carbon-fiber bicycles in the world, XDS specializes in the integration of R&D, manufacturing, sales and services of bicycles.	Parts of mountain bicycles, road bicycles, electric bicycles, folding bicycles, city bicycles, and so forth.
Tentech Composite Technology Co., Ltd	Unlisted	2003, Dongguan City, Guangdong	Tentech is principally engaged in the manufacture, processing and trading of carbon fiber composite products.	Bicycle frames, accessories, modules, and so forth.

Source: Frost & Sullivan

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Global Carbon Fiber Racket Parts Industry Overview

Carbon fiber is widely used in tennis and badminton rackets due to its excellent performance. With the gradual development of material technology, rackets have gradually evolved from traditional wooden rackets and metal rackets (such as iron and aluminum) to aluminum alloy and carbon fiber materials. Carbon fiber is the high-end material of the current racket frame, and is mainly used in sports events and professional or amateurish training. Compared with aluminum alloy rackets, carbon fiber rackets have the characteristics of light weight, good mechanical properties, good impact resistance and good damping properties. The carbon fiber racket has low vibration, which can provide better hitting feel and ball control without hurting the wrist, but the price of carbon fiber racket is still high; while the aluminum alloy racket has a simple production process and lower production cost, its weight is high and the damping property is poor, and hence, players’ wrist is easily injured. In addition, in order to further improve the performance of the racket, some leading companies produce hybrid carbon fiber rackets by adding high-performance materials such as graphite and glass fiber. At present, the U.S., Europe and Japan markets are the major consumer markets of rackets.

Market Size

Driven by the higher requirements on the mechanical properties of rackets and increasing purchasing ability of high-end sports goods customers, as shown in Figure 9 below, the market size by revenue of global carbon fiber applied in rackets has witnessed a growth, increasing from USD242.6 million in 2019 to USD357.0 million in 2022. The inventory backlog caused by unstable shipping market in late 2022 and 2023 has caused a negative impact in the carbon fiber racket parts industry. As a result, the sales revenue of global carbon fiber racket parts declined to USD253.5 million in 2023.

Looking forward, as the demand and supply gradually returned to balance, the carbon fiber racket parts industry is expected to recover from 2024. Promoted by the increasing health awareness in the post-pandemic, encouraging policies of sports activities in developing countries, as well as progressed carbon fiber manufacturing techniques, it is estimated that the demand of carbon fiber applied in the rackets will further rise and the market size by revenue of carbon fiber racket parts will increase from USD275.0 million in 2024 to USD406.2 million in 2028, representing a CAGR of approximately 10.2%.

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Figure 10: Market Size of Global Carbon Fiber Racket Parts Industry, 2019-2028E

Source: Frost & Sullivan

Market Drivers and Development Trends

Increasing Tennis and Badminton Participants

Driven by the supportive policies on sports activities, the number of people participating in tennis and badminton is increasing all over the world. In 2021, the State Sports General Administration released the “14th Five-Year Sports Development Plan”, which stated the target that the market size of sports industry will reach RMB5 trillion and the consumption of sports will reach more than RMB2.8 trillion by 2025. In Japan, facing issues such as aging problem and declining birth rates, the Japanese government has successively promulgated the “Basic Sports Law” and “Basic Sports Plan,” emphasizing the right of everyone to participate in sports, and promoting the development of “sports for all” by holding the international events such as the Olympic Games. In the United States, a new iteration of “Healthy People” initiative is launched at the beginning of every decade to set measurable objectives to improve the health and well-being of people nationwide. From 2019 to 2023, the percentage of the U.S. population playing tennis at least once in the course of a year bounced up from 5.8% up to 7.7%, according to the Tennis Industry Association (TIA) and the United States Tennis Association (USTA). In Europe, voluntary sports clubs are promoted by many countries to support mass sports participation. According to the data released by EU, there were over 1.5 million people employed in the sports sector in the EU in 2022. Under the continuous publicity, public health awareness is also increasing year by year. Besides, with the investment of various government agencies, the construction of sports facilities is gradually improved and sports events are more abundant. Meanwhile, the emergence of many badminton and tennis superstars has further stimulated people’s enthusiasm for participating in these two sports. Badminton has become an extremely popular sport, which is played regularly by over 300 million people around the world. It is particularly popular in Asia, with many of the best players ever to grace the game hailing from the continent. The number of global tennis players reached over 87 million in 2021, of which Asia accounted for over 33%, according to the report released by the ITF (International Tennis Association). Therefore, the increasing participants of tennis and badminton are expected to drive the demand for relevant sports equipment such as carbon fiber rackets.

Application of Carbon Fiber Rackets Expanding from Professional Events to the Public

From 2019 to 2023, the global per capita GDP increased from USD11.5 thousand to USD13.4 at a CAGR of 3.8%. Driven by the growing economy, people’s health awareness and average purchasing ability on sports equipment are rising as well, especially in developing countries like China. For example, the overall sales value of sports equipment in China increased from RMB13.9 billion in 2019 to RMB16.8 billion in 2023, representing a CAGR of 4.9%. In addition, the sport industry in the developed world has also experienced a continuous growth. Taking Switzerland as an example, Switzerland has witnessed a rapid increase of sport over the past few years as increasing sports events are hold in the country (e.g., European Athletics Championships, the Youth Olympic Games and the World Road Cycling Championships), with about 75% of people in Switzerland regularly practicing a sport. Besides, the media strengthened the promotion and marketing of carbon fiber rackets such as the excellent properties of the carbon fiber material, which enhanced consumers’ recognition and demand for carbon fiber rackets. Some racket manufacturers also launch co-branding carbon fiber rackets with other famous brands or IPs and promoting the same racket models used by sports stars to attract customers. As result, carbon fiber rackets are not just limited to the professional market. It is expected that increasing amateurs will be willing to purchase carbon fiber rackets in the future.

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Technology Breakthrough of Carbon Fiber Racket Parts

Among high-end rackets, major brands have strong brand recognition and brand loyalty, and hence, well-known brands. Under the absolute leadership of brand manufacturers, there are fewer tennis racket manufacturers developing their own brands, and most of them adopt OEM or ODM business models. As one of the key competitive factors of carbon fiber manufacturers, technological upgrade accelerates the production speed of carbon fiber rackets and improves the quality of finished products. The carbon fiber racket is composed of a carbon fiber composite racket frame which is made of a racket surface interlaced with mesh and a resin material skeleton wrapped with carbon fiber belt. For most players in the carbon fiber racket parts industry, the carbon fiber used to make rackets is purchased from upstream suppliers, but the resin formula is the secret and R&D focus of each company. Our breakthrough nanoresin formula and patented technology are the key to improve the performance and durability of the carbon fiber rackets. After years of accumulation of technology and experience, leading companies in the industry continue to improve resin formulations and produce prepreg materials according to product characteristics and customer needs. In addition, driven by the improving automation level, emerging moulding technologies can improve the product quality and production efficiency of carbon fiber rackets. Some leading carbon fiber racket manufacturers have made great efforts in core technology development such as microscopic analysis of material, product structure design, module design, tooling design and customized process design, and so on. In the future, with further maturity of material technology and production techniques, the price of carbon fiber rackets will gradually decrease, attracting more consumers.

Competitive Landscape – Competitor Profiles

The table below shows the major global leading players in the carbon fiber racket parts industry:

Company Name	Listed or Unlisted	Year Established and Headquarters	Business Introduction	Major Products
Topkey Group	Listed (4536 .TPE)	1980, Taichung City, Taiwan	Topkey Group is principally engaged in the manufacture, processing and trading of sports and leisure products and aerospace medical equipment.	Tennis rackets, helmets, bicycle racks and aerospace materials, and so forth.
OTIS Co., Ltd.	Unlisted	2002, Dongguan, Guangdong	The company is a Taiwan-funded enterprise, mainly engaged in the production, sales and processing of carbon fiber composite materials. In 2017, the company became a partner supplier of Decathlon, participating in the R&D and production of carbon fiber related sports products. It is a cooperative manufacturer of many sports goods companies in Europe and America.	Carbon Fiber parts of tennis rackets, badminton rackets, squash rackets, beach rackets, paddles, hockey sticks, fishing rods, arrow shafts, golf clubs, and so forth.

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Forwell Sports Equipment Co., Ltd.	Unlisted	2003, Dongguan, Guangdong	As a subsidiary of J-Star, the company is a Taiwan-funded enterprise with more than 20 years of professional carbon fiber bicycle and racket manufacturing experience. The company has built a wide customer network of many world-renowned brands such as Tecnifiber, and so forth. Its products are exported to Europe, America, Asia and other countries and has supported many athletes to win the champion in the international competitions.	Golf clubs, ice hockey sticks, carbon bicycle tubes, bicycle accessories, shoe accessories, composite products, rackets, and so forth.
Bonny Worldwide Co., Ltd.	Listed (8467 .TPE)	1982, Taichung City, Taiwan	The company is a professional manufacturer of carbon fiber rackets OEM and ODM and related sports goods. The company has developed a variety of new deceleration patents, and many all-carbon fiber rackets with novel and unique designs and shapes. The company has become an important partner of many well-known international companies, and its products are sold all over the world.	Carbon fiber parts products of hockey sticks, tennis rackets, badminton rackets, and so forth.
Long Yi Industrial (Huizhou) Co., Ltd.	Unlisted	2004, Huizhou, Guangdong	The company is a wholly foreign-owned manufacturing enterprise focusing on the development and production of carbon fiber tennis racket sports goods series and carbon fiber tube sheet industrial products series. The company is currently one of the largest and most prominent enterprises in the international high-end carbon fiber tennis racket industry.	Carbon fiber parts products in the fields of tennis rackets, badminton rackets, golf clubs, water skis, bicycles, automobiles, home appliances, and medical applications, and so forth.
Xiamen Keentech Composite Technology Co., Ltd.	Unlisted	1988, Xiamen, Fujian	As a subsidiary of Topkey Group, the company is engaged in the development and manufacturing of advanced carbon fiber composite products. The company’s R&D and production in the application of composite materials ranks the highest level in the world. It cooperates with many world-renowned brand manufacturers and sells its products to Europe, America, Japan and other countries.	Carbon fiber tennis rackets, badminton rackets, racing helmets, bicycle racks, aviation knots, medical equipment, and so forth.
Xiamen Leader Sporting Goods Co., Ltd.	Unlisted	1988, Xiamen, Fujian	Affiliated with Lianjie Group, Xiamen Leader Sporting Goods Co., Ltd. is a Hong Kong-invested enterprise having been specialized in the R&D and manufacture of carbon fiber composite products for 25 years, being one of the largest professional manufacturers of composite products.	Frame of mountain bicycle, frame of road bicycle, front fork of road bicycle, tennis racket, pelota racket, squash racket, bow and arrow, badminton racket, baseball bat, and so forth.

Source: Frost & Sullivan

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Other Global Carbon Fiber Sectors Industry Overview

Automobile

Compared to metals, carbon fiber composite materials applied in some car parts such as chassis, car roof, cockpits, interior accessories and the car body could reduce the weight by approximately 10%. Simultaneously, the lighter the vehicle, the higher fuel efficiency, the lower volume of carbon dioxide emissions. Due to the integration, designability, high vibration damping, carbon fiber composite materials could make vehicles lighter, which accelerates the development of anti-pollution and lower fuel consumption. For example, Volkswagen’s “2L car” CC1 used carbon material as 45% of its car body. The market size of global carbon fiber automotive parts industry is USD1,526.8 million in 2023 and is expected to increase from USD1,694.7 million in 2024 to USD2,570.3 million in 2028, registering a CAGR of 11.0%.

Foil Masts and Paddle Rackets

With the increasing popularity of surfing and paddle games around the world, the foil masts made of carbon fiber are coming into people’s spotlight. Carbon foil masts have unique advantages compared to aluminum foil masts due to the high strength, corrosion resistance, strong seismic performance, good balance, and high flexibility. Carbon foil masts enable surfers to maintain stability and avoid damage when riding big waves or immersing in seawater for a long period, achieving protection for surfers. The market size of global carbon fiber foil mast parts industry is expected to reach over USD40 million in 2028 with a CAGR of 13.3% from 2024 to 2028.

The excellent performance of carbon paddle rackets is widely recognized by athletes and the public. Paddle rackets made of carbon fiber are lighter, more durable and can withstand high temperature. For athletes, carbon fiber rackets can reduce the load on the arm during long rallies and improve the speed and efficiency when hitting the ball. The market size of global carbon fiber padel racket parts industry is expected to reach over USD45 million in 2028 with a CAGR of 12.4% from 2024 to 2028.

Healthcare Products

Carbon fiber is widely applied in healthcare products. Due to the lightweight, high stability, high strength and fatigue resistance, carbon fiber is generally used in wheelchairs, senior walkers and other medical equipment. Carbon fiber is usually used in the chassis and backrest frame of wheelchairs and the body of senior walkers, featuring lightness, stiffness and exceptional durability. The stability and biocompatibility of carbon fiber materials have attracted extensive attention in medical devices and biomaterials. With the average expenditure on healthcare in China increasing from RMB1,902 in 2019 to RMB2,460 in 2023, as well as population ageing, healthcare products made of carbon fiber are expected to fulfill growth potential in the future. In developed countries, per capita healthcare spending in the US, the UK and Denmark were USD14,474, USD5,134 and USD6,332 in 2022. The global market size of medical device in 2023 is USD536.3 billion and is expected to increase to USD681.1 billion in 2028, registering a CAGR of 5.0%. The market size of global carbon fiber healthcare product parts industry is expected to reach over USD330 million in 2028 with a CAGR of 15.4% from 2024 to 2028.

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Robotic Arm

With the continuous improvement of carbon fiber production and processing technology, carbon fiber has gained more market share in robotic arms, particularly industrial robots. Compared to traditional robotic arms made of aluminum alloy and alloy steel, carbon fiber robotic arms have higher flexibility, fracture resistance and a longer service life. Also, the vibration dampening of carbon fiber robotic arms allows for precise control and positioning, enhancing working speed and efficiency of robots. With the accelerated automation process and wide application of industrial robotics, carbon fiber is expected to develop further and be favored by downstream customers. The global robotic arm market is expected to grow at a CAGR of approximately 13.5% during the forecast period, growing from USD33.2 billion in 2024 to USD55.0 billion by 2028.

Aerospace

Carbon fiber composite materials are widely applied in aircraft and aerospace fields, such as civil and military aircraft, rockets for space development and artificial satellites, and so forth. Subject to a harsh operating environment, aerospace equipment is usually required to have high tensile and compression performance, high impact and fatigue resistance, and so forth. Thus, the carbon fiber product in aerospace is on the high end of the quality and cost spectrum. In recent years, the proportion of carbon fiber composite materials employed in aircraft has increased, which could significantly reduce the weight of the plane body, improve aeroelasticity and enhance the overall performance. Therefore, the square, weight and parts of carbon fiber composite materials used in aircraft are forecast to grow in the next few years.

Electronics

Driven by the lightweight of consumer electronics, carbon fiber is gradually applied in 3C products. For example, Lenovo, a leading PC brand, released the YOGA Pro 13s Carbon 2021 laptop in 2020, with its body made of carbon fiber and magnesium alloy, weighing only 966 grams. Chopped carbon fiber reinforced plastic with anti-static, electromagnetic shielding and other functions in copiers, printers, digital cameras, data transmission cable connectors and other products has been applied in different products. Compared with other similar materials such as carbon black and metal, carbon fiber with reinforced plastic has a more affordable price, which raises the demand for the market.

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BUSINESS

Overview

Our Predecessor Group was established in 1970 and we have accumulated over 50 years of know-how in the material composite industry. We currently develop and commercialize the technology on carbon reinforcement and resin systems. With decades of experience and knowledge in composites and materials, we are able to apply our expertise and technology on designing and manufacturing a great variety of lightweight, high-performance carbon composite products, ranging from key structural parts of electric bicycles and sports bicycles, rackets, automobile parts to healthcare products. According to the industry report commissioned by us and prepared by Frost & Sullivan, we are one of the major global leading players in the carbon fiber bicycle parts industry and carbon fiber racket parts industry.

As our business is technology-driven, our vision is to offer cutting edge technology and manufacturing expertise in carbon composites to our customers, and many of our products are directly or indirectly supplied to different renowned international sports brand owners. Our carbon composite products deliver substantial weight savings, endurance and stiffness comparing to those constructed from conventional materials, such as steel and aluminum, and in doing so, our products offer remarkable and valuable efficiency and performance benefits to our customers in various applications. While our technology has potential applications over a broad range of industries, we currently have our main focus on the sporting goods industry and we prioritize the electric bicycle market to commercialize our technology.

We are based in Taiwan with our headquarters, R&D center and material laboratory located in Taichung, Taiwan. The R&D center in Taichung focuses on resin material application, new product development, production process enhancement, structural design of products, testing on product performance and enhancement on strength and stiffness of products. Our business focuses on the research and development to provide wide range of carbon composite products solutions. As of April 18, 2023, with respect to manufacturing, we outsourced our manufacturing to a number of factories in the PRC and will gradually expand such outsourced factories to the U.S. and Europe. We primarily generate revenue through three divisions and revenue streams, namely (i) sales of bicycles parts of sports bicycles and electric bicycles; (ii) sales of rackets for use in tennis, badminton, squash and beach tennis; and (iii) sales of other products, which mainly include structural parts of automobile, other sporting goods and healthcare products. Our bicycle parts and rackets are mainly supplied directly or indirectly to branded customers located in Switzerland, France, Italy, the Netherlands, Germany and Japan and they primarily market and distribute their products worldwide. Other customers which rely on our new products, such as healthcare products, are mainly located in Australia, Canada and Japan.

Advanced carbon composite materials offer a number of advantages relative to traditional materials, including light weight, high strength to weight ratio, high stiffness, and improved resistance to heat, corrosion and fatigue. Nonetheless, different products require different degrees and combinations of such properties according to their functions. For instance, automobile parts, such as hoods and seatback, require higher heat resistance, while bicycle frames require greater degree of stiffness. Hence, material application technology plays an important role in refining the production of different types of carbon composite products. Carbon composite materials are formed by combining carbon fibers and resins. The properties of carbon composite materials could vary largely due to different systems of resin and structural arrangement. Differing from our competitors in the industry, instead of using preset formulas of resins with lower degree of flexibility, we have our own R&D center to develop our own resin systems and formulas according to the product requirements. Therefore, we are able to incorporate customized resin systems that can be optimized for specific parameters, such as durability, temperature performance, cure times and viscosity. This not only allows us to present to clients our products with high precision to customers’ specifications from outsourced factories, but also offers us flexibility in developing a greater variety of new products in the future. Apart from our advanced material application technology, our R&D team is also experienced in providing technical recommendations and solutions to and respond to feedback from our customers regarding the structural design of product. Our advanced material application technology and expertise in product design and development complement each other. Thus, we believe that the parallel development of our complex product and process technology has resulted in our competitive advantage which makes it difficult for our competitor to replicate.

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Our total revenue for the six months ended June 30, 2024 and 2023 amounted to $8.1 million and $13.9 million, respectively. Our sales of bicycle parts accounted for approximately 79.2% and 61.8% of our total revenues for the six months ended June 30, 2024 and 2023, respectively. Our sales from our rackets business segment brought us considerable revenue for the six months ended June 30, 2024 and 2023, which accounted for approximately 12.0 % and 31.2%, respectively, of our total revenues. Our sales of other products accounted for approximately 8.8 % and 7.0%, respectively, of our total revenues for the six months ended June 30, 2024 and 2023.

Our total revenue for the years ended December 31, 2023 and 2022 amounted to $23.8 million and $39.4 million, respectively. Our sales of bicycle parts accounted for approximately 64.0% and 63.2% of our total revenue for the years ended December 31, 2023 and 2022, respectively. Our sales from our rackets business segment brought us considerable revenue for the years ended December 31, 2023 and 2022, which accounted for approximately 29.6% and 33.7%, respectively, of our total revenues. Our sales of other products accounted for approximately 6.4% and 3.1%, respectively, of our total revenues for the years ended December 31, 2023 and 2022, respectively.

While having our main focus on development and sales of key structural parts of bicycles and rackets in the past years, we would not limit ourselves to the existing scope of product. We intend to extend our product spectrum by launching new products, such as sporting goods for new sports such as paddles for racket sports and mast foils for surfing, and further expand our production on relatively new existing products that are emerging in the market, including key structural parts of electric bicycles, automobile and robotic arms, bicycle crank sets and other healthcare products, such as wheelchairs and senior walkers.

For the years ended December 31, 2022 and 2021 and until April 2023, our production plant was located in Dongguan in the PRC with two production lines in place. Though we had disposed our PRC Investments, we entered into OEM/ODM agreements and their respective supplemental agreement with the two entities in April 2023. As such, we will continue to use them as our main suppliers in manufacturing under the ODM and OEM business models for the next five years for our customers due to their geographical proximity to Hong Kong which favors the shipping of products and its strong labor supply in the region. In the future, we intend to outsource more labor intensive production activities to reliable factories in the PRC.

In April 2023, we disposed of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. Prior to the Disposition, products under the ODM and OEM business models were manufactured by both Dongguan YMA and Dongguan Forwell in our production plant in Dongguan, the PRC. After the Disposition, we have continued to utilize Dongguan YMA and Dongguan Forwell to manufacture products under the ODM and OEM business models for the next five years, as we entered into OEM/ODM agreements and their respective supplemental agreement with the two entities in April 2023. Our management team believes that the foregoing Disposition will not materially impact our ODM and OEM models as we will procure and/or provide the raw materials (carbon fiber yarn from our Japan supplier) utilizing our in-house resin technologies for manufacturing that are required under the ODM and OEM models, and thus, we will continue to control the quality of the raw materials. Under both business models, our sales team or R&D team will oversee product development processes and conduct quality control on the semi-finished products and the finished products, as has been our practice in the past. Simultaneously, we will also build our production bases in the United States and Europe regions to diversify as stated previously.

In March 2020, the World Health Organization declared the outbreak of the COVID-19 pandemic. Countries across Asia, North America, Europe have continued to report increases in COVID-19 infections, which has resulted in governments implementing travel bans, lockdowns, quarantines and social distancing measures in those countries in an effort to contain the virus. In response to the outbreak of pandemic, in January 2020, the People’s Government of Guangdong Province announced certain measures to prevent continuing widespread of the disease in the community, among others, corporates were not allowed to resume operation before February 10, 2020. In compliance with the government instructions, we temporarily suspended the operation of our previously owned production plant in Dongguan, the PRC, from February 3, 2020 to February 26, 2020, which was then fully resumed on March 9, 2020 and has remained normal thereafter. In this regard, we had arranged for tighter a production schedule from June 2020 to December 2020 to make up for the suspension of operation of our previously owned production plant in February 2020.

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History and Milestones

Our Predecessor Group commenced its wood composite manufacturing and sports equipment processing business in 1970 and was one of the earliest private enterprises to manufacture wood composites in Taiwan. However, due to changes the product development in the sporting goods industry with higher product requirements for weight-saving, endurance and stiffness, our Predecessor Group gradually shifted its focus from wood composite manufacturing to carbon composite product manufacturing starting in 1980. Our Predecessor Group launched the carbon composite business line in 1980, targeting sporting goods, such as rackets. In 2005, our Predecessor Group launched the bicycle business line in order to expand the scope of carbon composite sporting goods to sports bicycles. In 2017, we launched our first electric bicycle. In 2018, in light of the prevalence of and favorable government policies toward electric bicycles around the world, while continuing our development and sales of sports bicycles, we have in parallel strategically expanded further on the development and production of electric bicycles. We also developed our first carbon fiber robotic arm and other health care products in 2018. In 2019, we expanded our R&D team for the design and production of electric bicycles by the addition of personnel. Through our R&D center in Taiwan, we have continued to upgrade and enhance our material technology, product structural design and production process technology, in order to uplift our product quality, product performance, production efficiency and expand our product spectrum.

We target to achieve growth in terms of both scale and scope. To expand our scale, we have identified strategic investments post initial public offering. First, in October 2022, we entered into a non-binding memorandum of understanding with an Abu Dhabi company to build and operate a carbon fiber bicycle manufacturing facility in Khalifa Industrial Zone, Abu Dhabi, United Arab Emirates, to serve the European market through acquisition, joint venture and/or co-branding production. Second, in April 2023, we entered into a non-binding memorandum of understanding with a potential partner, a French based manufacturing company, to form a partnership to build a carbon fiber racquet brand and manufacturing factory in France. Lastly, in April 2023, we entered into a non-binding memorandum of understanding with the potential acquisition target, a United Kingdom based bicycle company engaging in sales marketing and distribution in the bicycle and sporting goods trade, to acquire not less than 30% of the potential acquisition target’s shareholding. As such, this will enable us to diversify our business operations into the retail bicycle market industry and to establish the U.S. Production Line and R&D center in Houston to serve the USA market.

As for growth in terms of scope, we anticipate that, by the third quarter of 2025 we will launch our own brand of electric bicycles and sporting goods and will establish a sales and administration offices in the U.S. and the Netherlands. In addition, we intend to add a U.S. sales and administration office in Houston, Texas, which will work closely with our office for Taiwan on U.S. market sales and expansion, while our sales and administration office in the Netherlands will be handling sales on our online business platform expected to be launched around the third quarter of 2025. By December 2025, we expect to establish our U.S. Production Line and R&D center in the U.S., with a view to developing automation of our production process and integrating the most advanced technology to our production. In this regard, we intend to invest in a manufacturer of carbon fiber products in the U.S. We have been in contact with several potential target companies in the U.S., one of which is a U.S.-based aerospace composite parts manufacturer. We also plan to establish our second R&D center in Houston, Texas and our initial plan is to hire 2 employees for developing composite material and conducting research on chemical interactions.

The following events are our key business developments and milestones:

Year	Event

1970	Our Predecessor Group commenced business of manufacturing and trading of wood composite products and processing of sports equipment. Our Predecessor Group developed our first wooden racket and commenced production for wooden composite rackets in Taiwan.

1978	Our Predecessor Group commenced graphite or wood composite processing for rackets.

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1980	Our Predecessor Group established carbon composite production line and developed our first carbon fiber racket, ski stick and golf shaft.

1990	Our Predecessor Group established the first production plant in Dongguan, the PRC for manufacturing of rackets.

1992	Our Predecessor Group developed our first full carbon racket.

2000	Our Predecessor Group acquired the hot-melt prepreg technology and applied the technology to the production.

2005	Our Predecessor Group established the bicycle business line and the second production plant in Dongguan, the PRC, for the production of carbon fiber bicycles. Our Predecessor Group then developed our first carbon fiber bicycle.

2012	Our Predecessor Group applied for numerous patents on manufacturing of a variety of carbon fiber products.

2016	We produced our first Olympic Champion badminton racket used by Misaki Matsutomo in winning her champion in the badminton women’s doubles tournament at 2016 Summer Olympics.

2017	We established our R&D center and material laboratory in Taiwan. We also produced our first electric bicycle frame.

2018	We developed our first carbon fiber automobile parts, robotic arm and other health care products, such as wheelchairs and senior walkers.

2019	We expanded our R&D team on the design and production of key structural parts of electric bicycles.

2021	We produced key structural parts of Colnago 2021 V3-R, which is the racing bicycle model ridden by Tadej Pogacar in winning his championship in Tour de France 2021.

2022	We won the design awards from both IF and Red Dot Design by using our in house developed bicycles.

2023	Disposition of our PRC investment and divert our efforts to branding, outsourcing OEM and R&D in Taiwan.

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Our Business Model

We are engaged in the design, development, manufacturing and sale of carbon fiber composite products, with our main focus on key structural bicycle parts and racket products, on an OEM and an ODM basis. For our OEM model, we manufacture our products in accordance with the customer’s specifications and are marketed under the customer’s own brand names. Our products are mainly supplied directly or indirectly to international sports brand owners. We secure sales contracts with customers on project basis.

During the financial reporting periods, our ODM business begins with receiving customer’s request in designing and developing a new product. After our sales team communicates client’s requests with our R&D team, our R&D team will then consult with our procurement team and production team on our production capacity in order to assess the production timeline and make price quotations. The product design and development process will be commenced once our customers have confirmed our quotation. Our sales team is responsible for preparing the project summary which lists out the customer’s specifications on the new product, including but not limited to requirements on physical properties of product material, special features on the design of product, product performance, accessories, outlook, the brand name to be used and expected size of order, and so forth. Our R&D team will then work on the structural design and composite material formula design based on the specifications required by our customers. Throughout the entire process of design, customization and modification of product, we communicate and receive feedback from our customers and provide various technical solutions in response to customers’ feedback regarding the product design and development. We will then deliver a prototype to our customers for their review and confirmation. Meanwhile, we will also conduct preliminary product testing with our in-house testing equipment or recognized independent third party institutions on the prototype to ensure that the product meets our customers’ required standard.

After the product development process is completed, the customers will place purchase orders with us according to their needs. We will then arrange for procurement of raw materials and commence production. We will conduct quality control on the raw materials, semi-finished product and the finished product. We have our technical staff on-site to provide supervision and technical support in the production plant of our PRC Investments in Dongguan, the PRC. We also have quality control staff on-site to monitor the production process. The finished products will then be delivered to designated place agreed with our customers. For example, for bicycle parts, we will send them to customer’s designated bicycle assembly house for assembly, while for racket products, we will send them to our customers directly.

In April 2023, we disposed of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. Prior to the Disposition, products under the ODM and OEM business models were manufactured by both Dongguan YMA and Dongguan Forwell in our production plant in Dongguan, the PRC. After the Disposition, we will continue to utilize Dongguan YMA and Dongguan Forwell to manufacture products under the ODM and OEM business models for the next five years, as we entered into OEM/ODM agreements and their respective supplemental agreement with the two entities in April 2023. Our management team believes that the foregoing Disposition will not materially impact our ODM and OEM models as we will procure and/or provide the raw materials (carbon fiber yarn from our Japan supplier) utilizing our in-house resin technologies for manufacturing that are required under the ODM and OEM models, and thus, we will continue to control the quality of the raw materials. Under both business models, our sales team or R&D team will oversee product development processes and conduct quality control on the semi-finished products and the finished products, as has been our practice in the past. Simultaneously, we will also build our production bases in the United States and Europe regions to diversify as stated previously.

Competitive Strengths

We attribute our success to the following key competitive strengths:

Strong research and products development capabilities

With over 50 years of composite product manufacturing experience accumulated from our Predecessor Group and our continuous commitment to enhance our composite material application technologies and production process, we pride ourselves on our accumulated know-how and research and development capabilities focused on the development of new products and the improvement of our production process. For instance, our resin technologies allow for pre-pregging of our carbon fiber composite and creating higher ratio of strength and stiffness with lower weight. Some of the bicycle and racket products we co-designed and developed with our customer had been used by players in the Olympic Games and international tournaments, who have won championships. We believe our accumulated composite material application know-how and continuous dedication to research and product development has enabled us to increase our product quality, production efficiency, technical expertise, ability to tailor-make products to meet customer specifications and reduce costs, which in turn help us retain and attract customers who demand precise, reliable and high quality composite products and obtain higher profit margin. We also believe that our strong research and development ability will widen our product types to effectively satisfy customers’ changing needs, which in turn will enhance our organic growth.

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Our research and development primarily focuses on product development, new application discovery and production process improvement. Our objectives in research and development are to promote innovation, automation and differentiation in our production and enhance our product quality. Our investments in research and development are significant. From January 2019 to June 2024, our continued expenditure in research and development has amounted to approximately $7.4 million. We had an R&D team of 19 personnel as of June 2024. The majority of our R&D team members also have over 11 years of experience in industries relevant to our business. Our R&D center has successfully developed and improved various composite materials formulas and application as well as the production process. In addition, we have also undertaken leading research and development projects on resins formulas and production processes, such as formulas on highly heat resistant resins, formulas on biomass materials, vacuum forming technology and waterborne paint technology, which could enhance the performance, cleanliness and durability of our products, as well as satisfy our customers’ particular requirements on different products. As of the date of this prospectus, we have registered 7 invention patents, 9 design patents and 14 utility model patents, including but not limited to patents on structure of bicycle frames, structure and design of rackets and manufacturing process of carbon fiber products, in Taiwan, PRC, Japan, Europe and the U.S. We have also applied for the registration of 6 invention patents. We also work with research institutes to improve our production process, to discover new product applications, and to develop our material technologies. We believe that the above research efforts will give us synergy and allow us to focus on the development of high-value and cost-effective products.

We have been devoting research and development efforts in respect of our carbon composite technology and application. In particular, we developed new resins systems, Nano-CT and Nano-GS, which are applied to our bicycle frame and racket products. We are also developing resins with higher degree of heat resistance and strength which are applicable to carrier plates of furnace and bicycle wheels, and halogen-free resins with higher degree of strength and transparency which are applicable to the exhaust pipe, engine protector and brake disc of automobiles.

We have optimized our production processes through our research and development efforts. We applied our vacuum forming technology in the production process to maintain the strength and quality of our products. We also developed and applied our waterborne paint technology to our bicycle frames, air intakes and automobile engine rods. We also introduced automated painting technology with robotic arms in order to promote automation in the painting process of our products, which in turn improves cost efficiency in our production process. With a view to further upgrading our production process, we commenced our major research and development projects on resins rapid curing technology, which not only could boost the production efficiency by speeding up the curing process, but also could enhance the strength, malleability and manufacturability of material. Being one of the major global leading players in the carbon fiber bicycle parts industry and the carbon fiber racket parts, we believe we have been able to capture the relevant technology and know-how in advance of our competitors in the industry.

In order to optimize the research and development effort, we have set up an R&D center in Taiwan, which includes a laboratory, focuses on resin material application, new product development, production process enhancement, and also structural design of products, testing on product performance and enhancement on strength and stiffness of products. Under such arrangement, research and development in Taiwan can adopt a more experimental and innovative oriented approach, which can be quickly implemented and tested in the outsourced production plant. We intend to establish our second R&D center in the U.S. to carry out research on automation of production processes.

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Quality product and comprehensive services which cater our customers’ needs

Leveraging on our solid experience and expertise in research and development, we are able to develop and produce high quality products satisfying our customers’ specific requirements. Depending on the needs of our customers, we also offer comprehensive services covering the processes of product analysis, product design and development; processing and manufacturing; product testing and adjustment; trial production of final products; and after sales services. Our product development team and our sales team work closely with our branded customers to understand their needs and make recommendations to them. Our product development team assists our customers in either (i) advising on the product designs; or (ii) designing products based on the customers’ ideas, concepts or specifications, with a view to enhancing the product efficiency, functionality and endurance.

Our quality control team at our Taiwan R&D center is responsible for developing and implementing our quality control policy, specifying various quality control procedures for different kinds of products. We will produce a prototype as part of the product development process and perform a series of tests on the prototype to ensure it performs as designed. Before packing and shipment, our quality control team will conduct a final check on the products so as to ascertain that the quality of our products complies with the specifications and standards of our customers.

We have a stringent quality control team to ensure adherence to and consistency in the quality of our products. Our quality control team check the outsourced factories based on the following standards: ISO9001, IATF 16949, and the EFBE standards. The EFBE test standards are testing standards specific to the bicycle and electric bicycle industry and they are compatible with ISO 4210 and European standard EN15194.

We believe our ability to provide customized composite products of quality to meet customers’ requirements in a timely and cost-efficient manner enables us to develop strong customer relationship and reputation, which are crucial for our long-term growth.

Strong presence in the carbon composite application industry and sporting goods industry with long operating history and strong production capabilities

The history of our Predecessor Group can be traced back to over 50 years ago when it was established in 1970. We have been applying our material technology, which we have accumulated over decades, in manufacturing a great variety of composite products, which are mainly sports equipment, such as bicycles and rackets, and we have extensive industry experience in respect of the design, research and development of carbon composite products. We have established a strong reputation in the carbon composite application industry and sporting goods industry as a result of the long operating history and establishment of our Predecessor Group in the industry. Such reputation has attracted various renowned brand owners (including their distributors) to procure our products directly or indirectly, including Colnago, Tecnifibre and Groupe Magellan SA, the distributor of an American branded global manufacturer of tennis rackets in France. According to the industry report commissioned by us and prepared by Frost & Sullivan, we are one of the major global leading players in the carbon fiber bicycle parts industry and the carbon fiber racket parts industry. Based on our successful track record, we believe we are positioned to capture market opportunities in the future.

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As of the date of this prospectus, we have identified three potential strategic investments post initial public offering: (i) investment in a factory in a Abu Dhabi to serve the European market through acquisition, joint venture and/or co-branding production; (ii) investment in a carbon fiber racquet brand and manufacturing factory in France through joint venture; and (iii) diversification our business operations into the retail bicycle market industry and establish a U.S. Production Line and R&D center in Houston to serve the U.S. market through acquisition:

●	In October 2022, we entered into a non-binding memorandum of understanding with an Abu Dhabi company to build and operate a carbon fiber bicycle manufacturing facility in Khalifa Industrial Zone, Abu Dhabi, United Arab Emirates;

●	In April 2023, we entered into a memorandum of understanding with a French based manufacturing company, to form a partnership to build a carbon fiber racquet brand and manufacturing factory in France, and such memorandum of understanding will remain in effect until modified or terminated by mutual consent; and

●	In April 2023, we entered into a memorandum of understanding with a potential acquisition target, a United Kingdom based bicycle company engaging in sales marketing and distribution in the bicycle and sporting goods trade, to acquire not less than 30% of the potential acquisition target’s shareholding. Such memorandum of understanding will remain in effect until modified or terminated by mutual consent.

Well-established relationship with customers and diversified customer base

We had established strong and long-standing business relationships with our key customers through our Predecessor Group, which connect us to internationally reputed sports brands (including their distributors), such as Colnago, Tecnifibre and Groupe Magellan SA, the distributor of an American branded global manufacturer of tennis rackets in France. We believe that our good business relationships, connected directly or indirectly with internationally well-known sports brand operators, are a recognition of the high standards of our quality and services. We believe that such relationships help us enhance our reputation in the industry and attract new customers with profiles similar to our existing branded customers. We mainly acquire customers by referrals from our existing customers, through direct approaches by potential customers after learning our industry reputation and our current customer base, and through direct approaches by bicycle assembly houses which connect us to branded customers. We also approach potential customers directly through phone call and email. With our long-standing reputation, we are able to secure numerous new customers from different countries, including but not limited to Australia, Canada, the U.S., Spain and the PRC, which helps us maintain diversified base of customers. We believe these strong and extensive relationships enable us to establish and maintain market leadership in the carbon composite application industry. We believe that in addition to our reliable and high-quality products, our customers are satisfied with our dedicated customer services. We have adopted a return policy on products with manufacturing defects to accommodate our customers. If after any checkup or analysis by our laboratory the defect of a product is found to be manufacturing defect, return and replacement of products will be made.

We also capitalize on our experiences from our current business operations to further expand into the European and US markets. In January 2021, we invested in 19.5% equity ownership of a bicycle assembly house in France, which is a newly established pre-revenue company, in consideration of 19,500 Euros (approximately $23,100), to enhance our presence in Europe. We believe such measured business expansion strategy will help to further diversify our customer base and market recognition effectively.

Our Strategies

Our principal goal is to offer cutting edge technology and manufacturing expertise in carbon composite to customers in the international market and from different industries.

Enhance our research and development capabilities and enrich our product portfolio

We believe that it is essential for us to continue to strengthen our R&D team in order to improve our product quality, range of product and production efficiency. We intend to expand our research and development capabilities leasing a property to establish a R&D center in the U.S. to develop automation of our production process, integrate the most advanced technology to our production and acquire talents from around the globe with a view to enhancing our perspective and innovation in research and development. We believe that development on automation of production process would greatly enhance the efficiency of production and minimize the occurrence of human errors. We also believe that global talents with extensive industry experience would lead us to explore and develop the continuous innovation in technology research and development. To capitalize on the market opportunities, we intend to enrich our product portfolio to increase our profitability. Hence, we intend to further research and develop our material technology such that our product can be applied to a greater variety of industries, such as the electric vehicle and aerospace industries. Currently, we are also expanding our scope of sporting goods products. For instance, our projects on producing crank sets for major crank sets players commenced production in the third quarter of 2023 and will launch in the first quarter of 2025. Further, in view of the growing market trend on electric vehicles, we plan to open up separate production line on automobile parts, supported by a local U.S. carbon fiber products manufacturer which we will invest in, in order to extend our production on key structural components for electric motorcycle and electric automobile in support of local U.S. manufacturer. We also intend to expand our business to the electric vehicle market once we have developed appropriate scale and manufacturing automation capacity and have established a strong presence in the U.S., so as to open up opportunities in public transport, freight and logistics vehicles. We intend to further improve our production efficiency by developing new production technologies and keeping abreast of latest developments and growth trends in the industry. We also encourage our R&D personnel to participate in training provided by external research institutions in order to maintain our capabilities in developing new technologies and equipment.

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Expand our customer base and extend our sales to global market

We intend to continue to leverage on our experience in the carbon composite application industry to expand our market share and continue to identify new customers in these industries so as to diversify our customer base. In the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, our sales were made primarily to the Asia and Europe markets, which accounted for approximately 44.2% and 48.4% of our revenue for the year ended December 31, 2022, approximately 5.9% and 85.2% of our revenue for the year ended December 31, 2023, and approximately 0.1% and 85.1% of our revenue for six months ended June 30, 2024, respectively. Our strategy is to further increase our market presence in Europe and the U.S. and expand our business in the PRC and other overseas markets. In addition to our investment in 19.5% equity ownership of a bicycle assembly house in France, we plan to penetrate the Europe and U.S. markets by investing in other suitable local bicycle assembly houses and setting up sales and administration offices in Europe and the U.S., in order to provide total solutions to our existing customers and enhance our presence in the U.S. and Europe markets by having direct access to each market.

In addition, we also plan to build alliances with partners in different nations by firstly building up business relationships with potential customers from different countries progressively, and then discussing investment plans with these customers after cooperating with them for a sufficient period of time, in order to enter other overseas markets. In view of the fast growing trend of the electric bicycle industry in the PRC, we plan to expand our business in the PRC market by promoting our electric bicycle products under our co-owned brand in Europe to local retail stores in China to attract domestic customers as end-users in the PRC. Further, we plan to expand our customer base and market sales by organizing and participating in different product exhibitions in the U.S. and the PRC. Apart from maintaining our strong and long-standing relationships with existing customers, we also intend to diversify our customer base, with a view to diverting our operational risks and to enhance the sustainability of our business.

Vertically expand our business by establishing our own brand

We believe that our success is driven by our ability to adapt swiftly to market demand and seamlessly cater to the needs of our customers. According to the industry report commissioned by us and prepared by Frost & Sullivan, the global expected CAGR of the carbon fiber bicycle parts industry from 2024 to 2028 is 13.4%. With the anticipation of further future growth of demand for bicycles, in particular electric bicycles, we believe that sales of our carbon composite electric bicycle and sporting goods will continue to grow in the coming years. The industry report prepared by Frost & Sullivan also reveals that the market size by revenue of carbon fiber racket parts will increase from US$275.0 million in 2024 to US$406.2 million in 2028, representing a CAGR of approximately 10.2%. To capitalize on the market opportunities, we established our co-owned electric bicycle brand, Imagine Bikes, in Europe in July 2021. In addition, we also plan to expand our business vertically by establishing and launching our own brand in the U.S. upon listing on Nasdaq for carbon composite electric bicycles and sporting goods, with products ranging from electric bicycles, bicycle crank sets, paddle rackets and mast foils, and we intend to offer such products via online stores and distributing agents. Our brand will target end-consumers, who seek sporting goods of excellent quality and performance at reasonable prices. We aim to set up a sales and administration office in the U.S. for selling products under our electric bicycles and sporting goods brand after listing. We believe that setting up a sales and administration office in the U.S. will help us further explore new areas of customer demand and drive the growth of our sales and enhance our brand recognition. We are also in the process of setting up our sales and administration office in the Netherlands and it will be handling sales on our online business platform which is expected to be launched around the third quarter of 2025.

Expand our production line and capabilities

We expect the market demand for sports bicycles, electric bicycles, mast foils and paddle rackets to increase in the near future, as there are rising number of inquiries on these products from our potential customers. We expect to capture the market growth and also increase our market share through our equipment upgrade and capacity expansion. According to the industry report prepared by Frost & Sullivan, due to the COVID-19 pandemic, the demand for health and sports has increased, further promoting the rapid growth of the market size of global carbon fiber bicycle parts market, which increased from approximately USD420.0 million in 2019 to USD732.7 million in 2022. Driven by improving people’s living standards, transformation of consumers’ lifestyle and technology development, the market size of global carbon fiber bicycle parts industry is expected to increase from approximately USD579.2 million in 2024 to USD959.2 million in 2028, representing a CAGR of 13.4%. The penetration of carbon fiber in professional-grade bicycles is expected to further grow due to its outstanding physical performance, while wider application of carbon fiber composite materials in the market on regular bicycles and electric bicycles is also expected as the manufacturing process becomes mature. The penetration of carbon fiber professional-grade bicycles is expected to further grow due to its outstanding physical performance, while wider application of carbon fiber composite materials in the market on regular bicycles and electric bicycles is also expected. Referring to the industry report of Frost & Sullivan, the popularity of surfing and paddle games is increasing around the world and the foil mast made of carbon fiber are coming into people’s spotlight as carbon fiber foil masts enable surfers to maintain stability and avoid damage when riding big waves or immersing in seawater for a long period, which provides protection for surfers. The excellent performance of carbon fiber paddle rackets is also widely recognized by athletes and the public as carbon fiber rackets can reduce the load on the arm during long rallies and improve the speed and efficiency when hitting the ball. In April 2023, our Group divested from the production plan through its disposal of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. After the Disposition, we will continue to utilize Dongguan YMA and Dongguan Forwell to manufacture products for the next five years. Due the limited production capacity of the existing production plant, we currently outsource certain production processes that require less technical skills, such as painting, cosmetic and sanding. Since April 2023, we increased two more outsourced factories in the PRC and one in Taiwan to better serve our clients. However, we still focus on our competencies on those key production processes, including structure design, lamination, formation and quality control. In order to accommodate our expected growth in sales and increase our production capacity, we plan to outsource our production in the PRC and establish the U.S. Production Line in the U.S. by channeling our know-how from our production in China to the U.S. production line. We also plan to set up our sales and administration office in the U.S. by the third quarter of 2025 and establish our U.S. Production Line. by December 2025. Simultaneously, we will also build production bases in Europe and Abu Dhabi regions to diversify. Going forward, we will divert our efforts to branding, outsourcing OEM and R&D in Taiwan.

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Our Products and Services

We are principally engaged in offering cutting edge technology and manufacturing expertise in carbon composite products, focusing on products in electric bicycle industry, sports bicycle industry, sporting goods industry, automobile industry and healthcare industry. Our products include carbon fiber electric bicycle and sports bicycle parts, rackets, automobile parts, medical robotic arms and healthcare products. Carbon fiber composite products are remarkable in their properties of high strength, durability, light weight, high stiffness and corrosion resistance. We aim at offering our customers superior levels of performance and efficiency on our products. Our carbon fiber composite products are also custom-made to meet our customers’ specifications and requirements. The life span and prices of composite products we manufacture varies depending on the specifications of the product.

Bicycle parts

Our bicycle-related products include key structural parts of electric bicycles and sports bicycles, such as the bicycle frame, seat post, front fork, paddle, crank and handlebar and so on. As an important underpinning structure, bicycle frames are mostly made of Carbon Fiber Reinforced Polymers (CFRP) or carbon fiber composite materials, which have high rigidity, flexibility, durability and are lightweight, determined by its fabric property, which is impregnated with a glue called resin that allows shaping and joining of the materials. The great advantage is that carbon fiber can be fine-tuned to provide any ride qualities that riders desire. A bicycle fork is the part of a bicycle that holds the front wheel, which is commonly made of steel, aluminum, carbon fiber, titanium and other materials. Since the material of the forks can noticeably affect the feel and handling of the bicycle, forks of road bicycles and touring bicycles are usually made of carbon fiber to lessen and absorb vibrations from the road surface. Carbon crank wholly made of carbon fiber can minimize the weight of the bicycle while maintaining a smooth appearance; while handlebar made of carbon fiber can absorb vibrations and deliver outstanding strength-to-weight ratio, which is commonly applied in mountain bicycles and racing bicycles.

The figure below shows the key structural parts of a bicycle:

Source: Frost & Sullivan

We realized revenue of approximately $6.4 million and $8.6 million from our sales of bicycle parts for the six months ended June 30, 2024 and 2023, which accounted for approximately 79.2% and 61.8%, respectively, of our revenue for the corresponding periods. We realized revenue of approximately $15.2 million and $24.9 million from our sales of bicycle parts for the years ended December 31, 2023 and 2022, which accounted for approximately 64.0% and 63.2%, respectively, of our revenue for the corresponding periods. In the future, we will continue to engage in and focus on our sales of bicycle parts, in particular electric bicycles, in light of the expected market growth the electric bicycle industry.

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We believe that there is a strong market demand for sports bicycles and electric bicycles in the global market. According to the industry report prepared by Frost & Sullivan, such increasing trend on the demand for bicycle products is mainly attributable to the change in people’s habits toward pursuing a healthier lifestyle and the implementation of government policies on supporting environmentally friendly transportation or vehicles. Additionally, in the aftermath of the outbreak of COVID-19, the market demand for bicycle products is likely to grow as people are spending more time on outdoor activities domestically owing to the travel restrictions implemented globally. In light of the increasing market demand for bicycle products, in the future, we will focus on sales of bicycle products and continue to enhance the quality and modify the design of our sports bicycle and electric bicycle products. For further details in respect of the industry report prepared by Frost & Sullivan, see the section “Industry” of this prospectus.

With our direction focused on commercializing and popularizing more bicycle products, including both electric bicycles and sports bicycles, in the future, we continuously design and develop new models of bicycle products. In 2021, we launched 28 new bicycle models, in 2022, we launched 31 new models of bicycles, and in 2023, we launched 25 new models of bicycles, and we have launched 22 new bicycle models as of June 30, 2024. We expect to launch an aggregate of 26 new premium bicycle models by the end of 2024. We combined our competitive strengths on material technology and structural design expertise in the development of our new electric bicycle models under the concerted effort of our R&D teams in Taichung, Taiwan and Dongguan, the PRC. Distinguished from other electric bicycles available in the market, our new electric bicycle model adopts minimalistic and stylish structural design, which is able to hide the battery in a less visible manner. Its key components are made of our developed nano resins, which boosts its level of stiffness and weight savings, such that these new models could offer smoother and more cozy commuting experience to customers.

Below are some of the electric bicycle and sports bicycle models that we co-designed with customers and manufactured their carbon fiber parts:

One of the most requested carbon full suspension electric bicycles in market launched under a reputed Swiss-based bicycle brand.

The entire frame of this electric bicycle is constructed of carbon fiber, which keeps its weight down to 20.54kg and it won acclaim internationally for its lightness, agility and directness on trails.

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YMA 2017 B-01

The first carbon electric mountain bicycle open model launched by us.

A lightweight carbon-fiber electric mountain bicycle with the improved vehicle weight to a new level. This open model carbon frame is made with more concise appearance design, pull-up battery extraction and higher frame strength. The geometric design of this bicycle is compatible with 500W & 600W battery.

YMA 2017 S-01

The first carbon electric mountain bicycle open model launched and its carbon fiber frame is manufactured to fulfill the industry standard weight.

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Colnago 2017 V2-R

This racing bicycle is launched by Colnago, a prominent high-end road-racing bicycle brand based in Italy. The seat post clamp of Colnago 2017 V2-R is designed to boost the aero efficiency of the bicycle.

Colnago 2021 V3-R

This racing bicycle is also launched by Colnago and is an upgraded version of Colnago 2017 V2-R. The V3Rs Capsule Collection represents excellence in terms of technological innovation, performance and style. We used a new type of carbon fiber that allows Colnago V3Rs to significantly increase the rigidity to lateral flexions. Tadej Pogacar rode Colnago V3R in winning his championship in Tour de France 2021. The ability to absorb vertical shocks has improved significantly, which translates into greater comfort. Colnago 2021 V3-R is fast on long climbs, in windy plains, on big tours and in stages and its design improves the concepts of lightness and aerodynamics of its road frames.

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A mountain bicycle launched by a reputed Swiss-based bicycle brand that is reliable in all conditions and surfaces and allows world-class performance.

Manufactured with high-strength and modular high-end carbon fibers, the frame is controlled at a light weight combined with the low frame weight give this bicycle an enormous amount of propulsion.

One of the most desirable urban electric bicycles in the market launched by a reputed Swiss-based bicycle brand. With our carbon fiber frame adopted, this electric bicycle weights lighter than a typical electric bicycle. On the road, this electric bicycle is extremely good-natured and predictable, making it the perfect companion for the next city adventure.

Rackets

Our racket products include carbon fiber tennis rackets, badminton rackets, squash rackets and beach tennis rackets. We also provide racket stringing services upon customers’ requests. Based on our customers’ requirements and specifications, our racket development team provides product design that could enhance products’ efficiency, endurance and functionalities. Mass production of racket products will only be carried out after the prototype has passed our product tests in our test center. Racket products are usually delivered to customers’ warehouse around the world through free on board (FOB) in Hong Kong.

According to the industry report prepared by Frost & Sullivan, driven by the higher requirements on the mechanical properties of rackets and increasing purchasing ability of high-end sports goods customers, the market size by revenue of global carbon fiber applied in rackets has witnessed a growth, increasing from USD242.8 million in 2019 to USD357.0 million in 2022. Promoted by the increasing health awareness in the post-pandemic, encouraging policies of sports activities in developing countries, as well as progressed carbon fiber manufacturing techniques, it is estimated that the demand of carbon fiber applied in the rackets will further rise and the market size by revenue of carbon fiber racket parts will increase from USD275.0 million in 2024 to USD406.2 million in 2028, representing a CAGR of approximately 10.2%. In light of the increasing market demand for racket products, in the future, we will focus on sales of racket products and continue to enhance the quality and modify the design of our racket products. For further details in respect of the industry report prepared by Frost & Sullivan, see the section “Industry” of this prospectus.

We generated revenue of approximately $1.0 million and $4.4 million from our sales of racket for the six months ended June 30, 2024 and 2023, which accounted for approximately 12.0% and 31.2%, respectively, of our revenue for the corresponding periods. We generated revenue of approximately $7.0 million and $13.3 million from our sales of racket for the years ended December 31, 2023 and 2022, which accounted for approximately 29.6% and 33.7%, respectively, of our revenue for the corresponding periods. In the future, we will continue to engage in our sales of racket products and we expect that our sales of rackets will remain stable in 2024.

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Below are some of the championship rackets we co-designed with our customers and manufactured their carbon fiber parts:

Twistpower X100

Twistpower X100 is a product under an American branded global manufacturer of tennis rackets distributed by Groupe Magellan S.A. Twistpower X100 is a light and speedy player’s racket that rewards full swings with a great combination of spin, power and precision. It has uniquely good feel and pocketing, which comes in part from a twisted shaft design which helps the racket bend optimally at impact.

TECNIFIBRE CARBOFLEX 125S

Carboflex 125S is a squash racket launched by Tecnifibre, a French brand of sporting equipment, specializing in tennis and squash. Carboflex 125S is used by Mohamed El Shorbagy, the world number one squash player in 2020. It offers quick response, great maneuverability and high swing speed.

Pro Rebel 950

Pro Rebel 950 is a squash racket product under an American branded global manufacturer of tennis rackets distributed by Groupe Magellan S.A. It offers an excellent accuracy and unique maneuverability for players seeking for enhanced performance with lightweight power. Pro Rebel 950 is endorsed by Ramy Ashour, a former worldclass professional squash player.

TECNIFIBRE Wall Master 360 PHD

Wall Master 360 PHD is the paddle dedicated to club players and it has been engineered with a round head shop to optimize precision and control. Its light weight also allows easier maneuverability.

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Other products

Other products include automobile parts, healthcare products, prepreg sheets and carbon fiber boards.

We generated revenue of $0.7 million and $0.97 million from our sales of other products for the six months ended June 30, 2024 and 2023, which accounted for approximately 8.8% and 6.96% of our revenue for the corresponding periods. We generated revenue of $1,516,454 and $1,236,321 from our sales of other products for the years ended December 31, 2023 and 2022, respectively, which accounted for approximately 6.4% and 3.1% of our revenue for the corresponding periods. Despite that our revenue from our sales of other products accounts for a relatively small portion of our total revenue for the years ended December 31, 2023 and 2022, we intend to expand and develop our products on automobile parts, healthcare products and raw materials. We are currently in discussion with a number of customers concerning new projects on certain healthcare products and motorcycle parts.

(i)	Automobile parts

Our automobile-related products include carbon fiber parts of automobile, such as air intakes, air-collecting hoods, engine rods, seat back, windshield, handlebar, and so on. Similar to the production model of our bicycle products, our automobile parts development team will first discuss with our customers on the design and specification of the automobile parts. Our R&D team will then commence the product development process based on our customers’ specific requirements.

The electric vehicle market is showing a pattern of continued growth and such trend is pushed forward by the favorable government policies on promoting the use of electric vehicles in different countries, such as providing tax incentives and subsidies. Due to the light-weight property, strength and stiffness of carbon composite, it is commonly used as the major material for producing key components of electric vehicles, such as air intake and seatback. In order to seize market opportunities, we have been preparing the know-how to produce carbon fiber automobile parts since 2019 and have expanded our R&D on technology of producing carbon fiber automobile parts. Although our revenue from sales of automobile parts is yet to be significant in the years ended December 31, 2023 and 2022 and the six months ended June 30, 2024 and 2023, we received numerous inquiries from customers in the electric vehicle industry and we expect that there will be more upcoming projects on automobile parts in the future.

Below are some of the carbon fiber automobile parts manufactured by us:

Air intake of automobile	Air intake of automobile
Air-collecting hoods of automobile	Wind shield of motorcycle
cover sets of motor cycle	Seat back of automobile
Engine rod of automobile	Handlebar of motorcycle

(ii)	Healthcare and other products

We had also manufactured carbon fiber healthcare products and other parts, which include carbon fiber senior walker, wheelchair, medical robotic arm, electric wheelchair robotic arm and drone parts. We adopt the same ODM model in respect of the production of health care and other products.

According to the industry report prepared by Frost & Sullivan, carbon fiber is usually used in the chassis and backrest frame of wheelchairs, featuring lightness, stiffness and exceptional durability. The stability and biocompatibility of carbon fiber materials have attracted extensive attention in medical devices and biomaterials. In addition, with the continuous improvement of carbon fiber production and processing technology, carbon fiber has gained market share in robotic arms, particularly industrial robots. Compared to traditional robotic arms made of aluminum alloy and alloy steel, carbon fiber robotic arms have higher flexibility, fracture resistance and a longer service life. Also, the vibration dampening of carbon fiber robotic arms allows for precise control and positioning, enhancing working speed and efficiency of robots. With the accelerated automation process and wide application of industrial robotics, carbon fiber is expected to develop further and be favored by downstream customers. Therefore, we intended to further expand our production on healthcare products and we are currently in discussion with a number of customers concerning new projects on certain healthcare products. For further details in respect of the industry report prepared by Frost & Sullivan, see the section “Industry” of this prospectus.

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Below are some of the healthcare products and other products we co-designed with our customers and manufactured their carbon fiber parts:

Rollator	Wheelchair
Medical robotic arm	Electric wheelchair robotic arm
Medical robotic arm	Rollator

Research and Development

From January 2019 to June 2024, our continued expenditure in research and development has amounted to an aggregate of approximately $7.4 million. We had an R&D team of 19 personnel as of June 30, 2024. The majority of our R&D team members have over 11 years of experience in industries relevant to our business. Our R&D members predominately are focused on developing know-how for the carbon fiber & resin application technology and carbon fiber & resin processing technology. We obtained a number of patents in this area. For more details on our patents, see the paragraph “Intellectual Property” in this section.

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Our R&D center in Taichung focuses on resin material applications, new product development and production process enhancement. We invested $4.4 million in our R&D in Taiwan to develop our resin technology between January 2019 and June 2024, and we have various resin recipes for applications on different scope of products. Meanwhile, our previously owned R&D center in Dongguan, the PRC, focuses on structural design of products, testing on product performance and enhancement on strength and stiffness of products. After the Disposition of our PRC Investments in April 2023, we plan to retain at least 5 engineers from the PRC after this offering to assist our R&D center in Taiwan to build a prototype line which we will implement in our upcoming production in the U.S. and Europe.

In the future, as part of our use of proceeds, we intend to establish a new R&D center in the U.S. in order to focus on our research and development on automation of production processes. For more details on our use of proceeds, see “Use of Proceeds” section.

Raw Materials and Suppliers

Our major raw materials mainly include carbon fiber yarn and resin, which are the major components for manufacturing carbon composite material of our products. Typically, our purchases are made based on the purchase orders we receive from our customers and their annual forecasts. We mainly purchase top-grade carbon fiber yarn and resin from independent suppliers in Japan, Taiwan and PRC. To procure carbon fiber yarn from Japan, we are required to obtain a Special General Bulk Export License from the Japanese government in order to comply with regulations from the Security Export Control implemented in Japan. In order to avoid over-reliance on a single source of supply, we will continue to maintain more than one supplier for each category of our major raw materials. For instance, we have been sourcing quality carbon fiber yarn not only from Japan and Taiwan, but also from certain reliable suppliers in PRC. During the years ended December 31, 2023 and 2022 and the six months ended June 30, 2024, we had not encountered any material shortage, delay or major difficulty in the procurement of raw materials from our suppliers. Further, as of the date of this prospectus, to the best knowledge of the Company, we do not have any direct business or contracts with any Russian entity as a supplier, but we do not have any knowledge as to whether any our suppliers have any direct business or contracts with any Russian entity.

Customers

We supply our products directly or indirectly to reputed branded customers predominantly engaged in the electric bicycle industry, sports bicycle industry, sporting goods industry, automobile industry and healthcare industry, most of which are based in European countries. Our customers include Colnago, an international high-end road-racing bicycle manufacturer and trader based in Italy, and Tecnifibre, a well-known French brand of sporting equipment specializing in tennis and squash. We usually supply our products on an order basis and we do not have formal contracts or agreements with our customers. Hence, sales terms and arrangements are made through purchase orders from the customers and accepted by us.

We are currently diversifying our customer base in order to lower our exposure to risks relating to reliance on any one single customer. Leveraging our substantial experience and expertise in the carbon composite application industry and sporting goods industry, we believe we are positioned to maintain our relationship with our current customers, and further expand our customer base in the future. However, as of the date of this prospectus, to the best knowledge of the Company, we do not have any direct business or contracts with any Russian entity as a customer, but we do not have any knowledge as to whether any our customers have any direct business or contracts with any Russian entity.

Sales and Marketing

We primarily acquire our customers by the following means: (i) referrals from our existing customers; (ii) direct approaches to potential customers through phone calls or emails; (iii) direct approaches by potential customers after learning our industry reputation and our current customer base; and (iv) direct approaches by bicycle assembly houses which connect us to branded customers. Our sales and marketing team is responsible for handling purchase orders received from our customers, coordinating with our outsourced production plant for execution of purchasing orders, communicating with customers on their requests and feedback, and developing relationship with customers. We generally market and tailor-make products for our branded customers. We seek opportunities to expand our customer base while maintain our business relationship with our existing customers. We conduct visits to and meet with our existing major customers from time to time with a view to securing existing business, promoting our scope of business and our range of products, and increasing the chance that they will engage in new projects with us. Our customers will also regularly visit our Taichung headquarters and our outsourced Dongguan production plant to discuss ongoing projects, explore opportunities for new projects and share business and market information. For example, in 2018, we had our anniversary celebrations and we invited our customers, suppliers and other stakeholders to attend our celebration, during which we introduced the history and development of our Group, our major products and new products to be launched. In terms of after-sales service, our sales and marketing team gathers feedback from our customers regarding our products from time to time. We visit our customers on a periodic basis to discuss the quality of our products and services.

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Seasonality

Our products and services have no obvious seasonal characteristics. We generally record relatively stable sales revenue around the year. We only experience production declines during the first two months of the year due to the Chinese New Year holidays. To overcome the seasonality effect on production, we encourage our manufacturing employees to take early leave for the Chinese New Year and resume work as soon as possible in February.

Quality Control

We place great emphasis on the quality of our products. We have adopted stringent quality procedures throughout each stage in the entire production process from the inspection of raw materials, production of prototypes, manufacturing processes to finished products. We have our internal quality control room for testing the quality of the incoming raw materials We also have our reliability test laboratory and in-house testing equipment so we can continuously monitor the reliability and functional stability of our products. Our quality control team is responsible for developing and implementing our quality control policy, which specifies various quality control steps for different products at different stages.

We have a stringent management system to ensure adherence to and consistency in the quality of our products so that we are capable of quickly running our own in-house tests from Taiwan. We did not experience any significant quality defects or product claims or refunds or returns from our customers or remedies in respect of our products which materially and adversely affected our business, operations or financial conditions during the six months ended June 30, 2024, the years ended December 31, 2023 and 2022 and up to the date of this prospectus.

Intellectual Property

We regard our patents, copyrights, trademarks, trade secrets and other intellectual property rights as critical to our success. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our intellectual property portfolio as of the date of this prospectus included the following:

Patents: We have 30 registered patents in Taiwan, PRC, Japan, Europe and the U.S., among which 7 of them are invention patents, 14 of them are utility model patents and 9 of them are design patents). The registered patents cover bicycle, racket and manufacturing process of carbon fiber products. Details of the 30 registered patents are as follows:

No.	Patent Description	Holder	Place of Registration	Patent Type	Patent Number	Duration

1	Carbon-fiber product forming device	Star Leader Trading	Taiwan	Utility Model	M538875	April 1, 2017 – August 4, 2026
2	Carbon-fiber product forming device	Star Leader Trading	PRC	Utility Model	ZL201620845839.X	August 5, 2016 – August 5, 2026
3	Carbon-fiber product forming device	Star Leader Trading	Japan	Utility Model	3208329	October 24, 2016 – October 24, 2026
4	Apparatus of manufacturing carbon fiber prepreg	TW YMA	Taiwan	Utility Model	M567260	September 21, 2018 – May 17, 2028
5	Carbon fiber prepreg material preparation equipment	TW YMA	PRC	Utility Model	ZL201821112561.0	July 13, 2018 – July 13, 2028
6	Twisted bicycle frame	TW YMA	PRC	Utility Model	ZL201821587258.6	September 28, 2018 – September 28, 2028
7	Tennis racket with padding material	TW YMA	Taiwan	Utility Model	M581924	August 11, 2019 - January 28, 2029
8	Lightweight pike racket	TW YMA	Taiwan	Utility Model	M581926	August 11, 2019 - January 28, 2029
9	Lightweight pike racket	TW YMA	PRC	Utility Model	ZL201920211539.X	February 19, 2019 - February 19, 2029
10	Tennis racket with packing material	TW YMA	Japan	Utility Model	3221292	February 27, 2019 - February 27, 2029
11	Racket frame with shock absorption effect	TW YMA	PRC	Utility Model	ZL201921038799.8	July 4, 2019 - July 4, 2029
12	The badminton racket frame has functions of adjusting shock absorption effect and changing gravity center position	TW YMA	PRC	Utility Model	ZL201921033514.1	July 4, 2019 - July 4, 2029
13	The racket frame having a vibration absorbing effect	TW YMA	Japan	Utility Model	3223222	July 12, 2019 - July 12, 2029
14	Badminton racket that can adjust vibration absorption effect and change the center of gravity position	TW YMA	Japan	Utility Model	3223277	July 18, 2019 - July 18, 2029

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15	Racket with replaceable grip sleeve	TW YMA	the U.S.	Invention	US8579738B2	May 11, 2012 – June 5, 2032
16	Weight changeable racket	TW YMA	the U.S.	Invention	US8721478B2	May 11, 2012 – August 9, 2032
17	Weighting device and racket equipped with the same	TW YMA	the U.S.	Invention	US8758175B2	May 22, 2012 – January 26, 2033
18	Shock-absorbing seat stay for bicycle	TW YMA	the U.S.	Invention	US8894085B2	April 16, 2013 – April 16, 2033
19	Twisted tennis racket frame	TW YMA	Europe	Invention	EP3056249B1	December 28, 2015 – December 28, 2035
20	Device method forming carbon-fiber product	Star Leader	Europe	Invention	EP3278965	November 7, 2016 – November 7, 2036
21	Method of forming carbon-fiber product and implementation device thereof	Star Leader Trading	the U.S.	Invention	US10500798B2	November 16, 2016 – August 25, 2037
22	Squash racket	TW YMA	Europe	Design	005804630-0001	October 23, 2018 - October 23, 2043
23	Squash frame	TW YMA	PRC	Design	ZL201830591835.8	October 23, 2018 - October 23, 2028
24	Badminton racket frame	TW YMA	PRC	Design	ZL201930062297.8	February 12, 2019 - February 12, 2029
25	Badminton racket frame	TW YMA	PRC	Design	ZL201930062298.2	February 12, 2019 - February 12, 2029
26	Squash racket	TW YMA	the U.S.	Design	USD876562S	February 25, 2020 - February 25, 2035
27	Badminton racket frame	TW YMA	Japan	Design	1643801	January 31, 2019 – January 31, 2039
28	Badminton racket frame	TW YMA	Japan	Design	1643802	January 31, 2019 – January 31, 2039
29	Tennis Racket Frame	TW YMA	the U.S.	Design	USD813962S	March 27, 2018 – March 27, 2033
30	Tennis Racket Frame	TW YMA	the U.S.	Design	USD777859S	January 31, 2017 – January 31, 2032

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We had applied for the registration of 6 patents in Taiwan, PRC, Vietnam, Cambodia and Germany, covering carbon-fiber products manufacturing, parts manufacturing and prepreg production equipment. Details of the 6 patent applications are as follows:

No.	Patent Description	Holder	Place of Application	Patent Type	Application Number	Date of Application
1	Manufacturing method of bicycle parts	TW YMA	Taiwan	Invention	109110056	March 25, 2020
2	Manufacturing method of parts	TW YMA	Taiwan	Invention	109144726	December 17, 2020
3	Manufacturing method of parts	TW YMA	PRC	Invention	202011642889.5	December 30, 2020
4	Carbon-fiber prepreg producing equipment	TW YMA	Vietnam	Invention	VN 1-2018-05804	December 21, 2018
5	Carbon-fiber prepreg producing equipment	TW YMA	Cambodia	Invention	KH/P/2018/00062	December 6, 2018
6	Equipment for the production of carbo fiber prepreg materials	TW YMA	Germany	Invention	102018221759.9	December 14, 2018

●	Trademarks: We owned a total of 12 registered trademarks in PRC and Taiwan. Our trademarks include the combination of graphs and names for TW YMA:

●	Domain name: We have 2 registered domain names in the U.S., which are www.ymaunivers.com and www.j-starholding.com.

In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls. For example, for external controls, we enter into non-disclosure agreements or agree to confidentiality clauses with our customers and, for internal controls, we adopt and maintain policies governing the operation and maintenance of our systems and the management of user-generated data, and enter into standard confidentiality and intellectual property agreements with our key employees.

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Competition

According to the industry report commissioned by us and prepared by Frost & Sullivan, at present, there is fierce competition in the low-end carbon fiber market with low profit margins. There is still a large profit margin in the mid-end and high-end carbon fiber markets. However, in the future, the demand for carbon fiber products for consumption will continue to grow. With the development of technology, there will be more applications of carbon fiber for new purposes and uses, and the cost of carbon fiber is expected to decrease over time. It is expected that these factors will enable a higher margin for the manufacturers and promote people’s willingness to buy carbon fiber based sports and leisure products. In the future, long-term low-price competition will force low-end carbon fiber products manufacturers to face business transformation. However, manufacturers who develop mid-end and high-end products will maintain their first mover advantages through resource accumulation and research and development capability and maintain a leading position in the industry.

Our ability to remain competitive will largely depend on our business model, the quality of our products and services, the effectiveness of our sales and marketing efforts and our ability to enhance the features and functionality of our products to satisfy our customers’ needs.

We believe that the principal competitive factors in our market are:

●	core competence in providing high-standard customized products according to customers’ specifications;

●	quality of technologies and, as a result, research and development capabilities;

●	ability to innovate and respond rapidly to customer needs;

●	strategic expansion of production capacity and quality management;

●	ability to control costs;

●	sufficient capital support; and

●	brand awareness and reputation of the Company.

Employees

We had 65 full-time employees as of June 30, 2024. As of the date of this prospectus, our employees are based in Taiwan and PRC. In order to address the development, attraction and retention of personnel, we have made continued and substantial investment in our technical personnel by providing them with training and various types of incentives so as to reward them for their services and contributions.

The following table provides the number of our employees by function, as of June 30, 2024:

Function	Number of Full-Time Employees
R&D	19
Quality control	7
Business development	18
Procurement	5
Management	2
Accounting & finance	8
Production	0
Human resources, I.T. & Administration	6
Total	65

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As required by the laws of the PRC, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance and medical insurance. We are required under PRC law to make contributions monthly at specified percentages of the salaries, bonuses and certain allowances of our PRC-based full-time employees, up to maximum amounts specified by applicable local governments. For risks relating to our failure to make adequate contributions for social insurance premiums for our employees in accordance with the statutory payment base required by the relevant PRC laws, see “Risk Factors – Risks Related to Conducting Operations in PRC and Hong Kong – We may be subject to additional contributions under various employee benefits plans and late payments and fines imposed by relevant government authority.”

We have a defined contribution pension plan under Taiwan’s Labor Pension Act covering all Taiwan employees. We contribute 6% of an employee’s monthly wages to the personal pension account of such employee each month with the Bureau of Labor Insurance of Taiwan.

We enter into labor contracts and standard confidentiality with our key employees. Before we disposed our PRC Investments in PRC factories operation, we were involved in 9 legal proceedings in relation to labor disputes during the years ended December 31, 2023 and 2022, all of which have been duly settled, and none during the six months ended June 30, 2024. None of our employees are represented by labor unions.

Inventory

We generally maintain limited inventory. We order materials for our projects on an as-needed basis. Where our proprietary products are needed, we place orders with our suppliers for raw materials and commence our production upon receipt of orders from our customers.

We held total inventory of $187,602 and $19,150,760 as of December 31, 2023 and 2022, respectively, and of $293,045 as of June 30, 2024. The level of total inventory in June 30, 2024 and December 31, 2023 remained stable The lower level of total inventory on December 31, 2023 as compared to December 31, 2022 was mainly due to the management team’s continuous effort and the Disposition of our PRC Investments. Due to the Disposition of our PRC Investments.

Properties

Our headquarters are located in 7/F-1, No.633, Sec. 2, Taiwan Blvd., Xitun District, Taichung City 407, Taiwan (the “Taichung headquarters”), and we maintain an R&D center with material laboratory in Taichung. As of June 30, 2024, we had land use rights to one property of approximately 64,851 square meters (approximately 698,050 square feet) at the development zones for new and high technology industries in Yangzhou, the PRC (the “Yangzhou Property”), which would be used for building a new production plant in Yangzhou. However, due to the impact of COVID-19, our management decided to make the best use of capital instead of holding the parcel of land. We disposed the Yangzhou property back to Yangzhou government in September 2023. As a result, we will not be subject to any penalties for failure to fully comply with the previous land use rights contract. We have leased 3 properties with an aggregate of approximately 14,175 square meters (approximately 152,582 square feet) in Taiwan. On June 1, 2022, we entered into a contract to acquire a building (land included) in Taichung, Taiwan as our new headquarters. This transaction is expected to be completed in January 2025.

Details as to all our properties are as follows:

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Address	Size	Rent	Expiration
Flat 1 & 2, 7th Floor, No. 633, Section 2, Taiwan Blvd., Xitun District, Taichung City, Taiwan	approximately 696.5 square meters (approximately 7,497.1 square feet)	NTD214,870 per month (approximately $7,692)	December 31, 2024

No. 18, 1 Shude Lane, South District, Taichung City, Taiwan	approximately 696.9 square meters (approximately 7,501.4 square feet)	NTD204,336 per month (approximately $7,321)	December 31, 2024

Car Park Space B4-72, 73, 74, 75 & 76, No. 633, Section 2, Taiwan Blvd., Xitun District, Taichung City, Taiwan	N/A	NTD15,000 per month (approximately $537)	December 31, 2024

Insurance

We maintain commercial fire insurance for our headquarters, R&D center and warehouse in Taiwan and public general liability insurance in Taiwan. We also maintain credit insurance in respect of debts arising in the course of business activity and from the trading of products and performance of services under TW YMA. In addition, we purchase cargo transportation insurance to insure the risks and liabilities in relation to the shipping of our products and raw materials between our warehouse in Taiwan, our outsourced production plant and warehouse in the PRC and delivery points designated by customers. We also maintain commercial general liability insurance with products liability coverage in respect of the bicycle parts products, senior walker products, motorcycle handler and prepreg materials manufactured or distributed by us and exported or sold worldwide. We consider our insurance coverage to be consistent with customary industry standards adopted by other companies in the same industry and of similar size.

Legal Proceedings

We were involved in 9 legal proceedings in relation to labor disputes during the years ended December 31, 2023 and 2022, all of which have been duly settled, and none for the six months ended June 30, 2024. As of the date of this prospectus, we are not a party to, nor are we aware of, any legal proceedings, investigations or claims which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations.

Recent Developments

In October 2022, the Company entered into a non-binding memorandum of understanding with an Abu Dhabi company to build and operate a carbon fiber bicycle manufacturing facility in Khalifa Industrial Zone, Abu Dhabi, United Arab Emirates (the “Project”) to serve the European market through acquisition, joint venture and/or co-branding production. Both parties will jointly conduct a feasibility study prior to the commencement of the Project. In April 2023, we (i) entered into a memorandum of understanding with a French based manufacturing company, to form a partnership to build a carbon fiber racquet brand and manufacturing factory in France, and such memorandum of understanding will remain in effect until modified or terminated by mutual consent; and (ii) entered into a memorandum of understanding with a potential acquisition target, a United Kingdom based bicycle company engaging in sales marketing and distribution in the bicycle and sporting goods trade.

In April 2023, we disposed of 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. Prior to the Disposition, products under the ODM and OEM business models were manufactured by both Dongguan YMA and Dongguan Forwell in our production plant in Dongguan, the PRC. After the Disposition, we will continue to utilize Dongguan YMA and Dongguan Forwell to manufacture products under the ODM and OEM business models for the next five years, as we entered into OEM/ODM agreements and their respective supplemental agreement with the two entities in April 2023. The term of the OEM/ODM agreement (as supplemented by a supplemental agreement) is five years from April 18, 2023 and will be automatically renewed with the same terms for one year unless YMA Corporation (“Party A”) or any of the PRC Investments (“Party B”) notifies the other party in writing of the termination of the agreement 90 days before the expiration date. Under the OEM/ODM agreement, Party A has entrusted the manufacturing of products including but not limited to prototypes and mold fixtures to Party B. Upon instructions by Party A, Party B shall purchase the designated semi-finished products, spare parts, raw materials, etc., from a supplier designated by Party A for manufacturing. Party B shall then provide the manufactured finished products to Party A based on the agreed delivery schedule. Party A shall pay the OEM/ODM manufacturing costs to Party B. Both parties agreed that the payment terms shall be monthly settlement within 60 days from the settlement date, being the 25th of each month. Both parties agreed that the products and any intellectual property rights involved in the OEM/ODM manufacturing process shall belong to Party B. The acceptance of the final product is based on an inspection of the product by Party A. If the inspection fails, Party B shall ratify and Party A shall be entitled to three further inspections. If the further inspections fail, Party A may notify Party B of the termination of the OEM/ODM agreement.

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REGULATIONS

Our business operations are primarily in Taiwan and the PRC for the reporting financial periods and up until April 2023, and we are primarily subject to Taiwan and the PRC laws and regulations. This section sets forth a summary of the most significant regulations or requirements that affect our business activities in Taiwan and PRC or our shareholders’ rights to receive dividends and other distributions from us.

Regulations in Taiwan

Regulations Relating to Foreign Exchange

Taiwan Foreign Exchange Control Law and regulations provide that all foreign exchange transactions must be executed by banks designated by Taiwan’s Financial Supervisory Commission and the Central Bank of the Republic of China (Taiwan) to engage in such transactions. Current regulations favor trade-related or service-related foreign exchange transactions. Consequently, foreign currency earned from exports of merchandise and services may now be retained and used freely by exporters, and all foreign currency needed for the importation of merchandise and services may be purchased freely from the designated foreign exchange banks.

Apart from trade-related or service-related foreign exchange transactions, Taiwan companies and individual residents reaching the age of 18 may, without foreign exchange approval, remit foreign currency of up to US$100 million (or its equivalent) and US$10 million (or its equivalent) to and from Taiwan (or such other amount as determined by the Central Bank of the Republic of China (Taiwan) from time to time at its discretion in consideration of Taiwan’s economic and financial conditions or the needs to maintain the order of foreign exchange market in Taiwan), respectively, in each calendar year. The above limits apply to remittances involving either a conversion of NTD into a foreign currency or a conversion of foreign currency into NTD. In addition, a requirement is also imposed on all enterprises to register medium- and long-term foreign debt with the Central Bank of the Republic of China (Taiwan).

Subject to specified requirements but without foreign exchange approval of the Central Bank of the Republic of China (Taiwan), foreign persons may remit to and from Taiwan foreign currencies of up to US$100,000 (or its equivalent) per remittance if the required documentation is provided to the authorities in Taiwan. The above limit applies to remittances involving either a conversion of NTD into a foreign currency or a conversion of foreign currency into NTD.

Regulations Relating to Dividend Distributions

Except under limited circumstances, a Taiwanese company will not be permitted to distribute dividends or make other distributions to shareholders in any given year in which it did not record net income or retained earnings (excluding reserves). The Taiwan Company Act requires that 10% of annual net income (less prior years’ losses, if any, and applicable income taxes) be set aside as a legal reserve until the accumulated legal reserve equals the paid-in capital of the company. The company will be permitted to make distributions to its shareholders in cash or in the form of ordinary shares from legal reserves if it has no accumulated loss, provided that the distribution payable out of the company’s legal reserve can only come from the amount exceeding 25% of the total paid-in capital.

The articles of incorporation of TW YMA provide that its net profit after tax shall be distributed first for making up accumulated losses, and then setting aside 10% as legal reserve, unless the accumulated legal reserve equals the paid-in capital. The remaining earnings along with the undistributed earnings at the beginning of the period are considered as accumulated distributable earnings. The shareholders’ dividends are appropriated based on the accumulated distributable earnings. The dividend payout ratio is proposed by TW YMA’s board of directors and approved by its shareholder(s) at the shareholders’ meeting.

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According to the articles of incorporation of TW YMA, upon the final settlement of accounts, if there is any surplus profit (meaning the net profit before tax before deduction of employees’ remuneration), TW YMA shall set aside at least 10% of the surplus profit as employees’ remuneration, and set aside certain amount as the remuneration of directors and supervisors; provided that if TW YMA has accumulated losses, it shall reserve an amount thereof for making up the losses. Employees’ remuneration may be in the form of cash or shares. Employees (including those of TW YMA’s controlling companies or subsidiaries) entitled to such remuneration or other employee incentive programs shall meet certain requirements, and such requirements shall be determined by the board of directors of TW YMA.

Regulations Relating to Preemptive Rights

Under Taiwan Company Act, when a Taiwan company issues new shares for cash, the company’s employees, whether they are shareholders of the company or not, have rights to subscribe for 10% to 15% of the new issue, and existing shareholders who are listed on the shareholders’ register as of the record date have a preemptive right to acquire the remaining 85% to 90% of the issue; provided that pursuant to the Statute For Investment By Foreign Nationals, such employee preemptive rights may be excluded if 45% or more of the company’s total capital is owned by foreign investors.

Regulations on Taxation

Effective from 2018, Taiwan’s Income Tax Law abolished the imputation system, raised the corporate income tax rate from 17% to 20%, and reduced the rate of surtax imposed on unappropriated earnings from 10% to 5%. Effective from 2020, Taiwan’s Statute for Industrial Innovation extended the tax incentive by 10 years for R&D expenditure. In addition, if a company uses its undistributed earnings to construct or purchase buildings, software or hardware equipment, or technology for use in production or operation, such investment amounts may be deducted from the undistributed earnings in calculation of the current year’s undistributed earnings for assessment of surtax imposed on undistributed earnings from the year 2018.

The alternative minimum tax (“AMT”) imposed under Taiwan’s AMT Act is a supplemental income tax which applies if the amount of regular income tax calculated pursuant to Taiwan’s Income Tax Law and relevant laws and regulations is below the amount of basic tax prescribed under the AMT Act. The taxable income for calculating AMT includes most income that is exempt from income tax under various regulations, such as tax holidays. The prevailing AMT rate for business entities is 12%.

Regulations in PRC

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in 2008. Under PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, as amended in May 2015, which substantially amends and simplifies the foreign exchange procedure. Pursuant to Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of Renminbi proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise, or FIE to its foreign shareholders no longer require the approval or verification of SAFE. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

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In addition, the PRC governmental authorities have gradually relaxed restrictions on the settlement of the foreign exchange capitals of FIEs in recent years. In March 2015, SAFE promulgated SAFE Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of FIEs nationwide. SAFE Circular 19 replaced both the Circular of the SAFE on Issues Relating to the Improvement of Business Operations with Respect to the Administration of Foreign Exchange Capital Payment and Settlement of Foreign- invested Enterprises, or SAFE Circular 142, and the Circular of the SAFE on Issues concerning the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises in Certain Areas, or SAFE Circular 36. SAFE Circular 19 allows all FIEs established in the PRC to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation, provides the procedures for foreign invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments and removes certain other restrictions that had been provided in SAFE Circular 142. However, SAFE Circular 19 continues to prohibit FIEs from, among other things, using Renminbi funds converted from their foreign exchange capital for expenditure beyond their business scope and providing entrusted loans or repaying loans between non-financial enterprises. SAFE promulgated the SAFE Circular 16, effective June 2016, which reiterates some of the rules set forth in SAFE Circular 19. SAFE Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding Renminbi capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties). On October 23, 2019, SAFE further issued Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, which took effect on the same day. SAFE Circular 28 allows non-investment FIEs to use their capital funds to make equity investments in China as long as such investments do not violate the Negative List and the target investment projects are genuine and in compliance with laws. In addition, SAFE Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments.

Regulations Relating to Dividend Distributions

The principal laws, rules and regulations governing dividend distributions by FIEs in the PRC are the PRC Company Law, promulgated in 1993 and last amended in 2023 with the amendments effective from July 1, 2024 and the Foreign Investment Law and its Implementing Regulations, both came into effect on January 1, 2020. Under these requirements, FIEs may pay dividends only out of their accumulated after-tax profit, if any, as determined in accordance with PRC accounting standards and regulations. In addition, a PRC company, including FIEs in the PRC, is required to allocate at least 10% of its accumulated after-tax profit each year, if any, to fund the statutory reserve fund until the aggregate amount of the reserve fund has reached 50% of its registered capital. A PRC company may, at its discretion, allocate a portion of its after-tax profits based on its articles of association and PRC accounting standards to certain reserve funds. These reserves can only be used for specific purposes and are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

In 2014, SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, replacing the SAFE Circular on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Return Investments by Domestic Residents through Offshore Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in the PRC by PRC residents or entities through special purpose vehicles, namely, establishing FIEs to obtain ownership, control rights and management rights. SAFE Circular 37 provides that, before making a contribution into a special purpose vehicle, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

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In 2015, SAFE promulgated SAFE Notice 13, which amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not registered as required before the implementation of SAFE Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions.

Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentations or failing to disclose the control of the FIE that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant FIEs, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the National People’s Congress promulgated the PRC Enterprise Income Tax Law, which was amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on April 23, 2019. Under the Enterprise Income Tax Law and the relevant implementing regulations, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in the PRC in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within China. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the Enterprise Income Tax Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishments or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, withholding income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-Added Tax

The PRC Provisional Regulations on Value-Added Tax were promulgated by the State Council on December 13, 1993, became effective on January 1, 1994, and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) were promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended in 2008 and 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC are value-added tax, or VAT taxpayers. On March 20, 2019, the Ministry of Finance, the State Administration of Taxation, or SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepening the Reform of Value-Added Tax. Pursuant to this announcement, the generally applicable VAT rates are simplified as 13%, 9%, 6%, and 0%, which became effective on April 1, 2019, and the VAT rate applicable to the small-scale taxpayers is 3%. If a small-scale taxpayer’s total monthly sales amount does not exceed RMB100 thousand and its quarterly sales volume does not exceed RMB300 thousand, the VAT will be exempted.

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Dividend Withholding Tax

The Enterprise Income Tax Law and its implementation rules provide that since January 1, 2008, an income tax rate of 10% will normally apply to dividends declared to non-PRC resident investors that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Tax on Indirect Transfer

On February 3, 2015, SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non PRC Resident Enterprises, or SAT Bulletin 7. Pursuant to SAT Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares are acquired on a public stock exchange. On October 17, 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non- resident Enterprise Income Tax at Source, or SAT Bulletin 37, which was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by SAT. SAT Bulletin 37 further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of SAT Bulletin 7. SAT Bulletin 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, are involved.

Regulation of Foreign Investment

The PRC Company Law or Company Law was promulgated on December 29, 1993, which became effective on July 1, 1994, and was subsequently revised on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013, October 26, 2018, and on December 29, 2023 with the latest amendments effective from July 1, 2024. Limited liability companies and companies limited by shares established in China shall be subject to the Company Law. Each company has the status of a legal person and owns its own assets. Assets of a company may be used in full for the company’s liability. Foreign-invested companies are also subject to the Company Law, except as otherwise provided in the foreign investment laws including the Law of the PRC on Wholly Foreign-owned Enterprise.

Pursuant to the Law of the PRC on Wholly Foreign-owned Enterprise, which was adopted on April 12, 1986, amended on October 31, 2000 and September 2016, and abolished on January 1, 2020, the establishment and subsequent changes of a wholly foreign-owned enterprise is subject to the approval by the authority in charge of commerce or foreign trade and investment and registration with the relevant administration for industry and commerce. The investor of the wholly foreign-owned enterprise must make payment or subscribe for the registered capital according to its articles of association.

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On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The organization form, organization and activities of foreign-invested enterprises shall be governed, among others, by the Company Law and the PRC Partnership Enterprise Law. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may retain the original business organization and so on within five years after the implementation of this law. Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises. Among others, the state guarantees that foreign-invested enterprises participate in the formulation of standards in an equal manner and that foreign-invested enterprises participate in government procurement activities through fair competition in accordance with the law. Further, the state shall not expropriate any foreign investment except under special circumstances. In special circumstances, the state may levy or expropriate the investment of foreign investors in accordance with the law for the needs of the public interest. The expropriation and requisition shall be conducted in accordance with legal procedures and timely and reasonable compensation shall be given.

The Foreign Investment Law is formulated to further expand opening-up, vigorously promote foreign investment and protect the legitimate rights and interests of foreign investors. According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to negative list management system. The pre-entry national treatment means that the treatment given to foreign investors and their investments at the stage of investment access shall not be less favorable than that of domestic investors and their investments. The negative list management system means that the state implements special administrative measures for access of foreign investment in specific fields. The Foreign Investment Law does not mention the relevant concept and regulatory regime of contractual arrangement structures. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation.

On December 26, 2019, the State Council promulgated the Implementing Regulations of the Foreign Investment Law of the PRC, or the Implementing Regulations of the Foreign Investment Law, which became effective on January 1, 2020. The Implementing Regulations of the Foreign Investment Law strictly implement the legislative principles and purpose of the Foreign Investment Law, emphasize on promoting and protecting the foreign investment, and refine the specific measures. At the same day, the Supreme People’s Court issued an Interpretation on the Application of the Foreign Investment law, which also came into effect on January 1, 2020. This interpretation shall apply to any contractual dispute arising from the acquisition of the relevant rights and interests by a foreign investor by way of, among other things, gift, division of property, merger of enterprises, or division of enterprises.

Furthermore, foreign investments in China are subject to investment information reporting obligations under the foreign investment laws, which is further stipulated in the Measures for Reporting of Foreign Investment Information, or the Foreign Investment Reporting Measures, that were jointly promulgated by the MOFCOM and the State Administration for Market Regulation on December 30, 2019 and became effective on January 1, 2020. Pursuant to the Foreign Investment Reporting Measures, foreign investors and foreign-invested enterprises are obligated to submit investment information reports in regard with their direct or indirect investment activities in China through the Enterprise Registration System and the National Enterprise Credit Information Publicity System, commencing from January 1, 2020. Such reports include preliminary report relating to establishment, modification report, deregistration report, and annual report.

Negative List of Foreign Investment

The current regulation regime of foreign investment in the PRC, setting aside special arrangements adopted in pilot free trade zones, preliminarily consists of two principal legal documents, i.e. the Catalogue of Industries for Encouraged Foreign Investment (2022 Edition), or the 2022 Encouraged Catalogue, which was promulgated jointly by the Ministry of Commerce and the National Development and Reform Commission (or NDRC), on October 26, 2022 and became effective on January 1, 2023 and the Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition), or the 2021 Negative List, which was promulgated jointly by the Ministry of Commerce and the NDRC, on December 27, 2021 and became effective on January 1, 2022.

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The 2022 Encouraged Catalogue and the 2021 Negative List govern investment activities in the PRC by foreign investors and classify industries into three categories with regard to foreign investment: “encouraged,” “restricted” and “prohibited.” Industries not listed in the Catalogue are generally deemed as falling into a fourth category, “permitted,” unless specifically restricted by other PRC laws. For some restricted industries, foreign investors can only conduct investment activities through equity or contractual joint ventures, while in other cases PRC partners are required to hold the majority interests in such joint ventures. In addition, some projects in the restricted category are subject to higher-level governmental approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Regulations Related to Mergers and Acquisitions and Overseas Listings

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On July 6, 2021, the State Council and General Office of the of the Communist Party China Central Committee issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law, which steps-up scrutiny of overseas listings by companies and calls for strengthening cooperation in cross-border regulation, improving relevant laws and regulations on cyber security, cross-border data transmission and confidential information management, including the confidentiality requirement and file management related to the issuance and listing of securities overseas, enforcing the primary responsibility of the enterprises for information security of China based overseas listed companies and promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Furthermore, establishing and improving a system of extraterritorial application of laws in the capital market are also mentioned, judicial interpretations and supporting rules for extraterritorial application provisions of the Securities Law shall be formulated as soon as possible.

On February 17, 2023, with the approval of the State Council, the CSRC promulgated the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of confidential or public registration statement for initial public offerings or listing. If a domestic company fails to complete required filing procedures, conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (2) if the issuer meets both of the following criteria, the overseas offering and listing conducted by such issuer shall be deemed as indirect overseas offering and listing by a PRC domestic company: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year were derived from PRC domestic companies; and (ii) the majority of the issuer’s business activities are carried out in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management team in charge of its business operations and management are PRC citizens or have their principal of residence located in mainland China; and (3) where PRC domestic companies seeking indirect overseas offering and listing in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offerings or listings in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted. Based on the foregoing, we plan to complete necessary filing procedures after the Trial Measures come into effect. Pursuant to the Trial Measures, the filing will be completed within twenty working days if the application documents are all in order. In the event that the application documents are incomplete or not in conformity with the requirements of the Trial Measures and the five supporting guidelines, then within five working days upon receipt of the application documents, the CSRC will inform the issuer to submit supplementary materials and the issuer shall provide such supplementary materials within thirty working days. In the process of the filing, the CSRC may also solicit the opinions of the competent department of the State Council for such filing. The time for submitting supplementary materials and soliciting opinions shall not be counted in the statutory time limit for filing (i.e., the foregoing twenty working days).

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

As of the date of this prospectus, the revised Provisions came into effect. On or after March 31, 2023, in the event that the offering is determined as an “indirect overseas offering and listing by a PRC domestic company” under the Trial Measures, any failure or perceived failure by the Company or PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

According to the legal opinions issued by our PRC counsel, L&L-Leaven, Attorneys-at-Law, based on our disposal of the 80.5% equity interests in each of our two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell, in April 2023, the remaining interests in Dongguan YMA and Dongguan Forwell are deemed to be equity investments and the Group no longer has control over such two PRC operating entities. Further, Bohong Technology and Dongguan Changrong are the only remaining PRC Subsidiaries controlled by the Group. However, Bohong Technology and Dongguan Changrong are currently non-operating subsidiaries. In light of the foregoing, we are relying on the legal opinions of our PRC counsel, L&L-Leaven, Attorneys-at-Law, in determining that we are not required to obtain approval or clearance from the CSRC as the listing of our ordinary shares on Nasdaq does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that we are not required to complete the filing procedures as stipulated by the Trial Measures because the Company’s majority business activities are not carried out in Mainland China since our disposals of the 80.5% equity interests in each of Dongguan YMA and Dongguan Forwell in April 2023, nor is its main place of business located in Mainland China, and none of the members of the senior management team in charge of our business operation are Chinese citizens or domiciled in Mainland China.

Regulation of the Production of Electric Bicycles

On June 24, 2017, the State Council of the PRC issued the Decision on Adjusting the Catalogue for the Administration of Production Permits for Industrial Products and on Trying out the Simplification of Approval Procedures, or the Decision. Pursuant to the Decision, the production license for electric bicycles was cancelled and was changed to implement mandatory product certification management. On July 2, 2018, the Announcement on the Arrangements for the Transfer of Electric Bicycle Products from Licensing to CCC Certification Management or Announcement was jointly promulgated by the State Administration for Market Regulation and the Certification and Accreditation Administration of the PRC, or the CNCA. According to the Announcement, electric bicycle products without CCC certification shall not be delivered, sold, imported or used in other business activities commencing from April 15, 2019. On July 19, 2018, the CNCA issued the Implementation Rules for Compulsory Product Certification of Electric Bicycles (CNCA-C11-16: 2018) which came into effect on August 1, 2018. On June 23, 2021, the CNCA issued the amended Implementation Rules for Compulsory Product Certification of Electric Bicycles (CNCA-C11-16: 2021), which has become effective on July 1, 2021, replacing the Implementation Rules for Compulsory Product Certification of Electric Bicycles (CNCA-C11-16: 2018). On September 14, 2023, the CNCA issued the amended Implementation Rules for Compulsory Product Certification of Electric Bicycles (CNCA-C11-16: 2023), which has become effective on September 14, 2023, replacing the Implementation Rules for Compulsory Product Certification of Electric Bicycles (CNCA-C11-16: 2021).

On May 15, 2018, the Safety Technical Specification for Electric Bicycle (GB 17761-2018), or the New National Standards, were promulgated by the State Administration for Market Regulation and the National Standardization Management Committee and became effective on April 15, 2019. The New National Standards replace the General Technical Requirements for Electric Bicycles (GB 17761-1999) which were issued on May 28, 1999.

Regulation of the Registration of Electric Bicycles

Pursuant to the Road Traffic Safety Law of the PRC (revised in 2021), a non-motorized vehicle which ought to be lawfully registered shall be deemed street-illegal until it has been registered with the local traffic administrative department. In addition, the categories of such non-motorized vehicles shall be determined by provincial governments in light of their respective actual local situation and shall consist of technical standards in terms of overall weight, braking performance, overall size and reflectors, which all non-motorized vehicles should abide by. Pursuant to the Circular on Strengthening the Management of Electric Bicycles, promulgated on March 18, 2011, any non-compliant vehicle may not be registered as a non-motorized vehicle, which in turn means it shall be deemed street-illegal.

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Regulations Relating to Production Safety

Pursuant to the Production Safety Law of the PRC, or the Production Safety Law, which took effect on November 1, 2002, amended on August 31, 2014 and June 10, 2021, respectively, the entities that are engaged in production and business operation activities must implement national industrial standards which guarantee the production safety and comply with production safety requirements provided by the laws, administrative regulations and national or industrial standards. An entity must take effective measures for safety production, maintain safety facilities, examine the safety production procedures, educate and train employees and take any other measures to ensure the safety of its employees and the public. An entity or its relevant persons-in-charge which has failed to perform such safety production liabilities will be required to make amends within a time limit or face administrative penalties. If it fails to amend within the prescribed time limit, the production and business operation entity may be ordered to suspend business for rectification, and serious violations may result in criminal liabilities.

Regulations Relating to Product Quality

The Product Quality Law of the PRC was promulgated on February 22, 1993, amended on July 8, 2000, August 27, 2009 and December 29, 2018, respectively. The Product Quality Law applies to anyone who manufactures or sells any product within the territory of the PRC. It is prohibited from producing or selling counterfeit products in any form, including counterfeit brands, or providing false information about the product manufacturers. Violation of national or industrial standards may result in civil liability and administrative penalties such as compensation, fines, suspension of business and confiscation of illegal income, and serious violations may result in criminal liabilities.

Regulations Relating to Intellectual Property Rights

Patent

Pursuant to the Patent Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on March 12, 1984 and became effective from April 1, 1985, and was most recently amended on October 17, 2020, and became effective on June 1, 2021, patents in China are classified into three categories, namely, inventions, utility models and designs. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the China National Intellectual Property Administration is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. After the grant of the patent right for an invention or utility model, except where otherwise provided for in the Patent Law of the PRC, no entity or individual may, without the authorization of the patent owner, exploit the patent, that is, make, use, offer to sell, sell or import the patented product, or use the patented process, or use, offer to sell, sell or import any product which is a direct result of the use of the patented process, for production or business purposes. And after a patent right is granted for a design, no entity or individual shall, without the permission of the patent owner, exploit the patent, that is, for production or business purposes, manufacture, offer to sell, sell, or import any product containing the patented design.

Copyright

Pursuant to the Copyright Law of the PRC, which was first promulgated by the Standing Committee of the National People’s Congress on September 7, 1990 and became effective from June 1, 1991, and was last amended on November 11, 2020 and became effective as of June 1, 2021, copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law of the PRC, constitute infringements of copyrights. The amended Copyright Law of the PRC extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

In order to further implement the Computer Software Protection Regulations, promulgated by the State Council on June 4, 1991 and amended on January 30, 2013, the National Copyright Administration issued the Measures for Computer Software Copyright Registration on April 6, 1992 and amended on February 20, 2002 and July 1, 2004, which specify detailed procedures and requirements with respect to the registration of software copyrights; however, the Measures for Computer Software Copyright Registration were abolished on May 7, 2009. The China Copyright Protection Center shall grant registration certificates to the computer software copyrights applicants which meet the requirements of the computer software protection regulations.

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Trademark

Pursuant to the Trademark Law of the PRC, or the Trademark Law, which was first promulgated by the Standing Committee of the National People’s Congress on August 23, 1982 and became effective from March 1, 1983, and was most recently amended on April 23, 2019 and became effective on November 1, 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods and/or services for which the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved, and may be renewed for another ten years provided relevant application procedures have been completed within twelve months before the end of the validity period. According to this law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods and/or services without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark.

The Implementation Regulation for the Trademark Law promulgated by the State Council came into effect on September 15, 2002 and was further amended on April 29, 2014. Under the Trademark Law and the implementing regulation, the Trademark Office of the State Administration for Market Regulation, or the Trademark Office, is responsible for the registration and administration of trademarks. The Trademark Office handles trademark registrations. As with patents, China has adopted a “first-to-file” principle for trademark registration. If two or more applicants apply for registration of identical or similar trademarks for the same or similar commodities, the application that was filed first will receive preliminary approval and will be publicly announced. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years.

In addition to the above, a Trademark Review and Adjudication Board was established for resolving trademark disputes. According to the Trademark Law, within three months since the date of the announcement of a preliminarily validated trademark, if a titleholder is of the view that such trademark in application is identical or similar to its registered trademark for the same type of commodities or similar commodities which violates relevant provisions of the Trademark Law, such titleholder may raise an objection to the Trademark Office within the aforesaid period. In such event, the Trademark Office shall consider the facts and grounds submitted by both the dissenting party and the party being challenged and shall decide on whether the registration is allowed within twelve months upon the expiration of the announcement after investigation and verification, and notify the dissenting party and the person challenged in writing.

Domain Names

Pursuant to the Administrative Measures on Internet Domain Names, which was amended by the Ministry of Industry and Information Technology on August 24, 2017 and became effective on November 1, 2017, “domain name” shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the internet and corresponds to the internet protocol (IP) address of that computer. The principle of “first come, first serve” is followed for the domain name registration service. Applicants for registration of domain names shall provide the true, accurate and complete information of their identifications to domain name registration service institutions. After completing the domain name registration, the applicant becomes the holder of the domain name registered by him/it. Furthermore, the holder shall pay operation fees for registered domain names on schedule. If the domain name holder fails to pay the corresponding fees as required, the original domain name registrar shall write it off and notify the holder of the domain name in written form.

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Regulation of Employment and Social Welfare

Labor Laws

Companies in the PRC are subject to the PRC Labor Law which was promulgated on July 5, 1994, became effective on January 1, 1995 and was further amended on August 27, 2009 and December 29, 2018, PRC Labor Contract Law which was promulgated on June 29, 2007, became effective on January 1, 2008 and was further amended on December 28, 2012, and the Implementation Regulations of the PRC Labor Contract Law which was promulgated by the State Council on September 18, 2008 and became effective on the same date, as well as other related regulations, rules and provisions promulgated by the relevant government authorities from time to time. Compared to previous PRC laws and regulations, the PRC Labor Contract Law imposes stricter requirements in such respects as signing of labor contracts with employees, stipulation of probation period and violation penalties, termination of labor contracts, payment of remuneration and economic compensation, use of labor dispatches as well as social security premiums.

According to the PRC Labor Law and the PRC Labor Contract Law, a labor contract in writing shall be concluded when a labor relationship is to be established between an employer and an employee. An employer shall pay an employee two times of his/her salary for each month in the circumstance where the employer fails to enter a written labor contract with the employee for more than a month but less than a year; where such period exceeds one year, the parities are deemed to have entered an unfixed-term labor contract. Employers shall pay wages that are not lower than the local minimum wage standards to the employees. Employers are also required to establish labor safety and sanitation systems in compliance with PRC rules and standards, and to provide relevant training to the employees.

Social Insurance and Housing Provident Funds

According to the Temporary Regulations on the Collection and Payment of Social Insurance Premium, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC must provide beneficial plans for their employees, that include basic pension insurance, unemployment insurance, maternity insurance, work-related injury insurance and medical insurance. An enterprise must also provide social insurance by processing social insurance registration with local social insurance agencies, and must pay or withhold relevant social insurance premiums for or on behalf of the employees. The Law on Social Insurance, which was promulgated on October 28, 2010 and came into effect on July 1, 2011 and was amended on December 29, 2018, regulates basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance. The Administrative Regulations on the Housing Provident Funds, which was promulgated and came into effect on April 3, 1999, and was amended on March 24, 2002 and March 24, 2019, provides that housing provident fund contributions paid by an individual employee and housing provident fund contributions paid by his or her employer all belong to the individual employee.

Regulation under PRC Securities Law

The PRC Securities Law was promulgated in December 1998 and was subsequently revised in August 2004, October 2005, June 2013, August 2019 and December 2019. According to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, the securities regulatory authority of the State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC, and that any Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. While there is no detailed interpretation regarding the rule implementation under Article 177, it will be difficult for an overseas securities regulator to conduct investigation or evidence collection activities in China.

Notwithstanding the foregoing, on February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

Regulations on Loans to and Direct Investment in the PRC Entities by Offshore Holding Companies

According to the Interim Measures on the Management of Foreign Debts promulgated by SAFE, the NDRC and the Ministry of Finance of the PRC effective from March 1, 2003 and further amended and being effective from September 1, 2022, loans by foreign companies to their subsidiaries in China, which accordingly are FIEs, are considered foreign debt, and such loans must be registered with the local branches of the SAFE. Under the provisions, the total amount of accumulated medium-term and long-term foreign debt and the balance of short-term debt borrowed by a FIE is limited to the difference between the total investment and the registered capital of the foreign invested enterprise.

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On January 11, 2017, the PBOC promulgated the Circular of the People’s Bank of China on Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9, which took effect on the same date. The PBOC Circular 9 established a capital or net assets-based constraint mechanism for cross-border financing. Under such mechanism, a company may carry out cross-border financing in Renminbi or foreign currencies at their own discretion. The total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit is calculated as capital or assets multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter.

In addition, according to PBOC Circular 9, as of the date of the promulgation of PBOC Circular 9, a transition period of one year is set for foreign-invested enterprises and during such transition period, FIEs may apply either the current cross-border financing management mode, namely the mode provided by Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt and the Interim Provisions on the Management of Foreign Debts, or the mode in this PBOC Circular 9 at its sole discretion. After the end of the transition period, the cross-border financing management mode for FIEs will be determined by the People’s Bank of China and SAFE after assessment based on the overall implementation of this PBOC Circular 9. However, although the transitional period ended on January 10, 2018, as of the date of this prospectus, neither PBOC nor SAFE has issued any new regulations regarding the appropriate means of calculating the maximum amount of foreign debt for foreign-invested enterprises. Domestic-invested enterprises, have only been subject to the net assets limit in calculating the maximum amount of foreign debt they may hold from the date of promulgation of PBOC Circular 9.

Laws and Regulations on the Protection of Consumer Rights and Interests

Business operators in the business of supplying and selling manufactured goods or services to consumers, shall comply with the Law of the PRC on the Protection of Consumer Rights and Interests, or the Consumer Rights Protection Law, promulgated by the Standing Committee of the National People’s Congress on October 31, 1993, and effective as of January 1, 1994, and revised on August 27, 2009 and October 25, 2013.

According to the Consumer Rights Protection Law, business operators must ensure that the goods or services provided by them meet the requirements for safeguarding personal and property safety. For goods and services that may endanger personal and property safety, consumers should be provided with a true description and an explicit warning, as well as a description and indication of the proper way to use the goods or accept the services and the methods of preventing the occurrence of a hazard. If the goods or services provided by the business operators cause personal injuries to consumers or third parties, the business operators shall compensate the injured parties for their losses.

Laws on Contracts

On May 28, 2020, the Civil Code of the PRC was issued by the National People’s Congress and became effective on January 1, 2021 and replaced the General Principles of the Civil Law of the PRC, the Security Law of the PRC, the Contract Law of the PRC, the Real Right Law of PRC, the General Rules of the Civil Law of the PRC and several other basic civil laws in the PRC. Under the Civil Code of the PRC, a natural person, legal person or other legally established organization shall have full capacity of civil right and civil conduct in order to enter into a valid contract. Except as otherwise required by other laws and regulations, the formation, validity, performance, modification, assignment, termination, and liability for breach of a contract are governed by the Civil Code of the PRC. A contracting party who fails to perform or fails to fulfill its contractual obligation shall bear the responsibility of a continued duty to perform or to provide remedies and compensation as provided by PRC laws.

Standardization Law of the People’s Republic of China

Standardization Law of the People’s Republic of China was passed by the fifth session of the Standing Committee of the Seventh National People’s Congress on December 29, 1988, and revised on November 4, 2017. This law is formulated for the purposes of enhancing standardization work, promoting scientific and technological advancement, improving the quality of products and services, safeguarding personal health and life and property security, protecting state security and ecological environmental security, raising the level of economic and social development. This law applies to technical requirements that need to be unified for agricultural field, industrial field, service industry, social undertakings industry, and others. Enterprises which manufacture, sell, import products or provide services that fail to meet the mandatory standards, and enterprises which manufacture products or provide services that fail to meet the technical requirements under their publicized standardization, shall undertake civil liabilities.

Regulations of the People’s Republic of China on Certification and Accreditation

Regulations of the People’s Republic of China on Certification and Accreditation became effective as of November 1, 2003, and was revised on February 6, 2016, November 29, 2020 and July 20, 2023. This regulation is formulated for the purposes of standardizing certification and accreditation, improving the quality of products and services and management standard. This regulation applies to all certification agencies, certification services and accreditation services in the PRC, excluding certification on quality management standardization of enterprises engaging in pharmaceutical productions and/or operations, certification on quality of laboratory animals, certification of military products, accreditation on laboratories and personnel engaging in the calibration and testing of military products.

Regulations in the U.S.

Inflation Reduction Act

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was enacted into law and is effective for taxable years beginning after December 31, 2022, and remains subject to future guidance releases. The IRA includes multiple incentives to promote clean energy, electric vehicles, battery and energy storage manufacture or purchase, including through providing tax credits to consumers. The IRA implements a new 15% corporate minimum tax based on modified U.S. financial statement net income that is effective beginning in 2023. The IRA also modified climate and clean energy corporate tax provisions, including the consumer credit for EV purchases, and beginning in 2023, new tax credits for commercial EV purchases and investments in clean energy production, supply chains and manufacturing facilities became effective. The IRA includes three sets of requirements related to vehicle components and assembly for EV models to qualify for tax credits. The three sets of requirements are as follows: (i) assembly in North America; (ii) critical minerals and battery components; and (iii) entities of concern. With respect to (i), final assembly of electric vehicle models must occur in North America to be eligible, effective immediately after the enactment of the legislation; and with respect to (iii), starting in 2024, vehicles with any battery components manufactured or assembled in an “entity of concern” are not eligible for the tax credit. Beginning in 2025, vehicles with critical minerals extracted, processed, or recycled by entities of concern will not qualify. Entities of concern include China and Russia. With respect to (ii) , the Notice (as defined below) defines the conditions under which clean energy investors and producers can get additional subsidies if their supply chains are “Made in America.”

On May 12, 2023, the Department of the Treasury (“Treasury”) and the Internal Revenue Service (“IRS”) released Notice 2023-38 (the “Notice”) to provide guidance on the domestic content requirements under relevant Internal Revenue Code (“IRC”) sections. The Notice was developed in partnership with the Department of Energy and Department of Transportation to provide initial guidance on rules that taxpayers must satisfy to qualify for domestic content bonus credit amounts prior to the issuance of forthcoming Treasury Regulations. The Notice requires a sophisticated analysis to determine qualification, including compliance with sourcing regulations, and a minimum percentage of domestic content for steel, iron and manufactured products. Renewable energy and battery storage projects that satisfy the domestic content requirements can be eligible for bonus tax credits under the applicable IRC provisions. The domestic content bonus is either 2% or 10% depending on whether the renewable energy project also satisfies certain wage and apprenticeship requirements. The domestic content requirements are also important to the direct pay provision of the relevant IRC section available to certain tax exempt or government entities. The Notice generally requires a taxpayer to certify that any steel, iron or manufactured product that is a component of the renewable energy project upon completion of construction was produced in the United States. Manufactured products are deemed to have been produced in the United States if all of the primary components are manufactured in the United States. Alternatively, if the project contains certain manufactured products that do not meet the requirement, then all of the manufactured products would still be deemed to have been produced in the U.S. if 40–55% of the total combined costs of all manufactured products (depending on the year construction begins) are attributed to components mined, produced or manufactured in the United States.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus:

Directors and Executive Officers	Age	Position/Title
Jing-Bin Chiang	57	Chairman, Chief Executive Officer and Director
Abraham Pullolickel Ittycheriah	66	Chief Financial Officer
Ting-Pang Sung	68	Director
Ching-Chou Huang	66	Independent Director
Shen-Huei Wang	68	Independent Director
Ping-Hong Lin	64	Independent Director

Jing-Bin Chiang has been appointed as our Chief Executive Officer since May 2016 and as our Chairman of the Board since July 2021. Prior to that, Mr. Chiang had been acting as representative of one of our former corporate directors as Chairman from February 2017 to July 2021. For our subsidiary TW YMA, Mr. Chiang has been serving as the chairman of the board since its incorporation date. Mr. Chiang is responsible for the overall strategic planning, corporate management and business development of our day-to-day operation as well as the overall accounting management. Mr. Chiang has approximately 18 years of experience in the composite material application industry. From November 2003 to August 2009, Mr. Chiang worked as chief financial officer and vice president in finance in LCY Elastomers LP, a thermoplastic rubber manufacturer with factory in Houston. From September 2010 to February 2015, Mr. Chiang worked as vice president in Coretronic Corporation (TWO: 5371), a company which develops, manufactures and markets liquid crystal display (LCD). Mr. Chiang received a bachelor’s degree in business administration from Tunghai University in Taiwan in June 1990 and a master’s degree in Accountancy and Financial Information System from Cleveland State University in the United States in March 1995. Mr. Chiang has been admitted as a certified public accountant of Washington State Board of Accountancy since February 1997. Mr. Chiang has also been admitted as a certified internal auditor of The Institute of Internal Auditors since May 2000. We believe Mr. Chiang is well qualified to serve on our Board due to his experience and expertise in the industry.

Abraham Pullolickel Ittycheriah has been serving as our Chief Financial Officer since February 2022. Mr. Ittycheriah has over 39 years of professional experience in accounting and auditing. Mr. Ittycheriah has been acting as finance manager in Qatar Fuel Additives Company, a company engaged in production and export of methanol and other chemicals, since June 1998. From February 1986 to May 1998, Mr. Ittycheriah served as supervising senior in Deloitte & Touche. From January 1982 to November 1985, he served as audit executive in P.R. Narayanan Nair & Co, a chartered accounting firm based in India. Mr. Ittycheriah obtained his bachelor’s degree in science from University of Kerala in April 1978. Mr. Ittycheriah has been admitted as a certified public accountant in India in July 1985.

Ting-Pang Sung has been serving as our Director since July 2021. Mr. Sung is responsible for our formulation of business strategies and supervision on daily operation. Mr. Sung holds various management positions in different companies, and among others, he served as the Methanol/Solvent Business Unit Vice President of LCY Chemical Corp., a company engaged in manufacturing various chemical products, including but not limited to TPE and copper foil, from May 2012 to November 2016, and has subsequently been serving as the Performance Plastics Business Unit Senior Vice President since November 2016. He has been serving as the director of LCY Technology Corp. (TW: 4989), a company engaging in the manufacturing of copper foil used in electronic products, such as computer, since June 2020. Mr. Sung has also been serving as a director of Global Rubber Corp., a company engaging in the manufacture and export of conveyor belts, transmission belts and rubber hoses, since December 2019. He served as a chairman of Zhenjiang LCY Warehousing & Storage Co., Ltd., a company providing import or export storage, blending packaging and transportation services from August 2015 to February 2017, and has subsequently been serving as a director since then. From August 2015 to February 2017, Mr. Sung also served as a chairman of Zhenjiang Lee Chang Yung General Chemical Co., Ltd, a company engaging in the manufacture and distribution of chemical products, and has then been serving as a director since February 2017. Mr. Sung received a bachelor’s degree of science from Tamkang University in June 1982 and an executive master of business administration from National Chengchi University in March 2012. We believe Mr. Sung is well qualified to serve on our Board due to his experience and expertise in the industry.

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Ching-Chou Huang has been serving as our independent Director since February 2017 and will be the chairman of the compensation committee and nominating and corporate governance committee effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1. Since June 2015, Mr. Huang has been serving as the Chairman of Young Optics, Inc. (TW: 3504), a company which develops, designs and retails optical engineering parts. From November 2008 to November 2013, Mr. Huang served as the director of Chung Tsen Investment Corp., an investment company, and he subsequently served as the chairman from November 2013 to June 2020. From February 2011 to June 2020, he also served as a director of Coretronic Venture Capital Co., Ltd. an investment company. Mr. Huang is a graduate of Chien Hsin University of Science and Technology (formerly known as Chien Hsin Industrial Specialized Private School) in electrical engineering in June 1978 and he also obtained a master’s degree in industrial engineering from National Tsing Hua University in January 2005. We believe Mr. Huang is well qualified to serve on our Board due to his experience and expertise.

Shen-Huei Wang has been serving as our independent Director since February 2017. Since June 2020, Mr. Wang has been serving as an independent director of Welldone Company (TWO: 6170), a company engaging in foreign workers’ internet fund transfers and shopping services, including pre-paid phone card and wifi machine leasing service at the airport. From October 2001 to May 2016, Mr. Wang worked as general manager in the assets management department of Coretronic Corporation, a company providing innovative display solution. Mr. Wang received a bachelor’s degree in electrical engineering from National Taiwan University in June 1977 and a master’s degree in science from Virginia Polytechnic Institute and State University in December 1981. We believe Mr. Wang is well qualified to serve on our Board due to his experience and expertise.

Ping-Hong Lin has been serving as our independent Director since July 2021 and will be the chairman of the audit committee effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1. Since February 2012, Mr. Lin has been serving as the general manager of Taiwan Copper Foils Co., Ltd., an electrodeposited copper foil manufacturer to supply for the printed circuit board industry. From 2004 to 2009, Mr. Lin served as finance manager in Qatar Fuel Additives Co., Ltd., a company engaged in production and export of methanol and other chemicals. Mr. Lin obtained a master of business administration from the University of Akron in January 1991. We believe Mr. Lin is well qualified to serve on our Board due to his experience and expertise.

Family Relationships

There is no family relationship among any of our directors or executive officers.

Employment Agreements, Director Agreements and Indemnification

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of three years. The executive officers are entitled to a fixed salary and other company benefits, each as determined by the Board from time to time. We may terminate an executive officer’s employment under Cayman Law and under other applicable laws and regulations.

Each executive officer has agreed to hold, at all times during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information, or the confidential or proprietary information disclosed to the executive officer by or obtained by the executive officer from us either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential.

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We have also entered into director agreements with each of our directors which agreements set forth the terms and provisions of their engagement.

Under the employment agreements and director agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

Duties of Directors

Under Cayman Islands law, our board of directors has the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Under Cayman Islands law, directors owe the following fiduciary duties: (i) duty to act in good faith in what the director believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (v) duty to exercise independent judgment. In addition to the above, directors also owe a duty to act with skill, care and diligence. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the post-offering amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings. You should refer to “Description of Securities—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Composition of our Board of Directors

Our board of directors consists of five (5) directors. A director is not required to hold any shares in our Company to qualify to serve as a director. Subject to making appropriate disclosures to the board of directors in accordance with our post-offering amended and restated memorandum and articles of association, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is interested, in voting in respect of any such matter, such director should take into account his or her directors duties. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

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Committees of the Board of Directors

We plan to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Ching-Chou Huang, Shen-Huei Wang and Ping-Hong Lin and will be chaired by Ping-Hong Lin. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Ping-Hong Lin qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the board.

Compensation Committee. Our compensation committee will consist of Ching-Chou Huang, Shen-Huei Wang and Ping-Hong Lin, and will be chaired by Ching-Chou Huang. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

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Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Ching-Chou Huang, Shen-Huei Wang and Ping-Hong Lin and will be chaired by Ching-Chou Huang. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

●	evaluating the performance and effectiveness of the board as a whole.

Code of Business Conduct and Ethics and Executive Compensation Recovery Policy

In connection with this offering, we adopted (i) a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and (ii) an executive compensation recovery policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Terms of Directors and Officers

Upon our post-offering amended and restated memorandum and articles of association having taken effect, our board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Ching-Chou Huang, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Shen-Huei Wang and Ping-Hong Lin, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Jing-Bin Chiang and Ting-Pang Sung, will expire at the third annual meeting of shareholders.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our post-offering amended and restated memorandum and articles of association as it deems appropriate.

Compensation of Directors and Executive Officers

For the years ended December 31, 2021, 2022 and 2023, we paid an aggregate of $624,468, $657,591 and $689,882, respectively, in cash and benefits in-kind granted to or accrued on behalf of all of our directors and members of senior management for their services, in all capacities, and we did not pay any additional compensation to our directors and members of senior management. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC Investments are required by law to make contributions equal to certain percentages of each full-time employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance and a housing provident fund.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

On August 28, 2020, New Moon Corporation (“New Moon”), a shareholder of the Company, an employee of the Company and the Company signed a tripartite talent award agreement. Under the agreement, the Company provides NTD10,000,000 (US$327,600) to the employee for the purchase of 1,000,000 ordinary shares of the Company owned by New Moon at NTD10 per share. The employee must return the payment to the Company if the acquisition of the shares cannot be completed within thirty days after the payment is made therefor. Also, the employee must return the shares to New Moon if the employee resigns within five years from the date of the agreement; in such event, New Moon must also return the consideration received from the employee to the Company.

The aforementioned bonus shares settled by a shareholder of the Company cannot be transferred during the five year vesting period, but voting rights and dividend rights are not restricted. The employee is required to return the shares to the shareholder but not required to return the dividends received if she resigns during the vesting period.

The Company accounted for the shares contributed by New Moon as share-based payment arrangement settled by equity. The NTD10,000,000 (US$327,600) contributed by the Company is accounted for as a prepaid cash incentive to the employee and is amortized over the contract period which is five years.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of ordinary shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our ordinary shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our ordinary shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our ordinary shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws. Unless otherwise noted, the business address for each of our directors and executive officers is 7F-1, No. 633, Sec. 2, Taiwan Blvd., Xitun District, Taichung City 407, Taiwan (R.O.C.).

	Ordinary Shares Beneficially Owned Prior to The Offering(1)		Ordinary Shares Beneficially Owned After The Offering(2)
Name of Beneficial Owners	Number	%	Number	%
Directors, Executive Officers and over 5% Shareholders:
Jing-Bin Chiang(3)	6,097,183	38.68%	6,097,183	35.84%
Ting-Pang Sung	-	-	-	-
Abraham Pullolickel Ittycheriah	-	-	-	-
Ching-Chou Huang	-	-	-	-
Shen-Huei Wang	-	-	-	-
Ping-Hong Lin	-	-	-	-
All directors and executive officers as a group (6 persons)	6,097,183	38.68%	6,097,183	35.84%
NEW MOON CORPORATION(4)	4,888,092	31.01%	4,888,092	28.73%
Lee Bo-Wei(5)	3,031,869	19.23%	3,031,869	17.82%
RADIANT FAITH LIMITED(6)	2,700,000	17.13%	2,700,000	15.87%
STAR CENTURION LIMITED(7)	1,719,835	10.91%	1,719,835	10.11%
Barium Glory Financial Ltd.(8)	1,500,849	9.52%	1,500,849	8.82%

* Less than 1%

(1)	Applicable percentage of ownership is based on 15,762,887 ordinary shares outstanding as of the date of this prospectus.

(2)	Applicable percentage of ownership is based on 17,012,887 ordinary shares outstanding immediately after the offering.

(3)	Jing-Bin Chiang is the sole shareholder of NEW MOON CORPORATION and holds the voting and dispositive power over the ordinary shares held by such entity. Jing-Bin Chiang also directly holds 1,209,091 ordinary shares of J-Star.

(4)	The registered address of NEW MOON CORPORATION, a British Virgin Islands company, is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. 4,888,092 ordinary shares directly held by NEW MOON CORPORATION of which Jing-Bin Chiang is the sole shareholder and holds the voting and dispositive power over the ordinary shares held by such entity.

(5)	Lee Bo-Wei is the sole shareholder of Barium Glory Financial Ltd., which directly holds 1,500,849 ordinary shares of J-Star, and he holds the voting and dispositive power over the ordinary shares held by such entity. Lee Bo-Wei is also the sole shareholder of Sendai Investments Company Inc., which directly holds 631,020 ordinary shares of J-Star, and he holds the voting and dispositive power over the ordinary shares held by such entity. Lee Bo-Wei also directly holds 900,000 ordinary shares of J-Star.

(6)	The registered address of RADIANT FAITH LIMITED, a Samoa company, is Offshore Chambers, P.O. Box 217, Apia, Samoa. 2,700,000 ordinary shares directly held by RADIANT FAITH LIMITED of which Chiang Yu-Ning is the sole shareholder and holds the voting and dispositive power over the ordinary shares held by such entity.

(7)	The registered address of STAR CENTURION LIMITED, a Republic of Seychelles company, is P.O. Box 1239, Offshore Incorporations Centre, Victoria, Maché, Republic of Seychelles. 1,719,835 ordinary shares directly held by STAR CENTURION LIMITED of which Yu Li-Hsin is the sole shareholder and holds the voting and dispositive power over the ordinary shares held by such entity.

(8)	The registered address of Barium Glory Financial Ltd., a British Virgin Islands company, is Nerine Chambers, P.O. Box 905, Road Town, Tortola, British Virgin Islands. 1,500,849 ordinary shares directly held by Barium Glory Financial Ltd. of which Lee Bo-Wei is the sole shareholder and holds the voting and dispositive power over the ordinary shares held by such entity.

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RELATED PARTY TRANSACTIONS

Transactions with Certain Related Parties

Set forth below are our related party transactions that occurred since the beginning of our preceding three fiscal years and from January 1, 2024 to the date of this prospectus. The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7B of SEC Form 20-F.

Under Part I, Item 7B of Form 20-F, the Company is required to disclose any transaction occurring since the beginning of the Company’s preceding two financial years, with respect to transactions or loans between the Company and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related party transactions on an ongoing basis and all such transactions be approved by the audit committee. In determining whether to approve a related party transaction, the audit committee shall consider, among other factors, the following factors to the extent relevant to the related party transaction:

●	whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

●	whether there are business reasons for the Company to enter into the related party transaction;

●	whether the related party transaction would impair the independence of an outside director;

●	whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or the related party, the direct or indirect nature of the director’s, executive officer’s or the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant; and

●	any pre-existing contractual obligations.

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During the years ended December 31, 2021, 2022 and 2023 and the period from January 1, 2024 to the date of prospectus, we had the following material related party transactions:

		For the year ended December 31,			September 30,
Related Parties	Nature	2021	2022	2023	2024

New Moon Corporation	Interest expense from a related party loan	$-	-	-	-
Jiang Ke Composite Materials (DG) Co., Ltd. (“Jiang Ke”)	Sales of goods to related parties	$624,003	$3,244	$-	-
Key management including Chiang, Jing-Bin and Chiang, Yu-Ning	Interest expense from a related party loan	$4,085	$-	-	-
Key management including Chiang, Jing-Bin and Chiang, Yu-Ning	Compensation including salaries and other short-term benefits, post-employment benefits and share-based payment	$620,365	$657,591	$708,464	551,348
Dongguan YMA	Service revenue: (shown as “deductions of cost of sales”)	-	-	280,231	306,828
Dongguan Forwell	Service revenue: (shown as “deductions of cost of sales”)	-	-	$45,139	-
Dongguan YMA	Purchase of goods:	-	-	$10,438,247	9,214,551
Dongguan Forwell	Purchase of goods:	-	-	3,989,255	-
Endorsement fee		-	$226,668	$471,574	384,735

As of December 31, 2021, 2022 and 2023 and the period from January 1, 2024 to the date of prospectus, we had the following material related party balances:

	As of December 31,				September 30,
	2021	2022		2023	2024

Receivables from related parties
Jiang Ke	$144,538		$-	$-	-
YMADG	-		-	6,755,968	1,130,163
FORWELL	-			2,272,936	16,307
Total	$144,538	$		$9,028,904	1,146,470

Other payables to related parties
Ke-Chung Teng (1)	$1,844,400		$-	$-	-
Yuan Fu (2)	$989,704		$-	$-	-
New Moon Corporation	$79,466		$-	$-	-
YMADG
FORWELL	-		-	-	-
Total	$2,913,570		$-	$-	-

Amounts due to related parties - current
Key management including Chiang, Jing-Bin and Chiang, Yu-Ning	$-		$-	$-	-
Total	$-		$-	$-	-

Endorsements and guarantees provided by related parties:
Key management including Chiang, Jing-Bin and Chiang, Yu-Ning (3)	$8,835,229		$7,552,528	$7,945,127	8,842,257
Total	$8,835,229		$7,552,528	$7,945,127	8,842,257

(1)	As Ke-Chung Teng was appointed as general manager of YMA Composite Materials (DG) Co., Ltd. in October 2021 and resigned in April 2022, we presented the professional service fees payable to Ke-Chung Teng amounted to $1,844,400 under “Other payables to related parties” as of December 31, 2021 and presented under “Other payables” as of December 31, 2022.
(2)	As the key management of Forwell Sports Equipment Co., Ltd. was appointed as chairman of Yuan Fu in October 2021 and resigned in May 2022, we presented processing cost payable to Yuan Fu Sports Equipment Co., Ltd amounted to $989,704 under “Other payables to related parties” as of December 31, 2021 and presented under “Other payables” as of December 31, 2022.
(3)	All short-term loans and long-term loans were guaranteed by key management personnel. The provision of guarantees by key management as of December 31, 2021, 2022 and 2023 was inclusive of unused credit lines from bank loans. We have obtained the commitments from the key management to provide the guarantees for at least the next 12 months as of the issuance date of these consolidated financial statements. The endorsements and guarantees fee were charged by key management from July 2022 to June 13, 2024 at 5% of total endorsements and guarantees provided amounting to $963,715.

Share Based Payment

a) For the years ended December 31, 2021, 2022 and 2023 and the period from January 1, 2024 to the date of prospectus, the Group’s share-based payment arrangement was as follows:

		Quantity granted	Fair value	Contract	Vesting
Type of arrangement	Grant date	(shares)	per unit	period	conditions
Bonus shares	August 28, 2020	1,000,000	1.02	5 years	5 years’ service

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On August 28, 2020, New Moon, a shareholder of the Company, an employee of the Company and the Company signed a tripartite talent award agreement. Under the agreement, the Company provides NTD10,000,000 (US$327,600) to the employee for the purchase of 1,000,000 ordinary shares of the Company owned by New Moon at NTD10 per share. The employee must return the payment to the Company if the acquisition of the shares cannot be completed within thirty days after the payment is made therefor. Also, the employee must return the shares to New Moon if the employee resigns within five years from the date of the agreement; in such event, New Moon must also return the consideration received from the employee to the Company.

The aforementioned bonus shares settled by a shareholder of the Company cannot be transferred during the five year vesting period, but voting rights and dividend rights are not restricted. The employee is required to return the shares to the shareholder but not required to return the dividends received if she resigns during the vesting period.

The Company accounted for the shares contributed by New Moon as a share-based payment arrangement settled by equity. The NTD10,000,000 (US$327,600) contributed by the Company is accounted for as prepaid cash incentive to the employee and is amortized over the contract period which is five years.

b) The expenses incurred on share-based payment transactions for the years ended December 31, 2021, 2022 and 2023 were $131,712, $131,712, and $131,172, respectively.

Share Swap

On December 25, 2020, the Board of Directors resolved to issue 838,053 shares (3.4% of the total ordinary share capital issued) from the treasury shares repurchased by the Company in 2019 (with book value of $1,344,734) to the shareholders of Bohong Technology to obtain 100% of its ordinary shares through a share swap. On December 30, 2020, the Group signed the share swap agreement with the shareholders of Bohong Technology. The ordinary shares issued have the same rights as other shares in issue. Bohong Technology was a company that only held land use rights without any operations, and did not have an organized workforce or manufacturing equipment. As a result, the Group treated this transaction as an asset acquisition. The fair value of the land use right amounted to $1,415,559. As of December 31, 2022 and June 30, 2023, the issued shares were shown as other non-current assets as long-term prepayments for investments since the share swap registration of the shareholders of Bohong Technology was not yet completed. The shareholder registration was completed and approved by relevant government authority on December 7, 2021.

Disposals of Equity Interest in Dongguan YMA and Dongguan Forwell

In April 2023, Goal Beyond disposed its 80.5% equity interests in each of the Group’s two PRC operating subsidiaries, namely, Dongguan YMA and Dongguan Forwell. Under the supplemental agreements dated April 27, 2023 to the equity transfer agreements entered into on April 1, 2023, the respective considerations for Dongguan YMA and Dongguan Forwell is paid by the Buyers in three installments. The specific installment payment dates are December 31, 2023, December 31, 2024, and December 31, 2025. Further, as of the date of this prospectus, the Buyers deposited the Escrow Amount into the Escrow Account. Such Escrow Amount shall remain in the Escrow Account until the last installment payment date. If the Buyers fail to make any payment within the agreed specific installment payment date, Goal Beyond shall have the right to deduct the payment directly from the Escrow Account.

Prior to the Disposition, products under the OEM and the ODM business models were manufactured by both Dongguan YMA and Dongguan Forwell in the production plant in Dongguan, the PRC. After the Disposition, the Group will continue to utilize Dongguan YMA and Dongguan Forwell to manufacture products under the ODM and OEM business models for the next two years, as TW YMA have entered into OEM/ODM agreements and their respective supplemental agreement with the two entities in April 2023. The Company retains material beneficial ownership in Dongguan YMA and Dongguan Forwell and continues to conduct business with them; the Company does not represent that these will be arm’s length transactions.

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DESCRIPTION OF SECURITIES

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and upon closing of this offering, our affairs will be governed by our post-offering amended and restated memorandum and articles of association, as amended from time to time and the Companies Act, and the common law of the Cayman Islands.

The share capital of the Company consists of ordinary shares. As of the date hereof, our authorized share capital is US$17,500,000 divided into 35,000,000 ordinary shares of par value US$0.50 each. As of June 30, 2024, 15,762,887 ordinary shares were issued and outstanding. We will issue 1,250,000 ordinary shares in this offering. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association (which will become effective immediately prior to completion of this offering) and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. Upon the completion of this offering, our authorized share capital is US$17,500,000 divided into 35,000,000 ordinary shares of par value US$0.50 each. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their ordinary shares in accordance with our post-offering amended and restated memorandum and articles of association.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering amended and restated articles of association provide that our board of directors may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights. Holders of our ordinary shares vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders’ vote, each ordinary share is entitled to one vote. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless voting by poll is required by Nasdaq rules or demanded by the chairman of the meeting or by shareholder(s) together holding not less than 10% of the total voting rights of all our shareholders having the right to vote at such general meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by our board of directors or upon a requisition of any one or more shareholders holding not less than 10% of the right to vote at a general meeting, in which case on advance notice of at least 7 clear days is required for the convening of our annual general meeting and other general meetings by requisition of our shareholders.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

There are no limitations on non-residents or foreign shareholders in the post-offering amended and restated memorandum and articles of association to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in the Company have been paid.

Winding Up; Liquidation. Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them, respectively.

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Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our directors may from time to time make calls on our shareholders in respect of any moneys unpaid on their shares including any premium in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Companies Act and our post-offering amended and restated memorandum and articles of association permit us to purchase our own shares. In accordance with our post-offering amended and restated articles of association, provided the necessary shareholders or board approval have been obtained and requirements under the Companies Act have been satisfied, we may issue shares on terms that are subject to redemption at our option on such terms and in such manner as may be determined by our board of directors.

Inspection of Books and Records. Holders of our ordinary shares have no general right under our post-offering amended and restated articles of association to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our post-offering amended and restated memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued ordinary shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may not issue negotiable or bearer shares, but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

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Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which the company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The company is committed to processing personal data in accordance with the DPA. In its use of personal data, the company will be characterized under the DPA as a “data controller”, whilst certain of the company’s service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the company, the company and certain of the company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

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Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Differences in Corporate Law

The Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits merger and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

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In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of not less than 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

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Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association provide that that we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our company’s business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of a procedure for obtaining an exemption from backup withholding in their particular circumstances.

Directors’ Fiduciary Duties. Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

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Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our post-offering amended and restated articles of association allow our shareholders holding not less than one-tenth of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our post-offering amended and restated articles of association do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established public trading market for our ordinary shares. We cannot assure you that a liquid trading market for our ordinary shares will develop on Nasdaq or be sustained after this offering. Future sales of substantial amounts of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our ordinary shares. Further, since a large number of our ordinary shares will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our ordinary shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and assuming the issuance of 1,250,000 ordinary shares offered hereby, we will have an aggregate of 17,012,887 ordinary shares outstanding. Upon completion of this offering and assuming the exercise of the underwriters’ over-allotment option and the issuance of 1,437,500 ordinary shares offered hereby, we will have an aggregate of 17,200,387 ordinary shares outstanding. All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares, and while we intend to submit application for the ordinary shares to be listed on Nasdaq, we cannot assure you that a regular trading market will develop in the ordinary shares.

Lock-Up Agreements

We have agreed that we will not, for a period of six months after the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Our directors, officers and any other shareholders of our ordinary shares as of the effective date of the registration statement of which this prospectus forms a part have agreed that, subject to certain exceptions, for a period of six months after the closing of this offering, they will not, without the prior written consent of the Representative, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company. The Representative has no present intention to waive or shorten the lock-up period, although it may, in its discretion, waive the terms of the lock-up agreements at any time. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to the Company in general, and the trading pattern of, and demand for, the Company’s securities in general.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

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Rule 144

The majority of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares of the same class, which will equal approximately 170,129 ordinary shares immediately after this offering assuming the over-allotment option is not exercised and 172,004 ordinary shares assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our ordinary shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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TAXATION

The following discussion of material Cayman Islands, Taiwan, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. Unless otherwise noted in the following discussion, this section is the opinion of Lee and Li, Attorneys-at-Law, insofar as it relates to legal conclusions with respect to matters of Taiwan tax law, and of L&L-Leaven, Attorneys-at-Law, insofar as it relates to legal conclusions with respect to matters of PRC tax law, and of Ogier, insofar as it relates to legal conclusions with respect to matters of Cayman Islands tax law.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands. No stamp duty is payable in respect of the issue of our securities or on an instrument of transfer in respect of our securities.

Taiwan Taxation

The following is a general summary of the principal Taiwan tax consequences of the ownership and disposition of our ordinary shares by and to a non-resident individual or non-resident entity holder (referred to herein as a “Non-Taiwan Holder”). As used in the preceding sentence, a “non-resident individual” is a foreign national who owns our ordinary shares and is not physically present in Taiwan for 183 days or more during any calendar year, and a “non-resident entity” is a corporation or a non-corporate body that owns our ordinary shares and is organized under the laws of a jurisdiction other than Taiwan.

Holders should consult their tax advisors concerning the Taiwan tax consequences of holding our ordinary shares and the laws of any relevant taxing jurisdiction to which they are subject.

Capital gains from the sale or disposal of our ordinary shares

Sale or disposal of our ordinary shares is not regarded as the sale of Taiwan securities; thus, any gains generated therefrom by Non-Taiwan Holders are not subject to Taiwan income tax.

Securities Transaction Tax

Sale of our ordinary shares by Non-Taiwan Holders is not subject to Taiwan securities transaction tax.

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People’s Republic of China Taxation

According to the Enterprise Income Tax Law of the PRC (the “Income Tax Law”) and the Implementation Regulations of Enterprise Income Tax Law of the PRC, the enterprise income tax for both domestic and foreign-invested enterprises are unified at 25%.

According to the Income Tax Law, income such as dividends, rental, interest and royalty from the PRC derived by a non-resident enterprise which has no establishment in the PRC or has establishment but the income has no relationship with such establishment is subject to a 10% withholding tax, which may be reduced if the foreign jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement, unless the relevant income is specifically exempted from tax under the applicable income tax laws, regulations, notices and decisions which relate to foreign invested enterprises and their investors.

According to the Notice of the State Administration of Taxation on Issues Relating to the Administration of the Dividend Provision in Tax Treaties, the corporate recipients of dividends distributed by PRC enterprises must satisfy the direct ownership thresholds at all times during the twelve (12) consecutive months preceding the receipt of the dividends.

Certain United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our ordinary shares. This summary applies only to U.S. Holders that hold our ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

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●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ordinary shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ordinary shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our ordinary shares will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ordinary shares. Dividends received on our ordinary shares will not be eligible for the dividends-received deduction allowed to corporations.

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Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long term if the ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on our current composition of assets, subsidiaries and market capitalization (which will fluctuate from time to time), we do not expect to be or become a PFIC for U.S. federal income tax purposes. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ordinary shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

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If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition of ordinary shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our ordinary shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

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If a U.S. Holder owns our ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our ordinary shares.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the ordinary shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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UNDERWRITING

Maxim Group LLC is acting as the representative of the underwriters (collectively referred to herein as the “underwriters”), and we have entered into an underwriting agreement with the Representative on the date of this prospectus. The Representative may retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and the underwriters have agreed to purchase from us, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Maxim Group LLC

Total	1,250,000

The underwriting agreement provides that the underwriters are obligated to purchase all the ordinary shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Over-allotment Option

The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel including the validity of the ordinary shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of the ordinary shares by the underwriters is also subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters a 45-day option from the closing of this offering to purchase on a pro rata basis up to 187,500 additional ordinary shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our ordinary shares.

Discount, Commissions and Expenses

The underwriters propose to offer the ordinary shares initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $______. The underwriting discounts and commissions are equal to 8.0% of the initial public offering price set forth on the cover of this prospectus. After the initial public offering the Representative may change the public offering price and concession and discount to broker/dealers.

The following table shows the per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 187,500 ordinary shares.

	Per Share	Total Without Exercise of Over-allotment Option	Total With Full Exercise of Over-allotment Option
Initial public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay for the Representative’s accountable expenses for the offering including, but not limited to, reasonable and documented fees and disbursements of its counsel, background checks of our officers and directors, the cost associated with the Representative’s use of book-building and compliance software for the offering, and other offering related expenses up to a maximum of $150,000.

We will bear all of our fees, disbursements and expenses in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions, will be approximately $1,309,910.

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Representative’s Warrants

We have also agreed to issue to the Representative (or its permitted assignees) the Representative’s Warrants to purchase a number of our ordinary shares equal to an aggregate of 5.0% of the total number of ordinary shares sold in this offering. The Representative’s Warrants will have an exercise price equal to 110% of the offering price of the ordinary shares sold in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing six (6) months after the effective date of the registration statement related to this offering, and will expire five years after the effective date. The Representative’s Warrants are not redeemable by us. We have agreed to provide for unlimited “piggyback” registration rights at our expense with respect to the underlying ordinary shares during the three-year period from the commencement of sales of this offering. The Representative’s Warrants and the ordinary shares underlying the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying securities for a period of 180 days from the commencement of sales of this offering, except to any FINRA member participating in the offering, their officers or partners, registered persons or affiliates. The Representative’s Warrants will provide for adjustment in the number and price of such Representative’s Warrants (and the ordinary shares underlying such Representative’s Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization as permitted in compliance with FINRA Rule 5110(g).

Right of First Refusal

Upon the closing of this offering, we will grant to the Representative the right of first refusal for a period of twelve (12) months to act as sole managing underwriter, sole book-running manager, sole placement agent and/or sole sales agent for any and all future public and private equity, equity-linked and debt (excluding commercial bank debt) offerings of the Company, or any successor to or any subsidiary of the Company during such twelve (12) month period. The parties agree that the provisions of the preceding sentence shall not be applicable to financing provided by or solicited from any person or entity who is a current holder of the Company’s debt or equity.

Lock-up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our ordinary shares, or securities convertible into or exchangeable or exercisable for any ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the Representative for a period of six (6) months after the closing of this offering, except (a) issuances pursuant to the conversion or exchange of convertible or exchangeable securities (including cashless or “net” exercises, other than broker-assisted cashless exercises) or the exercise of warrants or options, in each case outstanding on the date of this prospectus and described in this prospectus, (b) grants of employee stock options pursuant to the terms of a plan described in this prospectus, (c) issuances pursuant to the exercise of such options, or (d) satisfaction of certain existing contractual obligations.

Our directors, officers and shareholders beneficially owning 5% or more of our ordinary shares have agreed that, subject to certain exceptions, for a period of six (6) months after the closing of this offering, they will not, without the prior written consent of the Representative, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our ordinary shares, any options or warrants to purchase our ordinary shares, or any securities convertible into, or exchangeable for or that represent the right to receive our ordinary shares. The Representative may, in its discretion, release any of the securities subject to these lock-up agreements at any time. Upon the expiration of the lock-up period, all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

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Pricing of the Offering

Prior to this offering, there has been no public market for our securities. The initial public offering price has been negotiated between us and the Representative. In determining the initial public offering price of our ordinary shares, the Representative considered:

●	the prospects for the industry in which we compete;
●	our financial information;
●	the ability of our management and our business potential and earning prospects;
●	the prevailing securities markets at the time of this offering; and
●	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “YMAT.” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Price Stabilization

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise and, if commenced, may be discontinued at any time.

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Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriters have undertaken that they will not, directly or indirectly, offer or sell any securities or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant Member State”), an offer to the public of our ordinary shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our ordinary shares may be made at any time:

●	To any legal entity which is a qualified investor as defined in as defined under Article 2 of the Prospectus Regulation;
●	To fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or
●	In any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer or our ordinary shares shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to public” in relation to our ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our ordinary shares to be offered so as to enable an investor to decide to purchase our ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

None of our ordinary shares have been offered or will be offered to the public in the United Kingdom except that our ordinary shares may be offered to the public in the United Kingdom at any time:

●	To any legal entity which is a qualified investor as defined in as defined under Article 2 of the UK Prospectus Regulation;
●	To fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or
●	In any other circumstances falling within Section 86 of the FSMA,

provided that no such offer or our ordinary shares shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Section 85 of the FSMA.

For the purposes of this provision, the expression an “offer to public” in relation to our ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our ordinary shares to be offered so as to enable an investor to decide to purchase our ordinary shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

In addition, in the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, with all such persons together being referred to as relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

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Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances and, if necessary, seek expert advice on those matters.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. This document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Dubai International Financial Centre (“DIFC”)

This prospectus relates to an Exempt Offer as that term is defined in Article 14(3)(a) of the DIFC Markets Law 2012 (as amended) and Rule 2.3 of the Markets Rulebook of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in Rules 2.3.1(a) and 2.3.1(b) of the DFSA Markets Rulebook. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents relating to Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

148

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Russian Federation

This prospectus or information contained therein is not an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation to or for the benefit of any Russian person or entity, and does not constitute an advertisement or offering of any securities in the Russian Federation within the meaning of Russian securities laws. Information contained in this prospectus is not intended for any persons in the Russian Federation who are not “qualified investors” within the meaning of Article 51.2 of the Federal Law no. 39-FZ dated 22 April 1996 “On the securities market” (as amended) (“Russian QIs”) and must not be distributed or circulated into the Russian Federation or made available in the Russian Federation to any persons who are not Russian QIs, unless and to the extent they are otherwise permitted to access such information under Russian law.

Kazakhstan

This prospectus does not constitute an offer, or an invitation to make offers, to sell, purchase, exchange or otherwise transfer shares in Kazakhstan to or for the benefit of any Kazakhstan person or entity, except for those persons or entities that are capable to do so under the legislation of the Republic of Kazakhstan and any other laws applicable to such capacity of such persons or entities. This prospectus shall not be construed as an advertisement (i.e., information intended for an unlimited group of persons which is distributed and placed in any form and aimed to create or maintain interest in the Company and its merchandise, trademarks, works, services and/or its securities and promote their sales) in, and for the purpose of the laws of, Kazakhstan, unless such advertisement is in full compliance with Kazakhstan laws.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”) or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our shares to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares, that each Qualified Investor will represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares; (iv) that the shares that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

United Arab Emirates Outside of the DIFC and the ADGM

This prospectus has not been reviewed, approved, or licensed by the Securities and Commodities Authority (“SCA”) and does not constitute a public offering of securities in the UAE as that term is defined in SCA Chairman Resolution No. 13/R.M. of 2021 Concerning the Regulations Manual of the Financial Activities and Status Regularization Mechanisms Rulebook (“SCA Rulebook”). This prospectus will only be made available on an exempt Private Offering basis pursuant to Article 6, Chapter 5, of Section 3 of the SCA Rulebook to Professional Investors or Counterparties, as each of the terms is defined in the SCA Rulebook, respectively, or on a reverse solicitation basis. Nothing in this prospectus constitutes the provision of any type of financial service engagement in any of the financial activities set out in Article 1, Chapter 2 of the SCA Rulebook.

The SCA accepts no liability in relation to the marketing, issuance and/or sale of the shares and is not making any recommendation with respect to any investment. Nothing contained in this prospectus is intended to constitute UAE investment, legal, tax, accounting or other professional advice. This prospectus is for the information of prospective investors only and nothing in this prospectus is intended to endorse or recommend a particular course of action. Prospective investors should consult with an appropriate professional for specific advice rendered on the basis of their situation.

Abu Dhabi Global Market (“ADGM”)

This prospectus relates to an Exempt Offer as that term is defined in Rule 4.3.1 of the Markets Rulebook of the Financial Services Regulatory Authority (“FSRA”). This prospectus is intended for distribution only to persons of a type specified in 4.3.1 of the FSRA Markets Rulebook. It must not be delivered to, or relied on by, any other person. The FSRA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The FSRA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The ordinary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

149

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Nasdaq listing fee and the filing fee payable to FINRA all amounts are estimates.

SEC Registration Fee	$2,522
Nasdaq Listing Fee	$5,000
FINRA Filing fee	$1,578
Legal Fees and Expenses	$812,687
Accounting Fees and Expenses	$300,000
Printing and Engraving Expenses	$4,995
Miscellaneous Expenses	$183,128
Total	$1,309,910

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP, New York, with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered by this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Ogier. Legal matters as to PRC law will be passed upon for us by L&L-Leaven, Attorneys-at-Law. Legal matters as to Taiwan law will be passed upon for us by Lee and Li, Attorneys-at-Law. Loeb & Loeb LLP may rely upon Ogier with respect to matters governed by Cayman Islands law, L&L-Leaven, Attorneys-at-Law with respect to matters governed by PRC law and Lee and Li, Attorneys-at-Law with respect to matters governed by Taiwan law. Ellenoff Grossman & Schole LLP is acting as U.S. counsel for the Representative.

150

EXPERTS

The consolidated financial statements as of December 31, 2022, and for the year ended December 31, 2022, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, Taiwan, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2023, and for the period ended December 31, 2023, included in this prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered office address of WWC, P.C. is 2010 Pioneer Court, San Mateo, CA 94403, U.S.A and the registered business address of PricewaterhouseCoopers, Taiwan is 27F, No. 333, Sec. 1, Keelung Rd., Xinyi Dist., Taipei 11012, Taiwan.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On October 6, 2023, J-Star dismissed PricewaterhouseCoopers, Taiwan (“PwC”) as its independent registered public accounting firm. The Company’s Board of Directors participated in and approved the decision to change the Company’s independent registered public accounting firm.

During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through October 6, 2023, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through October 6, 2023, there were “reportable events” as that term is defined in Item 16F(a)(1)(v)(A)-(D) of Form 20-F, as follows: material weaknesses were identified that related to (i) lack of an effective financial reporting oversight process over period-end financial reporting, and (ii) lack of policies and procedures over evaluation of significant complex transactions and certain general ledger accounts.

The reports of PwC on the Company’s financial statements for the fiscal years ended December 31, 2022 and 2021 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

We provided PwC with a copy of the above disclosures and requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of PwC’s letter is filed as Exhibit 16.1 to this registration statement and incorporated herein by reference. PwC is in agreement with the statements contained under this section pertaining to them.

On October 6, 2023, we engaged WWC, P.C.to be our independent registered public accounting firm for the fiscal year ended December 31, 2023, which is to include interim review for the six months ended June 30, 2023. Prior to October 6, 2023, neither the Company nor anyone on its behalf consulted with WWC regarding: (i) the application of accounting principles to any specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that WWC concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We anticipate making these documents publicly available, free of charge, on our website at www.ymaunivers.com as soon as reasonably practicable after filing such documents with the SEC. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at http://www.sec.gov.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

151

J-STAR HOLDING CO., LTD.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

J-STAR HOLDING CO., LTD. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS AND REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

Page(s)
Report of Independent Registered Accounting Firm (PCAOB: 1171)	F-42

Interim Condensed Consolidated Balance Sheets (Unaudited)	F-43

Interim Condensed Consolidated Statements of Comprehensive Income (Unaudited)	F-44

Interim Condensed Consolidated Statements of Changes in Equity (Unaudited)	F-45

Interim Condensed Consolidated Statements of Cash Flows (Unaudited)	F-46

Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-48

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of J-Star Holding Co., Ltd.

Opinion on the Financial Statements

We have audited the consolidated balance sheet of J-Star Holding Co., Ltd. and its subsidiaries (the “Company”) as of December 31, 2022, and the related consolidated statements of comprehensive loss, of changes in equity and of cash flows for the year ended December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, Taiwan

Taipei, Taiwan

Republic of China

May 3, 2023

We served as the Company’s auditor from 2020 to 2023.

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
J-Star Holding Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of J-Star Holding Co., Ltd. and its subsidiaries (collectively the “Group”) as of December 31, 2023 and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year ended December 31, 2023 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

In April of 2023, the Company sold 80.5% of its equity interest in each of its two former operating subsidiaries located in China, namely YMA Composite Materials (DG) Co. Ltd. (“Dongguan YMA”) and Forwell Sports Equipment Co. Ltd (“Dongguan Forwell”), and as a result relinquished its control in those two entities. As of December 31, 2023, the Company still retained an investment interest of 19.5% in Dongguan YMA and Dongguan Forwell for which at that time, the fair value was $1,791,262. The Company received sales proceeds from the disposition of $5,232,500. As a result of these disposition transactions, total assets decreased by $36,018,067 from $53,339,844 to $17,321,777, and total liabilities decreased by $31,218,494 from $43,402,798 to $12,184,304. The buyers of Dongguan YMA and Dongguan Forwell signed the equity transfer agreements with those entities on April 1, 2023. The net book value of these entities was de-recognized upon the completion of disposal and related gain of $1,122,946 was recognized.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on our consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financials are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engagement to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we do not express such an opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosure in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID NO. 1171

We have served as our auditor since 2023.

San Mateo, California

June 13, 2024

F-3

J-Star Holding Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

December 31, 2023 and 2022

Expressed in United States Dollars

		As of December 31,	As of December 31,
Assets	Note	2023	2022
Current assets
Cash and cash equivalents	5	$559,462	$2,949,108
Current financial assets at amortized cost	6	361,249	866,105
Notes receivable, net		-	554
Accounts receivable, net	7	2,291,640	4,251,142
Other receivables		1,696,897	224,070
Inventories, net	8	187,602	19,150,760
Prepayments	9	1,397,144	1,933,351
Other current assets		-	59,806
Current assets		6,493,994	29,434,896
Non-current assets
Non-current financial assets at fair value through other comprehensive income	10	1,791,262	21,758
Non-current financial assets at amortized cost	6	-	48,938
Long-term receivables	27	1,631,438	-
Long-term receivables-related parties	32	9,028,904	-
Property, plant, and equipment, net	11	550,594	3,470,590
Right-of-use assets, net	12	105,079	5,686,271
Intangible assets, net		11,766	12,609
Deferred tax assets, net	28	439,361	399,321
Other non-current assets	13	1,036,508	1,670,614
Non-current assets		14,594,912	11,310,101
Total assets		$21,088,906	$40,744,997
Liabilities and Equity
Current liabilities
Short-term loans	14	$6,964,927	$6,328,892
Current contract liabilities	22	276,210	647,308
Notes payable		-	2,639
Accounts payable		193,767	5,145,407
Other payables	15	522,786	10,807,728
Current tax liabilities		-	1,805,509
Current lease liabilities	12	105,745	2,106,722
Long-term loans due within one year	16	59,659	-
Other current liabilities	16	172,618	1,265,267
Current liabilities		8,295,712	28,109,472
Non-current liabilities
Long-term loans	16	920,541	339,145
Deferred tax liabilities	28	20,405	7,501
Non-current lease liabilities		-	2,384,774
Non-current liabilities		940,946	2,731,420
Total liabilities		9,236,658	30,840,892
Equity
Equity attributable to owners of parent
Ordinary shares	19	7,881,444	7,881,444
Capital surplus	20	7,716,034	7,584,322
Accumulated deficit	21	(4,341,593)	(5,760,236)
Accumulated other comprehensive income		596,363	198,575
Total equity		11,852,248	9,904,105
Total liabilities and equity		$21,088,906	$40,744,997

The accompanying notes are an integral part of these consolidated financial statements.

F-4

J-Star Holding Co., Ltd. and Subsidiaries

Consolidated Statements of Comprehensive Income

December 31, 2023 and 2022

Expressed in United States Dollars

		For the years ended December 31
	Note	2023	2022
Operating revenue	22	$23,777,952	$39,379,369
Cost of revenue	8、23	(20,855,842)	(30,296,031)
Gross profit from operations		2,922,110	9,083,338
Operating expenses
Selling expenses		(1,167,991)	(1,467,905)
Administrative expenses		(1,822,574)	(6,194,276)
Research and development expenses		(737,363)	(1,391,245)
Expected credit losses		(81,842)	(9,937)
Operating expenses	23	(3,809,770)	(9,063,363)
Other expenses		-	68,621
Net operating (loss) income		(887,660)	88,596
Non-operating income and expenses
Interest income	26	336,375	12,249
Other income	23	909,346	-
Other gains, net		363,269	479,601
Finance costs	25	(808,681)	(322,759)
Disposal of investment gain	27	1,122,946	-
Non-operating income and expenses		1,923,255	169,091
Profit Before income tax		1,035,595	257,687
Income tax credit (expense)	28	383,048	(133,382)
Profit after income tax		$1,418,643	$124,305
Components of other comprehensive income that will be reclassified to profit or loss
Unrealized gains from financial assets measured at fair value through other comprehensive income		833,587	-
Exchange differences on translation of foreign operations		(74,641)	376,329
Total comprehensive income		$2,177,589	$500,634
Basic and diluted
Basic and diluted
Earnings per share	29	$0.09	$0.01

The accompanying notes are an integral part of these consolidated financial statements.

F-5

J-Star Holding Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Equity

December 31, 2023 and 2022

Expressed in United States Dollars

					Accumulated
					Other
		Ordinary	Capital	Accumulated	Comprehensive	Total
	Note	Share	Surplus	Deficit	Gains(losses)	Equity
Year 2022
Balance at January 1, 2022		$6,805,098	$8,528,956	$(5,884,541)	$(177,754)	$9,271,759
Change of par value	19,20	1,076,346	(1,076,346)	-	-	0
Share-based payments	18,20	-	131,712	-	-	131,712
Profit for the year		-	-	124,305	-	124,305
Financial statements translation differences of foreign operation		-	-	-	376,329	376,329
Balance at December 31, 2022		$7,881,444	$7,584,322	$(5,760,236)	$198,575	$9,904,105
Year 2023
Balance at January 1, 2023	19	$7,881,444	$7,584,322	$(5,760,236)	$198,575	$9,904,105
Reduction in consolidated entities		-	-	-	(361,158)	(361,158)
Share based payments	18,20	-	131,712	-	-	131,712
Profit for the year		-	-	1,418,643	-	1,418,643
Unrealized gain on FVTOCI financial assets		-	-	-	833,587	833,587
Financial statements translation differences of foreign operation		-	-	-	(74,641)	(74,641)
Balance at December 31, 2023		$7,881,444	$7,716,034	$(4,341,593)	$596,363	$11,852,248

The accompanying notes are an integral part of these consolidated financial statements.

F-6

J-Star Holding Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

December 31, 2023 and 2022

Expressed in United States Dollars

		For the years ended December 31
	Note	2023	2022
Cash flows from operating activities
Profit before tax		$1,035,595	$257,687
Adjustments
Adjustments to reconcile profit
Depreciation expenses	11	250,228	1,036,688
Depreciation expenses-Right-of-use assets	12	718,635	1,911,376
Amortization expenses		17,655	16,259
Expected credit losses		81,842	9,937
Cost of share-based payment	18,24	131,712	131,712
Interest income	26	(336,375)	(12,249)
Interest expense		808,681	322,759
Loss on disposal of property, plant and equipment		-	53,362
Changes in operating assets and liabilities
Changes in operating assets
Accounts receivable		1,700,993	(22,927)
Other receivables		266,750	70,723
Inventories		326,405	3,511,903
Prepayments		102,062	445,178
Other current asset		(1,083,570)	324
Long-term receivable – related parties		(9,028,904)	-
Other non-current assets		1,697,807	73,902
Changes in operating liabilities
Current contract liabilities		(367,315)	267,037
Notes payable		-	2,639
Accounts payable		193,767	(963,849)
Other payables		(1,713,448)	(2,547,118)
Other current liabilities		3,700,296	(30,792)
Non-current provisions		-	(38,911)
Cash flows from operations		(1,497,184)	4,495,640
Interest received		336,375	12,249
Interest paid		(808,681)	(317,390)
Income tax paid		(20,764)	(147,000)
Net cash flows (used in) from operating activities		(1,990,254)	4,043,499

The accompanying notes are an integral part of these consolidated financial statements.

F-7

J-Star Holding Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

December 31, 2023 and 2022

Expressed in United States Dollars

		For the years ended December 31
	Note	2023	2022
Cash flows from investing activities
Decrease in financial assets at amortized cost		234,394	(642,039)
Decrease in guarantee deposits paid		303,686	(152,369)
Acquisition of property, plant and equipment	30	(93,510)	(1,212,275)
Proceeds from disposal of property, plant and equipment		-	3,940
Acquisition of intangible assets		(16,812)	(15,730)
Proceeds from disposal of right-of-use assets		1,093,203	-
Proceeds from disposal of consolidated entities		1,744,168	-
Cash outflow due to reduction in consolidated entities		(2,807,668)	-
Net cash flows from (used in) investing activities		457,461	(2,018,473)
Cash flows from financing activities
Cash flows from financing activities
Proceeds from short-term bank loans-slow turnover	31	-	8,968,775
Payments from short-term bank loans-slow turnover	31	-	(7,879,602)
Increase in short-term bank loans-fast turnover	31	636,035	-
Payment on lease liabilities	31	(206,147)	(2,024,041)
Proceeds from long-term bank loans	31	642,467	211,623
Payments on long-term bank loans	31	(709,416)	(1,228,456)
Decrease in other payables to related parties	31	-	(79,466)
Deferred IPO cost		(1,143,376)	-
Net cash flows used in financing activities		(780,437)	(2,031,167)
Effect of foreign exchange rate changes		(76,416)	104,432
Net (decrease) increase in cash		(2,389,646)	98,291
Cash and cash equivalents at beginning of year		2,949,108	2,850,817
Cash and cash equivalents at end of year		$559,462	$2,949,108

The accompanying notes are an integral part of these consolidated financial statements.

F-8

J-Star Holding Co., Ltd. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2023 and 2022

1.	Corporate and group information

J-Star Holding Co., Ltd. (the “Company”) was incorporated in the Cayman Islands in May 2016. The Company and its subsidiaries (collectively referred herein as the “Group”) are primarily engaged in manufacturing and trading business of bicycles, sports accessories and carbon fiber composite products.

2.	The authorization of the consolidated financial statements

The accompanying consolidated financial statements were authorized for issuance by the Board of Directors on June 11, 2024.

3.	Application of new and revised International Financial Reporting Standards (“IFRS”), International Accounting Standards (“IAS”), International Financial Reporting Interpretations Committee (“IFRIC”) Interpretations and Standing Interpretations Committee (“SIC”) Interpretations issued by the International Accounting Standards Board (“IASB”), (collectively, “IFRSs”)

a)	Amendments to IFRSs and the new interpretation that are mandatorily effective for the current year

New standards, interpretations, and amendments		Effective date issued by IASB
IFRS 17	Insurance contracts	January 1, 2023
Amendments to IFRS 17	Insurance Contracts	January 1, 2023
Amendments to IFRS 17	Initial application of IFRS 17 and IFRS 9 — comparative information	January 1, 2023
Amendments to IAS 1	Disclosure of accounting policies	January 1, 2023
Amendments to IAS 8	Definition of accounting estimates	January 1, 2023
Amendments to IAS 12	Deferred tax related to assets and liabilities arising from a single transaction	January 1, 2023

The Group has adopted the above new standards, interpretations and amendments as of the effective date. Based on the Group’s assessment, the above standards and interpretations have no significant impact on the Group’s financial position and financial performance.

b)	New standards, interpretations and amendments in issue but not yet effective

Not Yet Effective Standards, Interpretations, and Amendments		Effective date issued by IASB
Amendments to IFRS 10	Sale or contribution of assets between an investor and its associate or joint venture	To be determined by IASB
Amendments to IAS 28
Amendments to IAS 1	Classification of liabilities as current or non-current	January 1, 2024
Amendments to IFRS 16	Lease liability in a sale and leaseback	January 1, 2024
Amendments to IAS 1	Non-current liabilities with covenants	January 1, 2024

The Group expects to adopt the above new standards, interpretations and amendments as of the effective date and expects no significant impact on the Group’s audited consolidated financial statements based on the Group’s assessment.

4.	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

a)	Statement of compliance

The consolidated financial statements of the Group have been prepared in accordance with IFRSs as issued by the IASB.

b)	Basis of preparation

(a)	Except for the financial assets at fair value through other comprehensive income, the consolidated financial statements have been prepared under the historical cost convention.

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(b)	The preparation of the consolidated financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies.

(c)	These consolidated financial statements are presented in U.S. dollars (“$”), which is the Company’s functional currency.

c)	Basis of consolidation

(a)	Basis for preparation of consolidated financial statements:

i)	All subsidiaries are included in the Group’s consolidated financial statements. Subsidiaries are all entities controlled by the Group. The Group controls an entity when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Consolidation of subsidiaries begins from the date the Group obtains control of the subsidiaries and ceases when the Group loses control of the subsidiaries.

ii)	Inter-company transactions, balances and unrealized gains or losses on transactions between companies within the Group are eliminated. Accounting policies of subsidiaries have been adjusted where necessary to ensure consistency with the policies adopted by the Group.

(b)	Subsidiaries included in the consolidated financial statements:

				Percentage of
				Ownership (%)
Name of investor	Name of investee	Main business	Location	December 31, 2023	December 31, 2022
The Company	GOAL BEYOND LIMITED (GOAL BEYOND)	Holding company	Samoa	100	100
The Company	STAR LEADER TRADING LIMITED (STAR LEADER)	Sales of bicycle, racket, and other carbon fiber composite products	Hong Kong	100	100
The Company	Bohong Technology Jiangsu Co., Ltd. (Bohong)	Manufacturing bicycle, racket and other carbon fiber composite products	Jiangsu, People’s Republic of China (“PRC”)	100	100
GOAL BEYOND	YMA CORPORATION (YMA)	Product development, design, manufacturing and sales of carbon fiber composite products	Republic of China (“ROC”)	100	100
GOAL BEYOND	TIME YIELD LIMITED (TIME YIELD)	Purchasing	Samoa	100	100
GOAL BEYOND	Forwell Sports Equipment Co., Ltd. (Forwell)	Manufacturing bicycle, racket and other carbon fiber composite products	Dongguan, PRC	i	100
GOAL BEYOND	YMA Composite Materials (DG) Co., Ltd. (YMA DG)	Manufacturing bicycle, racket and other carbon fiber composite products	Dongguan, PRC	i	100
The Company	PREMIUM QUEST INTERNATIONAL LIMITED (PREMIUM QUEST)	Holding company	British Virgin Islands	ii	None
The Company	STAR LEADER TRADING PRIVATE LIMITED (STAR LEADER SG)	Sales of bicycle, racket, and other carbon fiber composite products	Singapore	ii	None
GOAL BEYOND	Dongguan Changrong New Material Technology Co., Ltd	Sales of bicycle, racket, and other carbon fiber composite products	Dongguan, PRC	ii	None
PREMIUM QUEST	LITZMO B.V.	Sales of bicycle, racket, and other carbon fiber composite products	Netherlands	ii	None

F-10

i)	YMA DG and Forwell were both wholly-owned subsidiaries of the Group as of March 31, 2023. On April 1, 2023, the Group entered into an agreement with the Buyers, selling 80.5% of its equity interests in both YMA DG and Forwell to their respective management teams in a management buyout transaction. As a result, YMA DG and Forwell were excluded from the consolidated financial statements.

ii)	Each of the newly incorporated companies has not yet received its registered capital as of December 31, 2023. Therefore, they have not allocated any funds, commenced operations, or entered into any contracts with any parties.

(c)	Subsidiaries not included in the consolidated financial statements: None.

(d)	Adjustments for subsidiaries with different statements of financial position dates: Not applicable.

(e)	Significant restrictions: None.

(f)	Subsidiaries that have non-controlling interests that are material to the Group: None.

d)	Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in US$, which is the Company’s functional and the Group’s presentation currency.

(a)	Foreign currency transactions and balances

i)	Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured. Therefore, foreign exchange differences resulting from the settlement of such transactions are recognized in profit or loss in the period in which they arise.

ii)	Monetary assets and liabilities denominated in foreign currencies at the period end are re-translated at the exchange rates prevailing at the balance sheet date. Exchange differences arising upon re-translation at the balance sheet date are recognized in profit or loss.

iii)	Non-monetary assets and liabilities denominated in foreign currencies held at fair value through profit or loss are re-translated at the exchange rates prevailing at the balance sheet date; their translation differences are recognized in profit or loss within foreign exchange gains. Non-monetary assets and liabilities denominated in foreign currencies held at fair value through other comprehensive income are re-translated at the exchange rates prevailing at the balance sheet date; their translation differences are recognized in other comprehensive income. However, non-monetary assets and liabilities denominated in foreign currencies that are not measured at fair value are translated using the historical exchange rates at the dates of the initial transactions.

iv)	All foreign exchange gains and losses are presented in the statement of comprehensive income within ‘other gains and losses, net’.

(b)	Translation of foreign operations

The operating results and financial position of all the group entities, associates that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

i)	Assets and liabilities for each balance sheet presented are translated at the closing exchange rate at the date of that balance sheet;

ii)	Income and expenses for each statement of comprehensive income are translated at exchange rates of that period; and

iii)	All resulting exchange differences are recognized in other comprehensive income.

e)	Classification of current and non-current items

(a)	Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

i)	Assets arising from operating activities that are expected to be realized, or are intended to be sold or consumed within the normal operating cycle;

F-11

ii)	Assets held mainly for trading purposes;

iii)	Assets that are expected to be realized within twelve months from the balance sheet date;

iv)	Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to settle liabilities more than twelve months after the balance sheet date.

(b)	Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:

i)	Liabilities that are expected to be settled within the normal operating cycle;

ii)	Liabilities arising mainly from trading activities;

iii)	Liabilities that are to be settled within twelve months from the balance sheet date;

iv)	Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

f)	Cash equivalents

Cash equivalents refer to short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value (including time deposits with less than 3 months contract period from date of acquisition). Time deposits that meet the definition above and are held for the purpose of meeting short-term cash commitments in operations are classified as cash equivalents.

g)	Financial assets at fair value through other comprehensive income

(a)	Financial assets at fair value through other comprehensive income comprise equity securities which are not held for trading, and for which the Group has made an irrevocable election at initial recognition to recognize changes in fair value in other comprehensive income.

(b)	On a regular way purchase or sale basis, financial assets at fair value through other comprehensive income are recognized and derecognized using trade date accounting

(c)	At initial recognition, the Group measures the financial assets at fair value plus transaction costs. The Group subsequently measures the financial assets at fair value, the changes in fair value of equity investments that were recognized in other comprehensive income are reclassified to retained earnings and are not reclassified to profit or loss following the derecognition of the investment. Dividends are recognized as revenue when the right to receive payment is established, future economic benefits associated with the dividend will flow to the Group and the amount of the dividend can be measured reliably.

h)	Financial assets at amortized cost

(a)	Financial assets at amortized cost are those that meet all of the following criteria:

i)	The objective of the Group’s business model is achieved by collecting contractual cash flows.

ii)	The assets’ contractual cash flows represent solely payments of principal and interest.

(b)	At initial recognition, the Group measures the financial assets at fair value plus transaction costs. Interest income from these financial assets is included in finance income using the effective interest method. A gain or loss is recognized in profit or loss when the asset is derecognized or impaired.

(c)	The Group’s time deposits which do not fall under cash equivalents are those with a short maturity period and are measured at initial investment amount as the effect of discounting is immaterial.

i)	Accounts and notes receivable

(a)	Accounts and notes receivable entitle the Group a legal right to receive consideration in exchange for transferred goods or rendered services.

F-12

(b)	The short-term accounts and notes receivable without bearing interest are subsequently measured at initial invoice amount as the effect of discounting is immaterial.

(c)	The Group’s operating pattern of accounts receivable that are expected to be factored is for the purpose of receiving contract cash flow and selling, and the accounts receivable are subsequently measured at fair value, with any changes in fair value recognized in other comprehensive income.

j)	Impairment of financial assets

For financial assets at amortized cost, at each reporting date, the Group recognizes the impairment provision for 12 months expected credit losses if there has not been a significant increase in credit risk since initial recognition or recognizes the impairment provision for the lifetime expected credit losses if such credit risk has increased since initial recognition after taking into consideration all reasonable and verifiable information that includes forecasts. On the other hand, for accounts receivable that do not contain a significant financing component, the Group recognizes the impairment provision for lifetime expected credit losses.

k)	Derecognition of financial assets

The Group derecognizes a financial asset when one of the following conditions is met:

(a)	The contractual rights to receive the cash flows from the financial asset expire.

(b)	The contractual rights to receive cash flows of the financial asset have been transferred and the Group has transferred substantially all risks and rewards of ownership of the financial asset.

l)	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the weighted-average method. The cost of finished goods and work in progress comprises raw materials, direct labor, other direct costs and related production overheads (allocated based on normal operating capacity). It excludes borrowing costs. The item by item is approach is used in applying the lower of cost and net realizable value.

Net realizable value is estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The reversal of inventory valuations should not be more than historical cost.

m)	Transaction costs to be deducted from equity (included in prepayments, refer to Note 9)

Pursuant to IAS 32 paragraph 37, initial public offering (“IPO”) costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include the registration drafting and counsel, the SEC filing and print related costs. As of December 31, 2023, the Company did not conclude its IPO. During the year ended December 31, 2023, the Company recorded a charge of $849,724 related to the IPO. As of December 31, 2022 and December 31, 2023, the accumulated deferred IPO costs was $293,652 and $1,143,376, respectively.

n)	Property, plant and equipment

(a)	Property, plant and equipment are initially recorded at cost. Borrowing costs incurred during the construction period are capitalized.

(b)	Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred.

(c)	Plant and equipment apply cost model and are depreciated using the straight-line method to allocate their cost over their estimated useful lives. Each part of an item of property, plant, and equipment with a cost that is significant in relation to the total cost of the item must be depreciated separately.

(d)	The assets’ residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each financial year-end. If expectations for the assets’ residual values and useful lives differ from previous estimates or the patterns of consumption of the assets’ future economic benefits embodied in the assets have changed significantly, any change is accounted for as a change in estimate under IAS 8, ‘Accounting Policies, Changes in Accounting Estimates and Errors’, from the date of the change. The estimated useful lives of property, plant and equipment are as follows:

F-13

property, plant and equipment	estimated useful lives
Leasehold improvement	2 ~ 5 years
Machinery and equipment	3 ~ 10 years
Molding equipment	2 ~ 5 years
Others	2 ~ 10 years

o)	Leasing arrangements (lessee) right of use assets/ lease liabilities

(a)	Leases are recognized as a right-of-use asset and a corresponding lease liability at the date at which the leased asset is available for use by the Group. For short-term leases or leases of low-value assets, lease payments are recognized as an expense on a straight-line basis over the lease term.

(b)	Lease liabilities include the net present value of the remaining lease payments at the commencement date, discounted using the incremental borrowing interest rate.

Lease payments are fixed payments, less any lease incentives receivable.

The Group subsequently measures the lease liability at amortized cost using the interest method and recognizes interest expense over the lease term. The lease liability is remeasured and the amount of remeasurement is recognized as an adjustment to the right-of-use asset when there are changes in the lease term or lease payments and such changes do not arise from contract modifications.

(c)	At the commencement date, the right-of-use asset is stated at the amount of the initial measurement of lease liability. The right-of-use asset is measured subsequently using the cost model and is depreciated from the commencement date to the earlier of the end of the asset’s useful life or the end of the lease term. When the lease liability is remeasured, the amount of remeasurement is recognized as an adjustment to the right-of-use asset.

p)	Intangible assets

Computer software

Computer software is stated at cost and amortized on a straight-line basis over its estimated useful life of 3 to 5 years.

q)	Impairment of non-financial assets

The Group assesses at each balance sheet date the recoverable amounts of those assets where there is an indication that they are impaired. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell or value in use. When the circumstances or reasons for recognizing impairment loss for an asset in prior years no longer exist or diminish, the impairment loss is reversed. The increased carrying amount due to reversal should not be more than what the depreciated or amortized historical cost would have been if the impairment had not been recognized.

r)	Loans

Loans comprise long-term and short-term loans. Loans are recognized initially at fair value, net of transaction costs incurred. Loans are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as interest expense in profit or loss over the period of the loans using the effective interest method.

s)	Notes and accounts payable

(a)	Accounts payable are liabilities for purchases of raw materials, goods or services and notes payable are those resulting from operating and non-operating activities.

(b)	The short-term notes and accounts payable without bearing interest are subsequently measured at initial invoice amount as the effect of discounting is immaterial.

t)	Derecognition of financial liabilities

(a)	A financial liability is derecognized when the obligation specified in the contract is either discharged or cancelled or expires.

(b)	Where the terms of a financial liability are renegotiated and the Group issues equity instruments to a creditor to extinguish all or part of the liability (debt for equity swap), a gain or loss is recognized in profit or loss, which is measured as the difference between the carrying amount of the financial liability and the fair value of the equity instruments issued.

F-14

u)	Employee benefits

(a)	Short-term employee benefits

Short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in respect of service rendered by employees and should be recognized as expenses when the employees render service.

(b)	Pensions

Defined contribution plans

For defined contribution plans, the contributions are recognized as pension expenses when they are due on an accrual basis. Prepaid contributions are recognized as an asset to the extent of a cash refund or a reduction in future payments.

(c)	Employees’ compensation and directors’ remuneration

Employees’ compensation and directors’ remuneration are recognized as expenses and liabilities, provided that such recognition is required under legal obligation or constructive obligation and those amounts can be reliably estimated. Any difference between the resolved amounts and the subsequently actual distributed amounts is accounted for as changes in estimates. If employee compensation is paid by shares, the Company calculates the number of shares based on the closing price at the previous day of the board meeting resolution.

v)	Employee share-based payment

For the equity-settled share-based payment arrangements, the employee services received are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period, with a corresponding adjustment to equity. The fair value of the equity instruments granted shall reflect the impact of market vesting conditions and non-vesting conditions. Compensation cost is subject to adjustment based on the service conditions that are expected to be satisfied and the estimates of the number of equity instruments that are expected to vest under the non-market vesting conditions at each balance sheet date. Ultimately, the amount of compensation cost recognized is based on the number of equity instruments that eventually vest.

w)	Income taxes

(a)	The income tax expense for the period comprises current and deferred tax. Income tax is recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or items recognized directly in equity, in which cases the income tax is recognized in other comprehensive income or equity.

(b)	The current income tax expense is calculated on the basis of the tax laws enacted or substantially enacted at the balance sheet date in the countries where the Group and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in accordance with applicable tax regulations. It establishes provisions where appropriate based on the amounts expected to be paid to the tax authorities. An additional tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the profit generated.

(c)	Deferred tax is recognized, using the balance sheet liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated balance sheet. However, the deferred tax is not accounted for if it arises from initial recognition of goodwill or of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.

(d)	Deferred tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. At each balance sheet date, unrecognized and recognized deferred tax assets are reassessed.

(e)	Current income tax assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. Deferred tax assets and liabilities are offset on the balance sheet when the entity has the legally enforceable right to offset current tax assets against current tax liabilities and they are levied by the same taxation authority on either the same entity or different entities that intend to settle on a net basis or realize the asset and settle the liability simultaneously.

(f)	A deferred tax asset shall be recognized for the carryforward of unused tax credits resulting from acquisitions of equipment or technology, research and development expenditures and equity investments to the extent that it is possible that future taxable profit will be available against which the unused tax credits can be utilized.

(g)	If a change in tax rate is enacted or substantively enacted, the Group recognizes the effect of the change immediately in the period in which the change occurs. The effect of the change on items recognized outside profit or loss is recognized in other comprehensive income or equity while the effect of the change on items recognized in profit or loss is recognized in profit or loss.

F-15

x)	Share capital

(a)	Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction.

(b)	Where the Company repurchases the Company’s equity share capital that has been issued, the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the Company’s equity holders. Where such shares are subsequently reissued, the difference between their book value and any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

y)	Revenue recognition

(a)	The Group manufactures and sells prepreg and spare parts such as bicycle frame and racket. Sales are recognized when control of the products has transferred, being when the products are delivered to the customers. Delivery occurs when the products have been shipped to the specific location, the risks of obsolescence and loss have been transferred to the customers, and either the customers accepted the products in accordance with the sales contract, or the Group has objective evidence that all criteria for acceptance have been satisfied.

(b)	A receivable is recognized when the goods are delivered as this is the point in time that the consideration is unconditional because only the passage of time is required before the payment is due.

(c)	Sales revenue was recognized based on the contract price net of sales discount. Accumulated experience is used to estimate and provide for the sales discounts and allowances. The sales usually are made with a credit term of 30 to 90 days after monthly billings which is consistent with market practice. As the time interval between the transfer of committed goods and the payment of customer does not exceed one year, the Group does not adjust the transaction price to reflect the time value of money.

z)	Government grants

Government grants are recognized at their fair value only when there is reasonable assurance that the Group will comply with any conditions attached to the grants and the grants will be received. Government grants are recognized in profit or loss on a systematic basis over the periods in which the Group recognizes expenses for the related costs for which the grants are intended to compensate. Government grants related to right-of-use assets are presented by deducing the grants from the asset’s carrying amount and are amortized to profit or loss over the estimated useful lives of the related assets as reduced depreciation expenses.

aa)	Business combinations determination of business

The Group shall determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. A business consists of inputs and processes applied to those inputs that have the ability to contribute to the creation of outputs. If the assets acquired are not a business, the Group shall account for the transaction or other event as an asset acquisition. If the assets acquired are a business, the Group shall account for each business combination by applying the acquisition method.

bb)	Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The Group’s chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Board of Directors that makes strategic decisions.

cc)	Critical accounting judgments, estimates and key sources of assumption uncertainty

(a)	Valuation of allowance for accounts receivable

In the process of assessing uncollectible accounts, the Group must use judgements and assumptions to determine the collectability of accounts receivable. The collectability is affected by various factors: customers’ financial conditions, the Company’s internal credit ratings, historical experience, current economic conditions, etc. When sales are not expected to be collected, the Group recognizes a specific allowance for doubtful receivables after the assessment. The assumptions and estimates of allowance for uncollectible accounts are based on concerning future events as that on the balance sheet date. Assumptions and estimates may differ from the actual results which may result in a material adjustment.

(b)	Evaluation of inventories

As inventories are stated at the lower of cost and net realizable value, the Group must determine the net realizable value of inventories on balance sheet date using judgements and estimates. Due to the net rapid technology innovation, the Group evaluates the amounts of normal inventory consumption, obsolete inventories or inventories without market selling value on balance sheet date, and writes down the cost of inventories to the net realizable value. The evaluation of inventories is principally based on the unit price of the sales order as the basis of the estimate. Therefore, there might be material changes to the evaluation.

F-16

5.	Cash and cash equivalents

	As of	As of
	December 31, 2023	December 31, 2022
Cash on hand and petty cash	$2,468	$6,570
Checking accounts and demand deposits	556,994	2,942,538
	$559,462	$2,949,108

a)	The Group transacts with a variety of financial institutions all with high credit quality to disperse credit risk, so it expects that the probability of counterparty default is remote.

b)	No cash and cash equivalents of the Group were pledged to others.

6.	Financial assets at amortized cost

	As of	As of
	December 31, 2023	December 31, 2022
Current items:
Restricted time deposits	$311,825	$302,228
Restricted demand deposits	49,424	563,877
	$361,249	$866,105
Non-Current items:
Restricted demand deposits	$-	$48,938

a)	Without taking into account any collateral held or other credit enhancements, the maximum exposure to credit risk in respect of the amount that best represents the financial assets at amortized cost held by the Group is the carrying amount at the end of each reporting period.

b)	Information about the financial assets at amortized cost that were pledged to others as collateral is provided in Note 14, 16 and 33.

c)	Information relating to credit risk of financial assets at amortized cost is provided in Note 37 c).

7.	Accounts receivable, net

	As of	As of
	December 31, 2023	December 31, 2022
Accounts receivable	$2,388,972	$4,278,242
Less: Loss allowance	(97,332)	(27,100)
	$2,291,640	$4,251,142

a)	The Group’s credit term granted to customers is 30 to 90 days or partial receipt in advance. Receivables do not bear interest. The loss allowance is determined based on the credit quality of customers.

b)	The below aging analysis was based on past due date:

	As of	As of
	December 31, 2023	December 31, 2022
Not past due	$2,272,329	$2,986,988
Up to 30 days	8,485	1,095,381
31 to 90 days	14,539	168,090
91 to 180 days	33,571	1,303
Over 180 days	60,048	26,480
	$2,388,972	$4,278,242

c)	As of December 31, 2023 and 2022, accounts receivable were all from contracts with customers.

d)	Transferred financial assets that are derecognized in their entirety.

(a)	The Group entered into a factoring agreement with ChinaTrust Commercial Bank to sell its accounts receivable of one of the Group’s customers with total limits of $1,000,000. Under the agreement, when the Group sells account receivable to ChinaTrust Commercial Bank, the bank prepays approximately 80% of accounts receivable to the Group, and the remaining 20% will be paid to the Group until the bank collects all the accounts receivable.

The Group is not obligated to bear the default risk of the transferred accounts receivable, but is liable for the losses incurred on any business dispute. The Group does not have any continuing involvement in the transferred accounts receivable. Thus, the Group derecognized the transferred accounts receivable, and the related information is as follows:

December 31, 2023 : None

December 31, 2022
Purchaser of accounts receivable	Accounts receivable derecognized	Amount advanced	Amount available for advance	Interest rate of amount advanced
China Trust Commercial Bank	$900,000	$789,936	$110,064	6.30% - 6.53%

Amount available for advance that funds retained by the bank to secure factored receivables.

F-17

(b)	The Group transacts with the financial institution with high credit quality to disperse credit risk, so it expects that the probability of counterparty default is remote.

e)	Without taking into account of any collateral held or other credit enhancements, the amount that best reflects the Group’s maximum exposure to credit risk in respect of the accounts receivable is the carrying amount at the end of each reporting year.

f)	No accounts receivable of the Group were pledged to others.

g)	As of December 31, 2023 and 2022, the Group’s accounts receivable that are expected to be factored were classified as financial assets at fair value through other comprehensive income in the amounts of $0 and $634,224, respectively, and recorded as ‘accounts receivable’. The Group considered IFRS9 - Financial instruments but didn’t recognize the amounts of fair value changes recognized in other comprehensive income for the year ended December 31, 2023 and 2022 as the amounts were considered immaterial.

8.	Inventories, net

	As of December 31, 2023
		Allowance for
	Cost	valuation loss	Book value
Merchandise inventory	$189,930	$(2,328)	$187,602

	As of December 31, 2022
		Allowance for
	Cost	valuation loss	Book value
Raw materials	$4,125,986	$(204,976)	$3,921,010
Work in progress	12,173,657	(565,540)	11,608,117
Finished goods	4,136,635	(515,002)	3,621,633
	$20,436,278	$(1,285,518)	$19,150,760

The cost of inventories recognized for the year:

	As of	As of
	December 31, 2023	December 31, 2022
Cost of goods sold	$20,893,411	$30,805,501
Loss on physical inventory	-	(5,671)
Reversal of on inventory valuation	(37,569)	(503,799)
	$20,855,842	$30,296,031

a)	Reversal of allowance for inventory valuation and obsolescence loss was recognized due to disposal of certain inventories which were previously provided with allowance for valuation loss.

b)	No inventories of the Group were pledged to others.

c)	The effects from disposal of investments resulted in the allowance for valuation loss decreases $1,245,621 in 2023, refer to Note 27.

9.	Prepayments

	As of	As of
	December 31, 2023	December 31, 2022
Prepayment for purchases	$43,481	$580,247
Prepaid sales tax	42,629	879,601
Professional service fees prepayments	1,143,376	293,652
Other prepayments	167,658	179,851
	$1,397,144	$1,933,351

Professional service fees prepayments are offering costs related to the registration drafting and counsel, the SEC filing and print related costs.

10.	Non-current financial assets at fair value through other comprehensive income

	As of	As of
	December 31, 2023	December 31, 2022
YMA DG	$983,121	$-
Forwell	808,141	-
Cycle Services Loire	-	21,758
	$1,791,262	$21,758
F-18

a)	The Company holds 19.5% interest of equity security in YMA DG and Forwell, both of which are manufacturers of bicycles parts in PRC, and in which the Company does not have a controlling interest or significant influence. The investment is recorded at fair value. The Company holds an investment of 19.5% interest of $1,791,262 and nil as of December 31,2023 and December 31,2022, respectively.

b)	The Group invests in 19.5% of the equity interest in Cycles Services Loire, a bicycle assembly house in France engaging in the assembly and trading of bicycles, bicycle accessories and other leisure products. As of December 31, 2023, the Group has recognized full impairment loss according to the operating strategy.

11.	Property, plant and equipment, net

	2023
	Machinery and equipment	Leasehold improvement	Molding equipment	Others	In progress and to be inspected	Total
At January 1
Cost	$3,660,055	$496,298	$2,634,910	$285,593	$341,829	$7,418,685
Accumulated depreciation	(2,077,712)	(245,546)	(1,378,204)	(246,633)	-	(3,948,095)
	$1,582,343	$250,752	$1,256,706	$38,960	$341,829	$3,470,590

January 1	$1,582,343	$250,752	$1,256,706	$38,960	$341,829	$3,470,590
Additions	148,812	-	-	5,782	-	154,594
Effects from disposal of investments	(1,453,049)	(173,333)	(1,174,197)	(22,048)	-	(2,822,627)
Depreciation expenses	(117,805)	(34,701)	(82,503)	(15,219)	-	(250,228)
Reclassifications	341,829	-	-	-	(341,829)	-
Exchange adjustment	(650)	(875)	(6)	(204)	-	(1,735)
December 31	$501,480	$41,843	$-	$7,271	$-	$550,594

At December 31
Cost	$1,089,957	$270,497	$26,971	$104,485	$-	$1,491,910
Accumulated depreciation	(588,477)	(228,654)	(26,971)	(97,214)	-	(941,316)
	$501,480	$41,843	$-	$7,271	$-	$550,594

	2022
	Machinery and equipment	Leasehold improvement	Molding equipment	Others	In progress and to be inspected	Total
At January 1
Cost	$4,072,254	$547,792	$2,291,770	$311,253	$82,325	$7,305,394
Accumulated depreciation	(2,055,785)	(235,566)	(789,841)	(256,940)	-	(3,338,132)
	$2,016,469	$312,226	$1,501,929	$54,313	$82,325	$3,967,262

January 1	$2,016,469	$312,226	$1,501,929	$54,313	$82,325	$3,967,262
Additions	90,564	-	574,510	10,740	294,307	970,121
Disposals	(58,307)	-	-	(302)	-	(58,609)
Depreciation expenses	(302,656)	(33,948)	(679,076)	(21,008)	-	(1,036,688)
Exchange adjustment	(163,727)	(27,526)	(140,657)	(4,783)	(34,803)	(371,496)
December 31	$1,582,343	$250,752	$1,256,706	$38,960	$341,829	$3,470,590

At December 31
Cost	$3,660,055	$496,298	$2,634,910	$285,593	$341,829	$7,418,685
Accumulated depreciation	(2,077,712)	(245,546)	(1,378,204)	(246,633)	-	(3,948,095)
	$1,582,343	$250,752	$1,256,706	$38,960	$341,829	$3,470,590

Some of the property, plant and equipment were pledged as collateral.

F-19

12.	Leasing arrangements－lessee

a)	The Group leases various assets including land and buildings. Rental contracts are typically made for periods of 2 to 3 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose covenants, but leased assets may not be used as security for borrowing purposes.

b)	The carrying amount of right-of-use assets are as follows:

	As of	As of
	December 31, 2023	December 31, 2022
Right-of-use Land	$-	$1,206,360
Right-of-use Buildings	105,079	4,479,911
	$105,079	$5,686,271

The Group sold the land back to the government on September 27, 2023. Any contingent liability associated with the development of land has been de-recognized.

c)	The depreciation amount of right-of-use assets are as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Depreciation expenses-right-of-use Land	$25,166	$36,497
Depreciation expenses-right-of-use Buildings	693,469	1,874,879
	$718,635	$1,911,376

d)	The information on profit and loss accounts relating to lease contracts is as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Items affecting profit or loss
Interest expense on lease liabilities	$17,474	$69,233

e)	For the years ended December 31, 2023 and 2022, the Group’s total cash outflow for leases were $223,621 and $2,093,274 respectively.

13.	Other non-current assets, others

	As of	As of
	December 31, 2023	December 31, 2022
Guarantee deposits paid	$625,330	$929,015
Prepaid on property, plant and equipment	411,178	626,179
Prepaid cash incentive to the employee	-	115,420
	$1,036,508	$1,670,614

F-20

14.	Short-term loans

	As of	Interest rate range
Type of loans	December 31, 2023	(Floating rate)	Collateral
Bank loans	$5,124,658	2.30% - 6.55%	Restricted deposit
Other loans	1,840,269	7.57% - 7.86%	Guarantee deposit
	$6,964,927

	As of	Interest rate range
Type of loans	December 31, 2022	(Floating rate)	Collateral
Bank secured loans	$5,405,785	2.20% - 5.75%	Restricted demand deposit Restricted time deposit
Bank unsecured loans	923,107	2.60% - 6.00%
	$6,328,892

a)	All short-term loans were guaranteed by key management.

b)	As of December 31, 2023, most of the short-term loans that have expired have been renewed.

15.	Other payables

	As of	As of
	December 31, 2023	December 31, 2022
Salaries and bonuses payable	$264,178	$2,077,722
Processing cost payable	-	956,729
Social security and provident fund payable	-	1,891,528
Mold and toolings payable	-	1,370,528
Professional service fees payable	140,000	2,551,316
Payment payable on equipment	12,140	-
Other expense payable	106,468	1,959,905
	$522,786	$10,807,728

Other expenses payable include commission fees, listing fees, and other miscellaneous items.

16.	Long-term loans

Type of loans	Period and payment term	Interest rate range	Collateral	As of December 31, 2023
Long-term bank loans
Bank loans	Borrowing period is from March 16, 2022 to September 16, 2025; interest is repayable monthly; principal is repayable monthly	3.40%	Restricted deposit	104,401
Bank loans	Borrowing period is from September 01, 2023 to September 01, 2027 interest is repayable monthly; principal is repayable monthly	1.60%	Restricted deposit	642,467
Other long-term loans
Other loans	Borrowing period is from April 9, 2021 to April 9, 2024; interest is repayable monthly; principal is repayable quarterly	11.64%	Guarantee deposit	233,332
				$980,200
Less: Current portion				(59,659)
				$920,541

F-21

Type of loans	Period and payment term	Interest rate range	Collateral	As of December 31, 2022
Long-term bank loans
Bank loans	Borrowing period is from October 12, 2020 to October 12, 2023; interest is repayable monthly; principal is repayable monthly	2.44%	-	$180,874
Bank loans	Borrowing period is from March 16, 2022 to September 16, 2025; interest is repayable monthly; principal is repayable monthly	3.28%	Restricted deposit	166,276
Other long-term loans
Other loans	Borrowing period is from April 9, 2021 to April 9, 2024; interest is repayable monthly; principal is repayable quarterly	9.92%	Guarantee deposit	700,000
Other loans	Borrowing period is from June 30, 2021 to May 31, 2023; interest is repayable monthly; principal is repayable monthly	10.62%	Guarantee deposit Property, plant and equipment	124,131
Other loans	Borrowing period is from June 30, 2021 to May 31, 2023; interest is repayable monthly; principal is repayable monthly	10.14%	Guarantee deposit Property, plant and equipment	52,355
				$1,223,636
Less: Current portion				(884,491)
				$339,145

Current portions refer to long-term loans due within oner year and all long-term loans were guaranteed by key management.

17.	Pensions

	Year ended December 31, 2023	Year ended December 31, 2022
Pensions cost	$71,180	$1,031,526

a)	The Company’s subsidiaries in Taiwan have established a defined contribution pension plan (the “New Plan”) under the Labor Pension Act (the “Act”), covering all regular employees with ROC nationality. Under the New Plan, the Company’s Taiwan subsidiaries contribute monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance.

b)	The subsidiaries in mainland China have defined contribution pension plans (the “PRC Plan”) and contribute monthly an amount equal to 13% of employees’ monthly salaries and wages to an independent fund administered by a government agency. The PRC Plan is administered by the government of mainland China.

c)	Other than the monthly contributions, the Group does not have further pension liabilities under the New Plan and PRC Plan.

18.	Share-based payment

a)	For the year ended December 31, 2023 and 2022, the Group’s share-based payment arrangements was as follows:

Type of arrangement	Grant date	Quantity granted (shares)	Fair value per unit		Contract period	Vesting conditions
Bonus shares	August 28,2020	720,000	US$	1.02	5 years	5 years’ service

F-22

b)	For the year ended December 31, 2023 and 2022, the share-based payment transactions were as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Share-based payment	$131,712	$131,712

c)	On August 28, 2020, New Moon Corporation (New Moon), a shareholder of the Company, an employee of the Company and the Company signed a tripartite talent award agreement. Under the agreement, the Company provides $327,600 (NT$10,000,000) to the employee for the purchase of 1,000,000 shares of the Company owned by New Moon at NT$10 per share. The shares would be cliff vested after 5 years. The employee should return the payment to the Company if the acquisition of the shares could not be completed in thirty days after the payment. Also, the employee should return the shares to New Moon if the employee resigned within five years from the date of the agreement. New Moon should also return the consideration received from the employee to the Company.

d)	The number of shares reflect the reverse stock split, as disclosed in Note 19 b).

e)	The aforementioned bonus shares settled by a shareholder of the Company cannot be transferred during the vesting period, but voting right and dividend right are not restricted. The employee is required to return the shares to the shareholder but not required to return the dividends received if she resigns during the vesting period.

f)	The Company accounted for the shares contributed by New Moon as share-based payment arrangement settled by equity. The $327,600 (NT$10,000,000) contributed by the Company is accounted for as prepaid cash incentive to the employee and is amortized over the contract period which is five years.

19.	Ordinary shares

	2023	2022
January 1	15,762,887	21,892,899
Reverse stock split	-	(6,130,012)
December 31	15,762,887	15,762,887

a)	As of December 31, 2023, the Company’s authorized capital was $17,500,000, consisting of 35,000,000 ordinary shares. And the paid-in capital was $7,881,444 with a par value of $0.50 in US dollars per share, consisting of 15,762,887 ordinary shares. All proceeds from shares issued have been collected.

b)	On March 4, 2022, the Company made the following changes in its share capital:

(a)	For every 25 issued and unissued ordinary shares of US$0.36 par value, that were reversed split into 18 shares of US$0.50 par value each.

(b)	The authorized share capital of the Company was increased by US$4,900,000 from US$12,600,000 to US$17,500,000 through the issuance of 9,800,000 new ordinary shares with US$0.50 par value each.

20.	Capital surplus

	2023
	Share premium	Share-based payments	Total
January 1	$7,273,954	$310,368	$7,584,322
Employee bonus shares	-	131,712	131,712
December 31	$7,273,954	$442,080	$7,716,034

	2022
	Share premium	Share-based payments	Total
January 1	$8,350,300	$178,656	$8,528,956
Employee bonus shares	-	131,712	131,712
Change of par value	(1,076,346)	-	(1,076,346)
December 31	$7,273,954	$310,368	$7,584,322

F-23

a)	Pursuant to the Cayman Islands Company Act, capital surplus arising from paid-in capital in excess of par value on issuance of ordinary shares and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit.

b)	However, the capital surplus should not be used to cover accumulated deficit unless the legal reserve is insufficient.

21.	Accumulated deficit

a)	In accordance with the Articles of Incorporation of the Company, the Directors may declare dividends and distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor.

b)	The Board of Directors may from time to time declare interim dividends to the shareholders.

c)	Before the declaration of an additional dividend distribution, the Board of Directors may set aside provision from the earnings to pay any unforeseen expense or to adjust dividends or for any other purpose to be met by using the earnings.

d)	Before such use, the provision may, be used temporarily in the business of the Company or to invest in such investments as the Board of Directors may at any time.

e)	As of December 31, 2023 and 2022, the Company had not declared any dividends and distributions.

F-24

22.	Operating revenue

	Year ended December 31, 2023	Year ended December 31, 2022
Revenue from contracts with customers
Good sales	$23,777,952	$39,379,369

a)	Disaggregation of revenue from contracts with customers

The Group derives revenue from the transfer of goods and services at a point in time in the following major product lines and geographical regions:

	Europe			Other areas			Total
December 31, 2023	Bicycle frame		Racket	Bicycle frame	Racket	Others	Bicycle frame		Racket	Others
Revenue from external customer contracts		$14,675,036	$5,381,594	$543,969	$1,660,899	$1,516,454		$15,219,005	$7,042,493	$1,516,454
	$		20,056,630		$2,204,868	$1,516,454	$			23,777,952

	Europe		U.S.		Asia
December 31, 2022	Bicycle frame	Racket	Bicycle frame	Racket	Bicycle frame	Racket	Others	Total
Revenue from external customer contracts	$13,091,755	$6,928,943	$7,478	$1,861,445	$11,778,038	$4,475,389	$1,236,321	$39,379,369

b)	Contract liabilities

(a)	The Group has recognized the following revenue-related contract liabilities:

	As of	As of
	December 31, 2023	December 31, 2022
Contract liabilities - receipts in advance	$276,210	$647,308

(b)	Revenue recognized that was included in the contract liability balance at the beginning of the year:

	Year ended December 31, 2023	Year ended December 31, 2022
Revenue recognized from beginning contract liabilities	$506,917	$321,838

23.	Expenses by nature

a)	The group’s total expenses of cost of goods sold and operating expenses are as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Cost of revenue	$20,855,842	$30,296,031
Operating expenses	3,809,770	9,063,363
	$24,665,612	$39,359,394

F-25

b)	The group’s total expenses by nature are as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Purchase and sale of merchandise inventory	$8,387,054	$-
Raw materials and supplies used	5,840,152	11,916,952
Change in inventory of finished goods and work in process	1,561,187	3,126,522
Processing cost	422,862	2,523,836
Loss on physical inventory observation	-	(5,671)
Loss on inventory valuation	55,137	(503,799)
Employee benefit expenses	3,951,664	14,014,585
Fuel and utility expense	354,419	2,019,248
Freight expenses	335,441	859,179
Professional service expenses	633,648	1,869,800
Expected credit losses	81,842	9,937
Depreciation expenses	250,228	1,036,688
Depreciation expenses-right-of-use assets	718,635	1,911,376
Amortization expenses	17,655	16,259
Other expenses	2,055,688	564,482
	$24,665,612	$39,359,394

c)	The Group incurred the professional service fees in operating expenses in 2020 and reversed $909,346 shown as other income after the obligation of payment was eliminated.

24.	Employee benefit expenses

	Year ended December 31, 2023	Year ended December 31, 2022
Wages and salaries	$3,222,565	$12,014,810
Labor and health insurance fees	393,472	316,640
Pension	71,180	1,031,526
Share-based payments	131,712	131,712
Other personnel expenses	132,735	519,897
	$3,951,664	$14,014,585

25.	Finance costs

	Year ended December 31, 2023	Year ended December 31, 2022
Finance costs from
Loans	$319,633	$253,526
Lease liabilities	17,474	69,233
Guarantees fee	471,574	-
	$808,681	$322,759

The guarantee fees were charged by key management provide total endorsements and guarantees.

F-26

26.	Interest income

	Year ended December 31, 2023	Year ended December 31, 2022
Interest income from
bank deposits	$19,582	$12,249
Long-term receivables (including current portion)	316,793	-
	$336,375	$12,249

27.	Gain on disposal investment

a)	Net asset Sold

Amount
Net asset of disposition the group’s two former operating subsidiaries	$4,799,573
Sold percent	80.50%
$3,863,656

b)	Net Price

Amount
Sales price	$5,232,500
Discount	(647,687)
$4,584,813

c)	Gain on disposal investment

Amount
Net price	$4,584,813
Net asset sold	(3,863,656)
Cumulative translation adjustment	401,789
$1,122,946

On April 1, 2023, the Group entered into an agreement with the Buyers, selling 80.5% of its equity interests in both YMA DG and Forwell to their respective management teams in a management buyout transaction. As of December 31, 2023, the Group has collected partial consideration amounted to $1,744,168, the remaining amount $3,488,332 is recorded as other receivables and long-term receivables based on the term of equity transfer agreement.

28.	Income tax

a)	Components of income tax (credit) expense:

	Year ended December 31, 2023	Year ended December 31, 2022
Current income tax (credit) expense:
Current income tax on profits (losses) for the year	$3	$(32,994)
Tax on unappropriated retained earnings	1,377	4,524
Prior year income tax under (over) estimation	19,588	(5,907)
Total current income tax	20,968	(34,377)
Deferred income tax:
Origination and reversal of temporary differences	(404,016)	167,759
Income tax (credit) expense	$(383,048)	$133,382

Tax (credit) expenses were computed based on the rates applicable in the respective countries where the Group entities operate.

F-27

b)	Reconciliation between income tax (credit) expense and accounting profit:

	Year ended December 31, 2023	Year ended December 31, 2022
Tax calculated based on profit before tax and statutory tax rate	$28,055	$86,202
Effects from adjustments based on tax regulation	-	156,166
Change in assessment of realization of deferred tax assets	(432,068)	(107,603)
Prior year income tax under (over) estimation	19,588	(5,907)
Tax on unappropriated retained earnings	1,377	4,524
Income tax (credit) expense	$(383,048)	$133,382

Effect from adjustments based on tax regulation for the years ended December 31, 2022 was mainly due to provisions or additional taxable income recognized for transfer pricing arrangement and non-taxable income and expenses disallowed by tax regulation.

c)	Amounts of deferred tax assets or liabilities as a result of temporary differences and tax losses are as follows:

	2023
	January 1	Effects from disposal of investments	Recognized in profit or loss	December 31
Deferred tax assets
Allowance for bad debts	$72,530	$(69,490)	$45	$3,085
Loss on inventories	319,368	(311,427)	(7,474)	467
Unused vacation bonus	4,445	(59)	(645)	3,741
Unrealize exchange losses	2,978	(2,978)	-	-
unused tax losses	-	-	432,068	432,068
	$399,321	$(383,954)	$423,994	$439,361

Deferred tax liabilities
Unrealized exchange gain	$(7,501)	$7,074	$(19,978)	$(20,405)
	$(7,501)	$7,074	$(19,978)	$(20,405)

	2022
	January 1	Effects from disposal of investments	Recognized in profit or loss	December 31
Deferred tax assets
Allowance for bad debts	$79,640	$-	$(7,110)	$72,530
Loss on inventories	473,362	-	(153,994)	319,368
Unused vacation bonus	4,929	-	(484)	4,445
Unrealize exchange losses	51,116	-	(48,138)	2,978
	$609,047	$-	$(209,726)	$399,321

Deferred tax liabilities
Unrealized exchange gain	$(49,468)	$-	$41,967	$(7,501)
	$(49,468)	$-	$41,967	$(7,501)

d)	Tax losses incurrence and expiration date, deferred tax assets filed and unused amounts, are as follows:

2023
Year incurred	Amount filed	Unused amount	Expiry year
2019	$329,329	$278,255	no limit
2021	21,834	21,834	no limit
2023	22,191	22,191	no limit
2023	109,788	109,788	2033
	$483,142	$432,068

F-28

2022
Year incurred	Amount filed	Unused amount	Expiry year
2019	$2,009,273	$1,731,957	2029
2021	132,464	132,464	2031
	$2,141,737	$1,864,421

e)	The Company’s foreign subsidiaries file income tax returns in the countries where their operations are located. Recent income tax returns were submitted in Taiwan (2022), Hong Kong (2022), and China (2022).

f)	The Group principally operates business in Taiwan, Hong Kong and China. The tax rate for above countries was 20%, 16.5% and 25%, respectively.

g)	As of December 31, 2023 and 2022, the amounts of deductible temporary difference that are not recognized as deferred tax assets were $0 and $275,433, respectively.

h)	As of December 31, 2023 and 2022, the amounts of temporary difference unrecognized as deferred tax liabilities were $0 and $1,715,837, respectively. The Company has not recognized taxable temporary differences associated with investment in subsidiaries as deferred tax liabilities in 2022.

29.	Earnings per share

	Year ended December 31, 2023
	Amount after income tax	Weighted average number of ordinary shares outstanding	Earnings per share (in dollars)
Profit attributable to the parent	$1,418,643	15,762,887	$0.09

	Year ended December 31, 2022
	Amount after income tax	Weighted average number of ordinary shares outstanding	Earnings per share (in dollars)
Profit attributable to the parent	$124,305	15,762,887	$0.01

a)	The reverse stock split conducted by the Company in March 2022. Refer to Note 19.

b)	There were no potentially dilutive instruments in 2023 and 2022.

30.	Investing activities with partial cash payments

	Year ended December 31, 2023	Year ended December 31, 2022
Purchase of property, plant and equipment	$154,594	$970,121
Add: Opening balance of payable on equipment	278,011	1,065
Less: Ending balance of payable on equipment	(12,140)	(278,011)
Less: Opening balance of prepaid on property, plant and equipment	(626,179)	(107,079)
Add: Ending balance of prepaid on property, plant and equipment	411,178	626,179
Effects from disposal of investments	(111,954)	-
Cash paid during the year	$93,510	$1,212,275

31.	Changes in liabilities from financing activities

	2023
	Short-term loans	Other payables to related parties	Long-term loans (including current portion)	Lease liabilities	Total liabilities from financing activities
January 1	$6,328,892	-	$1,223,636	$4,491,496	$12,044,024
Effects from disposal of investments	-	-	(176,487)	(4,261,578)	(4,438,065)
Net cash flow from financing activities	636,035	-	-	(206,147)	429,888
Proceeds from long-term loans	-	-	642,467	-	642,467
Payments on long-term loans	-	-	(709,416)	-	(709,416)
Changes from other activities	-	-	-	81,974	81,974
December 31	$6,964,927	-	$980,200	$105,745	$8,050,872

F-29

a)	Net cash flow of short-term loans represents the renewal of short-term loans that have expired.

b)	Net cash flow of lease liabilities represents the payment of lease rentals.

c)	Changes in lease liabilities are due from right-of-use assets.

	2022
	Short-term loans	Other payables to related parties	Long-term loans (including current portion)	Lease liabilities	Total liabilities from financing activities
January 1	$5,707,934	$79,466	$2,349,536	$498,280	$8,635,216
Cash inflow generated from financing activities	8,968,775		211,623		9,180,398
Cash outflow from financing activities	(7,879,602)	(79,466)	(1,228,456)	(2,024,041)	(11,211,565)
Changes in additions to right-of-use assets	-	-	-	6,040,790	6,040,790
Exchange difference	(468,215)	-	(109,067)	(23,533)	(600,815)
December 31	$6,328,892	$-	$1,223,636	$4,491,496	$12,044,024

F-30

32.	Related party transactions

a)	Parent and ultimate controlling party

The Group is controlled by Jing-Bin Chiang and his family who directly and indirectly owns 55.81% equity interest in the Company as of December 31, 2023 and 2022.

b)	Names of related parties and relationship

Names of related parties	Relationship with the Company	Notes
YMA Composite Materials (DG) Co., Ltd. (YMA DG)	The Company is the shareholder of YMA DG	i
Forwell Sports Equipment Co., Ltd. (Forwell)	The Company is the shareholder of Forwell	i
Jing-Bin Chiang	Key management
Yu-Ning Chiang	Key management
Jiang Ke Composite Materials (DG) Co., Ltd (Jiang Ke)	The Chairman of Jiang Ke is key management of YMA DG	ii
Yuan Fu Sport Equipment Co., Ltd (Yuan Fu)	The Chairman of Juan Fu is key management of Forwell	iii

i)	YMA DG and Forwell were both wholly-owned subsidiaries of the Group as of December 31, 2022. On April 1, 2023, the Group entered into an agreement with the Buyers, selling 80.5% of its equity interests in both YMA DG and Forwell to their respective management teams in a management buyout transaction. As a result, YMA DG and Forwell were excluded from the consolidated financial statements.

ii)	The Chairman of Jiang Ke was appointed as general manager of YMA DG in October 2021 and resigned in April 2022.

iii)	The key management of Forwell was appointed as chairman of Yuan Fu in October 2021 and resigned in May 2022.

c)	Significant related party transactions

(a)	Operating revenue

	Year ended December 31, 2023	Year ended December 31, 2022
Sales of goods
Jiang Ke	$-	$3,244

(b)	Service revenue: (shown as “deductions of cost of sales”)

	Year ended December 31, 2023	Year ended December 31, 2022
Service revenue
YMA DG	$280,231	$-
Forwell	45,139	-
	$325,370	$-

Service revenues are based on the prices and terms that would be available to third parties.

(c)	Purchase of goods

	Year ended December 31, 2023	Year ended December 31, 2022
Purchase of goods
YMA DG	$10,438,247	$-
Forwell	3,989,255	-
	$14,427,502	$-

Goods are purchased based on the prices and terms that would be available to third parties.

F-31

(d)	Long-term receivables-related parties

	As of	As of
	December 31, 2023	December 31, 2022
Long-term receivables from related parties
YMA DG	$6,755,968	$-
Forwell	2,272,936	-
	$9,028,904	$-

On May 14, 2024, the Group signed supplementary agreement related to equity transfer agreement signed on April 1, 2023 about the Group has renegotiated with the YMA DG and Forwell that the debts will be repaid in full in three installments on December 31, 2024, December 31, 2025 and December 31, 2026 and the above-mentioned repayment amount of each installment will be adjusted based on subsequent relevant business transactions. As of December 31, 2023, these debts have been recorded as non-current accounts and there is no subsequent collection from YMA DG and Forwell as of the signed date of this financial report.

d)	Endorsements and guarantees provided by related parties

(a)	The provision of credit lines used from loans guaranteed by key management is as follows:

As of
December 31, 2023
Guaranteed by key management
Short-term loans	$6,964,927
Long-term loans	980,200
$7,945,127

As of
December 31, 2022

Guaranteed by key management	$12,009,731

All short-term and long-term loans were guaranteed by key management.

(b)	Endorsement and guarantee fees are as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Guarantees fee
Key management	$471,574	$226,668

The endorsements and guarantees fee were charged by key management from July to December 2022 and 2023 the whole year at 5% of total endorsements and guarantees provided.

e)	Key management compensation

	Year ended December 31, 2023	Year ended December 31, 2022
compensation
Salaries and other short-term employee benefits	$566,945	$516,202
Post-employment benefits	9,807	9,677
Share-based payments	131,712	131,712
	$708,464	$657,591

F-32

33.	Pledged assets

The Group’s assets pledged as collateral are as follows:

	As of	As of
Pledged assets	December 31, 2023	December 31, 2022	Purpose
Financial assets at amortized cost	$361,249	$915,043	Short-term loans, Long-term loans, Guarantee to suppliers
Property, plant and equipment	-	775,568	Long-term loans
Guarantee deposits paid (included in other non-current assets)	369,694	365,776	Long-term loans
	$730,943	$2,056,387

34.	Significant contingent liabilities and unrecognized contract commitments

On June 1, 2022, the Company entered into a contract to acquire a building (land included) in Taichung, Taiwan as its new headquarter. The total price amounted to $4,109,149 (NT$ 128,000,000).

As of December 31, 2023, the Company had paid 10% of the total price as deposit and the remaining 90% amounted to $3,698,234 (NT$ 115,200,000), will be paid when the transaction is completed.

35.	Significant events after the reporting period

On June 1, 2022, the Company entered into a contract to acquire a building (land included) in Taichung, Taiwan for its new headquarter. The total price amounted to $4,109,149 (NT$128,000,000). As of December 31, 2023, the Company had paid 10% of the total price as deposit and obtained a mortgage of $2,343,499 (NT$ 73,000,000), the remaining will be paid when the transaction is completed by September 2024. Besides, the Contract indicates that if the transaction is ultimately not completed by the Company, the deposit paid may be deemed as liquidated damages and forfeited, with a maximum liquidated damages of 15% of the total contract value.

On May 14, 2024, the Company signed supplementary agreement related to equity transfer agreement, refer to Note 32 d) for more details.

The Group has assessed all events from December 31, 2023 up through June 13, 2024, which is the date that these consolidated financial statements are available to be issued, unless as disclosed above, there are not any material subsequent events that require disclosure in these consolidated financial statements.

36.	Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and to maintain an optimal capital structure to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

The Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total loans (including ‘current and non-current loans’ as shown in the consolidated balance sheet) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the consolidated balance sheet plus net debt.

The Group’s strategy, which is unchanged for the reporting periods, is to maintain a reasonable ratio in order to raise capital at reasonable cost.

The debt to capital ratios as of December 31, 2023 and 2022 were as follows:

	As of	As of
	December 31, 2023	December 31, 2022
Total borrowings	$7,945,127	$7,552,528
Less: Cash and cash equivalents	(559,462)	(2,949,108)
Net debt	7,385,665	4,603,420
Total equity	11,852,248	9,904,105
Total capital	$19,237,913	$14,507,525
Gearing ratio	38%	32%

F-33

37.	Financial instruments

a)	Financial instruments by category

	As of	As of
	December 31, 2023	December 31, 2022
Financial assets
Financial assets at amortized cost
Cash and cash equivalents	$559,462	$2,949,108
Financial assets at amortized cost	361,249	915,043
Notes receivable	-	554
Accounts receivable	2,291,640	4,251,142
Other receivables	1,696,897	224,070
Long-term receivables	1,631,438	-
Long-term receivables-related parties	9,028,904	-
Guarantee deposits paid	625,330	929,015
	$16,194,920	$9,268,932
Financial liability
Financial liabilities at amortized cost
Short-term loans	$6,964,927	$6,328,892
Notes payable	-	2,639
Accounts payable	193,767	5,145,407
Other payables	522,786	10,807,728
Long-term loans (including current portion)	980,200	1,223,636
	$8,661,680	$23,508,302
Lease liability	$105,745	$4,491,496

b)	Financial risk management policies

(a)	The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, interest rate risk and price risk), credit risk and liquidity risk.

(b)	Risk management is carried out by a central treasury department (Group treasury) under policies approved by the Board of Directors. Group treasury identifies, evaluates, and hedges financial risks in close co-operation with the Group’s operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas and matters, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

c)	Significant financial risks and degrees of financial risks

(a)	Market risk

i)	Foreign exchange risk

(i)	The Group operates internationally and is exposed to foreign exchange risk arising from the transactions of the Company and its subsidiaries used in various functional currency, primarily with respect to the USD. Foreign exchange risk arises from future commercial transactions and recognized assets and liabilities.

F-34

(ii)	Management has set up a policy to require group companies to manage their foreign exchange risk against their functional currency. Exchange rate risk arising from the difference between various functional currencies and the reporting currency in the consolidated financial statements is centrally managed by the Group’s finance department.

(iii)	The Group’s businesses involve some non-functional currency operations (the Company’s and certain subsidiaries’ functional currency: USD; other certain subsidiaries’ functional currency: NTD, RMB and HKD). The information on assets and liabilities denominated in foreign currencies whose values would be materially affected by the exchange rate fluctuations is as follows:

	December 31, 2023
	Foreign currency amount	Exchange rate	Book value (USD)
Foreign currency: functional currency
Financial assets
Monetary items
USD:NTD	$6,489,271	31.15	$6,489,271
Financial liabilities
Monetary items
USD:NTD	$761,248	31.15	$761,248

	December 31, 2022
	Foreign currency amount	Exchange rate	Book value (USD)
Foreign currency: functional currency
Financial assets
Monetary items
USD:NTD	$5,547,134	30.72	$5,547,134
Financial liabilities
Monetary items
USD:NTD	$405,426	30.72	$405,426
USD:RMB	$4,481,745	7.00	$4,481,745

iv)	Total exchange gain, including realized and unrealized, arising from significant foreign exchange variation on the monetary items held by the Group are as follow:

	Year ended December 31, 2023	Year ended December 31, 2022
Foreign exchange gains	$434,151	$479,601

v)	Analysis of foreign currency market risk arising from significant foreign exchange variation:

	Sensitivity analysis
	December 31, 2023
	Degree of variation	Effect on profit or loss	Effect on other comprehensive income
Foreign currency: functional currency
Financial assets
Monetary items
USD:NTD	5%	$324,464	$-
Financial liabilities
Monetary items
USD:NTD	5%	$38,062	$-

F-35

	Sensitivity analysis
	December 31, 2022
	Degree of variation	Effect on profit or loss	Effect on other comprehensive income
Foreign currency: functional currency
Financial assets
Monetary items
USD:NTD	5%	$277,357	$-
Financial liabilities
Monetary items
USD:NTD	5%	$20,271	$-
USD:NTD	5%	$224,087	$-

ii)	Cash flow interest rate risk

(i)	The Group’s main interest rate risk arises from short-term loans and long-term loans with variable rates, which expose the Group to cash flow interest rate risk.

For the years ended December 31, 2023 and 2022, the Group’s loans at variable rate were mainly denominated in NTD and USD.

(ii)	The Group’s loans are measured at amortized cost. The loans are periodically contractually repriced and to that extent are also exposed to the risk of future changes in market interest rates.

(iii)	If the borrowing interest rate had increased/decreased by 1% with all other variables held constant, profit would have increased/decreased as follow:

	Year ended December 31, 2023	Year ended December 31, 2022
Profit increased/decreased	$79,451	$73,760

The main factor is that changes in interest expense result in floating-rate loans.

(b)	Credit risk

(i)	Credit risk refers to the risk of financial loss to the Group arising from default by the clients or counterparties of financial instruments on the contract obligations.

The main factor is that counterparties could not repay in full the accounts receivable based on the agreed terms, and the contract cash flows of debt instruments stated at amortized cost.

(ii)	The Group manages their credit risk, taking into consideration the entire group’s concern. According to the Group’s credit policy, each local entity in the Group is responsible for managing and analyzing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered.

Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Board of Directors.

The utilization of credit limits is regularly monitored.

(iii)	In line with credit risk management procedure, when the contract payments of the counterparty were past due over 360 days and after repeatedly asking for payment over 360 days, the default has occurred.

(iv)	The Group adopts the following assumptions under IFRS 9 to assess whether there has been a significant increase in credit risk on that instrument since initial recognition:

If the contract payments were past due over 30 days based on the terms, there has been a significant increase in credit risk on that instrument since initial recognition.

(v)	The Group classifies customer’s accounts receivable in accordance with credit risk on trade and customer type. The Group applies the modified approach using a provision matrix based on the loss rate methodology to estimate expected credit loss under the provision matrix basis.

(vi)	The Group wrote-off the financial assets, which cannot be reasonably expected to be recovered, after initiating recourse procedures. However, the Group will continue executing the recourse procedures to secure their rights.

F-36

(vii)	The Group used the forecast ability to adjust historical and timely information to assess the default possibility of accounts receivable. The loss rate methodology is as follows:

	Not past due	Up to 30 days past due	31 to 90 days past due	91 to 180 days past due	Over 180 days past due	Total
At December 31, 2023
Expected loss rate	0.01%	0.01%	72.55%	80.91%	99.08%
Total book value	$2,272,329	$8,485	$14,539	$33,571	$60,048	$2,388,972
Loss allowance	$126	$1	$10,548	$27,163	$59,494	$97,332

	Not past due	Up to 30 days past due	31 to 90 days past due	91 to 180 days past due	Over 180 days past due	Total
At December 31, 2022
Expected loss rate	0%-0.01%	0.03%	0.18%	0.61%	99.72%
Total book value	$2,986,988	$1,095,381	$168,090	$1,303	$26,480	$4,278,242
Loss allowance	$96	$293	$298	$8	$26,405	$27,100

(viii)	Movements in relation to the Group applying the modified approach to provide loss allowance for accounts receivable, contract assets and lease payments receivable are as follows:

	2023	2022
	Loss allowance	Loss allowance
At January 1	$27,100	$124,436
Provision for impairment	81,561	9,937
Write-offs	(11,110)	(105,837)
Effect of foreign exchange	(219)	(1,436)
At December 31	$97,332	$27,100

(ix)	For investments in debt instruments at amortized cost, the credit rating levels are presented below:

	2023
		Lifetime
	12 months	Significant increase in credit risk	Impairment of credit	Total
Financial assets at amortized cost	$361,249	$-	$-	$361,249
Other receivables (including Long-term receivables)	$3,331,465	$-	$-	$3,331,465
Guarantee deposits paid	$625,330	$-	$-	$625,330

	2022
		Lifetime
	12 months	Significant increase in credit risk	Impairment of credit	Total
Financial assets at amortized cost	$915,043	$-	$-	$915,043
Other receivables	$224,070	$-	$-	$224,070
Guarantee deposits paid	$929,015	$-	$-	$929,015

F-37

(c)	Liquidity risk

(i)	Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group treasury. Group treasury monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

(ii)	Surplus cash held by the operating entities over and above balance required for working capital management are transferred to the Group treasury. Group treasury invests surplus cash in interest bearing current accounts, time deposits, money market deposits, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient head-room as determined by the above-mentioned forecasts.

(iii)	The unused credit lines from bank loans of the Group as of December 31, 2023 and 2022 are $4,802,855 and $4,457,203,respectively.

	As of	As of
	December 31, 2023	December 31, 2022
Floating rate:
Expiring within one year	$2,355,022	$2,002,609
Expiring beyond one year	104,334	45,348
	$2,459,356	$2,047,957

To acquire building and land as headquarter, the Group has obtained credit lines of mortgage loans amounted to $2,343,499(NT$73,000,000) and $2,409,246 as of December 31, 2023 and 2022, respectively. If the credit lines are used, the maturity of the mortgage loans is 20 years.

(iv)	The table below analyses the Group’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date for non-derivative financial liabilities. The amounts disclosed in the table are the contractual undiscounted cash flows.

December 31, 2023	Less than 1 year	Between 1 year and 3 years	Total
Non-derivative financial liabilities
Short-term loans	$6,964,927	$-	$6,964,927
Accounts payable	193,767	-	193,767
Other payables	522,786	-	522,786
Lease liabilities	105,745	-	105,745
Long-term loans (including current portion)	59,659	920,541	980,200

December 31, 2022	Less than 1 year	Between 1 year and 2 years	Over 2 years	Total
Non-derivative financial liabilities
Short-term loans	$6,358,418	$-	$-	$6,358,418
Notes payable	2,639	-		2,639
Accounts payable	5,145,407	-	-	5,145,407
Other payables	10,807,728	-	-	10,807,728
Lease liabilities	2,207,355	2,090,381	333,309	4,631,045
Long-term loans (including current portion)	919,123	305,058	45,964	1,270,145

38.	Fair value information

a)	The different levels that the inputs to valuation techniques are used to measure fair value of financial and non-financial instruments have been defined as follows:

(a)	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date. A market is regarded as active where a market in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

(b)	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

(c)	Level 3: Unobservable inputs for the asset or liability.

F-38

b)	The related information of financial and non-financial instruments measured at fair value by level on the basis of the nature, characteristics and risks of the assets and liabilities as follows:

	Level 1	Level 2	Level 3	Total
December 31, 2023
Recurring fair value measurements
Other receivables (including Long-term receivables)	$-	$3,157,438	$-	$3,157,438
Financial assets at FVOCI	-	-	1,791,262	1,791,262
	$-	$3,157,438	$1,791,262	$4,948,700

	Level 1	Level 2	Level 3	Total
December 31, 2022
Recurring fair value measurements
Account receivable that are expected to be factored	$-	$634,224	$-	$634,224

The fair value of other receivables (including Long-term receivables) classified as at fair value through other comprehensive income is determined by the present value of future cash flows based on the discount rate that reflects the credit risk of counterparties.

c)	Financial instruments not measured at fair value

The carrying amounts of cash and cash equivalents, current financial assets at amortized cost, notes receivable, accounts receivable, other receivables, other receivables due from related parties, guarantee deposits paid, long-term receivables, long-term receivables from related parties, short-term loans, current contract liabilities, notes payable, accounts payable, other payables, other payables to related parties, long-term loans (including current portion), long-term notes and accounts payable to related parties and guarantee deposits received are approximate to their fair values.

39.	Segment Information

a)	General information

After April 1, 2023, the Group disposed of two PRC subsidiaries, YMA DG and Forwell. As a result, the Group operates as a single reporting segment, primarily engaged in bicycle, racket, and other businesses.

b)	Information about segment profit or loss

At December 31, 2023, the information on segment profit or loss, assets, and liabilities is consistent with the information in the consolidated financial statements; please refer to the consolidated balance sheets and consolidated statements of comprehensive income.

Revenue of the group in bicycle, racket, and other businesses at December 31, 2023 is as follows:

	Bicycle frame	Racket	Others	Total
December 31, 2023
Revenue
External customers	$15,219,005	$7,042,493	$1,516,454	$23,777,952

The segment information provided to the chief operating decision-maker for the reportable segments at December 31, 2022 is as follows:

	Bicycle frame	Racket	Others	Total
December 31, 2022
Revenue
External customers	$24,877,271	$13,265,777	$1,236,321	$39,379,369
Profit before income tax	$910,762	$(280,577)	$(372,498)	$257,687
Depreciation expenses	$2,022,926	$861,611	$63,527	$2,948,064
Share-based payment expense	-	-	131,712	131,712
Interest income	7,795	4,097	357	12,249
Finance costs	(207,741)	(106,397)	(8,621)	(322,759)

F-39

c)	Information on products

Revenue of the group in bicycle, racket, and other businesses at December 31, 2023 and 2022 is as follows:

	Bicycle frame	Racket	Others	Total
December 31, 2023
Revenue	$15,219,005	$7,042,493	$1,516,454	$23,777,952

	Bicycle frame	Racket	Others	Total
December 31, 2022
Revenue	$24,877,271	$13,265,777	$1,236,321	$39,379,369

d)	Geographical information

The Group’s revenue from external customers by location of operations and information about its noncurrent assets by location of assets are as follows:

	Year ended December 31, 2023		Year ended December 31, 2022
	Revenue	Non-current assets	Revenue	Non-current assets
Taiwan	$114,961	$1,008,887	$11,893,870	$809,622
China	-	-	1,115,033	9,649,457
Others	23,662,991	2,326,498	26,370,466	381,005
	$23,777,952	$3,335,385	$39,379,369	$10,840,084

Non-current assets do not include Non-current financial assets at fair value through other comprehensive income, Non-current financial assets at amortized cost, and Deferred tax assets, net.

e)	Major customer information

Major customer representing at least 10% of net revenue of the Group for the years ended December 31, 2023 and 2022 is as follows:

	Year ended December 31, 2023		Year ended December 31, 2022
	Revenue	Segment	Revenue	Segment
A	$9,654,223	Bicycle frame	$5,352,426	Bicycle frame
B	(i)		5,117,842	Bicycle frame
C	2,401,287	Bicycle frame	4,462,760	Bicycle frame
D	3,481,345	Racket	(i)
	$15,536,855		$14,933,028

(i)	Income does not reach 10% of net revenue of the Group, not applicable to disclosure standards.

F-40

40.	Restrictions and parent company financial information

Under existing foreign exchange regulations of the People’s Republic of China (“PRC”), payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. However, approval from or registration or fillings with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

J-Star Holding Co., Ltd. is the holding company. After April 1, 2023, the Group disposed of two PRC subsidiaries, YMA DG and Forwell. As a result, the Group principal activities Is the holding of investments in entities involved mainly in manufacturing and trading business in Hong Kong and Taiwan, exclude China.

The following tables for Bohong set forth our cash and cash equivalents and payable as of December 31, 2023:

As of
December 31, 2023
Current assets
Cash and cash equivalents	$1,722

Current liabilities
Other payables	$(15,726)
Net	$(14,004)

That no restriction on the flow of cash from the Subsidiaries to the group.

F-41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
J-Star Holding Co. Ltd.

Results of Review of Interim Financial Information

We have reviewed the unaudited interim condensed consolidated balance sheet of J-Star Holding Co. Ltd. and its subsidiaries (collectively the “Company”) as of June 30, 2024, and the related unaudited interim condensed consolidated statements of comprehensive income, changes in equity, and cash flows for the six-month periods ended June 30, 2024 and 2023, and the related notes (collectively referred to as the “unaudited interim condensed consolidated financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with International Financial Reporting Standards as issued by International Accounting Standards Board.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2023, and the related statements of income, changes in shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated June 13, 2024, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2023, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Basis for Review Results

These unaudited interim condensed consolidated financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants
PCAOB ID No. 1171

We have served as the Company’s auditor since 2024.
San Mateo, California

November 14, 2024

F-42

J-Star Holding Co., Ltd and Subsidiaries

Interim Condensed Consolidated Balance Sheets

(Unaudited)

Expressed in United States Dollars

		As of June 30,	As of December 31,
Assets	Note	2024	2023
Current assets
Cash and cash equivalents	5	$1,120,190	$559,462
Current financial assets at amortized cost		535,850	361,249
Accounts receivable, net	6	1,916,397	2,291,640
Accounts receivable due from related parties, net	24	1,157,936	-
Other receivables		1,705,581	1,696,897
Inventories, net	7	293,045	187,602
Prepayments		643,146	253,768
Deferred IPO Cost		1,615,972	1,143,376
Current assets		8,988,117	6,493,994
Non-current assets
Non-current financial assets at fair value through other comprehensive income	8	1,791,262	1,791,262
Long-term receivables		1,631,438	1,631,438
Long-term receivables from related parties	24	9,028,904	9,028,904
Property, plant, and equipment, net	9	519,086	550,594
Right-of-use assets, net	10	42,627	105,079
Intangible assets, net		9,594	11,766
Deferred tax assets, net		439,361	439,361
Guarantee deposits		399,380	625,330
Other non-current assets	11	394,514	411,178
Non-current assets		14,256,166	14,594,912
Total assets		$23,244,283	$21,088,906
Liabilities and Equity
Current liabilities
Short-term loans	12	$9,079,384	$6,964,927
Current contract liabilities	18	224,122	276,210
Accounts payable		367,609	193,767
Other payables	13	446,975	522,786
Current lease liabilities		42,666	105,745
Long-term loans due within one year	14	57,240	59,659
Other current liabilities		12,296	172,618
Current liabilities		10,230,292	8,295,712
Non-current liabilities
Long-term loans	14	630,739	920,541
Deferred tax liabilities		20,405	20,405
Non-current liabilities		651,144	940,946
Total liabilities		10,881,436	9,236,658
Equity
Equity attributable to owners of parent
Ordinary share	16	7,881,444	7,881,444
Capital surplus	17	7,781,890	7,716,034
Accumulated deficit		(3,862,324)	(4,341,593)
Accumulated other comprehensive income		561,837	596,363
Total equity		12,362,847	11,852,248
Total liabilities and equity		$23,244,283	$21,088,906

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-43

J-Star Holding Co., Ltd and Subsidiaries

Interim Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

Expressed in United States Dollars

		For the Six Months Ended June 30,
	Note	2024	2023
Operating revenue	18	$8,098,739	$13,937,365
Cost of revenue	7,20	(5,650,177)	(12,504,355)
Gross profit from operations		2,448,562	1,433,010
Operating expenses
Selling expenses		(645,251)	(593,489)
Administrative expenses		(924,572)	(1,681,350)
Research and development expenses		(297,959)	(400,683)
Expected credit reversal gains ( losses)		42,537	(1,658)
Operating expenses	20	(1,825,245)	(2,677,180)
Net operating income (loss)		623,317	(1,244,170)
Non-operating income and expenses
Other losses(gains), net		(10,109)	60,163
Finance costs	19	(448,432)	(377,389)
Interest income		21,331	165,727
Disposal of investment gain		-	1,122,946
Foreign exchange gains		206,819	278,256
Non-operating income and expenses		(230,391)	1,249,703
Profit Before income tax		392,926	5,533
Income tax credit (expense)	21	86,343	(19,588)
Profit (Loss) after income tax		$479,269	$(14,055)
Components of other comprehensive income (loss) that will be reclassified to profit or loss
Unrealized gains or losses from financial assets measured at fair value through other comprehensive income (loss)		-	(9,218)
Exchange differences on translation of foreign operations		(34,526)	(52,714)
Total comprehensive income (loss)		$444,743	$(75,987)
Basic and diluted
Earnings (Loss) per share	22	$0.03	$(0.001)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

F-44

J-Star Holding Co., Ltd and Subsidiaries

Interim Condensed Consolidated Statements of Changes in Equity

(Unaudited)

Expressed in United States Dollars

		Equity attributable to owners of the parent
					Accumulated
					Other
		Ordinary	Capital	Accumulated	Comprehensive	Total
	Note	Share	Surplus	Deficit	Income (Loss)	Equity
Year 2023
Balance at January 1, 2023		$7,881,444	$7,584,322	$(5,760,236)	$198,575	$9,904,105
Reduction in consolidated entities		-	-	-	(361,158)	(361,158)
Share based payments	15,17	-	65,856	-	-	65,856
Loss for the period		-	-	(14,055)	-	(14,055)
Unrealized gain on FVTOCI financial assets		-	-	-	(9,218)	(9,218)
Financial statements translation differences of foreign operation		-	-	-	(52,714)	(52,714)
Balance at June 30, 2023		$7,881,444	$7,650,178	$(5,774,291)	$(224,515)	$9,532,816
Year 2024
Balance at January 1, 2024		$7,881,444	$7,716,034	$(4,341,593)	$596,363	$11,852,248
Share based payments	15,17	-	65,856	-	-	65,856
Profit for the period		-	-	479,269	-	479,269
Financial statements translation differences of foreign operation		-	-	-	(34,526)	(34,526)
Balance at June 30, 2024		$7,881,444	$7,781,890	$(3,862,324)	$561,837	$12,362,847

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

F-45

J-Star Holding Co., Ltd and Subsidiaries

Interim Condensed Consolidated Statements of Cash Flows

(Unaudited)

Expressed in United States Dollars

		For the Six Months ended June 30,
	Note	2024	2023
Cash flows from operating activities
Profit before tax		$392,926	$5,533
Adjustments
Adjustments to reconcile profit
Depreciation expenses	9	66,995	221,634
Depreciation expenses-Right-of-use assets	10	99,056	610,603
Amortization expenses		9,099	8,743
Expected credit (reversal gains) losses		(42,537)	1,658
Cost of share-based payment		65,856	65,856
Interest income		(21,331)	(165,727)
Interest expense	21	448,432	377,389
Changes in operating assets and liabilities
Changes in operating assets
Notes receivable, net			554
Accounts receivable		417,780	1,417,353
Accounts receivable – related parties		(1,157,936)	(1,212,067)
Other receivables		77,659	568,888
Other receivable – related parties		-	(491,607)
Inventories		(105,443)	237,203
Prepayments		(389,378)	(142,459)
Other current asset		-	59,806
Other non-current assets		-	(272,343)
Changes in operating liabilities
Current contract liabilities		(52,088)	(384,566)
Notes payable		-	(1,060)
Accounts payable		173,842	162,209
Other payables		(74,221)	676,725
Other current liabilities		(160,322)	(777,873)
Cash flows (used in) from operations		(251,611)	966,452
Interest received		21,331	165,727
Interest paid		(448,432)	(377,389)
Income tax paid		-	(19,588)
Net cash flows (used in) from operating activities		(678,712)	735,202

F-46

		For the Six Months ended June 30,
	Note	2024	2023
Cash flows from investing activities
Proceeds (Decrease) of financial assets at amortized cost		(174,601)	365,148
Decrease in guarantee deposits		225,950	521,481
Acquisition of property, plant and equipment	9	(25,764)	-
Acquisition of intangible assets		(6,927)	(17,135)
Proceeds from disposal of consolidated entities		-	(2,807,668)
Acquisition of financial assets at fair value through other comprehensive income (loss)		-	(197,114)
Net cash flows (used in) from investing activities		18,658	(2,135,288)
Cash flows from financing activities
Cash flows from financing activities
Proceeds from short-term bank loans			602,613
Payments on short-term loans			(573,762)
Increase in short-term bank loans		2,114,457
Payment on lease liabilities		(99,683)	(69,644)
Proceeds from long-term bank loans			154,319
Payments on long-term bank loans		(292,221)
Deferred IPO Cost		(472,596)	(1,101,600)
Net cash flows (used in) from financing activities		1,249,957	(988,074)
Effect of foreign exchange rate changes		(29,175)	(21,085)
Net increase (decrease) in cash		560,728	(2,409,245)
Cash and cash equivalents at beginning of year		559,462	2,949,108
Cash and cash equivalents at end of year		$1,120,190	$539,863

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-47

J-Star Holding Co., Ltd and Subsidiaries

Notes to the Interim Condensed Consolidated Financial Statements

(Unaudited)

For the Six Months Ended June 30, 2024 and 2023

1.	Corporate and group information

J-Star Holding Co., Ltd. (the “Company”) was incorporated in the Cayman Islands in May 2016. The Company and its subsidiaries (collectively referred herein as the “Group”) are primarily engaged in manufacturing and trading business of bicycles, sports accessories and carbon fiber composite products.

2.	The authorization of the unaudited interim condensed consolidated financial statements

The accompanying unaudited interim condensed consolidated financial statements were authorized for issuance by the Board of Directors on November 10, 2024.

3.	Application of new and revised International Financial Reporting Standards (“IFRS”), International Accounting Standards (“IAS”), International Financial Reporting Interpretations Committee (“IFRIC”) Interpretations and Standing Interpretations Committee (“SIC”) Interpretations issued by the International Accounting Standards Board (“IASB”), (collectively, “IFRSs”)

a) Amendments to IFRSs and the new interpretation that are mandatorily effective for the current year

New standards, interpretations, and amendments		Effective date issued by IASB
Amendments to IFRS 16	Lease Liability in a Sale and Leaseback	January 1, 2024
Amendments to IAS 1	Classification of liabilities as Current or Non-Current and Non-current Liabilities with Covenants	January 1, 2024
Amendments to IAS 7 and IFRS 7	Statement of Cash Flows and Financial Instruments: Disclosures – Supplier Finance Arrangements	January 1, 2024
Amendments to IFRS S1	** General Requirements for Disclosure of Sustainability-related Financial Information	January 1, 2024
Amendments to IFRS S2	IFRS S2** Climate-related Disclosures	January 1, 2024

The Group has adopted the above new standards, interpretations and amendments as of the effective date. Based on the Group’s assessment, the above standards and interpretations have no significant impact to the Group’s financial position and financial performance.

b) New Standards, interpretations and amendments in issue but not yet effective

Not Yet Effective Standards, Interpretations, and Amendments		Effective date issued by IASB
Amendments to IAS 21	The Effects of Changes in Foreign Exchange Rates	January 1, 2025
Amendments to IFRS 9	Amendments to the Classification and Measurement of Financial Instruments	January 1, 2026
Amendments to IFRS 7
Amendments to IFRS 18	Presentation and Disclosure in Financial Statements	January 1, 2027
Amendments to IFRS 19	Subsidiaries without Public Accountability: Disclosures	January 1, 2027
Amendments to IFRS 10	Sale or contribution of assets between an investor and its associate or joint venture	To be determined by IASB
Amendments to IAS 28

The Group expects to adopt the above new standards, interpretations and amendments as of the effective date and expects no significant impact to the Group’s financial condition and financial performance based on the Group’s assessment.

F-48

4.	Summary of significant accounting policies

The principal accounting policies adopted are consistent with Note 4 in the consolidated financial statements for the year ended December 31, 2023, except for the compliance statement, basis of preparation, basis of consolidation and additional policies as set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

a)	Statement of compliance

Our unaudited condensed interim consolidated financial statements comply with International Accounting Standard 34, Interim Financial Reporting and reflect all adjustments (which are of a normal recurring nature) that are, in our opinion, necessary for a fair statement of the results for the interim periods presented.

b)	Basis of preparation

(a) These unaudited interim condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) under the historical cost convention, except as disclosed in the accounting policies below.

The preparation of these unaudited interim condensed consolidated financial statements in conformity with IFRS requires management to exercise its judgement in the process of applying the Group’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the unaudited condensed interim consolidated financial statements are disclosed in Note 4h). These unaudited interim condensed consolidated financial statements and the notes accompanying them should be read in conjunction with the Group’s audited consolidated financial statements for the year ended December 31, 2023.

(b) Except for the financial assets at fair value through other comprehensive income, the unaudited condensed interim consolidated financial statements have been prepared under the historical cost convention.

(c) These unaudited condensed interim consolidated financial statements are presented in U.S. dollars (“US$”), which is the Company’s functional currency.

c)	Basis of consolidation

(a) Basis for preparation of unaudited interim condensed consolidated financial statements:

i) All subsidiaries are included in the Group’s unaudited interim condensed consolidated financial statements. Subsidiaries are all entities controlled by the Group. The Group controls an entity when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Consolidation of subsidiaries begins from the date the Group obtains control of the subsidiaries and ceases when the Group loses control of the subsidiaries.

F-49

ii) Inter-company transactions, balances and unrealized gains or losses on transactions between companies within the Group are eliminated. Accounting policies of subsidiaries have been adjusted where necessary to ensure consistency with the policies adopted by the Group.

(b) Subsidiaries included in the unaudited condensed interim consolidated financial statements:

				Percentage of
				Ownership (%)
Name of investor	Name of investee	Main business	Location	June 30, 2024	December 31, 2023
The Company	GOAL BEYOND LIMITED (GOAL BEYOND)	Holding company	Samoa	100	100
The Company	STAR LEADER TRADING LIMITED (STAR LEADER)	Sales of bicycle, racket, and other carbon fiber composite products	Hong Kong	100	100
The Company	Bohong Technology Jiangsu Co., Ltd. (Bohong)	Manufacturing bicycle, racket and other carbon fiber composite products	Jiangsu, People’s Republic of China (“PRC”)	100	100
GOAL BEYOND	YMA CORPORATION (YMA)	Product development, design, manufacturing and sales of carbon fiber composite products	Republic of China (“ROC”)	100	100
GOAL BEYOND	TIME YIELD LIMITED (TIME YIELD)	Purchasing	Samoa	100	100
The Company	PREMIUM QUEST INTERNATIONAL LIMITED (PREMIUM QUEST)	Holding company	British Virgin Islands	100	ii
The Company	STAR LEADER TRADING PRIVATE LIMITED (STAR LEADER SG)	Sales of bicycle, sporting goods, and other carbon composite products	Singapore	100	ii
GOAL BEYOND	Dongguan Changrong New Material Technology Co., Ltd	Sales of bicycle, sporting goods, and other carbon composite products	Dongguan, PRC	100	ii
PREMIUM QUEST	LITZMO B.V.	Sales of bicycle, sporting goods, and other carbon composite products	Netherlands	100	ii
GOAL BEYOND	Forwell Sports Equipment Co., Ltd. (Forwell)	Manufacturing bicycle, racket and other carbon fiber composite products	Dongguan, PRC	i	i
GOAL BEYOND	YMA Composite Materials (DG) Co., Ltd. (YMA DG)	Manufacturing bicycle, racket and other carbon fiber composite products	Dongguan, PRC	i	i

i)YMA DG and Forwell were both wholly-owned subsidiaries of the Group as of March 31, 2023. On April 1, 2023, the Group entered into an agreement with the Buyers, selling 80.5% of its equity interests in both YMA DG and

Forwell to their respective management teams in a management buyout transaction. As a result, YMA DG and Forwell were excluded from the consolidated financial statements.

F-50

ii)Each of the newly incorporated companies has not yet received its registered capital as of December 31, 2023. Therefore, they have not allocated any funds, commenced operations, or entered into any contracts with any parties.

d)	Income taxes

(a)The interim period income tax expense is recognized based on the estimated average annual effective income tax rate expected for the full financial year applied to the pretax income of the interim period, and the related information is disclosed accordingly.

(b) If a change in tax rate is enacted or substantively enacted, the Group recognizes the effect of the change immediately in the period in which the change occurs. The effect of the change on items recognized outside profit or loss is recognized in other comprehensive income or equity while the effect of the change on items recognized in profit or loss is recognized in profit or loss.

e)	Accounts and notes receivable

The Group’s operating pattern of accounts receivable that are expected to be factored is for the purpose of receiving contract cash flow and selling, and the accounts receivable are subsequently measured at fair value, with any changes in fair value recognized in other comprehensive income.

f)	Financial assets at fair value through other comprehensive income

(a)Financial assets at fair value through other comprehensive income comprise equity securities which are not held for trading, and for which the Group with gains and losses arising from changes in fair value recognized in other comprehensive income and accumulated in the investment revaluation reserve; and are not subject to impairment assessment. The cumulative gain or loss will not be reclassified to profit or loss on disposal, and will be transferred to accumulated profits.

(b) On a regular way purchase or sale basis, financial assets at fair value through other comprehensive income are recognized and derecognized using trade date accounting

(c) At initial recognition, the Group measures the financial assets at fair value plus transaction costs.

The Group subsequently measures the financial assets at fair value, the changes in fair value of equity investments that were recognized in other comprehensive income are reclassified to retained earnings and are not reclassified to profit or loss following the derecognition of the investment. Dividends are recognized as revenue when the right to receive payment is established, future economic benefits associated with the dividend will flow to the Group and the amount of the dividend can be measured reliably.

g)	Derecognition of financial assets

The Group derecognizes a financial asset when one of the following conditions is met:

(a) The contractual rights to receive the cash flows from the financial asset expire.

(b) The contractual rights to receive cash flows of the financial asset have been transferred and the Group has transferred substantially all risks and rewards of ownership of the financial asset

F-51

h)	Critical accounting judgments, estimates and key sources of assumption uncertainty

(a) Valuation of allowance for accounts receivable

In the process of assessing uncollectible accounts, the Group must use judgements and assumptions to determine the collectability of accounts receivable. The collectability is affected by various factors: customers’ financial conditions, the Company’s internal credit ratings, historical experience, current economic conditions, etc. When sales are not expected to be collected, the Group recognizes a specific allowance for doubtful receivables after the assessment. The assumptions and estimates of allowance for uncollectible accounts are based on concerning future events as that on the balance sheet date. Assumptions and estimates may differ from the actual results which may result in a material adjustment.

(b) Evaluation of inventories

As inventories are stated at the lower of cost and net realizable value, the Group must determine the net realizable value of inventories on balance sheet date using judgements and estimates. Due to the net rapid technology innovation, the Group evaluates the amounts of normal inventory consumption, obsolete inventories or inventories without market selling value on balance sheet date, and writes down the cost of inventories to the net realizable value. The evaluation of inventories is principally based on the unit price of the sales order as the basis of the estimate. Therefore, there might be material changes to the evaluation.

5.	Cash and cash equivalents

	As of	As of
	June 30, 2024	December 31, 2023
Cash on hand and petty cash	$3,539	$2,468
Checking accounts and demand deposits	1,116,651	556,994
	$1,120,190	$559,462

a) The Group transacts with a variety of financial institutions all with high credit quality to disperse credit risk, so it expects that the probability of counterparty default is remote.

b) No cash and cash equivalents of the Group were pledged to others.

6. Accounts receivable

	As of	As of
	June 30, 2024	December 31, 2023
Accounts receivable	$1,970,640	$2,388,972
Less: Loss allowance	(54,243)	(97,332)
	$1,916,397	$2,291,640

(a) The Group’s credit term granted to customers is 30~90 days or partial receipt in advance. Receivables do not bear interest. The loss allowance is determined based on the credit quality of customers. Information relating to credit risk is provided in Note 28 c).

F-52

(b) The ageing analysis of accounts receivable and that were past due:

	As of	As of
	June 30, 2024	December 31, 2023
Not past due	$1,888,826	$2,272,329
Up to 30 days	26,191	8,485
31 to 90 days	5,740	14,539
91 to 180 days	20,673	33,571
Over 180 days	29,210	60,048
	$1,970,640	$2,388,972

(c) As of June 30, 2024 and December 31, 2023, accounts receivable were all from contracts with customers.

(d) Without taking into account of any collateral held or other credit enhancements, the amount that best reflects the Group’s maximum exposure to credit risk in respect of the accounts receivable is the carrying amount at the end of each reporting period.

(e) No accounts receivable of the Group were pledged to others.

7. Inventories

	As of June 30, 2024
	Cost	Allowance for valuation loss	Book value
Merchandise inventory	$309,889	$(16,844)	$293,045

	As of December 31, 2023
	Cost	Allowance for valuation loss	Book value
Merchandise inventory	$189,930	$(2,328)	$187,602

The cost of inventories recognized for the period:

	Six months ended	Six months ended
	June 30, 2024	June 30, 2023
Cost of goods sold	$5,635,423	$12,413,651
Loss on inventory valuation	14,754	90,704
	$5,650,177	$12,504,355

(a) Reversal of allowance for inventory valuation and obsolescence loss was recognized due to disposal of certain inventories which were previously provided with allowance for valuation loss.

(b) No inventories of the Group were pledged to others.

F-53

8.	Non-current financial assets at fair value through other comprehensive income

	As of	As of
	June 30, 2024	December 31, 2023
YMA DG	$983,121	$983,121
Forwell	808,141	808,141
Cycle Services Loire	-	-
	$1,791,262	$1,791,262

a) The Company holds 19.5% interest of equity security in YMA DG and Forwell, both of which are manufacturers of bicycles parts in PRC, and in which the Company does not have a controlling interest or significant influence. The investment is recorded at fair value. The Company holds an investment of 19.5% interest of $1,791,262 as of June 30,2024 and December 31,2023, respectively.

b) The Group invests in 19.5% of the equity interest in Cycles Services Loire, a bicycle assembly house in France engaging in the assembly and trading of bicycles, bicycle accessories and other leisure products. As of December 31, 2023 the Group has recognized full impairment loss according to the operating strategy.

9.	Property, plant and equipment, net

	2024
	Machinery and equipment	Leasehold improvement	Molding equipment	Others	Total
At January 1
Cost	$1,089,957	$ 270,497	$ 26,971	$ 104,485	$1,491,910
Accumulated depreciation	(588,477)	(228,654)	(26,971)	(97,214)	(941,316)
	$501,480	$ 41,843	$ -	$ 7,271	$550,594

January 1	$501,480	$ 41,843	$ -	$ 7,271	$550,594
Additions	30,328	-	10,510	-	40,838
Depreciation expenses	(52,693)	(10,811)	(1,858)	(1,633)	(66,995)
Exchange adjustment	(3,356)	(1,699)	(1)	(295)	(5,351)
June 30	$475,759	$ 29,333	$ 8,651	$ 5,343	$519,086

At June 30
Cost	$1,087,854	$259,534	$36,388	$100,250	$1,484,026
Accumulated depreciation	(612,095)	(230,201)	(27,737)	(94,907)	(964,940)
	$475,759	$29,333	$8,651	$5,343	$519,086

F-54

	2023
	Machinery and equipment	Leasehold improvement	Molding equipment	Others	In progress and to be inspected	Total
At January 1
Cost	$3,660,055	$496,298	$2,634,910	$285,593	$341,829	$7,418,685
Accumulated depreciation	(2,077,712)	(245,546)	(1,378,204)	(246,633)	-	(3,948,095)
	$1,582,343	$250,752	$1,256,706	$38,960	$341,829	$3,470,590

January 1	$1,582,343	$250,752	$1,256,706	$38,960	$341,829	$3,470,590
Additions	148,812	-	-	5,782	-	154,594
Effects from disposal of investments	(1,453,049)	(173,333)	(1,174,197)	(22,048)	-	(2,822,627)
Depreciation expenses	(117,805)	(34,701)	(82,503)	(15,219)	-	(250,228)
Reclassifications	341,829	-	-	-	(341,829)	-
Exchange adjustment	(650)	(875)	(6)	(204)	-	(1,735)
December 31	$501,480	$41,843	$-	$7,271	$-	$550,594

At December 31
Cost	$1,089,957	$270,497	$26,971	$104,485	$-	$1,491,910
Accumulated depreciation	(588,477)	(228,654)	(26,971)	(97,214)	-	(941,316)
	$501,480	$41,843	$-	$7,271	$-	$550,594

10. Leasing arrangements－lessee

(a) The Group leases various assets including land and buildings. Rental contracts are typically made for periods of 2 to 3 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose covenants, but leased assets may not be used as security for borrowing purposes.

(b) The carrying amount of right-of-use assets and the depreciation charge are as follows:

	As of	As of
	June 30, 2024	December 31, 2023
Right-of-use Buildings	$42,627	$105,079

F-55

c) The depreciation amount of right-of-use assets are as follows:

	Six months ended June 30, 2024	Six months ended June 30, 2023
Depreciation expenses-right-of-use Land	$-	$16,999
Depreciation expenses-right-of-use Buildings	99,056	593,604
	$99,056	$610,603

d) The information on profit and loss accounts relating to lease contracts is as follows:

	Six months ended June 30, 2024	Six months ended June 30, 2023
Items affecting profit or loss
Interest expense on lease liabilities	$390	$16,643

11. Other non-current assets, others

	As of June 30, 2024	As of December 31, 2023
Prepaid on property, plant and equipment	$394,514	$411,178

12. Short-term loans

	As of	Interest rate range
Type of loans	June 30, 2024	(Floating rate)	Collateral
Bank secured loans	$6,646,284	2.15%-6.71%	Restricted demand deposit Restricted time deposit
Bank unsecured loans	1,056,828	3.095%-6.775%	Credit collateral
Other loans	1,376,272	7.57%-9.46%	Guarantee deposit
	$9,079,384

	As of	Interest rate range
Type of loans	December 31, 2023	(Floating rate)	Collateral
Bank loans	$5,124,658	2.30% - 6.55%	Restricted deposit
Other loans	1,840,269	7.57% - 7.86%	Guarantee deposit
	$6,964,927

(a) All short-term loans were guaranteed by key management.

(b) As of June 30, 2024, most of the short-term loans that have expired had been renewed.

(c) Financial assets at amortized cost pledged as collateral.

F-56

13. Other payables

	As of	As of
	June 30, 2024	December 31, 2023
Salaries and bonuses payable	$234,067	$264,178
Professional service fees payable	80,000	140,000
Payment payable on equipment	10,550	12,140
Other expense payable	122,358	106,468
	$446,975	$522,786

Other expenses payable include commission fees, listing fees, and other miscellaneous items.

14. Long-term loans

	Period			As of
Type of loans	and payment term	Interest rate range	Collateral	June 30, 2024
Long-term bank loans
Bank loans	Borrowing period is from March 16, 2022 to September 16, 2025; interest is repayable monthly; principal is repayable monthly	3.50%	Restricted deposit	$71,550
Bank loans	Borrowing period is from September 1, 2023 to September 1, 2027; interest is repayable monthly; principal is repayable monthly	2.20%	Restricted deposit	$616,429
				$687,979
Less: Current portion				(57,240)
				$630,739

	Period			As of
Type of loans	and payment term	Interest rate range	Collateral	December 31, 2023
Long-term bank loans
Bank loans	Borrowing period is from March 16, 2022 to September 16, 2025; interest is repayable monthly; principal is repayable monthly	3.40%	Restricted deposit	104,401
Bank loans	Borrowing period is from September 01, 2023 to September 01, 2027; interest is repayable monthly; principal is repayable monthly	1.60%	Restricted deposit	642,467
Other long-term loans
Other loans	Borrowing period is from April 9, 2021 to April 9, 2024; interest is repayable monthly; principal is repayable quarterly	11.64%	Guarantee deposit	233,332
				$980,200
Less: Current portion				(59,659)
				$920,541

a)The long-term loans (including long-term loans due within one year) were guaranteed by key management.

F-57

15 Share-based payment

a) For the year ended June 30, 2024 and June 30, 2023, the Group’s share-based payment arrangements was as follows:

Type of arrangement	Grant date	Quantity granted (shares)	Fair value per unit		Contract period	Vesting conditions
Bonus shares	August 28,2020	720,000	US$	1.02	5 years	5 years’ service

On August 28, 2020, New Moon Corporation (New Moon), a shareholder of the Company, an employee of the Company and the Company signed a tripartite talent award agreement. Under the agreement, the Company provides NT$10,000,000 (US$327,600) to the employee for the purchase of 1,000,000 shares of the Company owned by New Moon at NT$10 per share. The shares would be cliff vested after 5 years. The employee should return the payment to the Company if the acquisition of the shares could not be completed in thirty days after the payment. Also, the employee should return the shares to New Moon if the employee resigned within five years from the date of the agreement. New Moon should also return the consideration received from the employee to the Company.

The aforementioned bonus shares settled by a shareholder of the Company cannot be transferred during the vesting period, but voting right and dividend right are not restricted. The employee is required to return the shares to the shareholder but not required to return the dividends received if she resigns during the vesting period.

The Company accounted for the shares contributed by New Moon as share-based payment arrangement settled by equity. The NT$10,000,000 (US$327,600) contributed by the Company is accounted for as prepaid cash incentive to the employee and is amortized over the contract period which is five years.

b) For the six months ended June 30, 2024 and 2023, the share-based payment transactions were as follows:.

	Six months ended June 30, 2024	Six months ended June 30, 2023
Share-based payment	$65,856	$65,856

16. Share capital

	2024	2023
June 30 (Same as January 1)	15,762,887	15,762,887

(a) As of June 30, 2024, the Company’s authorized capital was $17,500,000, consisting of 35,000,000 ordinary shares. The paid-in capital was $7,881,444 with a par value of $0.50 in US dollars per share, consisting of 15,762,887 ordinary shares. All proceeds from shares issued have been collected.

(b) In accordance with the Articles of Incorporation of the Company, the Directors may, in their absolute discretion, declare dividends and distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. The Board of Directors may from time to time declare interim dividends to the shareholders. Before the declaration of an additional dividend distribution, the Board of Directors may set aside provision from the earnings as it deems appropriate to pay any unforeseen expense or to adjust dividends or for any other purpose to be met by using the earnings based on its discretion, and before such use, the provision may, at the same discretion, be used temporarily in the business of the Company or to invest in such investments as the Board of Directors may at any time as it deems appropriate.

F-58

17. Capital surplus

Pursuant to the Cayman Islands Company Act, capital surplus arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. However, capital surplus should not be used to cover accumulated deficit unless the legal reserve is insufficient.

	2024
	Share premium	Share-based payments	Total
January 1	$7,273,954	$442,080	$7,716,034
Employee bonus shares	-	65,856	65,856
June 30	$7,273,954	$507,936	$7,781,890

	2023
	Share premium	Share-based payments	Total
January 1	$7,273,954	$310,368	$7,584,322
Employee bonus shares	-	65,856	65,856
June 30	$7,273,954	$376,224	$7,650,178

18. Operating revenue

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Revenue from contracts with customers
Good sales	$8,098,739	$13,937,365

(a) Disaggregation of revenue from contracts with customers

The Group derives revenue from the transfer of goods and services at a point in time in the following major product lines and geographical regions:

	Europe		Other Areas			Total
Six Months Ended, June 30, 2024	Bicycle frame	Racket	Bicycle frame	Racket	Others	Bicycle frame	Racket	Others
Revenue from external customer contracts	$6,203,706	$691,641	$211,273	$275,878	$716,241	$6,414,979	$967,519	$716,241
	$6,895,347		$487,151		$716,241	$8,098,739

F-59

	Europe		Other Areas			Total
Six Months Ended, June 30, 2023	Bicycle frame	Racket	Bicycle frame	Racket	Others	Bicycle frame	Racket	Others
Revenue from external customer contracts	$8,380,454	$3,322,711	$234,273	$1,030,193	$969,734	$8,614,727	$4,352,904	$969,734
	$11,703,165		$1,264,466		$969,734	$13,937,365

(b) Contract liabilities

(i) The Group has recognized the following revenue-related contract liabilities:

	As of	As of
	June 30, 2024	December 31, 2023
Contract liabilities - receipts in advance	$224,122	$276,210

(ii)Revenue recognized that was included in the contract liability balance at the beginning of the year:

	Six months ended June 30, 2024	Six months ended June 30, 2023
Revenue recognized from beginning contract liabilities	$240,435	$488,948

19. Finance costs

	Six months ended June 30, 2024	Six months ended June 30, 2023
Finance costs from
Loans	$206,636	$152,668
Lease liabilities	390	16,463
Guarantees fee	241,406	208,258
	$448,432	$377,389

The guarantee fees were charged by key management provide total endorsements and guarantees.

20. Expenses by nature

	Six months ended June 30, 2024	Six months ended June 30, 2023
Purchase and sale of merchandise inventory	$5,635,423	$-
Raw materials and supplies used	-	5,840,152
Change in inventory of finished goods and work in process	-	1,561,187
Processing cost	-	422,862
Loss on inventory valuation	14,754	90,704
Employee benefit expenses	1,176,373	2,833,311
Fuel and utility expense	15,076	335,494
Freight expenses	90,707	213,755
Professional service expenses	334,528	341,510
Expected credit (reversal gains) losses	(42,537)	1,658
Depreciation expenses	66,995	221,634
Depreciation expenses-right-of-use assets	99,056	610,603
Amortization expenses	9,099	8,743
Other expenses	75,948	2,699,922
	$7,475,422	$15,181,535

F-60

21 Income tax

(a) Income tax (credit) expense

Components of income tax (credit) expense:

	Six Months ended June 30, 2024	Six Months ended June 30, 2023
Current income tax (credit) expense:
Current income tax (credit) on profits for the period	$(80,905)	$-
Prior year income tax (over) under estimation	(5,438)	19,588
Income tax expense (credit)	$(86,343)	$19,588

Tax (credit) expenses were computed based on the rates applicable in the respective countries where the Group entities operate.

22. Earnings (Loss) per share

	Six months ended June 30, 2024
	Amount after income tax	Weighted average number of ordinary shares outstanding	Earnings per share (in dollars)
Profit attributable to the parent	$479,269	15,762,887	$0.03

	Six months ended June 30, 2023
	Amount after income tax	Weighted average number of ordinary shares outstanding	Loss per share (in dollars)
Loss attributable to the parent	$(14,055)	15,762,887	$(0.001)

There were no potentially dilutive instruments for the six months periods ended June 30, 2024 and 2023.

23. Related party transactions

(a) Parent and ultimate controlling party

Jing-Bin Chiang and his family directly and indirectly owned 55.81% equity interest in the Company as of June 30, 2024 and December 31, 2023.

F-61

(b) Names of related parties and relationship

Names of related parties	Relationship with the Company	Notes
YMA Composite Materials (DG) Co., Ltd. (YMA DG)	The Company is the shareholder of YMA DG	i
Forwell Sports Equipment Co., Ltd. (Forwell)	The Company is the shareholder of Forwell	i
Jing-Bin Chiang	Key management
Yu-Ning Chiang	Key management

i) On April 1, 2023, the Group entered into an agreement with the Buyers, selling 80.5% of its equity interests in both YMA DG and Forwell to their respective management teams in a management buyout transaction. As a result, YMA DG and Forwell were excluded from the consolidated financial statements.

(c) Significant related party transactions

(i) Service revenue: (shown as “deductions of cost of sales”)

	Six months ended June 30, 2024	Six months ended June 30, 2023
Service revenue
YMA DG	$203,881	$178,027
Forwell	(6,491)	342,898
	$197,390	$520,925

Service revenues are based on the prices and terms that would be available to third parties.

(ii) Purchase of goods:

	Six months ended June 30, 2024	Six months ended June 30, 2023
Purchase of goods
YMA DG	$5,645,131	$3,931,138
Forwell	-	1,748,956
	$5,645,131	$5,680,094

Goods are purchased based on the prices and terms that would be available to third parties.

(iii) Receivables from related parties:

	As of	As of
	June 30, 2024	December 31, 2023
Account receivable
YMA DG	$1,141,629	$-
Forwell	16,307	-
	$1,157,936	$-

Accounts receivables from related parties are due to the sales of raw material.

F-62

(iv) Long-term receivables from related parties:

	As of	As of
	June 30, 2024	December 31, 2023
Long-term receivables from related parties
YMA DG	$6,755,968	$6,755,968
Forwell	2,272,936	2,272,936
	$9,028,904	$9,028,904

On May 14, 2024, the Group signed supplementary agreement related to equity transfer agreement signed on April 1, 2023 about the Group has renegotiated with the YMA DG and Forwell that the debts will be repaid in full in three installments on December 31, 2024, December 31, 2025 and December 31, 2026 and the above-mentioned repayment amount of each installment will be adjusted based on subsequent relevant business transactions. As of December 31, 2023, these debts have been recorded as non-current assets and there is no subsequent collection from YMA DG and Forwell as of the signed date of this financial report.

(d) Endorsements and guarantees provided by related parties:

(i) The provision of credit lines used from loans guaranteed by key management is as follows:

	As of	As of
	June 30, 2024	December 31, 2023
Guaranteed by key management
Short-term loans	$9,079,384	$6,964,927
Long-term loans	687,979	980,200
	$9,767,363	$7,945,127

(ii) Endorsement and guarantees fees (shown as “Finance costs”)

	Six months ended June 30, 2024	Six months ended June 30, 2023
Guarantees fee
Key management	$241,406	$208,258

The endorsements and guarantees fee were charged by key management provide total endorsements and guarantees.

(e) Key management compensation

	Six months ended June 30, 2024	Six months ended June 30, 2023
compensation
Salaries and other short-term employee benefits	$275,756	$295,943
Post-employment benefits	9,028	4,938
Share-based payments	65,856	65,856
	$350,640	$366,737

F-63

25. Pledged assets

The Group’s assets pledged as collateral are as follows:

	As of	As of
Pledged assets	June 30, 2024	December 31, 2023	Purpose
Financial assets at amortized cost	$535,850	$361,249	Short-term loans, Long-term loans, Guarantee to suppliers
Property, plant and equipment	-	-	Long-term loans
Guarantee deposits paid	351,791	369,694	Long-term loans
	$887,641	$730,943

25 Significant contingent liabilities and unrecognized contract commitments

On June 1, 2022, the Company entered into a contract to acquire a building (land included) in Taichung, Taiwan as its new headquarter. The total price amounted to NT$ 128,000,000 (US$3,945,138).

As of June 30, 2024, the Company had paid 10% of the total price as deposit and the remaining 90% amounted to NT$ 115,200,000 (US$3,550,624), will be paid when the transaction is completed.

26 Significant events after the reporting period

On June 1, 2022, the Company entered into a contract to acquire a building (land included) in Taichung, Taiwan for its new headquarter. The total price amounted to NT$128,000,000 (US$3,945,138). As of June 30, 2024, the Company had paid 10% of the total price as deposit and obtained a mortgage of NT$73,000,000 (US$2,249,961), the remaining was originally required to be paid when the transaction is completed by September 2024 and has been postponed to January 2025 according to management’s decision. Besides, the Contract indicates that if the transaction is ultimately not completed by the Company, the deposit paid may be deemed as liquidated damages and forfeited, with a maximum liquidated damages of 15% of the total contract value.

On October 12, 2024, the Company signed supplementary agreement related to land transfer agreement.

The Group has assessed all events from July 1, 2024 up through November 14, 2024, which is the date that these consolidated financial statements are available to be issued, unless as disclosed above, there are not any material subsequent events that require disclosure in these consolidated financial statements.

F-64

27. Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and to maintain an optimal capital structure to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. The Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total loans (including ‘current and non-current loans’ as shown in the consolidated balance sheet) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the consolidated balance sheet plus net debt.

The Croup’s strategy, which is unchanged for the reporting periods, is to maintain a reasonable ratio in order to raise capital with reasonable cost.

The debt to capital ratios as of June 30, 2024 and December 31, 2023 were:

	As of	As of
	June 30, 2024	December 31, 2023
Total borrowings	$9,767,363	$7,945,127
Less: Cash and cash equivalents	(1,120,190)	(559,462)
Net debt	8,647,173	7,385,665
Total equity	12,362,847	11,852,248
Total capital	$21,010,020	$19,237,913
Gearing ratio	41%	38%

29. Financial instruments

(a) Financial instruments by category

	As of	As of
	June 30, 2024	December 31, 2023
Financial assets
Financial assets at amortized cost
Cash and cash equivalents	$1,120,190	$559,462
Financial assets at amortized cost	535,850	361,249
Accounts receivable	1,916,397	2,291,640
Accounts receivable due from related parties	1,157,936	-
Other receivables	1,705,582	1,696,897
Other receivables due from related parties	-	-
Long-term receivables	1,631,438	1,631,438
Long-term receivables from related parties	9,028,904	9,028,904
Guarantee deposits paid	399,380	625,330
	$17,414,527	$16,194,920
Financial liability
Financial liabilities at amortized cost
Short-term loans	$9,079,384	$6,964,927
Accounts payable	367,609	193,767
Other payables	446,975	522,786
Long-term loans (including current portion)	687,979	980,200
	$10,581,947	$8,661,680
Lease liability	$42,666	$105,745

F-65

(b) Financial risk management policies

(i) The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, interest rate risk and price risk), credit risk and liquidity risk.

(ii) Risk management is carried out by a central treasury department (Group treasury) under policies approved by the Board of Directors. Group treasury identifies, evaluates, and hedges financial risks in close co-operation with the Group’s operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas and matters, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

(c) Significant financial risks and degrees of financial risks

(i) Market risk

Foreign exchange risk

1. The Group operates internationally and is exposed to foreign exchange risk arising from the transactions of the Company and its subsidiaries used in various functional currency, primarily with respect to the USD. Foreign exchange risk arises from future commercial transactions and recognized assets and liabilities.

2. Management has set up a policy to require group companies to manage their foreign exchange risk against their functional currency. Exchange rate risk arising from the difference between various functional currencies and the reporting currency in the unaudited condensed interim consolidated financial statements is centrally managed by the Group’s finance department.

3. The Group’s businesses involve some non-functional currency operations (the Company’s and certain subsidiaries’ functional currency: USD; other certain subsidiaries’ functional currency: NTD, RMB, HKD , EUR and SGD). The information on assets and liabilities denominated in foreign currencies whose values would be materially affected by the exchange rate fluctuations is as follows:

	June 30, 2024
	Foreign currency amount	Exchange rate	Book value (USD)
Foreign currency: functional currency
Financial assets
Monetary items
USD:NTD	$6,833,991	32.45	$6,833,991
Financial liabilities
Monetary items
USD:NTD	$1,158,130	32.45	$1,158,130

F-66

	December 31, 2023
	Foreign currency amount	Exchange rate	Book value (USD)
Foreign currency: functional currency
Financial assets
Monetary items
USD:NTD	$6,489,271	31.15	$6,489,271
Financial liabilities
Monetary items
USD:NTD	$761,248	31.15	$761,248

4. Total exchange gain, including realized and unrealized, arising from significant foreign exchange variation on the monetary items held by the Group:

	Six months ended June 30, 2024	Six months ended June 30, 2023
Foreign exchange gains	$206,819	$338,419

5. Analysis of foreign currency market risk arising from significant foreign exchange variation:

	Sensitivity analysis
	June 30, 2024
	Degree of variation	Effect on profit or loss	Effect on other comprehensive income
Foreign currency: functional currency
Financial assets
Monetary items
USD:NTD	5%	$341,700	$-
Financial liabilities
Monetary items
USD:NTD	5%	$57,907	$-

	Sensitivity analysis
	December 31, 2023
	Degree of variation	Effect on profit or loss	Effect on other comprehensive income
Foreign currency: functional currency
Financial assets
Monetary items
USD:NTD	5%	$324,464	$-
Financial liabilities
Monetary items
USD:NTD	5%	$38,062	$-

F-67

Cash flow Interest rate risk

1. The Group’s main interest rate risk arises from short-term loans and long-term loans with variable rates, which expose the Group to cash flow interest rate risk. For the six months periods ended June 30, 2024 and 2023, the Group’s loans at variable rate were mainly denominated in NTD and USD.

2. The Group’s loans are measured at amortized cost. The loans are periodically contractually repriced and to that extent are also exposed to the risk of future changes in market interest rates.

3. If the borrowing interest rate had increased/decreased by 1% with all other variables held constant:

	Six months ended June 30, 2024	Six months ended June 30, 2023
Profit increased/decreased	$97,674	$72,286

The main factor is that changes in interest expense result in floating-rate loans.

(ii) Credit risk

1. Credit risk refers to the risk of financial loss to the Group arising from default by the clients or counterparties of financial instruments on the contract obligations. The main factor is that counterparties could not repay in full the accounts receivable based on the agreed terms, and the contract cash flows of debt instruments stated at amortized cost.

2. The Group manages their credit risk taking into consideration the entire group’s concern. For banks and financial institutions, only independently rated parties with a minimum rating of ‘A’ are accepted.

According to the Group’s credit policy, each local entity in the Group is responsible for managing and analyzing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Board of Directors. The utilization of credit limits is regularly monitored.

3. In line with credit risk management procedure, when the contract payments of the counterparty were past due over 180 days and after repeatedly asking for payment over 180 days, the default has occurred.

4. The Group adopts the following assumptions under IFRS 9 to assess whether there has been a significant increase in credit risk on that instrument since initial recognition:

If the contract payments were past due over 30 days based on the terms, there has been a significant increase in credit risk on that instrument since initial recognition.

5. The Group classifies customer’s accounts receivable in accordance with credit risk on trade and customer type. The Group applies the modified approach using a provision matrix based on the loss rate methodology to estimate expected credit loss under the provision matrix basis.

F-68

6. The Group wrote-off the financial assets, which cannot be reasonably expected to be recovered, after initiating recourse procedures. However, the Group will continue executing the recourse procedures to secure their rights.

7. The Group used the forecast ability to adjust historical and timely information to assess the default possibility of accounts receivable. The loss rate methodology is as follows:

	Not past due	Up to 30 days past due	31 to 90 days past due	91 to 180 days past due	Over 180 days past due	Total
At June 30, 2024
Expected loss rate	0.01%	0.21%	94.64%	94.13%	100.00%
Total book value	$1,888,826	$26,191	$5,740	$20,673	$29,210	$1,970,640
Loss allowance	$86	$56	$5,432	$19,459	$29,210	$54,243
At December 31, 2023
Expected loss rate	0.01%	0.01%	72.55%	80.91%	99.08%
Total book value	$2,272,329	$8,485	$14,539	$33,571	$60,048	$2,388,972
Loss allowance	$126	$1	$10,548	$27,163	$59,494	$97,332

8. Movements in relation to the Group applying the modified approach to provide loss allowance for accounts receivable, contract assets and lease payments receivable are as follows:

2024
Loss allowance
At January 1	$97,332
Reversal of impairment	(42,537)
Write-offs	-
Effect of foreign exchange	(552)
At June 30	$54,243

2023
Loss allowance
At January 1	$27,100
Provision for impairment	81,561
Write-offs	(11,110)
Effect of foreign exchange	(219)
At December 31	$97,332

F-69

9. For investments in debt instruments at amortized cost, the credit rating levels are presented below:

	June 30, 2024
		Lifetime
	6 months	Significant increase in credit risk	Impairment of credit	Total
Financial assets at amortized cost	$535,850	$-	$-	$535,850
Other receivables (including Long-term receivables)	$3,337,019	$-	$-	$3,337,019
Guarantee deposits paid	$399,380	$-	$-	$399,380

	December 31, 2023
		Lifetime
	12 months	Significant increase in credit risk	Impairment of credit	Total
Financial assets at amortized cost	$361,249	$-	$-	$361,249
Other receivables	$3,331,465	$-	$-	$3,331,465
Guarantee deposits paid	$625,330	$-	$-	$625,330

(iii) Liquidity risk

1. Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group treasury. Group treasury monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

2. Surplus cash held by the operating entities over and above balance required for working capital management are transferred to the Group treasury. Group treasury invests surplus cash in interest bearing current accounts, time deposits, money market deposits, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient head-room as determined by the above-mentioned forecasts.

3. The unused available credit from bank loans of the Group :

	As of	As of
	June 30, 2024	December 31, 2023
Floating rate:
Expiring within one year	$2,285,045	$2,355,022
Expiring beyond one year	123,810	104,334
	$2,408,855	$2,459,356

F-70

4. The table below analyses the Group’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date for non-derivative financial liabilities. The amounts disclosed in the table are the contractual undiscounted cash flows.

June 30, 2024	Less than 1 year	Between 1 year and 3 years	Total
Non-derivative financial liabilities
Short-term loans	$9,079,384	$-	$9,079,384
Accounts payable	367,609	-	367,609
Other payables	446,975	-	446,975
Lease liabilities	42,666	-	42,666
Long-term loans (including current portion)	57,240	630,739	687,979

December 31, 2023	Less than 1 year	Between 1 year and 3 years	Total
Non-derivative financial liabilities
Short-term loans	$6,964,927	$-	$6,964,927
Accounts payable	193,767	-	193,767
Other payables	522,786	-	522,786
Lease liabilities	105,745	-	105,745
Long-term loans (including current portion)	59,659	920,541	980,200

30. Fair value information

(a) The different levels that the inputs to valuation techniques are used to measure fair value of financial and non-financial instruments have been defined as follows:

●	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date. A market is regarded as active where a market in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.
●	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
●	Level 3: Unobservable inputs for the asset or liability.

(b) The related information of financial and non-financial instruments measured at fair value by level on the basis of the nature, characteristics and risks of the assets and liabilities as follows:

	Level 1	Level 2	Level 3	Total
June 30, 2024
Recurring fair value measurements
Other receivables (including Long-term receivables)	$-	$3,157,438	$-	$3,157,438
Financial assets at FVOCI	-	-	1,791,262	1,791,262
	$-	$3,157,438	$1,791,262	$4,948,700

F-71

	Level 1	Level 2	Level 3	Total
December 31, 2023
Recurring fair value measurements
Other receivables (including Long-term receivables)	$-	$3,157,438	$-	$3,157,438
Financial assets at FVOCI	-	-	1,791,262	1,791,262
	$-	$3,157,438	$1,791,262	$4,948,700

The fair value of Other receivables classified as at fair value through other comprehensive income is determined by the present value of future cash flows based on the discount rate that reflects the credit risk of counterparties.

(c) Financial instruments not measured at fair value

The carrying amounts of cash and cash equivalents, current financial assets at amortized cost, accounts receivable, other receivables, other receivables due from related parties guarantee deposits paid, short-term loans, current contract liabilities, notes payable, accounts payable, other payables, other payables to related parties, long-term loans (including current portion), long-term notes and accounts payable to related parties and guarantee deposits received are approximate to their fair values.

31. Segment Information

(a) General information

After April 1, 2023, the Group disposed of two PRC subsidiaries, YMA DG and Forwell. As a result, the Group operates as a single reporting segment, primarily engaged in bicycle, racket, and other businesses.

(b) Measurement of segment information

The Board of Directors evaluates the performance of the operating segments based on a measure of income before tax.

(c) Information about segment profit or loss

At June 30, 2024, the information on segment profit or loss, assets, and liabilities is consistent with the information in the consolidated financial statements; please refer to the consolidated balance sheets and consolidated statements of comprehensive income.

Revenue of the group in bicycle, racket, and other businesses at June 30, 2023 is as follows:

	Bicycle frame	Racket	Others	Total
Six months ended June 30, 2023
Revenue
External customers	$8,614,727	$4,352,904	$969,734	$13,937,365
Inter-segment	-	-	-	-
Total revenue	$8,614,727	$4,352,904	$969,734	$13,937,365
Profit before income tax	$3,420	$1,728	$385	$5,533
Depreciation expenses	$514,409	$259,924	$57,904	$832,237
Share-based payment expense	40,706	20,568	4,582	65,856
Interest income	102,436	51,760	11,531	165,727
Finance costs	233,265	117,866	26,258	377,389

F-72

Until [●], 2024 (twenty-five (25) days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,250,000 Ordinary Shares

J-Star Holding Co., Ltd.

Prospectus dated [●], 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Cayman Islands company. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud, the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty or willful default. Our post-offering amended and restated articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities and no underwriting commissions were paid in connection therewith.

Purchaser	Date of Issuance	Number of Securities	Consideration	Underwriting Discount and Commission
NEW MOON CORPORATION	September 30, 2019	10,251,947	Nil	-
NEW MOON CORPORATION	January 10, 2020	5,252,500	Nil	-
NEW MOON CORPORATION	August 12, 2020	2,863,840	Nil	-
NEW MOON CORPORATION	August 20, 2020	1,856,598	Nil	-
NEW MOON CORPORATION	September 30, 2020	856,598	Nil	-
NEW MOON CORPORATION	December 30, 2020	377,124	USD585,000.00 from total paid-in capital of USD1,300,000.00 in Bohong Technology	-
CHIANG Jing-Bin	November 6, 2020	1,054,293	NTD51,133,251	-
CHIANG Jing-Bin	December 18, 2020	375,000	Nil	-
STAR CENTURION LIMITED	August 15, 2020	2,388,660	Nil	-
RADIANT FAITH LIMITED	August 20, 2020	2,500,000	Nil	-
GLITTER GROUP CO., LTD	August 12, 2020	2,388,660	Nil	-
ABICO ASIA Capital Corporation	December 18, 2020	975,000	Nil	-
Sendai Investments Company Inc.	December 30, 2020	251,416	USD390,000.00 from total paid-in capital of USD1,300,000.00 in Bohong Technology	-
Barium Glory Financial Ltd.	December 30, 2020	209,513	USD325,000 from total paid-in capital of USD1,300,000.00 in Bohong Technology	-
J-Star Holding Co., Ltd.	January 10, 2020	4,999,447	Nil	-
J-Star Holding Co., Ltd.	November 6, 2020	3,945,154	Nil	-
J-Star Holding Co., Ltd.	December 30, 2020	3,107,101	Nil	-
HSU Chung-Haw	August 20, 2020	100,000	Nil	-
CHEN Shu-Jhen	August 20, 2020	1,000,000	Nil	-
CHAN CHIH LIMITED	September 30, 2020	1,000,000	Nil	-
NEW MOON CORPORATION	March 4, 2022	4,888,092	Nil	-
STAR CENTURION LIMITED	March 4, 2022	1,719,835	Nil	-
RADIANT FAITH LIMITED	March 4, 2022	2,700,000	Nil	-
ABICO ASIA Capital Corporation	March 4, 2022	702,000	Nil	-
Barium Glory Financial Ltd.	March 4, 2022	1,500,849	Nil	-
Sendai Investments Company Inc.	March 4, 2022	631,020	Nil	-
CHAN CHIH LIMITED	March 4, 2022	720,000	Nil	-
CHIANG Jing-Bin	March 4, 2022	1,209,091	Nil	-
LEE Bo-Wei	March 4, 2022	900,000	Nil	-
HSU Chung-Haw	March 4, 2022	72,000	Nil	-
CHEN Shu-Jhen	March 4, 2022	720,000	Nil	-

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

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ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

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Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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EXHIBIT INDEX

Exhibit No.	Description of document
1.1**	Form of Underwriting Agreement
3.1**	Second Amended and Restated Memorandum and Articles of Association
3.2**	Third Amended and Restated Memorandum and Articles of Association, as currently in effect
3.3**	Fourth Amended and Restated Memorandum and Articles of Association (effective upon closing of this offering)
4.1**	Registrant’s Specimen Certificate for Ordinary Shares
4.2**	Form of Representative’s Warrants
5.1**	Opinion of Ogier as to the legality of the shares
5.2**	Opinion of Loeb & Loeb LLP as to the legality of the Representative’s Warrants
5.3**	Opinion of L&L-Leaven, Attorneys-at-Law, as to certain PRC Legal Matters
5.4**	Opinion of Lee and Li, Attorneys-at-Law, as to certain Taiwan Legal Matters
10.1**	Unofficial English Translation of Leasing Agreement, dated August 7, 2022, by and among Farglory Life Insurance Inc. and TW YMA.
10.2**	Unofficial English Translation of State-owned Land Use Assignment Contract, dated February 28, 2019, by and among Bohong Technology and Yangzhou Municipal Land and Resources Bureau, Hanjiang Branch.
10.3**	Unofficial English Translation of Comprehensive Credit Loan Agreement, dated April 11, 2022, by and among Mega International Commercial Bank Co., Ltd. and TW YMA, in respect of a loan in the amount of NTD10 million and NTD15 million.
10.4**	Unofficial English Translation of Loan Agreement, dated August 29, 2023, by and among Taishin International Bank and TW YMA, in respect of a loan in the amount of NTD150 million.
10.5**	Unofficial English Translation of Collateral Provision Agreement, dated August 29, 2023, by and among Taishin International Bank, Mr. Jing-Bin Chiang and TW YMA.
10.6**	Unofficial English Translation of Deed of Guarantee, dated March 2, 2022, by and among King’s Town Bank Co., Ltd. and Mr. Jing-Bin Chiang, in respect of a loan in the amount of NTD6.5 million granted to TW YMA.
10.7**	Unofficial English Translation of Letter of Approval of Credit, dated August 29, 2023, by and among Fubon Commercial Bank of Taipei Co., Ltd. and Mr. Jing-Bin Chiang, in respect of a loan in the amount of NTD30 million granted to TW YMA.
10.8**	Unofficial English Translation of Letter of Approval of Credit, dated August 29, 2023, by and among Fubon Commercial Bank of Taipei Co., Ltd. and Mr. Jing-Bin Chiang, in respect of a loan in the amount of $2 million granted to Star Leader
10.9**	Unofficial English Translation of Credit Limited Notice, dated May 22, 2023, by CTBC Bank Corporation Ltd and Mr. Jing-Bin Chiang, in respect of a loan in the amount of $1 million granted to Star Leader.
10.10**	Executive Officer Employment Agreement, by and between Jing-Bin Chiang and the registrant, dated as of February 1, 2022
10.11**	Executive Director Employment Agreement, by and between Jing-Bin Chiang and the registrant, dated as of February 1, 2022
10.12**	Employment Agreement, by and between Abraham Pullolickel Ittycheriah and the registrant, dated as of February 1, 2022
10.13**	Employment Agreement, by and between Ting-Pang Sung and the registrant, dated as of February 1, 2022
10.14**	Independent Director Agreement by and between Ching-Chou Huang and the registrant, dated as of July 9, 2022
10.15**	Independent Director Agreement by and between Shen-Huei Wang and the registrant, dated as of July 9, 2022
10.16**	Independent Director Agreement by and between Ping-Hong Lin and the registrant, dated as of July 9, 2022
10.17**	Unofficial English Translation of Form of Equity Transfer Agreement of Forwell Sports Equipment Co., Ltd by and Goal Beyond Limited and Transferee, dated April 1, 2023
10.18**	Unofficial English Translation of Form of Equity Transfer Agreement of YMA Composite Materials (DG) Co. Ltd by and Goal Beyond Limited and Transferee, dated April 1, 2023
10.19**	Unofficial English Translation of Supplemental Agreement to the Equity Transfer Agreement of Forwell Sports Equipment Co., Ltd by and Goal Beyond Limited and Transferee, dated April 27, 2023
10.20**	Unofficial English Translation of Supplemental Agreement to the Equity Transfer Agreement of YMA Composite Materials (DG) Co. Ltd by and Goal Beyond Limited and Transferee, dated April 27, 2023
10.21**	Unofficial English Translation of Form of OEM/ODM Agreement by and between YMA Corporation and Forwell Sports Equipment Co., Ltd.
10.22**	Unofficial English Translation of Form of OEM/ODM Agreement by and between YMA Corporation and YMA Composite Materials (DG) Co. Ltd.
10.23**	Unofficial English Translation of Supplemental Agreement to the OEM/ODM Agreement by and between YMA Corporation and Forwell Sports Equipment Co., Ltd., dated April 27, 2023
10.24**	Unofficial English Translation of Supplemental Agreement to the OEM/ODM Agreement by and between YMA Corporation and YMA Composite Materials (DG) Co. Ltd., dated April 27, 2023
10.25**	Unofficial English Translation of Agreement on the Paid Recovery of State-Owned Land Use Rights by and between Bohong Technology and Yangzhou Municipal Land and Resources Bureau, Hanjiang Branch, dated July 27, 2023
10.26*	Unofficial English Translation of Sale and Purchase Agreement by and between YMA Corporation, Huang Qixia, and Sinyi Realty Inc., dated June 1, 2022
10.27*	Unofficial English Translation of Sale and Purchase Supplementary Agreement by and between YMA Corporation, Huang Qixia, and Sinyi Realty Inc., dated October 12, 2024
15.1*	Letter In Lieu Of Consent of WWC, P.C.
16.1**	Letter from PricewaterhouseCoopers, Taiwan
21.1**	List of Subsidiaries of the Registrant
23.1*	Consent of PricewaterhouseCoopers, Taiwan
23.2*	Consent of WWC, P.C.
23.3**	Consent of Ogier (included in Exhibits 5.1).
23.4**	Consent of Loeb & Loeb LLP (included in Exhibit 5.2).
23.5**	Consent of L&L-Leaven, Attorneys-at-Law (included in Exhibit 5.3).
23.6**	Consent of Lee and Li, Attorneys-at-Law (included in Exhibit 5.4).
23.7**	Consent of Frost & Sullivan
24.1**	Power of Attorney (included in signature page to the initial filing of this registration statement)
99.1**	Code of Business Conduct and Ethics
99.2**	Executive Compensation Recovery Policy
107**	Filing Fee Table

*	Filed herein.
**	Filed previously.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taichung City, Taiwan, on November 14, 2024.

J-Star Holding Co., Ltd.

By:	/s/ Jing-Bin Chiang
Name:	Jing-Bin Chiang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jing-Bin Chiang	Chairman, Chief Executive Officer	November 14, 2024
Jing-Bin Chiang	(Principal Executive Officer) and Director

/s/ Abraham Pullolickel Ittycheriah	Chief Financial Officer	November 14, 2024
Abraham Pullolickel Ittycheriah	(Principal Financial and Accounting Officer)

/s/ Ting-Pang Sung	Director	November 14, 2024
Ting-Pang Sung

/s/ Ching-Chou Huang	Independent Director	November 14, 2024
Ching-Chou Huang

/s/ Shen-Huei Wang	Independent Director	November 14, 2024
Shen-Huei Wang

/s/ Ping-Hong Lin	Independent Director	November 14, 2024
Ping-Hong Lin

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of J-Star Holding Co., Ltd. has signed this registration statement or amendment thereto in City of Newark, State of Delaware on November 14, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

II-5